        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON --, 1999
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                              THE LTV CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                             331                           75-1070950
 (STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                               200 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114
                                 (216) 622-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                                 GLENN J. MORAN
                         SENIOR VICE PRESIDENT, GENERAL
                             COUNSEL AND SECRETARY
                              THE LTV CORPORATION
                               200 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114
                                 (216) 622-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:
                                JAMES A. FLORACK
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000
                           -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED             PROPOSED
                                                                   MAXIMUM              MAXIMUM             AMOUNT OF
         TITLE OF EACH CLASS               AMOUNT TO BE        OFFERING PRICE          AGGREGATE          REGISTRATION
    OF SECURITIES TO BE REGISTERED          REGISTERED           PER UNIT(1)       OFFERING PRICE(1)         FEE(2)
--------------------------------------------------------------------------------------------------------------------------
11 3/4% Senior Exchange Notes due
  2009................................     $275,000,000             100%             $275,000,000            $72,600
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee.

(2) Calculated pursuant to Rule 457(f) of the rules and regulations under the Securities Act of 1933, as amended.
                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                        SUBJECT TO COMPLETION, DATED --

PROSPECTUS
[LTV LOGO]

                              THE LTV CORPORATION

OFFER TO EXCHANGE ALL OUTSTANDING
11 3/4% SENIOR NOTES DUE 2009
FOR

11 3/4% SENIOR EXCHANGE NOTES DUE 2009
(WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED)

                           -------------------------

     We are offering to exchange up to $275,000,000 of our new 11 3/4% Senior Exchange Notes due 2009 (the "New Notes") for up to $275,000,000 of our outstanding 11 3/4% Senior Notes due 2009 (the "Old Notes," and together with the New Notes, the "Notes"). We are offering to issue the New Notes to satisfy our obligations contained in the registration rights agreement entered into when the Old Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act and the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.

     We do not intend to list the New Notes on any national securities exchange or NASDAQ.

     To exchange your Old Notes for New Notes:

     - you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, U.S. Bank Trust National Association, by 5:00 p.m., New York time, on --, 2000

     - If your Old Notes are held in book-entry form at The Depository Trust Company ("DTC"), you must instruct DTC, through your signed letter of transmittal, that you wish to exchange your Old Notes for New Notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of Old Notes for New Notes

     - you should read the section called "The Exchange Offer" for further information on how to exchange your Old Notes for New Notes

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OLD NOTES IN THE EXCHANGE OFFER.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is                , 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith are required to file reports and other information with the Securities and Exchange Commission. All reports and other information filed by us with the SEC may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can be obtained from the public reference section of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. In addition, such reports and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange offer of the New Notes. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by us after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents:

     - Annual Report on Form 10-K for the year ended December 31, 1998;
     - Quarterly Reports on Form 10-Q for the three months ended March 31, 1999, June 30, 1999 and September 30, 1999; and
     - Current Report on Form 8-K filed on November 22, 1999.

     We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering under this prospectus.

     We will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to The LTV Corporation, 200 Public Square, Cleveland, Ohio, 44114; (216) 622-5631; Attention: Senior Vice President, General Counsel and Secretary.

     While any Notes remain outstanding, we will make available, upon request, to any holder and any prospective purchaser of Notes the information pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to our Senior Vice President, General Counsel and Secretary at 200 Public Square, Cleveland, Ohio 44114-2308, (216) 622-5631. The Indenture requires us to distribute to the registered holders of the Notes annual reports containing our audited consolidated financial statements and quarterly reports containing our unaudited consolidated financial statements for the first three quarters of each fiscal year.

                           FORWARD-LOOKING STATEMENTS

     Statements we make in this prospectus that are not historical facts constitute "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology, including "believes," "expects," "anticipates," "intends," "pro forma," "estimates" or by discussions of strategy or intentions. Forward-looking statements, by their nature, involve risk and uncertainty. A variety of factors could cause business conditions and our actual results and experience to differ materially from those that we expect and have expressed in our forward-looking statements. These factors include, but are not limited to, the following:

     - changes in market price or market demand, even if relatively small;

     - changes in domestic capacity;

     - changes in raw material costs;

     - increased environmental and other operating costs;

     - loss of business from major customers, especially for high value-added products;

     - unanticipated expenses;

     - substantial changes in financial markets;

     - labor unrest;

     - increased foreign competition;

     - major equipment failure;

     - unanticipated results in pending legal proceedings; and

     - difficulties in implementing information technology, including Year 2000 compliant systems.

     The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and the Senior Exchange Notes being offered in this exchange offer and the financial statements appearing elsewhere in the prospectus. In this prospectus, except as otherwise indicated, the words "LTV," "we," "us," "our" and "ours" refer to The LTV Corporation together with its subsidiaries, including the acquired companies, Welded Tube Company of America and Copperweld Corporation and Copperweld Canada Inc. We refer to Welded Tube Company of America as "Welded Tube" and to Copperweld Corporation and Copperweld Canada, Inc. together as "Copperweld" and to our acquisition of Welded Tube and Copperweld together as the "Acquisitions." References in this prospectus to "pro forma" at any date or for any period mean, except as otherwise indicated, pro forma as adjusted to give effect to the Acquisitions and related financings as of such date or at the beginning of the relevant period.

                                      LTV

OVERVIEW

     LTV is a leading North American producer of flat rolled steel and steel-related products such as pipe, tubing and pre-engineered metal buildings. Based on 1998 shipments, we are the third largest North American integrated steel producer, the second largest producer of flat rolled steel and a leading supplier of "quality-critical" flat rolled steel to the automotive, appliance and electrical equipment and service center industries in the United States. We are also the second largest manufacturer of pre-engineered metal buildings systems in North America. We operate two integrated steel mills, Cleveland Works and Indiana Harbor Works, various steel finishing and processing facilities and numerous tubular and metal buildings operations.

     We believe that with the acquisitions of Welded Tube and Copperweld, described below, and their combination with our current tubular business, we are the largest producer of mechanical and structural steel tubing products in North America and the world's largest producer of bimetallic wire products, primarily consisting of copper-clad aluminum and steel wire for telecommunications.

     We believe that our emphasis on value-added products and quality in our integrated steel operations has allowed us to become a leading supplier to quality-critical steel-consuming industries. We are a qualified supplier to all domestic automobile manufacturers, including foreign-owned transplant automobile assemblers. Our metal fabrication businesses are generally considered to be among the leaders in their respective industries and are highly competitive in terms of quality, service and cost. On a pro forma basis for 1998, we would have generated revenues of approximately $5.1 billion and EBITDA, before special charges, of approximately $389 million.

     We operate in three segments:

     - INTEGRATED STEEL, consisting of our operations to manufacture and sell carbon flat rolled steel-related products including hot rolled, cold rolled and galvanized sheet and tin mill products.

     - METAL FABRICATION, consisting of our operations to manufacture and sell tubular and metal buildings products. Our tubular operations produce pipe, conduit and other tubular products for use primarily in the transportation, agricultural and construction industries. This segment has been expanded through our acquisition of Welded Tube and Copperweld. Metal buildings systems and components are manufactured through our subsidiary, VP Buildings, Inc.

     - CORPORATE AND OTHER, consisting of joint ventures that utilize new steel-related technologies, and corporate investments and related income and expenses. Our joint ventures are Trico Steel Company (a flat rolled steel mini-mill) and Cliffs and Associates Limited (a venture which will produce direct reduced iron briquettes).

BUSINESS STRATEGY

     Key elements of our strategy include:

     - MAXIMIZING THE PERFORMANCE OF OUR INTEGRATED STEEL OPERATIONS. We seek to maximize returns from our integrated steel facilities by focusing on value-added flat rolled steel products, reducing production costs and improving productivity and product quality. Our continuing reinvestment in this segment is intended to maintain our quality, product and cost-competitive position in value-added flat rolled steel applications.

     - GROWING OUR METAL FABRICATION BUSINESSES. We are actively pursuing profitable growth opportunities in metal fabrication businesses that are complementary to our existing steel-related manufacturing capabilities. Through acquisitions and internal growth in metal fabrication, we are continuing to diversify our overall product mix and are increasing the contribution these businesses make to our financial results. As part of this strategy, we are focused on integrating Welded Tube and Copperweld in order to realize the operational synergies and growth opportunities we believe the Acquisitions can provide.

     - DEVELOPING OUR STEEL-RELATED BUSINESSES. We have entered into two steel-related joint ventures, Trico Steel and Cliffs and Associates, that utilize new technologies to produce flat rolled steel and direct reduced iron. These ventures are intended to leverage LTV's steelmaking expertise to achieve growth. We are continuing to support the start-up of our existing joint venture operations to achieve satisfactory operational and financial performance. We will also continue to evaluate new steel-related technologies as they become available to determine if additional investments in this area are attractive.

ACQUISITIONS OF WELDED TUBE AND COPPERWELD

     On October 1, 1999, we acquired Welded Tube for an aggregate cash purchase price of $113.5 million, subject to finalization of working capital adjustments. Welded Tube is the second largest structural tube producer in North America and produces the broadest range of structural tubing, used primarily for construction and for the industrial, transportation and agricultural equipment industries.

     On November 10, 1999, we acquired all the capital stock of Copperweld for an aggregate cash purchase price of approximately $650 million, subject to finalization of shareholder equity adjustments. We believe that, based on 1998 shipments, Copperweld is the largest North American manufacturer of mechanical and structural steel tubing and the world's largest producer of bimetallic wire products.

     LTV operates its tubular business, which consists of LTV Tubular, Welded Tube and Copperweld, as "LTV Copperweld" under a common management with headquarters in Pittsburgh, Pennsylvania.

     LTV Copperweld is a leading presence in what we consider to be among the most attractive segments of the tubular products industry. We believe LTV Copperweld, which offers products including mechanical tubing, structural tubing and electrical conduit, is attractive because these products offer relatively higher margins and continuing growth opportunities, and are less susceptible to competition from imports. LTV Copperweld operates 23 plants and employ approximately 3,500 people in the United States and Canada. On a pro forma basis for 1998, LTV Copperweld would have shipped in excess of 1.5 million tons and would have generated revenues of approximately $1.2 billion.

     We anticipate the Acquisitions to provide us with the following benefits:

     - BROADEST PRODUCT LINE IN NORTH AMERICA. LTV Copperweld will have the broadest product line of any tubular products company in North America. This product line breadth is of increasing importance to steel service centers (which are estimated to account for approximately 50% of tubular product distribution) and original equipment manufacturers, or OEMs, both of which are consolidating their supplier bases.

     - MARKET LEADERSHIP IN PRINCIPAL PRODUCT AREAS. LTV Copperweld is North America's largest and most diverse manufacturer of steel tubular products and the largest producer of mechanical and structural tubing. Combining the businesses will enhance our ability to develop and support sophisticated vendor managed inventory systems, customer service and technical support and product development activities. We also expect the broad geographic reach of the combined businesses to allow us to offer enhanced delivery and service to national customers. These advantages should enhance our status as a preferred supplier of tubular products to steel service centers, OEMs and other customers.

     - OPERATIONAL SYNERGIES. We expect to reduce costs by, among other things, optimizing our capital spending, coordinating raw material purchasing, sharing best operating practices to improve operating efficiency, improving overall productivity by more efficient plant scheduling and reducing administrative costs. We expect that the metallurgical and automotive research and development capabilities of our integrated steel operations will be a valuable resource for our tubular operations. We will also draw on our expertise at VP Buildings to develop ways to differentiate applications for our structural tubing products.

     - SIGNIFICANT NEW TUBULAR MANUFACTURING CAPACITY. We will seek to grow sales by capitalizing on the new tubular manufacturing capacity recently added through the expansion of the Copperweld mechanical tubing plant in Shelby, Ohio and the construction of the Welded Tube structural tubing plant in Portland, Oregon, the Copperweld stainless tubing plant in Elizabethtown, Kentucky, and the LTV Tubular mechanical tubing plant in Marion, Ohio. These projects, which had a total combined capital cost in excess of $150 million through September 30, 1999, are still in the start-up phase. As a result, they have made minimal contributions to our pro forma financial results.

     - TUBULAR GROWTH POTENTIAL. Sales of structural and mechanical tubing have grown in the United States over the last five years at compound average growth rates of 8% and 5%, respectively. This growth has been driven by increasing tubular product usage by the automotive, agricultural and construction industries as a result of strong economic growth and increasing market penetration of tubular products versus competing materials.

     As a result of the Acquisitions, our metal fabrication segment comprises a significant part of LTV's overall economic results. On a pro forma basis, the metal fabrication segment would have contributed 30% of revenues and 44% of EBITDA before special charges in 1998 to our overall results. The combined metal fabrication segment will also be a major purchaser of flat rolled steel and would have consumed a total of approximately 2 million tons in 1998 on a pro forma basis.

     FINANCING OF THE ACQUISITIONS. In addition to using the proceeds of the Old Notes, we financed the Acquisitions by entering into a new bank financing, issuing new convertible preferred stock and borrowing under our existing working capital facilities.

               SOURCES                                   USES
               -------                                   ----
                                (IN MILLIONS)
Old Notes......................  $275    Copperweld acquisition(a)......  $650
New Bank Financing.............   225    Welded Tube acquisition(a).....   114
New Preferred Stock............    80    Expected purchase price
                                         adjustments(b).................     6
Receivables and Inventory
  Facilities...................   215    Estimated transaction fees and
                                         expenses.......................    25
                                 ----    -------------------------------  ----
  Total sources................  $795    Total uses.....................  $795
                                 ====                                     ====

-------------------------

(a) The initial purchase price paid for Welded Tube on October 1, 1999 was $113.5 million. The initial purchase price paid for Copperweld on November 10, 1999 was $650 million.

(b) Expected adjustments related to the Copperweld acquisition are for shareholders equity adjustments. Expected adjustments related to the Welded Tube acquisitions for working capital and the Portland, Oregon facility which recently began start-up operations.

                              RECENT DEVELOPMENTS

STEEL IMPORTS AND TRADE CASES

     During the last half of 1998, imports of flat rolled product surged to record levels, accounting for approximately 30% of total domestic consumption during this period. We believe that a significant portion of these imports has been unfairly traded. Following the issuance of final dumping determinations in the hot rolled trade cases described below, the level of imports of flat rolled steel receded during the first nine months of 1999 to 18% of total domestic consumption.

     In September 1998, we and other domestic integrated steel producers filed unfair trade cases covering certain hot rolled steel products against Japan, Russia and Brazil. In early 1999, the Department of Commerce set significant margin requirements on steel imports from these countries. Subsequently, the Department of Commerce entered into agreements with Brazil and Russia suspending the duties and setting maximum volumes and minimum prices. We also joined other U.S. steel producers on June 21, 1999 in filing cold rolled trade cases against dumped and subsidized imports from Argentina, Brazil, China, Indonesia, Japan, Russia, Slovakia, South Africa, Taiwan, Thailand, Turkey and Venezuela. The U.S. International Trade Commission made a preliminary determination that dumped cold rolled steel imports from these twelve countries caused or threatened material injury. This represents the initial phase of a process that will culminate in final determinations of whether injury exists by the U.S. International Trade Commission and the setting of margins (if any) by the Department of Commerce. For more information on these trade cases, see "Business -- Trade Cases."

LABOR RELATIONS

     On September 2, 1999, USWA-represented LTV employees ratified a five-year labor agreement with LTV covering approximately 9,500 active employees. We believe this agreement is competitive with other USWA integrated steel labor agreements. It provides for, among other things, an aggregate of $2.00 in hourly wage increases, substantial pension improvements, increased sickness and accident benefits and a revised "neutrality" provision making it easier for the USWA to organize employees at LTV's non-union plants in any steel-related operation. This five-year labor agreement includes a "no strike" clause and puts in place a mechanism for resolving a long-standing dispute with the USWA relating to our Trico Steel mini-mill. See "Business -- Employee and Labor Matters."

     Our principal executive offices are located at 200 Public Square, Cleveland, Ohio 44114. Our telephone number is (216) 622-5000.

                               THE EXCHANGE OFFER

Securities Offered..............    We are offering up to $275,000,000 aggregate
principal amount of 11 3/4% Senior Exchange Notes due 2009, which have been registered under the Securities Act.

The Exchange Offer..............    We are offering to issue the New Notes in
                                    exchange for a like principal amount of your Old Notes. We are offering to issue the New
                                    Notes to satisfy our obligations contained in the registration rights agreement entered into when the Old Notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC.

Tenders, Expiration Date,
  Withdrawal....................    The exchange offer will expire at 5:00 p.m.
                                    New York City time on --, 2000 unless it is extended. If you decide to exchange your Old
                                    Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. If you decide to tender your Old
                                    Notes in the exchange offer, you may
                                    withdraw them at any time prior to --, 2000.
                                    If we decide for any reason not to accept any Old Notes for exchange, your Old Notes will be returned to you without expense promptly after the exchange offer expires.

Federal Income Tax
Consequences....................    Your exchange of Old Notes for New Notes in
                                    the exchange offer will not result in any income, gain or loss to you for Federal income tax purposes. See "Material United
                                    States Federal Income Tax Consequences of the Exchange Offer."

Use of Proceeds.................    We will not receive any proceeds from the
                                    issuance of the New Notes in the exchange offer.

Exchange Agent..................    U.S. Bank Trust National Association is the
                                    exchange agent for the exchange offer.

Failure to Tender Your Old
Notes...........................    If you fail to tender your Old Notes in the
                                    exchange offer, you will not have any
                                    further rights under the registration rights agreement, including any right to require us to register your Old Notes or to pay you liquidated damages.

YOU WILL BE ABLE TO RESELL THE NOTES WITHOUT REGISTERING THEM WITH THE SEC IF YOU MEET THE REQUIREMENTS DESCRIBED BELOW:

     Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that New Notes issued in exchange for Old Notes in the exchange offer may be offered for resale, resold or otherwise transferred to you without registering the New Notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving New Notes for your own account, so long as:

     - you are not one of our "affiliates", which is defined in Rule 405 of the Securities Act;

     - you acquire the New Notes in the ordinary course of your business;

     - you do not have any arrangement or understanding with any person to participate in the distribution of the New Notes; and

     - you are not engaged in, and do not intend to engage in, a distribution of the New Notes.

     If you are an affiliate of The LTV Corporation, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If you are a broker-dealer and receive New Notes for your own account in the exchange offer:

     - you must represent that you do not have any arrangement with us or any of our affiliates to distribute the New Notes;

     - you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes you receive from us in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

     - you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of New Notes received in exchange for Old Notes acquired by you as a result of market-making or other trading activities.

     For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

                        SUMMARY DESCRIPTION OF THE NOTES

     The terms of the New Notes and the Old Notes are identical in all material respects, except that the New Notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to Old Notes do not apply to the New Notes.

Issuer..........................    The LTV Corporation.

Notes...........................    $275,000,000 aggregate principal amount of
                                    11 3/4% Senior Notes due 2009. The Old Notes were issued and the New Notes will be issued under an indenture that provides for the issuance of an unlimited amount of additional Notes, subject to compliance with the terms of the indenture and our other debt instruments. Any such additional Notes will be identical in all respects to the Notes, except for issue price and issuance date, and will vote with the Notes as a single series.

Maturity Date...................    November 15, 2009.

Interest Payment Dates..........    May 15 and November 15 of each year,
                                    commencing May 15, 2000.

Guarantors......................    The Notes will be unconditionally guaranteed
                                    on an unsecured basis by each of our
                                    existing and future domestic wholly-owned subsidiaries except certain unrestricted subsidiaries and special purpose subsidiaries established to facilitate our working capital facilities.

Ranking.........................    The Notes will be senior unsecured
                                    obligations. The Notes will rank equally in right of payment with all our existing and future unsecured senior debt (including our existing 8.20% Senior Notes due 2007) and will be senior in right of payment to all our future subordinated debt.

                                    The Guarantees provided by Welded Tube, the
                                    Copperweld Corporation and their
                                    subsidiaries that are Guarantors are
                                    unsecured obligations subordinated to the guarantees provided by these companies under the new bank financing into which we entered in connection with the Acquisitions, and will be equal in right of payment with such Guarantors' other existing and future senior unsecured obligations (other than those under the new bank financing). The Guarantees provided by each of the other Guarantors and any of their subsidiaries that become Guarantors will be senior unsecured obligations of such Guarantors, and will be equal in right of payment with their respective other existing and future senior unsecured obliga-tions, and will be senior in right of payment to any of their future subordinated debt.

                                    The Notes and the Guarantees will be
                                    effectively subordinated to all of our and the Guarantors' secured debt (including debt under our new bank financing) and other obligations to the extent of the value of the assets securing such debt and other obligations, and to the obligations of each of our subsidiaries that is not a Guarantor, to the extent of these subsidiaries' assets. As of September 30, 1999, on a pro forma basis:

                                    - our total balance sheet liabilities would
                                      have been approximately $4.6 billion;

                                    - our total secured liabilities (excluding
                                      the contingent obligations under the $250 million USWA lien described under "Description of Certain Other
                                      Indebtedness -- USWA Lien on Cleveland
                                      West"), together with those of the
                                      Guarantors, would have been approximately
                                      $444 million; and

                                    - the total liabilities of our subsidiaries
                                      that are not Guarantors would have been
                                      approximately $141 million (excluding
                                      intercompany indebtedness).

                                    As of September 30, 1999, on a pro forma basis, we and the Guarantors would also have had approximately $90 million of outstanding secured letters of credit and approximately $240 million of additional available borrowing capacity under our existing working capital facilities. See "Description of Notes -- Ranking."

Optional Redemption.............    We may not redeem the Notes prior to
                                    November 15, 2004, except as set forth
                                    below. On or after November 15, 2004, we may, at our option, redeem the Notes in whole or in part, in cash, at any time at the redemption prices set forth under "Description of Notes -- Optional
                                    Redemption," together with accrued and
                                    unpaid interest, if any, to the redemption date.

                                    In addition, at our option, up to 35% of the aggregate principal amount of the Notes originally issued may be redeemed prior to November 15, 2002 at a price of 111.750% of their principal amount, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more public equity offerings;

                                    provided that at least 65% of the principal amount of the Notes originally issued remains outstanding following such redemption. See "Description of
                                    Notes -- Optional Redemption."

Change of Control...............    Upon the occurrence of a change of control
                                    (as defined in the indenture), you will, subject to limitations described in this prospectus, have the right to require us to repurchase all or a portion of your Notes at a cash purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the repurchase date.
                                    See "Description of Notes -- Repurchase at the Option of Holders Upon a Change of Control."

Certain Covenants...............    The terms of the Notes will limit our
                                    ability and the ability of our restricted subsidiaries to, among other things:

                                    - incur additional indebtedness;

                                    - make any dividend or other distributions
                                      with respect to our capital stock or
                                      purchase, redeem or retire our capital
                                      stock;

                                    - create liens;

                                    - in the case of our restricted
                                      subsidiaries, create or permit to exist
                                      dividend or payment restrictions with
                                      respect to us;

                                    - consolidate, merge or transfer all or
                                      substantially all our assets or the assets of LTV Steel or our tubular business;

                                    - sell assets; and

                                    - transact business with our affiliates.

                                    All of these limitations will be subject to a number of important qualifications, including the elimination of certain covenants, if we obtain an investment grade rating for the Notes. See "Description of Notes -- Certain Covenants."

                                  RISK FACTORS

     See "Risk Factors" beginning on page 13 for a discussion of certain factors that you should consider prior to tendering your Old Notes in the exchange offer.

       SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND CERTAIN
                     OPERATING DATA OF THE LTV CORPORATION

     The following table sets forth for the periods and as of the dates indicated summary consolidated financial data for The LTV Corporation. The historical consolidated financial data for the years ended December 31, 1998, 1997 and 1996 are derived from audited financial statements. The historical consolidated financial data for the nine months ended September 30, 1999 and 1998 are derived from unaudited financial statements. Both the audited and unaudited financial statements are contained elsewhere in this prospectus and should be read in conjunction with this summary. The pro forma summary combined financial data is derived from the unaudited pro forma combined financial statements contained elsewhere in this prospectus.

     The principal pro forma adjustments reflected in the data presented below include (1) the issuance of $795 million of debt and convertible preferred stock to finance the Acquisitions and the related increased interest expense and preferred dividends, (2) reduction of debt not assumed by LTV in the Acquisitions and the related decrease in interest expense, (3) adjustments of the net assets of Welded Tube and Copperweld to estimated fair values, (4) the excess of acquisition cost over the fair value of net assets acquired ("goodwill") and related amortization and (5) the incremental tax effects of the pro forma adjustments.

                                        NINE MONTHS ENDED SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                        --------------------------------   -----------------------------------------------
                                                                            PRO FORMA
                                         PRO FORMA      LTV HISTORICAL     AS ADJUSTED            LTV HISTORICAL
                                        AS ADJUSTED    -----------------   -----------   ---------------------------------
                                            1999        1999      1998        1998        1998       1997          1996
                                        ------------   -------   -------   -----------   ------   -----------   ----------
                                                                 (IN MILLIONS, EXCEPT RATIO DATA)
SELECTED OPERATING DATA:
Sales.................................     $3,609      $2,985    $3,284      $5,092      $4,273     $4,446        $4,135
Operating income (loss) before special
  charges.............................        (38)        (71)       66         120          57        218           130
Special charges(a)....................         39          39        --          55          55        150            --
Interest expense(b)...................         61          10         2          71           3          3             2
Income (loss) before income taxes.....       (157)       (139)       53         (29)        (24)        69           173
Net income (loss).....................       (170)       (145)       34         (38)        (27)        30           109
OTHER FINANCIAL DATA:
Capital expenditures..................     $  198      $  156    $  290      $  485      $  362     $  326        $  243
Depreciation and amortization.........        228         197       193         292         259        263           266
EBITDA................................        133          69       249         334         238        335           440
Ratio of EBITDA to interest expense...        1.8x        3.1x      9.5x        3.2x        6.9x      15.4x         26.4x
EBITDA before special charges.........     $  172      $  108    $  249      $  389      $  293     $  485        $  440
Ratio of EBITDA before special charges
  to interest expense.................        2.3x        4.8x      9.5x        3.7x        8.5x      22.2x         26.4x
Ratio of earnings to fixed
  charges(d)..........................         --          --       2.3x        1.0x        1.0x       2.8x          5.1x
Ratio of earnings to combined fixed
  charges and preferred
  dividends(e)........................         --          --       2.2x         --         1.0x       2.5x          4.6x

                                                                 SEPTEMBER 30, 1999
                                                              -------------------------
                                                               PRO FORMA        LTV
                                                              AS ADJUSTED    HISTORICAL
                                                              -----------    ----------
                                                                    (IN MILLIONS)
BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities............    $  175         $  167
Working capital.............................................       805            650
Property, plant and equipment, net..........................     3,492          3,099
Total assets................................................     6,112          5,235
Total long-term debt........................................     1,017            402
Total postemployment health care and other insurance benefit
  liabilities (including current portion)...................     1,699          1,648
Total pension benefit liabilities (including current
  portion)..................................................       575            575
Shareholders' equity........................................     1,548          1,471

-------------------------

(a) In the first nine months of 1999 we recorded a special charge of $39 million for the suspension of a pilot business systems project being installed at our Hennepin, Illinois plant and a salaried work force reduction already implemented. In 1998, we recorded a $55 million special charge for the closure of a finishing facility at the Cleveland Works, recognition of an asset impairment of an electro-galvanizing joint venture of which we own 50%, a shutdown of a production line for electric-weld pipe and a salaried force reduction. In 1997, we recorded a special charge of $150 million for the closure of the Pittsburgh coke plant. See "Management's Discussion and Analysis of Results of Operations and Financial Condition of The LTV Corporation" for further discussion.

(b) Excludes capitalized interest of $12 million for the nine months ended September 30, 1999, pro forma as adjusted, $12 million and $24 million for the nine months ended September 30, 1999 and 1998, respectively, $33 million for the year ended December 31, 1998, pro forma as adjusted, and $31 million, $19 million and $15 million for the years ended December 31, 1998, 1997 and 1996, respectively.

(c) In 1997, we recognized a cumulative effect change in accounting principle adjustment of $7 million, net of income taxes of $4 million and an extraordinary charge of $4 million, for the premium paid for the early redemption of $100 million principal amount of Senior Secured Convertible Notes due 2003.

(d) This ratio is determined by dividing the sum of earnings from continuing operations before extraordinary items, discontinued operations, interest expense, taxes and the portion of rent expense representative of interest, by the sum of interest expense (including capitalized interest) and the portion of rent expense representative of interest. Earnings were insufficient to cover fixed charges for the nine months ended September 30, 1999, pro forma as adjusted, by $146 million and for the nine months ended September 30, 1999 by $129 million.

(e) Earnings were insufficient to cover the combined fixed charges and preferred dividends for the nine months ended September 30, 1999, pro forma as adjusted, by $153 million, for the nine months ended September 30, 1999 by $131 million and for the year ended December 31, 1998, pro forma as adjusted, by $16 million.

                                  RISK FACTORS

     In addition to other matters described in this prospectus, holders of Old Notes should carefully consider the following risk factors before accepting the exchange offer.

RISK FACTORS RELATING TO LTV

OUR SUBSTANTIAL OBLIGATIONS MAY ADVERSELY AFFECT OUR LIQUIDITY, FINANCIAL CONDITION AND ABILITY TO REPAY THE NOTES

     As of September 30, 1999, on a pro forma basis, our total consolidated debt, pension and other postemployment health care and insurance benefit liabilities would have been approximately $3.3 billion (excluding approximately $90 million of outstanding letters of credit), and we (together with all our subsidiaries) would have had approximately $240 million of additional available borrowing capacity under our existing working capital facilities. As a result of our new labor agreement with the United Steel Workers of America ("USWA"), our projected benefit obligations for pensions as of January 1, 1999 would have increased by approximately $300 million assuming the discount rate utilized at January 1, 1999. Our substantial fixed obligations and leverage and the resulting limitations on additional sources of liquidity could limit our ability to, among other things, (1) service our debt and fund our pension and other postemployment benefit obligations, (2) make capital investments, (3) take advantage of business opportunities, including making acquisitions and joint venture investments, or (4) obtain additional financing.

     Our annual expense for pensions and other postemployment benefit obligations is currently higher on a per-ton-shipped basis than that of some other domestic integrated steel producers that publicly report such data. Cash obligations include (1) postemployment health care and other insurance benefits and (2) required contributions to a Voluntary Employees' Beneficiary Association Trust to prefund postemployment health care and other insurance benefits. The amount of these expenses depends on a variety of factors and, in particular, could increase if:

     - we become subject to new federal legislation changing our postemployment benefit and pension-related obligations or increasing our annual cash flow requirements related to current pension funding requirements or pension insurance premiums;

     - the actual retirement or other termination of active employees is significantly earlier than projected (for plant closings or other reasons), or other similar assumptions prove inaccurate; or

     - any of our obligations are modified after August 2004 because of contractual changes with the USWA.

     Our liquidity needs could force us to restructure or refinance our debt or seek additional equity capital, and we may not be able to do so in a timely fashion or on favorable terms. In addition, the terms of our existing and future debt and Pension Benefit Guaranty Corporation ("PBGC") agreements, including the Indenture, may prohibit us from taking such actions. Our ability to obtain equity financing is separately affected by certain tax considerations. See
"-- We may not be able to use past net operating losses to reduce our future income tax liabilities."

THE RESTRICTIVE COVENANTS IN OUR DEBT AGREEMENTS MAY LIMIT OUR CORPORATE ACTIVITIES

     The Indenture governing the Notes, the indenture for our existing 8.20% Senior Notes due 2007, which we refer to as the "1997 Notes," our settlement agreement with PBGC and our existing working capital facilities will and do contain various covenants that limit our ability to engage in certain transactions. See "Description of Certain Other Indebtedness."

     Our new bank financing will also contain other and more restrictive covenants, including requirements to maintain specific financial ratios and satisfy other financial tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may not be able to meet them.

     The breach of a covenant or the occurrence of a default under our new bank financing and/or our other financing arrangements would permit the relevant creditors to declare all outstanding amounts under the relevant facility to be immediately due and payable and terminate all commitments to extend further credit. In such event, cross-default provisions in our other debt instruments may permit such creditors to declare that other debt to also be immediately due and payable. It is unlikely that we would have sufficient assets to repay our new bank financing and our other debt, including the Notes, upon any such acceleration. If we were unable to repay those amounts, lenders under the new bank financing and existing working capital facilities, as well as any other secured debt, could proceed against collateral granted to them to secure that indebtedness.

WE MAY NOT BE ABLE TO SATISFY THE SUBSTANTIAL CAPITAL INVESTMENT AND MAINTENANCE THAT OUR BUSINESS REQUIRES

     Our integrated steel operations are capital intensive. We cannot assure you that (1) we will have adequate funds to make all such capital expenditures or
(2) the amount of future capital expenditures will be adequate to preserve our competitive position or to comply with environmental regulations. Further, our capital requirements may, subject to covenant restrictions, require us to borrow additional funds under our financing arrangements, thereby exacerbating the risks described in the risk factors above. Over the last ten years, our consolidated capital expenditures have totaled approximately $3 billion and over the last three years, our consolidated capital expenditures have totaled approximately $931 million.

     We have, from time to time, permanently shut down a portion or all of various steel facilities because of market conditions, facility obsolescence or environmental or other factors. There can be no assurances that such shut downs will not occur in the future.

WE MAY NOT BE ABLE TO ACHIEVE THE EXPECTED BENEFITS FROM THE ACQUISITIONS

     The anticipated operating advantages and cost savings as a result of our combination of LTV Tubular, Welded Tube and Copperweld may never be realized. The integration and consolidation of two or more businesses requires substantial management time and other resources, and the combined entity is not always more successful than the businesses would have been if they had remained independent. For example, we could find it difficult to combine three management teams, coordinate production schedules and coordinate production and administrative services for the combined operations. We cannot assure you that our efforts at integration will produce the efficiencies that we expect.

OUR DIVERSIFICATION STRATEGIES MAY NOT BE SUCCESSFUL, AND WE COULD SUFFER LOSSES FROM NEW OR RECENT INVESTMENTS

     Through the Acquisitions and other recent investments, we have expanded beyond our existing integrated steel operations. We expect to continue to diversify our business by investing in our metal fabrication business and making additional steel-related investments. We cannot guarantee that this diversification strategy will be successful.

     We have expanded our operations in part through joint venture investments and expect to continue to make similar investments. There are a number of risks associated with joint ventures, including the risks that our venture partners may:

     - have economic or business interests that are inconsistent with our interests; or

     - be unable to meet their economic or other obligations and we may be required or choose to fulfill those obligations.

     In addition, many of the opportunities we are pursuing are, or have investments in, start-up operations and may require significant additional investments before becoming operational. The development, construction and start-up of these operations are subject to numerous risks. Cliffs and Associates, for example, our 46.5% owned joint venture to produce reduced iron briquettes, has experienced some difficulties in start-up that, although being addressed, have caused some delays in its full operation. After start-up of these operations, we may be required to make further investments and we could incur significant losses before any profits are realized. For example, Trico Steel, our 50% owned mini-mill operation, has experienced substantial equipment problems, including but not limited to transformer outages, that have prevented it from reaching satisfactory levels of performance. Further, assuming these equipment problems can be fully resolved, additional capital expenditures may be required to permit Trico Steel to operate at its rated capacity of 2.2 millions tons, and there can be no assurance that Trico Steel would have the funds necessary to make these expenditures.

WE COULD BE FORCED TO SELL OUR TRICO STEEL JOINT VENTURE INVESTMENT AT A LOSS

     Our new labor agreement with the USWA requires us to take a neutral stance with respect to, as well as take certain steps to facilitate, the USWA's efforts to organize employees at any U.S. or Canadian raw materials or steel-related venture in which we have a material interest, including our Trico Steel mini-mill joint venture. Although we own only a 50% interest in Trico Steel and are unable unilaterally to ensure that Trico Steel observes a similar position of neutrality, we have agreed with the USWA to cause Trico Steel to execute a similar neutrality agreement with the USWA by August 1, 2000 or to take all necessary steps to expeditiously exit from our partnership interest in Trico Steel. We and the USWA have further agreed that money damages are inadequate and that the USWA may seek court-ordered specific performance of our agreement. Accordingly, if we are unable to obtain Trico Steel's agreement regarding neutrality, we may be forced to sell our investment in Trico Steel at a loss that could be substantial.

     In addition, the Trico Steel joint venture agreement provides its members a mechanism to buy or sell their investment in Trico Steel if Trico Steel's accumulated net negative cash flow from operations after May 2, 1995 is greater than $200 million and the members determine that financing without recourse to third parties is not available to Trico Steel on market terms to fund the accumulated net negative cash flow. Unless operating results improve, Trico Steel's accumulated negative cash flow could soon be greater than $200 million, allowing any member, subject to the financing condition described above, to trigger these buy/sell provisions. These buy/sell provisions could result in any member selling its interest in Trico Steel either to another member or, if no member is willing to buy at the specified price, to a third party. Any decision of a member to sell its investment would likely require the consent of certain of Trico Steel's creditors. We cannot now predict the result of any exercise of these provisions, including whether we would choose to sell our investment in Trico Steel or purchase additional investments.

WE RELY HEAVILY ON THE AUTOMOTIVE INDUSTRY AND OTHER KEY CUSTOMERS TO PURCHASE OUR PRODUCTS

     Demand for much of our steel products is affected by, among other things, the strength or weakness of the automotive industry. The automotive industry can be highly cyclical and is dependent on, among other things, consumer spending, labor relations and the impact of international trade. Direct sales of our products to the automotive market accounted for approximately 35% of our steel-related sales in the first nine months of 1999, 30% in 1998, 28% in 1997 and 26% in 1996. We also sell to the steel service center and converter markets which, in turn, sell a portion of their product to the automotive industry. Direct sales to General Motors Corporation, our largest customer, accounted for approximately 12% of our consolidated sales in the first nine months of 1999, 9% in 1998, 11% in 1997 and 11% in 1996. Our current sales arrangement with General Motors expires at year-end 1999 and future sales to General Motors may not continue at these historic levels.

     Automotive manufacturers that sell passenger cars and light-duty trucks in the United States are required to comply with increasingly stringent federally mandated corporate average fuel economy standards. Increases in fuel economy standards from their current levels could require vehicle manufacturers to reduce the average weight of vehicles sold in the United States by reducing the average amount of steel used in such vehicles. A reduction of the amount of steel used in a vehicle could have a material adverse effect on our business.

OUR PRODUCTION MAY BE LIMITED OR INTERRUPTED DURING ROUTINE MAINTENANCE, REPAIRS OR REPLACEMENT OF CRITICAL STEELMAKING EQUIPMENT

     Our integrated steel operations depend upon certain critical pieces of steelmaking equipment, such as our blast furnaces and continuous casters, that may occasionally be out of service due to routine scheduled maintenance or equipment failures. Interruptions in our production capabilities could result in fluctuations in our sales and income, and we may be forced to purchase steel to satisfy our customers' requirements, which could adversely affect our profitability. Although we have not experienced any recent equipment failures or scheduled maintenance outages that have resulted in the complete shutdown of a major portion of our steelmaking production for a significant period, we have experienced unscheduled equipment outages and we cannot assure you that a material shutdown will not occur in the future.

     The most significant scheduled maintenance outages involve the relining of our five blast furnaces. The relining of each furnace is scheduled approximately once every seven to ten years and typically takes nine to twelve weeks. We have scheduled our five blast furnaces to be relined at the rate of approximately one a year. The relining of one of the blast furnaces at our Cleveland Works facility, which we began in the third quarter of

1999, and was completed in November 1999, has reduced production at that facility during this period. Depending upon market conditions, we may plan to offset lost production from furnace relinings with purchased steel and this may adversely affect our overall profitability. Other routine scheduled maintenance outages or equipment failures could limit our production for a period of several days to several weeks.

OUR ACTUAL LIABILITIES RELATED TO PENDING LAWSUITS MAY EXCEED OUR EXPECTATIONS

     We are a defendant in pending lawsuits and other proceedings involving environmental matters, asbestos claims and patent infringement. We cannot assure you that we will succeed in defending these claims or that judgments will not be rendered against us with respect to any or all of these proceedings. We could incur a charge to earnings if our reserves prove to be inadequate, which could have a material adverse effect on our results of operations and liquidity for the period in which that charge is taken. See "Business -- Legal Proceedings."

     Partly as a result of certain trade cases relating to steel imports, since 1992 we have benefitted from a decline in unfairly traded imports. These cases remain subject to annual reviews and the result of these annual reviews may adversely affect these benefits. See "Business -- Trade Cases."

WE MAY NOT BE ABLE TO USE PAST NET OPERATING LOSSES TO REDUCE OUR FUTURE INCOME TAX LIABILITIES

     Our ability to reduce our future income tax liability, if any, through the use of our net operating loss carryforwards and other favorable tax attributes could be significantly limited if we were to undergo an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended. Any limitations on our ability to use these favorable tax attributes could have a material adverse effect on our financial results. Our Restated Certificate of Incorporation provides a measure of protection against an ownership change by prohibiting certain ownership accumulations without the approval of our board of directors. However, our future ability to issue additional shares of stock or equity-related instruments convertible into stock may be limited because of the constraints imposed by the Internal Revenue Code, which could reduce the availability of net operating loss carryforwards in future periods. See our Consolidated Financial Statements included elsewhere in this prospectus.

MOST OF OUR EMPLOYEES BELONG TO UNIONS, WHOSE COLLECTIVE BARGAINING AGREEMENTS WE PERIODICALLY RENEGOTIATE

     While we have recently reached a five-year labor agreement with the USWA covering employees at our integrated steel operations, we are or will soon be negotiating renewals of union contracts covering employees at our railroads and some of our VP Buildings operations. Furthermore, the USWA recently was recognized as the collective bargaining representative for production and maintenance employees at the VP Buildings facilities in Missouri and Arkansas. Negotiations at the Arkansas facility have recently been completed with a new labor agreement. Negotiations at the Missouri facility have begun and are continuing. We have also recently ratified an agreement with the Teamsters at VP Building's North Carolina facility, and are negotiating with the Sheet Metal Workers union at its Ohio plant. We cannot predict the results of any of these labor negotiations that are ongoing, including whether they will have a negative effect on our financial condition or results of operations and whether we will be able to reach agreement at all with the relevant unions. Any failure to reach agreement on new labor agreements when required might result in a work stoppage that could, depending upon the operations affected and the length of the work stoppage, have a material adverse effect on our operations, except at the Missouri and Arkansas plants where failure to negotiate a labor agreement would result in final "best offer" arbitration.

OUR SYSTEMS MAY NOT BE COMPLETELY YEAR 2000 COMPLIANT

     As is the case with most other companies using computers in their operations, we are continuing to address the Year 2000 problem. This problem results from the past practice of using only two digits in computer software to designate the calendar year with the assumption being the first two digits would be "19." If not corrected, this practice may result in incorrect results when computer software programs perform arithmetic operations, comparisons or data field sorting involving years later than 1999.

     We are currently engaged in a comprehensive project to upgrade our computer software in our information technology, manufacturing and facilities systems to programs which will be Year 2000 compliant. Although we are working towards modifying or replacing our affected systems so as to minimize any detrimental effects on our operations, we cannot assure you we will be able to prevent disruption to our operations. Through September 30, 1999, LTV has spent approximately $57 million on Year 2000 projects. We estimate that we will spend an additional $6 million to complete our Year 2000 compliance effort, including modifications to our payroll software. We cannot be sure that the actual costs required to become Year 2000 compliant will not exceed our estimates. We also cannot be sure that our customers, vendors, suppliers and other third parties conducting business with us will be Year 2000 compliant. Any failure by us or our customers, vendors, suppliers or other third parties conducting business with us to become Year 2000 compliant by the beginning of 2000 could have a material adverse effect on our operations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition of The LTV
Corporation -- Year 2000 Readiness."

RISK FACTORS RELATING TO THE STEEL INDUSTRY AND RELATED INDUSTRIES

THE CYCLICALITY OF THE STEEL INDUSTRY MAY MAKE OUR OPERATING RESULTS FLUCTUATE

     The domestic steel industry is highly cyclical due primarily to (1) the cyclicality of the automotive, construction and other industries the domestic steel industry serves and (2) changes in total industry capacity. Our results of operations are substantially affected by small variations in the realized prices of our products and we therefore experience significant volatility in our financial results.

     Our integrated steel operations shipped 7.5 million tons of integrated steel products and recorded sales of $3.7 billion during 1998. A 1% increase or decrease in the average realized price during 1998 would have resulted in an increase or decrease in pre-tax income of approximately $32 million. Steel prices declined materially during 1998, and we were unable to implement price increases to offset these price decreases in the first nine months of 1999. As a result, our average realized integrated steel selling prices during the first nine months of 1999 were 9% below those of a decade ago. We have suffered losses due to this drop in prices and there is no assurance that prices will not continue to decline and that we will not continue to suffer losses.

RECENT INCREASES OF STEEL EXPORTS TO THE UNITED STATES, SOMETIMES AT DEPRESSED PRICES, HAVE PUT DOWNWARD PRICING PRESSURE ON OUR PRODUCTS

     A number of foreign economies, particularly those in Asia, Eastern Europe and Latin America, have experienced difficulties, resulting in significantly lower demand for steel products in their countries and causing an increase in steel exports to the United States at depressed prices. These difficulties have included one or several of the following factors: (1) decline in the value of the local currency versus the U.S. dollar; (2) decline in gross domestic product; (3) decline in corporate earnings; (4) political turmoil and instability; and (5) stock market volatility. To the extent that these economic difficulties continue, there could be continued downward pricing pressures on our products that could have a material adverse effect on our results of operations and financial condition.

     Some foreign steel producers are owned, controlled or subsidized by foreign governments. Decisions by these foreign producers to continue production at marginal facilities may be influenced to a greater degree by political and economic policy considerations than by prevailing market conditions and may further contribute to excess global capacity. In response to what we believe are unfairly traded imports, we have filed a number of trade cases in recent years. We cannot assure you that we will be successful in the final outcome of these cases. See "Business -- Trade Cases."

     The existing overcapacity has been further perpetuated by (1) the continued operation, modernization and upgrading of marginal domestic facilities through bankruptcy reorganization proceedings, (2) the sale of marginal domestic facilities to new owners, which operate such facilities with lower cost structures, and (3) the start-up or planned start-up of new mini-mills and other production facilities.

THE TIN INDUSTRY HAS BEEN SUBJECT TO CONTINUING PRICING PRESSURES

     Sales of tin mill products constitute approximately 10% of our revenues. Recently, consolidation of the customer base has left customers with greater purchasing power. Furthermore, domestic production capacity of tin product exceeds market demand, which has been declining somewhat due to increased market penetration by competing materials. Increased imports of tin mill products during the first nine months of 1999 have also increased supply. As a result, tin prices have been subject to downward pressures, and domestic tin shipments have declined. Our capacity utilization in our tin mills was 88% in 1998 and 85% in the first nine months of 1999. Continued weak pricing and shipments in this segment could have an adverse effect on our results of operations and financial condition.

WE COMPETE WITH OTHER DOMESTIC PRODUCERS OF STEEL AND STEEL SUBSTITUTES, WHICH MAY REDUCE DEMAND FOR OUR PRODUCTS

     We face competition from other domestic integrated steel producers, some of which have greater resources than we do, and from flat rolled mini-mills, which are relatively efficient low-cost producers. Mini-mills generally produce steel from scrap in electric furnaces, have lower employment and environmental costs and generally target regional markets. Thin slab casting technologies have allowed some mini-mill producers to enter certain sectors of the flat rolled market which have traditionally been supplied by integrated producers. In the case of many steel products, there is also substantial competition from manufacturers of other products, such as plastics, aluminum, ceramics, glass, wood and concrete. See "Business -- Integrated Steel -- Competition."

WE MAY INCUR MATERIAL COSTS TO COMPLY WITH ENVIRONMENTAL REGULATIONS

     We are subject to numerous laws and regulations relating to the protection of human health and the environment which are quite stringent and are generally becoming more stringent. Accordingly, we have incurred, and expect to continue to incur, substantial capital and operating costs to comply with these environmental laws and regulations. In addition, we may be required to make material expenditures or we may incur material liabilities that we currently do not anticipate as a result of:

     - amended, new or more stringent requirements;

     - stricter interpretations of existing requirements;

     - the future discovery of contamination; or

     - third-party suits alleging exposure to hazardous materials used in our operations.

     These potential expenditures and liabilities could place us at a competitive disadvantage with respect to foreign steel producers that are subject to less stringent environmental requirements. Further, domestic mini-mills and manufacturers of steel substitutes may use processes that do not require the same high level of capital expenditures for environmental control equipment.

     In particular, the Clean Air Act will continue to require additional significant expenditures for air pollution control or major changes in the production of steel. New federal environmental regulations adopted in the past few years impose significantly more stringent ambient air quality standards, some of which are currently the subject of litigation. State governments, in exercising their authority under the Clean Air Act, have, in some instances, also proposed regulations establishing more stringent limitations on certain emissions. Such regulations could add significantly to our expenditure levels. The U.S. Environmental Protection Agency ("U.S. EPA") has interpreted the Resource Conservation and Recovery Act of 1976 as granting it authority to require companies to clean up plant sites where hazardous wastes have been used (and are being or may be released into the environment), even if such sites are not currently subject to the permitting requirements of the Resource Conservation and Recovery Act. If we were required to clean up our facilities under that Act, our costs associated with the cleanup, including extensive facility-wide environmental investigations, could be substantial.

RISK FACTORS RELATING TO THE METAL FABRICATION BUSINESS SEGMENT

SIGNIFICANT RECENT INCREASES IN STRUCTURAL TUBING PRODUCTION CAPACITY COULD CONTINUE TO DEPRESS PRICES

     The industry trend toward regional expansion has resulted in large investments in capacity by participants and has caused capacity to exceed demand. As a result of these investments, new mill capacity in North America has increased approximately 25% since 1996, and U.S. capacity utilization has been reduced to below 60%. In addition, weakness in the oil drilling market or other markets for tubular products may cause certain producers to attempt to shift more product sales into our target markets until demand for their core products returns. Excess industry capacity could put downward pressure on prices.

CYCLICALITY IN OUR TARGET MARKETS COULD AFFECT OUR METAL FABRICATION BUSINESS

     Our metal fabrication business is and will continue to be subject to the cyclicality of our target markets, particularly the non-residential construction market. This market is affected by a variety of factors, including changes in interest rates, tax laws, vacancy rates, manufacturing capacity utilization, government spending, as well as other national and local economic conditions. Any weakness in relevant portions of this market can adversely affect sales of our tubular and metal buildings products. We cannot predict the timing, region or severity of future economic or industry downturns, but any such downturn, particularly within regions where we have significant sales volume, could adversely affect our metal fabrication business.

     Revenues from the sale of structural and mechanical tubing segments directly and indirectly to the agricultural industry would have accounted for approximately 19% of our pro forma tubular sales for 1998. Demand for these products depends primarily on strong agricultural yields, price and sales. The agricultural market is cyclical and is affected by factors such as an oversupply of grain, unfavorable weather conditions, reduced exports due to a stronger dollar, increased foreign competition and economic difficulties abroad reducing demand for farm products. A weak agricultural market could have an adverse effect on the sales from our metal fabrication business.

OUR BIMETALLICS BUSINESS UNIT RELIES HEAVILY ON ONE CUSTOMER

     In 1998, CommScope, Inc. accounted for approximately $40 million, or 45% of Copperweld's bimetallics business unit revenues. CommScope and Copperweld are parties to a multi-year supply agreement that expires in March 2000. CommScope uses the bimetallic wire as the center core conductor in its coaxial cable sold to the telecommunications industry. In February 1999, CommScope acquired the assets of the only other significant U.S. producer of bimetallic wire, and as a result can now satisfy a substantial portion of its needs internally. Although Copperweld is in discussions with CommScope about a new supply agreement, the loss of any or all of the CommScope business could have a material adverse effect on the results of operations of our metal fabrication business.

RISK FACTORS RELATING TO THE NOTES

THE NOTES AND THE GUARANTEES WILL BE EFFECTIVELY SUBORDINATED TO CERTAIN OF OUR OTHER OBLIGATIONS

     Although the Notes are senior unsecured obligations of LTV and the Guarantees are senior unsecured obligations of each Guarantor (other than Welded Tube, the Copperweld Corporation and their subsidiaries that become Guarantors), the Notes will be structurally subordinated to all the liabilities of each of our subsidiaries that is not a Guarantor. These other liabilities include claims of PBGC, trade creditors, secured creditors and creditors holding guarantees and claims of preferred stockholders, if any. As of September 30, 1999, on a pro forma basis, the total liabilities of our non-guarantor subsidiaries would have been approximately $141 million (excluding intercompany indebtedness). The Guarantees provided by Welded Tube, the Copperweld Corporation and their subsidiaries that become Guarantors will be contractually subordinated to the guarantees provided by those companies under our new bank financing.

     The Notes and the Guarantees will also be effectively subordinated to any of our and any of the Guarantors' secured debt and other obligations, to the extent of the value of the assets securing such debt and other obligations. As of September 30, 1999, on a pro forma basis, we and the Guarantors would have had approximately $444 million of secured debt or other secured obligations outstanding (excluding the contingent obligations under the $250 million USWA lien described under "Description of Certain Other Indebtedness -- USWA Lien on Cleveland West").

WE MAY BE UNABLE TO PURCHASE THE NOTES UPON A CHANGE OF CONTROL

     Upon certain change of control events, we would be required to offer to purchase the Notes in cash at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest, if any. The terms of the Notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included in the definition of a change of control.

     A change of control under the terms of the Notes will constitute an event of default under our new bank financing and will trigger a similar repurchase obligation under the terms of the 1997 Notes. Debt that we incur in the future may contain similar provisions, or may require repurchase upon a change of control. If a change of control were to occur and cause an event of default under our new bank financing and other debt, the lenders under those facilities would have the right to declare their debt immediately due and payable. See "Description of Notes -- Repurchase at the Option of Holders Upon a Change of Control," "Description of New Bank Financing," and "Description of Certain Other Indebtedness."

     We cannot assure you that we will have the financial resources necessary to repurchase the Notes and satisfy other payment obligations that could be triggered upon a change of control. If we do not have sufficient financial resources to effect a change of control offer, we would be required to seek additional financing from outside sources to repurchase the Notes. There can be no assurance that financing would be available to us on satisfactory terms. If we fail to pay the purchase price with respect to a change of control offer, you would have the rights described under "Description of Notes -- Events of Default."

THERE IS NO PUBLIC TRADING MARKET FOR THE NOTES; THE OLD NOTES CONTAIN RESTRICTIONS ON TRANSFER

     There is no established trading market for the Notes and we cannot assure you that an active trading market for the Notes will develop or, if a market develops, as to the liquidity of that market. If a trading market does develop, the Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, our financial condition and results of operations and certain other factors. Although we expect the Notes to be eligible for trading in The PORTAL Market of The Nasdaq Stock Market, Inc., we do not intend to list the Notes on any securities exchange or to arrange for them to be quoted on the Nasdaq National Market or any other quotation system.

     We offered and sold the Old Notes in a private offering exempt from registration requirements of the Securities Act. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend on such Old Notes. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register the Old Notes under the Securities Act. We believe that, based upon interpretations contained in letters issued to third parties by the staff of the SEC, New Notes issued pursuant to the exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each holder of such New Notes (other than a broker-dealer, as set forth below, and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the exchange offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. We do not currently intend to take any action to register or qualify the New Notes for resale in any such jurisdictions.

FRAUDULENT TRANSFER STATUTES AND SIMILAR LIMITATIONS MAY LIMIT YOUR RIGHTS AS A NOTEHOLDER

     Under federal and state fraudulent transfer laws, a court could find that the Guarantee provided by any of the Guarantors constituted a fraudulent conveyance by that Guarantor. To do so, a court would typically have to find that, at the time the Guarantee was issued, the relevant Guarantor:

     - issued the Guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

     - (a) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by its Guarantee; and (b) either (x) was insolvent or was rendered insolvent by reason of the issuance of the Guarantee; (y) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small; or
       (z) intended to incur, or believed or should have believed it would incur, debts beyond its ability to pay as such debts mature.

     Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

     Different jurisdictions define "insolvency" differently. However, an entity generally would be considered insolvent at the time it incurred any particular obligation if (1) its liabilities exceeded its assets, at a fair valuation, or
(2) the present saleable value of its assets is less than the amount required to pay its total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you of the standard a court would apply in order to determine whether any Guarantor was "insolvent" as of the date the applicable Guarantee was issued, or that, regardless of the method of valuation, a court would not determine that a Guarantor was insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether such Guarantor was insolvent on the date the applicable Guarantee was issued, that the payments constituted fraudulent transfers on another ground.

     If a court were to make any such finding, it could:

     - avoid all or a portion of the relevant Guarantor's obligations to you;

     - subordinate the relevant Guarantor's obligations to you to obligations owed to its other existing and future creditors, entitling those creditors to be paid in full before any payment is made on the relevant Guarantee; and/or

     - take other actions detrimental to you, including invalidating the Guarantees.

     In that event, we cannot assure you that you would receive any payment under the Guarantee of the applicable Guarantor.

     If any Guarantee were not enforceable, assets of the affected Guarantor would be available for obligations under the Notes only after payment of all liabilities of such Guarantor. Furthermore, any Guarantor may be or may become subject to contractual restrictions on its ability to make payments on its Guarantee. Upon the sale or other disposition of any Guarantor or the sale or disposition of all or substantially all of such Guarantor's assets as permitted by the Indenture, such Guarantor will be released from all its obligations under the Guarantee.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the New Notes. The New Notes will be exchanged for Old Notes as described in this prospectus upon our receipt of Old Notes in like principal amount. We will cancel all of the Old Notes surrendered in exchange for the New Notes.

     Our net proceeds from the sale of the Old Notes were approximately $258 million. We used those net proceeds to finance a portion of the total cost of the acquisitions of Welded Tube and Copperweld.

                                THE ACQUISITIONS

OVERVIEW

     On November 10, 1999, we acquired all the capital stock of Copperweld from Imetal SA for an aggregate cash purchase price of approximately $650 million, subject to finalization of shareholder equity adjustments. We funded the purchase of Copperweld with the proceeds of the Old Notes, the issuance of our New Preferred Stock, borrowings under a New Bank Financing and borrowings under our existing working capital facilities. See "-- Financing of the Acquisitions."

     On October 1, 1999, we acquired Welded Tube Holdings, Inc., the major asset of which is Welded Tube, from ANI Corporation Limited ("ANI") and Palmer Tube Mills Limited for an aggregate cash purchase price of $113.5 million, subject to finalization of working capital adjustments. We expect such adjustments reflect capital expenditures and the increase in working capital at the Portland, Oregon facility which recently began start-up operations.

     We believe that combining LTV Tubular with Welded Tube and Copperweld gives us a leading presence in what we consider to be among the most attractive segments of the tubular products industry. We believe these segments, which include mechanical tubing, structural tubing and electrical conduit, are attractive because they offer relatively higher margins and continuing growth opportunities, and are less susceptible to competition from imports. The three businesses combined operate 23 plants and employ approximately 3,500 people in the United States and Canada. On a pro forma basis for 1998, these tubular businesses would have shipped in excess of 1.5 million tons and would have generated revenues of approximately $1.2 billion.

WELDED TUBE

     OVERVIEW. Welded Tube is the second largest structural tube producer in North America. In connection with ANI's merger with Smorgon Steel Group, Ltd., Smorgon sought to divest ANI's non-Australian business, Welded Tube. In fiscal year 1999, Welded Tube had revenues of approximately $132 million.

     PRODUCT OFFERINGS. Welded Tube's products are used primarily for construction, structural support and safety, ornamental and an extensive range of other tubular applications. Welded Tube differentiates itself in the marketplace by offering customers the option of purchasing its products with its proprietary Kleenkote(R) coating. Kleenkote(R) coating's benefits include prolonged storage life, reduced material handling, easier marking and layout, reduced need for solvents and cleaners, easier weld splatter removal and reduced paint material and labor costs.

     The following table illustrates Welded Tube's 1999 total revenues and percentage of total revenues by product:

Structural................................................   88%
Mechanical................................................    8%
Pipe......................................................    4%

                   Fiscal Year 1999 Revenues -- $132 million

     MARKET POSITION. We believe that Welded Tube had a share of approximately 11% in North American structural steel tubing during 1999.

     PRODUCTION FACILITIES. Welded Tube operates a plant in Chicago, Illinois with 450,000 tons of annual production capacity and recently completed the construction of a second plant in Portland, Oregon with 130,000 tons of annual production capacity. The new Portland plant had a capital cost of approximately $53 million as of September 30, 1999 and began production of structural tubing product in the third quarter of 1999. We believe that the Portland plant will establish a presence for Welded Tube in the Pacific Northwest and western Canada, offering customers in the region lower transportation costs and access to improved product quality.

     RAW MATERIALS SOURCING. Welded Tube's purchases have averaged over 300,000 tons of hot rolled steel strip per year over the last three years.

     EMPLOYEES. As of September 30, 1999, Welded Tube had approximately 300 employees, 172 of whom were covered by collective bargaining agreements. Welded Tube's Chicago workforce is subject to a contract with the International Brotherhood of Teamsters which expires in 2002. Welded Tube has had good relations with its employees and has not had a labor-related work stoppage in the past 10 years.

COPPERWELD

     OVERVIEW. We believe that Copperweld is the largest North American manufacturer of mechanical and structural steel tubing and the world's largest producer of bimetallic wire products. In 1998, Copperweld had revenues of approximately $711 million and EBITDA of approximately $81 million.

     PRODUCT OFFERINGS. Copperweld participates in all segments of the mechanical tubing segment with a full range of mechanical tubing product lines, including drawn-over-mandrel ("DOM") and welded product types. Copperweld also offers a full range of structural tubing products. Copperweld's mechanical and structural tubing products are used in the automotive, agricultural and industrial equipment, fluid power, construction, recreation and office furniture markets. Copperweld recently entered the stainless steel tubing business and is developing its offering of value-added automotive parts, which are fabricated from mechanical tubing. In addition, Copperweld produces bimetallic, copper-clad steel and copper-clad aluminum wire, rod and strand used in the telecommunications and utility industries. Copperweld's bimetallic business has experienced growth in both revenue and operating income over the past 10 years. We believe that Copperweld's historical growth has been driven primarily by increasing global demand for tubing and tubing related products, as well as increased cable TV demand.

     The following table represents Copperweld's 1998 total revenues and percentage of total revenues by product:

Mechanical................................................   52%
Structural................................................   27%
Bimetallic Products.......................................   13%
Other.....................................................    8%

                       Year 1998 Revenues -- $711 million

     MARKET POSITION. We believe Copperweld has achieved a leading position in the major business segments in which it operates. During 1998, Copperweld had approximately 8% of North American mechanical tubing and approximately 16% of North American structural tubing. In addition, in 1998, Copperweld accounted for approximately half of the global sales of bimetallic wire products used in the telecommunications (primarily cable television and telephone) and utility industries.

     PRODUCTION FACILITIES. Between 1987 and 1997, Copperweld invested approximately $157 million in plant expansions and new equipment, including major capacity expansions at its Shelby and Fayetteville divisions. In 1998, Copperweld's capital investments totaled over $83 million, primarily attributable to further expansions at the Shelby and Fayetteville plants, the construction of a greenfield stainless steel tubing plant in Elizabethtown, Kentucky and the start-up of a new value-added tubing automotive parts facility in Brantford, Ontario. As a result of this spending, we believe Copperweld will be capable of growing revenues over the next several years without significant capital expenditures other than for the automotive parts segment. We believe investments related to new automotive parts supply contracts may be justified in 2000 and 2001 to support the growth of this area of Copperweld's business.

     Copperweld operates six tubular manufacturing facilities in the United States and six in Canada that are strategically located to provide broad geographic coverage of the eastern United States and Canada. Copperweld's principal tubular facilities are located in Shelby, Ohio (mechanical tubing), Miami, Ohio (mechanical tubing), Chicago, Illinois (structural tubing), Birmingham, Alabama (structural tubing), Brampton, Ontario (structural tubing and mechanical tubing) and Woodstock, Ontario (structural tubing, mechanical tubing and value-added automotive parts). Copperweld's bimetallic business operates two U.S. plants in Fayetteville, Tennessee and Pawtucket, Rhode Island, and a small plant in Sayton, England that we believe may offer a platform for growth in Europe.

     RAW MATERIALS SOURCING. Copperweld purchases approximately 1 million tons of steel a year, primarily in the form of hot rolled steel strip. Copperweld also purchases smaller volumes of cold-rolled strip, steel bars and rod. We believe that the size of Copperweld's bulk steel purchases provides Copperweld with the potential to have a significant advantage in purchasing raw materials. Most of the raw material for Copperweld's mechanical tubing operations is sourced in North America because of quality, size and timing requirements.

     EMPLOYEES. As of September 30, 1999, Copperweld had a total of approximately 2,600 employees, of which approximately 1,600 were covered by collective bargaining agreements. Nine of Copperweld's facilities are staffed by unionized workforces and seven are non-union. We believe that Copperweld has good relationships with its employees at both its union and non-union plants. There have been no labor-related work stoppages at any Copperweld facility since 1989.

ACQUISITION RATIONALE

     We anticipate the Acquisitions to provide us with the following benefits:

     - BROADEST PRODUCT LINE IN NORTH AMERICA. On a combined basis, LTV Tubular, Welded Tube and Copperweld together as "LTV Copperweld" have the broadest product line of any tubular products company in North America. This product line breadth is of increasing importance to steel service centers (which are estimated to account for approximately 50% of tubular product distribution) and original equipment manufacturers, or OEMs, both of which are consolidating their supplier bases.

     - MARKET LEADERSHIP IN PRINCIPAL PRODUCT AREAS. The Acquisitions make us North America's largest and most diverse manufacturer of steel tubular products and the largest producer of mechanical and structural tubing. Combining the businesses will enhance our ability to develop and support sophisticated vendor managed inventory systems, customer service and technical support and product development activities. We also expect the broad geographic reach of the combined businesses to allow us to offer enhanced delivery and service to national customers. These advantages should enhance our status as a preferred supplier of tubular products to steel service centers, OEMs and other customers.

     - OPERATIONAL SYNERGIES. We intend to operate LTV Copperweld under one management team. We expect to reduce costs by, among other things, optimizing our capital spending, coordinating raw material purchasing, sharing best operating practices to improve operating efficiency, improving overall productivity by more efficient plant scheduling and reducing administrative costs. We expect that the metallurgical and automotive research and development capabilities of our integrated steel operations will be a valuable resource for our tubular operations. We will also draw on our expertise at VP Buildings to develop ways to differentiate applications for our structural tubing products.

     - SIGNIFICANT NEW TUBULAR MANUFACTURING CAPACITY. We will seek to grow sales by capitalizing on the new tubular manufacturing capacity recently added through the expansion of the Copperweld mechanical tubing plant in Shelby, Ohio and the construction of the Welded Tube structural tubing plant in Portland, Oregon, the Copperweld stainless tubing plant in Elizabethtown, Kentucky, and the LTV Tubular mechanical tubing plant in Marion, Ohio. These projects, which had a total combined capital cost in excess of $150 million through September 30, 1999, are still in the start-up phase. As a result, they have made minimal contributions to our pro forma financial results.

     - TUBULAR GROWTH POTENTIAL. Sales of structural and mechanical tubing have grown in the United States over the last five years at compound average growth rates of 8% and 5%, respectively. This growth has been driven by increasing tubular product usage by the automotive, agricultural and construction industries as a result of strong economic growth and increasing market penetration of tubular products versus competing materials.

     As a result of the Acquisitions, our metal fabrication segment comprises a significant part of LTV's overall economic results. On a pro forma basis, the metal fabrication segment would have contributed 30% of revenues and 44% of EBITDA before special charges in 1998 to our overall results. The combined metal fabrication segment will also be a major purchaser of flat rolled steel, and would have consumed a total of approximately 2 million tons in 1998 on a pro forma basis.

FINANCING OF THE ACQUISITIONS

     In order to finance a portion of the purchase price of the Acquisitions, we
(1) issued $275 million of Old Notes; (2) borrowed $225 million under a new bank financing; and (3) issued $80 million aggregate liquidation amount of preferred stock convertible into our common stock. In this prospectus, we refer to this new bank financing as the "New Bank Financing," and the new LTV preferred stock as the "New Preferred Stock." The New Bank Financing was entered into with certain commercial banks and other lenders led by affiliates of the placement agents of the Old Notes (the "Placement Agents") and the New Preferred Stock was sold initially to the Placement Agents and resold to certain investors pursuant to exemptions from the Securities Act. The combined gross proceeds of the offering of the Old Notes, the New Bank Financing and the New Preferred Stock amounted to $580 million. The balance of the purchase price of the Acquisitions, including related fees and expenses, was financed by borrowing an aggregate of $215 million under our existing working capital facilities, which we refer to as the "Receivables and Inventory Facilities." When added to the proceeds of the offering of the Old Notes, the issuance of the New Preferred Stock and the borrowings under the New Bank Financing, the new ]borrowings and issuances comprised aggregate gross proceeds of approximately $795 million.


                   SOURCES                                          USES
                   -------                                          ----
                                        (IN MILLIONS)

Old Notes........................  $275         Copperweld acquisition(a)........  $650
New Bank Financing...............   225         Welded Tube acquisition(a).......   114
New Preferred Stock..............    80         Expected purchase price
Receivables and Inventory                         adjustments(b).................     6
  Facilities.....................   215         Estimated transaction fees and
                                   ----           expenses(c)....................    25
     Total sources...............  $795                                            ----
                                   ====              Total uses..................  $795
                                                                                   ====

-------------------------

(a) The initial purchase price paid for Copperweld on November 10, 1999 was $650 million. The initial purchase price paid for Welded Tube on October 1, 1999 was $113.5 million.

(b) Expected adjustments related to the Copperweld acquisition are for shareholders equity adjustments. Expected adjustments related to the Welded Tube acquisition for working capital and the Portland, Oregon facility which recently began start-up operations.

(c) Represents estimated transaction costs in connection with the Acquisitions, including financial advisory fees, Placement Agents' fees, bank fees and legal and accounting fees and expenses.

                                 CAPITALIZATION

     The following table sets forth the capitalization of The LTV Corporation as of September 30, 1999, and the pro forma combined capitalization of The LTV Corporation as of September 30, 1999 after giving effect to the Acquisitions, the offering of the Old Notes, the New Bank Financing, the offering of the New Preferred Stock and the borrowings from our Receivables and Inventory Facilities, and the application of the estimated net proceeds therefrom. This information should be read in conjunction with the Consolidated Financial Statements of The LTV Corporation, "Management's Discussion and Analysis of Results of Operations and Financial Condition of The LTV Corporation," "Description of Notes," "Description of New Bank Financing," "Description of New Preferred Stock" and "Description of Certain Other Indebtedness," all included elsewhere in this prospectus.

                                                             SEPTEMBER 30, 1999
                                                             -------------------
                                                                       PRO FORMA
                                                                          AS
                                                             ACTUAL    ADJUSTED
                                                             ------    ---------
                                                                (IN MILLIONS)
Cash, cash equivalents and marketable securities...........  $  167     $  167
                                                             ======     ======
Long-term debt:
Receivables and Inventory Facilities(a)....................  $  100     $  215
New Bank Financing.........................................      --        225
8.20% Senior Notes due 2007................................     298        298
11.75% Senior Notes due 2009...............................      --        275
Mortgage payable...........................................       4          4
                                                             ------     ------
Total long-term debt.......................................     402      1,017
                                                             ------     ------
Total pension benefit liabilities (including current
  portion).................................................     575        575
Total postemployment health care and other insurance
  benefit liabilities (including current portion)..........   1,648      1,699
Shareholders' equity:
Series B convertible preferred stock.......................       1          1
8.25% Series A convertible preferred stock.................      --          2
Common stock...............................................      53         53
Additional paid-in capital.................................   1,031      1,106
Retained earnings..........................................     466        466
Treasury stock.............................................     (67)       (67)
Accumulated other comprehensive loss and other.............     (13)       (13)
                                                             ------     ------
Total shareholders' equity.................................   1,471      1,548
                                                             ------     ------
Total capitalization and other significant obligations.....  $4,096     $4,839
                                                             ======     ======

-------------------------

(a) As of September 30, 1999, $90 million of letters of credit were outstanding under the Receivables and Inventory Facilities. On a pro forma basis, $240 million would have been available under these facilities as of September 30, 1999.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, giving effect to the acquisitions of Welded Tube and Copperweld by LTV. The unaudited pro forma condensed combined statements of operations give effect to the Acquisitions as if they had occurred on January 1, 1999 or January 1, 1998, as applicable, and the unaudited pro forma condensed combined balance sheet gives effect to the Acquisitions as if they had occurred on September 30, 1999. The purchases will be accounted for under the purchase method of accounting whereby the purchase price is allocated based on the fair value of the assets acquired and the liabilities assumed. The historical condensed financial statements of the Acquisitions are derived from the historical combined financial statements of Copperweld Corporation and Copperweld Canada, Inc., and the historical financial statements of Welded Tube Company of America appearing elsewhere in this prospectus. The unaudited pro forma condensed combined statements of operations and balance sheet include the respective financial statements of LTV, Welded Tube and Copperweld and the respective pro forma adjustments based on management's assumptions to reflect the combination. Both the audited and unaudited financial statements, contained elsewhere in this prospectus, should be read in conjunction with the pro forma combined financial information. The pro forma results are not necessarily indicative of the results of operations or financial condition had the Acquisitions taken place at the beginning of the respective periods nor indicative of future results of the combined companies. The allocation of the purchase price is preliminary and final amounts could differ from those reflected in the pro forma condensed combined financial statements. Upon final determination, the purchase price will be allocated to the assets and liabilities acquired based on fair value as of the date of the acquisition.

     The principal pro forma adjustments to the condensed combined statements of operations include (1) elimination of intercompany sales; (2) amortization of goodwill and other intangibles; (3) elimination of interest on debt not assumed;
(4) interest expense on the new debt issued to finance the Acquisitions; and (5) incremental tax effects of the pro forma adjustments.

     In the table below EBITDA represents income (loss) before taxes on income, interest expense and depreciation and amortization. We believe that EBITDA provides useful information regarding our ability to service our debt and other obligations; however, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of our operating performance or a substitute for cash flow as a measure of liquidity. Such cash flows are shown on page 38. In addition, our calculation of EBITDA is different from the calculation required by the Indenture and may be different from the calculation used by our competitors and, therefore, comparability may be affected.

                                           NINE MONTHS ENDED SEPTEMBER 30, 1999
                                     -------------------------------------------------
                                           HISTORICAL           PRO FORMA AS ADJUSTED
                                     -----------------------   -----------------------
                                       LTV      ACQUISITIONS   ADJUSTMENTS    COMBINED
                                     --------   ------------   -----------    --------
                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Sales..............................  $  2,985       $651          $(27)(a)    $  3,609
Cost and expenses:
  Cost of products sold............     2,722        550           (27)(a)       3,245
  Depreciation and amortization....       197         25             6(b)          228
  Selling, general and
     administrative................       137         37            --             174
  Results of affiliates'
     operations....................        28         --            --              28
  Net interest and other (income)
     expense.......................         1          8            43(c)           52
  Special charges..................        39         --            --              39
                                     --------       ----          ----        --------
     Total.........................     3,124        620            22           3,766
                                     --------       ----          ----        --------
Income (loss) before income
  taxes............................      (139)        31           (49)           (157)
Income taxes.......................        (6)       (12)            5(d)          (13)
                                     --------       ----          ----        --------
Net income (loss)..................      (145)        19           (44)           (170)
Less: Preferred dividends..........        (2)        --            (5)             (7)
                                     --------       ----          ----        --------
Net income (loss) available to
  common shareholders..............  $   (147)      $ 19          $(49)       $   (177)
                                     ========       ====          ====        ========
Earnings per share -- basic and
  fully diluted....................  $  (1.46)                                $  (1.77)
Average shares outstanding (in
  thousands).......................   100,016                                  100,016
OTHER FINANCIAL DATA:
Capital expenditures...............  $    156       $ 42          $ --        $    198
EBITDA.............................        69         64            --             133
EBITDA before special charges......       108         64            --             172

                                                 YEAR ENDED DECEMBER 31, 1998
                                        -----------------------------------------------
                                              HISTORICAL         PRO FORMA AS ADJUSTED
                                        ----------------------   ----------------------
                                          LTV     ACQUISITIONS   ADJUSTMENTS   COMBINED
                                        -------   ------------   -----------   --------
                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Sales.................................    4,273       863            (44)(a)     5,092
Cost and expenses:
  Cost of products sold...............    3,773       715            (44)(a)     4,444
  Depreciation and amortization.......      259        25              8(b)        292
  Selling, general and
     administrative...................      184        52             --           236
  Results of affiliates' operations...       49        --             --            49
  Net interest and other (income)
     expense..........................      (23)        8             60(c)         45
  Special charges.....................       55        --             --            55
                                        -------       ---            ---       -------
     Total............................    4,297       800             24         5,121
                                        -------       ---            ---       -------
Income (loss) before income taxes.....      (24)       63            (68)          (29)
Income taxes..........................       (3)      (25)            19(d)         (9)
                                        -------       ---            ---       -------
Net income (loss).....................      (27)       38            (49)          (38)
Less: Preferred dividends.............       (2)       --             (7)(e)        (9)
                                        -------       ---            ---       -------
Net income (loss) available to common
  shareholders........................      (29)       38            (56)          (47)
                                        =======       ===            ===       =======
Earnings per share -- basic and fully
  diluted.............................  $ (0.29)                               $ (0.47)
Average shares outstanding (in
  thousands)..........................   99,849                                 99,849
OTHER FINANCIAL DATA:
Capital expenditures..................      362       123             --           485
EBITDA................................      238        96             --           334
EBITDA before special charges.........      293        96             --           389

-------------------------

Pro forma adjustments for the nine months ended September 30, 1999 and the year ended December 31, 1998 were made to reflect the:

(a) Elimination of intercompany sales from LTV to Copperweld.

(b) The excess of acquisition cost over the fair value of net assets acquired (amortized on a straight-line basis over 35 years) and other intangibles (amortized over periods ranging from 5 to 30 years) is assumed to aggregate $259 million. This amount and related amortization will change as the allocation of the purchase price is finalized, including appraisals of fixed assets and intangibles.

(c) Pro forma adjustments to interest expense (assuming certain principal amounts and rates shown below) after reflecting the Acquisitions:

                                                                 NINE
                                            PRINCIPAL   RATE    MONTHS   YEAR
                                            ---------   -----   ------   ----
                                                  (DOLLARS IN MILLIONS)
Notes.....................................    $275      11.75%   $24     $32
New Bank Financing........................     225       9.28     16      21
Receivables and Inventory Facilities......     215       6.13     10      13
                                              ----      -----    ---     ---
Total.....................................    $715                50      66
                                              ====
Amortization of financing fees............                         1       2
Less: interest expense on debt not
  assumed.................................                        (8)     (8)
                                                                 ---     ---
Pro forma total interest expense
  adjustment..............................                       $43     $60
                                                                 ===     ===

    A 0.25% increase in the weighted average cost of this debt would change interest expense by approximately $1 million for the nine months ended September 30, 1999 and by approximately $2 million for the year ended December 31, 1998. Each $25 million increase or decrease in the borrowings under the existing working capital facilities would change pro forma interest by approximately $1 million for the nine months ended September 30, 1999 and approximately $2 million for the year ended December 31, 1998.

(d) Reduction of income taxes relating to the application of LTV's net operating loss carryforwards to the federal tax provisions of the Acquisitions. A full valuation allowance has been recorded to offset the non-cash tax benefits arising from the losses in the respective pro forma periods. These adjustments result in the ending pro forma income tax provision reflecting only cash taxes that consist of state, foreign and federal taxes including taxes of a less than 80% owned subsidiary of LTV.

(e) Annual preferred dividends at a rate of 8.25% on $80 million of our New Preferred Stock.

     The principal pro forma adjustments to the condensed combined balance sheet include the purchase accounting entries for (1) the issuance of $275 million of Notes; (2) borrowings of $225 million under the New Bank Financing; (3) the issuance of $80 million of New Preferred Stock; (4) borrowings of $215 million under our Receivables and Inventory Facilities; (5) reduction of debt not assumed by LTV; (6) adjustments of the net assets of Welded Tube and Copperweld to estimated fair values; and (7) excess of acquisition costs over the fair value of net assets acquired ("goodwill").

                                                      SEPTEMBER 30, 1999
                                        -----------------------------------------------
                                              HISTORICAL         PRO FORMA AS ADJUSTED
                                        ----------------------   ----------------------
                                          LTV     ACQUISITIONS   ADJUSTMENTS   COMBINED
                                        -------   ------------   -----------   --------
                                                        (IN MILLIONS)
BALANCE SHEET:
Cash and marketable securities........  $   167      $   8          $  (8)(c)  $   167
Accounts receivable...................      484        107             (4)(a)      587
Inventories
  Raw materials.......................      269         71             (1)         339
  Work-in-process and finished
     goods............................      595         74              4(b)       673
                                        -------      -----          -----      -------
     Total............................      864        145              3        1,012
  LIFO reserve........................      (13)       (14)            14(b)       (13)
                                        -------      -----          -----      -------
     Net inventory....................      851        131             17          999
Prepaids and other....................       19          4             --           23
                                        -------      -----          -----      -------
     Total current assets.............    1,521        250              5        1,784
Investments in affiliates.............      382         --             --          382
Goodwill, intangibles and other
  noncurrent assets...................      233         21            208(c)       462
Property, plant and equipment.........    4,285        633           (240)(b)    4,678
     Less: allowance for
       depreciation...................   (1,186)      (240)           240(b)    (1,186)
                                        -------      -----          -----      -------
                                          3,099        393             --        3,492
                                        -------      -----          -----      -------
                                        $ 5,235      $ 664          $ 213      $ 6,112
                                        =======      =====          =====      =======
Liabilities and shareholders' equity
  Accounts payable....................  $   354      $  83          $  (4)(a)  $   433
  Other accruals......................      517         31             (2)(b)      546
  Lines of credit.....................                   9             (9)(d)       --
                                        -------      -----          -----      -------
     Total current liabilities........      871        123            (15)         979
  Long-term debt......................      402        206           (206)(d)    1,017
                                                                      615(e)
  Other postemployment employee
     benefits                             1,523         41             10(b)     1,574
  Pensions............................      561         (8)             8(b)       561
  Other...............................      407         46            (20)(b)      433
                                        -------      -----          -----      -------
  Total noncurrent liabilities........    2,893        285            407        3,585
Shareholders' equity
  Convertible preferred stock.........        1         --              2(f)         3
  Common stock........................       53          6             (6)(g)       53
  Additional paid-in capital..........    1,031        107             75(f)     1,106
                                                                     (107)(g)
  Retained earnings...................      466        146           (146)(g)      466
  Treasury stock......................      (67)        --             --          (67)
  Accumulated other comprehensive loss
     and other........................      (13)        (3)             3(g)       (13)
                                        -------      -----          -----      -------
     Total shareholders' equity.......    1,471        256           (179)       1,548
                                        -------      -----          -----      -------
                                        $ 5,235      $ 664          $ 213      $ 6,112
                                        =======      =====          =====      =======

-------------------------

The pro forma as adjusted September 30, 1999 balance sheet has been prepared to reflect the acquisitions of Welded Tube and Copperweld by The LTV Corporation
 for an aggregate purchase price of $770 million, the associated financings and the estimated direct costs of the Acquisitions. Pro forma adjustments, based on the application of the purchase method of accounting, were made to reflect:

     (a) Elimination of intercompany receivables and payables between LTV and Copperweld.

     (b) Adjustment of the assets and liabilities of Welded Tube and Copperweld to estimated fair value at the balance sheet date. The adjustment amounts will change as appraisals of fixed assets and intangibles are finalized.

     (c) The excess of the purchase price ($770 million) over the fair value of the assets acquired less liabilities assumed is $267 million. Additionally, there are capitalized expenses of $22 million related to the cost of the Acquisitions and financing. Adjustments to estimated fair market value were made for inventory of $17 million, pensions of $8 million, other postemployment benefit liabilities of $10 million, noncurrent deferred tax liabilities of $20 million and elimination of acquired goodwill of $18 million. The allocation of the purchase price is preliminary and final amounts could differ from those reflected in the pro forma adjustments. Property, plant and equipment have not been adjusted to their estimated fair market value pending completion of an independent third party appraisal.

     (d) Elimination of $206 million of long-term debt and $9 million of current debt not assumed from the Acquisitions.

     (e) Adjustment for the cost of the Acquisitions including the estimated direct costs of the Acquisitions and the associated financings. The net sources and uses of cash are:

    SOURCES:
    Old Notes...................................................  $275
      New Bank Financing........................................   225
      Borrowings under Receivables and Inventory Facilities.....   215
      New Preferred Stock.......................................    80
                                                                  ----
         Total sources..........................................  $795
                                                                  ====
    USES:
      Initial purchase price of Copperweld......................  $650
      Initial purchase price of Welded Tube.....................   114
      Expected purchase price adjustments.......................     6
      Estimated transaction costs and expenses..................    25
                                                                  ----
         Total uses.............................................  $795
                                                                  ====

     (f) Issuance of $80 million of New Preferred Stock net of $3 million of estimated direct costs of issuance and financing.

     (g) Elimination of the historical shareholders' equity of Welded Tube and Copperweld.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
               AND CERTAIN OPERATING DATA OF THE LTV CORPORATION

     The following table presents selected consolidated financial information and other operating data for The LTV Corporation for the periods indicated. The financial information is derived from The LTV Corporation's audited consolidated financial statements for each of the years ended December 31, 1998, 1997, 1996, 1995 and 1994. The financial information for the nine months ended September 30, 1999 and 1998 is derived from The LTV Corporation's unaudited financial statements. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for the full year. The following financial information and operating data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition of The LTV Corporation," the Consolidated Financial Statements of The LTV Corporation for the years ended December 31, 1998, 1997 and 1996 and for the nine months ended September 30, 1999 and 1998, and the other information included elsewhere in this prospectus.

     In the table below EBITDA represents income (loss) before taxes on income, interest expense and depreciation and amortization. We believe that EBITDA provides useful information regarding our ability to service our debt and other obligations; however, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of our operating performance or a substitute for cash flow as a measure of liquidity. In addition, our calculation of EBITDA is different from the calculation required by the Indenture and may be different from the calculation used by our competitors and, therefore, comparability may be affected. We determine the ratio of EBITDA to interest expense by dividing EBITDA by total interest expense plus capitalized interest expense. We have also provided the ratio of earnings to fixed charges. This ratio is determined by dividing the sum of earnings from continuing operations before extraordinary items, discontinued operations, interest expense, taxes and the portion of rent expense representative of interest, by the sum of interest expense (including capitalized interest) and the portion of rent expense representative of interest.

                                           NINE MONTHS
                                       ENDED SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                       --------------------    ----------------------------------------------
                                         1999        1998       1998      1997      1996      1995      1994
                                       --------    --------    ------    ------    ------    ------    ------
                                           (UNAUDITED)
                                                     (IN MILLIONS, EXCEPT RATIO AND OTHER DATA)
STATEMENT OF OPERATIONS:
Sales................................   $2,985      $3,284     $4,273    $4,446    $4,135    $4,283    $4,233
Cost of products sold................    2,722       2,889      3,773     3,801     3,596     3,621     3,669
Depreciation and amortization........      197         193        259       263       266       252       242
Selling, general and
  administrative.....................      137         136        184       164       143       142       133
                                        ------      ------     ------    ------    ------    ------    ------
  Operating income (loss) before
     special charges.................      (71)         66         57       218       130       268       189
Special charges(a)...................      (39)         --        (55)     (150)       --        --        --
Results of affiliates' operations....      (28)        (32)       (49)      (41)       --        --        --
Interest expense(b)..................      (10)         (2)        (3)       (3)       (1)      (11)      (14)
Interest and other income............        9          21         26        45        44        54        28
                                        ------      ------     ------    ------    ------    ------    ------
  Income (loss) before taxes on
     income..........................     (139)         53        (24)       69       173       311       203
Income tax provision:
  Taxes payable (refundable).........        6           4          3        10        --         2        (2)
  Taxes not payable in cash..........       --          15         --        18        64       115        75
                                        ------      ------     ------    ------    ------    ------    ------
  TOTAL..............................        6          19          3        28        64       117        73
                                        ------      ------     ------    ------    ------    ------    ------
Income (loss) from continuing
  operations before items below......     (145)         34        (27)       41       109       194       130
Discontinued operations(c)...........       --          --         --        --        --        (9)       (3)
Extraordinary charge(d)..............       --          --         --        (4)       --        --        --
Cumulative effect of accounting
  change(d)..........................       --          --         --        (7)       --        --        --
                                        ------      ------     ------    ------    ------    ------    ------
Net income (loss)....................   $ (145)     $   34     $  (27)   $   30    $  109    $  185    $  127
                                        ======      ======     ======    ======    ======    ======    ======

                                           NINE MONTHS
                                       ENDED SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                       --------------------    ----------------------------------------------
                                         1999        1998       1998      1997      1996      1995      1994
                                       --------    --------    ------    ------    ------    ------    ------
                                           (UNAUDITED)
                                                     (IN MILLIONS, EXCEPT RATIO AND OTHER DATA)
OTHER FINANCIAL DATA:
Capital expenditures.................   $  156      $  290     $  362    $  326    $  243    $  205    $  234
Depreciation and amortization........      197         193        259       263       266       252       242
Cash flow provided by (used in):
  Operating activities...............      (15)        186        312       397       495       756       716
  Investing activities...............       (6)       (246)      (297)     (384)     (437)     (309)     (422)
  Financing activities...............       87          (9)       (74)       40      (217)     (517)     (365)
EBITDA...............................       69         249        238       335       440       574       459
Ratio of EBITDA to interest
  expense............................      3.1x        9.5x       6.9x     15.4x     26.4x     30.5x     20.8x
EBITDA before special charges........   $  108      $  249     $  293    $  485    $  440    $  574    $  459
Ratio of EBITDA before special
  charges to interest expense........      4.8x        9.5x       8.5x     22.2x     26.4x     30.5x     20.8x
Ratio of earnings to fixed
  charges(g).........................       --         2.3x       1.0x      2.8x      5.1x      8.8x      5.7x
Ratio of earnings to combined fixed
  charges and preferred
  dividends(h).......................       --         2.2x       1.0x      2.5x      4.6x      8.0x      5.2x
OTHER DATA:
Steel shipments (tons in millions)...      5.7         5.9        7.7       8.2       8.1       8.0       8.0
Number of steel-related active
  employees(e).......................   12,700      12,700     12,800    13,700    14,000    14,400    15,300
Employee hours per ton shipped(f)....      2.5         2.4        2.4       2.5       2.6       2.6       2.7
Steel capacity utilization...........       98%         97%        95%      106%      105%      102%       99%
BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and marketable
  securities.........................   $  167      $  349     $  311    $  520    $  674    $  723    $  693
Working capital......................      650         812        716       966       989     1,024     1,190
Property, plant and equipment........    3,099       3,258      3,265     3,161     3,117     3,140     3,189
Total assets.........................    5,235       5,469      5,324     5,546     5,410     5,380     5,525
Total long-term debt.................      402         363        302       355       153       150       183
Total postemployment health care and
  other insurance benefit
  liabilities........................    1,648       1,668      1,676     1,699     1,731     1,736     1,763
Total pension benefit liabilities....      575         558        585       565       672     1,048     1,197
Shareholders' equity.................    1,471       1,716      1,628     1,676     1,710     1,375     1,283

-------------------------

(a) In the first nine months of 1999 we recorded a special charge of $39 million for the suspension of a pilot business systems project being installed at our Hennepin, Illinois plant and a salaried work force reduction already implemented. In 1998, we recorded a $55 million special charge for the closure of a finishing facility at the Cleveland Works, recognition of an asset impairment of an electro-galvanizing joint venture of which we own 50%, a shutdown of a production line for electric-weld pipe and a salaried force reduction. In 1997, we recorded a special charge of $150 million for the closure of the Pittsburgh coke plant. See "Management's Discussion and Analysis of Results of Operations and Financial Condition of The LTV Corporation" for further discussion.

(b) Excludes capitalized, interest of $12 million and $24 million for the nine months ended September 30, 1999 and 1998, respectively, and $31 million, $19 million, $15 million, $8 million and $8 million for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively.

(c) As a result of the sale of the energy products division on August 1, 1995, the operating results of the energy products business for all periods presented are reported as discontinued operations.

(d) We recognized a cumulative effect change in accounting principle adjustment to expense start-up costs of $7 million net of income taxes of $4 million and an extraordinary charge of $4 million for the premium paid for the early redemption of $100 million principal amount of Senior Secured Convertible Notes due 2003.

(e) The number of active employees at the end of each period at all steel operations.

(f) Employee hours per ton shipped is calculated as hours worked by all active hourly steel employees, divided in each case by tons shipped, and excludes employees of raw material operations and LTV-owned railroads.

(g) Earnings were insufficient to cover fixed charges for the nine months ended September 30, 1999 by $129 million.

(h) Earnings were insufficient to cover the combined fixed charges and preferred dividends for the nine months ended September 30, 1999 by $131 million.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
                        CONDITION OF THE LTV CORPORATION

OVERVIEW

     LTV is a leading North American producer of flat rolled steel and steel-related products such as pipe, tubing and pre-engineered metal buildings. Based on 1998 shipments, we are the third largest North American integrated steel producer, the second largest producer of flat rolled steel and a leading supplier of "quality-critical" flat rolled steel to the automotive, appliance and electrical equipment and service center industries in the United States. We are also the second largest manufacturer of pre-engineered metal buildings systems in North America. We operate two integrated steel mills, Cleveland Works and Indiana Harbor Works, various steel finishing and processing facilities and numerous tubular and metal buildings operations.

     We believe that with the acquisitions of Welded Tube and Copperweld described below and their combination with our current tubular business, we are the largest producer of mechanical and structural steel tubing products in North America and the world's largest producer of bimetallic wire products, primarily consisting of copper-clad aluminum and steel wire for telecommunications.

     We operate in three segments:

     - INTEGRATED STEEL, consisting of our operations to manufacture and sell carbon flat rolled steel-related products including hot rolled, cold rolled and galvanized sheet and tin mill products.

     - METAL FABRICATION, consisting of our operations to manufacture and sell tubular and metal buildings products. Our tubular operations produce pipe, conduit and other tubular products for use primarily in the transportation, agricultural and construction industries. This segment has been expanded through our acquisition of Welded Tube Company of America, which we refer to as "Welded Tube," and the acquisition of Copperweld Corporation and Copperweld Canada, Inc., which together we refer to as "Copperweld." We refer to these acquisitions together as the "Acquisitions." Metal buildings systems are manufactured through our subsidiary, VP Buildings, Inc.

     - CORPORATE AND OTHER, consisting of joint ventures that utilize new steel-related technologies, and corporate investments and related income and expenses. Our joint ventures are Trico Steel Company (a flat rolled steel mini-mill) and Cliffs and Associates Limited (a venture which will produce direct reduced iron briquettes).

RECENT DEVELOPMENTS

THE ACQUISITIONS

     On November 10, 1999, we acquired all of the capital stock of Copperweld from Imetal SA for an aggregate cash purchase price of approximately $650 million, subject to shareholder equity adjustments. We believe that, based on 1998 shipments, Copperweld is the largest North American manufacturer of mechanical and structural steel tubing and the world's largest producer of bimetallic wire products.

     On October 1, 1999, we acquired Welded Tube Holdings, Inc., the major asset of which is Welded Tube Company of America, from ANI Corporation Limited and Palmer Tube Mills Limited, for an aggregate cash purchase price of $113.5 million, subject to working capital adjustments. We expect these adjustments will increase the purchase price to approximately $120 million to reflect capital expenditures and the increase in working capital at the Portland, Oregon facility which recently began start-up operations. Welded Tube is the second largest North American manufacturer of structural steel tubing.

     Combining LTV Tubular, our existing tubular business, with Copperweld and Welded Tube will give us a leading presence in what we consider to be among the most attractive segments of the tubular products industry. We believe these segments, which include mechanical tubing, structural tubing and electrical conduit, are attractive because they offer relatively higher margins and continuing growth opportunities, and are less susceptible to competition from imports. The three businesses combined operate 23 plants and employ approximately 3,500 people in the United States and Canada. On a pro forma basis for 1998, these tubular businesses would have shipped in excess of 1.5 million tons and would have generated revenues of approximately $1.2 billion.

INCREASED PENSION OBLIGATIONS

     As a result of our new labor agreement with the United Steel Workers of America ("USWA"), our projected benefit obligations as of January 1, 1999 would have increased by approximately $300 million assuming the discount rate utilized at January 1, 1999. Pension expenses, on an annualized basis, would increase by approximately $65 million. No significant funding requirements are anticipated before the year 2002.

STEEL IMPORTS

     During the last half of 1998, imports of flat rolled product surged to record levels, accounting for approximately 30% of total domestic consumption during this period. We believe that a significant portion of these imports has been unfairly traded. Following the issuance of final dumping determinations in the hot rolled trade cases described below, the level of imports of flat rolled steel receded during the first nine months of 1999 to 18% of total domestic consumption.

TRADE CASES

     In September 1998, we joined eleven other domestic steel companies, the USWA and the Independent Steelworkers Union in filing unfair trade cases covering certain hot rolled steel products against Japan, Russia and Brazil. Despite the issuance of substantial final dumping determinations by the Department of Commerce ("DOC") against the three countries and additional countervailing duty determinations against Brazil, the DOC entered into suspension agreements with Brazil and Russia covering hot rolled steel products. Additionally, the DOC entered into a comprehensive agreement with Russia covering substantially all imports of Russian steel mill products into the United States. In August 1999, LTV Steel, along with other domestic integrated producers, filed suit in the U.S. Court of International Trade to nullify the suspension agreements the DOC negotiated with Russia and Brazil. Also in August 1999, three large Japanese steelmakers filed an appeal in the Court of International Trade seeking to reverse the antidumping margins imposed upon them by the DOC.

     On June 21, 1999, we, along with other domestic integrated producers, filed cold rolled trade cases against dumped and subsidized imports from Argentina, Brazil, China, Indonesia, Japan, Russia, Slovakia, South Africa, Taiwan, Thailand, Turkey and Venezuela. In July 1999, the U.S. International Trade Commission ("ITC") made a preliminary determination that dumped cold rolled steel imports from Argentina, Brazil, China, Indonesia, Japan, Russia, Slovakia, South Africa, Taiwan, Thailand, Turkey and Venezuela caused or threatened material injury to domestic producers. The ITC also made a preliminary determination that subsidies on imports from Brazil caused or threatened material injury to domestic producers, allowing the countervailing duty subsidies against Brazil to proceed. On December 10, 1999, the DOC entered into a suspension agreement with Russia covering cold rolled steel products. We are continuing to monitor the surge in unfairly traded imports and its effects on our operations and anticipate that additional unfair trade cases may be filed. See "Business -- Trade Cases."

TRICO STEEL

     Our joint venture steel mini-mill operation, Trico Steel, is located in Decatur, Alabama. Trico Steel, which is owned 50% by a subsidiary of The LTV Corporation and 25% each by subsidiaries of Sumitomo Metal Industries, Ltd. and British Steel plc, produces commercial high quality hot rolled steel. Trico Steel began commercial operations in the second quarter of 1997.

     Trico Steel has experienced start-up equipment problems that have prevented it from achieving its rated capacity and product mix. Such equipment problems, as well as transformer outages, at the mini-mill have resulted in substantially reduced production through the second quarter of 1999, although efforts are ongoing to correct such problems. In September 1999, we replaced the second of two transformers that had malfunctioned in January 1999 and have continued to make substantial progress in ramping up monthly production levels during the last five months. Although Trico Steel has not achieved its operating and financial goals, in September 1999 it generated its highest monthly shipments and in November 1999 its highest monthly production level.

ADDITIONAL JOINT VENTURES

     In July 1999, we announced the formation of two 50/50 joint venture companies with Bethlehem Steel Corporation to serve the automotive industry. Our total investment is expected to be approximately $125 million.

     The first joint venture is Columbus Coatings Company, a producer of high-quality, hot-dip galvanized and galvannealed flat rolled steel. Installation of state-of-the-art hot-dip galvanizing technology has begun at an existing electrolytic plant, L-S II, our former joint venture with Sumitomo Metal Industries. The new facility will have annual capacity of approximately 500,000 tons of premium corrosion resistant steel for exposed automotive applications with production scheduled to begin in the fourth quarter of 2000.

     The second joint venture is Columbus Processing Company, a steel slitting, inspecting and warehousing services facility for the automotive industry. Production is expected to begin in early 2000 and will satisfy the needs of the partners' automotive customers and provide steel processing services for other customers. The assets of this facility were purchased from Ohio Kanpoh Steel which ceased operation in May 1999.

     In addition, we purchased from Bethlehem Steel a 16.5% equity interest in Walbridge Coatings, an electro-galvanizing plant in northwestern Ohio. This facility provides us with 33% of the available line time allowing us to satisfy our customers' needs for electro-galvanized steel sheets.

RESULTS OF OPERATIONS

COMPARISON OF FIRST NINE MONTHS IN 1999 AND 1998

     Summary results from each segment are listed below:

                                               NINE MONTHS ENDED SEPTEMBER 30,
                                         -------------------------------------------
                                           INTEGRATED         METAL       CORPORATE
                                              STEEL        FABRICATION    AND OTHER
                                         ---------------   -----------   -----------
                                          1999     1998    1999   1998   1999   1998
                                         ------   ------   ----   ----   ----   ----
                                                    (DOLLARS IN MILLIONS)
STATEMENTS OF OPERATIONS DATA:
Sales -- Trade.........................  $2,490   $2,770   $495   $514   $ --   $ --
          Intersegment.................      64       67     --     --     --     --
Cost of products sold..................   2,374    2,531    412    425     --     --
Selling, general and administrative....      88       89     40     38      9      9
Results of affiliates' operations......      --       --      2      4    (30)   (36)
Net interest and other income
  (expense)............................       1        1     --     --     (2)    18
Special charges........................     (39)      --     --     --     --     --
                                         ------   ------   ----   ----   ----   ----
Income (loss) before income taxes......    (133)      34     35     45    (41)   (26)
OTHER DATA (TONS IN THOUSANDS):
Steel shipments
  Trade................................   5,400    5,587    334    360     --     --
  Intersegment.........................     217      196     --     --     --     --
Raw steel production...................   6,365    6,200     --     --     --     --
Operating rate.........................      98%      97%    --     --     --     --

INTEGRATED STEEL

     Sales in 1999 decreased due to lower shipments and lower average steel selling prices as a result of the continuing impact of high imports that flooded the market in the last half of 1998.

     Cost of products sold as a percentage of sales increased in 1999 from 1998 primarily as a result of lower average selling prices. During 1999, costs were impacted by $15 million incurred since August 1, 1999 for the new USWA labor agreement, $8 million due to the blast furnace reline at the Cleveland Works that began in September 1999 and $4 million for unplanned power curtailments and the resulting higher energy costs during the summer months. These were partially offset by cost reductions including lower purchased materials.

     Raw steel production at LTV's steelmaking facilities decreased in 1999 due to the blast furnace reline at the Cleveland Works. For the nine months ended September 30, 1998, raw steel production was lower than in 1997 primarily due to the reduced operating levels in 1998 during the H-4 blast furnace reline at the Indiana Harbor Works. LTV follows American Iron and Steel Institute ("AISI") standards in calculating its maximum operating rate based on 95% of blast furnace capacity, which recognizes the average effect of blast furnace relines. Steel production may be supplemented with purchases of semifinished steel when demand for LTV's products exceeds production capability.

     In 1999, a special charge of $37 million was recorded upon the suspension of a pilot business systems project being installed at the Hennepin, Illinois plant. The decision to suspend the implementation does not affect the implementation of LTV's other new business systems that are providing higher levels of performance in materials management, plant maintenance, purchasing, human resources and financial management. LTV also recognized a special charge of $2 million related to a salaried workforce reduction already implemented.

METAL FABRICATION

     In 1999, lower average tubular selling prices and shipments by LTV Tubular were partially offset by higher metal buildings sales.

     Cost of products sold as a percentage of sales increased in 1999 as a result of lower average tubular product selling prices and the startup costs of the new tubing facility in Marion, Ohio.

CORPORATE AND OTHER

     Results of affiliates' operations includes steel-related joint ventures such as Trico Steel and CAL. The transformer failure that occurred in late January 1999 continued to impact Trico Steel's results into the third quarter. With the installation of a final replacement transformer in September 1999, Trico Steel had access to full power capability for the first time since December 1998. This permitted Trico Steel to generate its highest monthly production level in November 1999 and its highest monthly shipments in September 1999.

     Also included in this segment are the start-up costs of CAL, a direct reduced iron joint venture located in the Republic of Trinidad and Tobago in which LTV has a 46.5% interest. CAL is progressing but with typical mechanical delays for a new start-up facility. Global market conditions for scrap substitute have improved in recent months and will provide an opportunity to increase production levels as full production capability is achieved.

     Lower interest and other income resulted from decreased interest income on lower levels of investments and lower capitalized interest.

1998 COMPARED WITH 1997 AND 1997 COMPARED WITH 1996

     Summary results for each segment are listed below:

                                                    YEAR ENDED DECEMBER 31,
                               ------------------------------------------------------------------
                                      INTEGRATED                METAL              CORPORATE
                                        STEEL                FABRICATION           AND OTHER
                               ------------------------   ------------------   ------------------
                                1998     1997     1996    1998   1997   1996   1998   1997   1996
                               ------   ------   ------   ----   ----   ----   ----   ----   ----
                                                     (DOLLARS IN MILLIONS)
STATEMENTS OF OPERATIONS
  DATA:
Sales -- Trade...............  $3,590   $3,905   $3,813   $683   $541   $322   $ --   $ --    $--
        Intersegment.........      94      101       97     --     --     --     --     --    --
Cost of products sold........   3,308    3,445    3,417    560    456    286     --     --    --
Selling, general and
  administrative.............     120      120      117     52     32     16     12     12    10
Results of affiliates'
  operations.................      --       --       --      5      4     --    (54)   (45)   --
Net interest and other income
  (expense)..................       1        3        4     --     --     --     22     39    39
Income (loss) before income
  taxes and special
  charges....................      11      186      125     63     51     20    (43)   (18)   28
Special charges..............      52      150       --      3     --     --     --     --    --
OTHER DATA (TONS IN
  THOUSANDS):
Steel shipments
  Trade......................   7,238    7,655    7,605    452    518    475     --     --    --
  Intersegment...............     287      285      282     --     --     --     --     --    --
Raw steel production.........   8,136    8,904    8,784     --     --     --     --     --    --
Operating rate...............      95%     106%     105%    --     --     --     --     --    --

INTEGRATED STEEL

     Sales in 1998 decreased from 1997 due to a significant increase in unfairly traded imports that resulted in a 3% decrease in average steel selling prices and lower steel product shipments. In 1997, sales increased from 1996, primarily due to slightly higher average steel selling prices over the prior year and increased steel product shipments.

     Cost of products sold as a percentage of sales increased in 1998 from 1997, primarily as a result of lower average selling prices and the H-4 blast furnace reline completed in June at our Indiana Harbor Works. Cost of products sold as a percentage of sales decreased in 1997 from 1996 as a result of an improved mix of steel products shipped and slightly higher average selling prices.

     Raw steel production at our steelmaking facilities decreased in 1998 from 1997, primarily due to the H-4 blast furnace reline and reduced operating levels in the fourth quarter due to the impact of imports. The average operating rate was 95% in 1998 compared to 106% in the prior year.

     We follow American Iron and Steel Institute ("AISI") standards in calculating its maximum operating rate based on 95% of blast furnace capacity, which recognizes the average effect of blast furnace relines. Steel production may be supplemented with purchases of semifinished steel when demand for our products exceeds production capability. We re-rated our AISI capacity in 1998 which resulted in a 2.3% increase in rated capacity.

     Selling, general and administrative expenses in 1998 were equal to the 1997 expenses. Selling, general and administrative expenses increased in 1997 from 1996, primarily due to higher costs associated with the redesign of business processes.

     In the fourth quarter of 1998, Integrated Steel recorded special charges of $52 million that included the closure of a finishing facility at the Cleveland Works, recognition of an asset impairment of an electro-galvanizing joint venture in which we have a 50% interest and a salaried force reduction. In the third quarter of 1997 we recorded a special charge of $150 million for the closure of the Pittsburgh coke facility.

METAL FABRICATION

     Sales in 1998 increased from 1997, primarily due to the inclusion of metal buildings sales for the full year. In 1997, sales increased from 1996, primarily due to the inclusion of $177 million of metal buildings sales since the acquisition of VP Buildings on July 2, 1997, partially offset by lower average tubular selling prices of 1%.

     Cost of products sold as a percentage of sales decreased in 1998 from 1997 as a result of improved margins from metal buildings sales partially offset by lower average tubular product selling prices. Cost of products sold as a percentage of sales decreased in 1997 from 1996 with the inclusion of metal buildings sales and slightly higher average tubular product selling prices.

     Selling, general and administrative expenses increased due to the inclusion of the metal buildings expenses since the acquisition of VP Buildings in July 1997.

     In the fourth quarter of 1998, a special charge of $3 million was recorded for the shutdown of a production line for electric-weld pipe.

CORPORATE AND OTHER

     Results of affiliates' operations includes steel-related joint ventures such as Trico Steel and Cliffs and Associates. In April 1997, Trico Steel, a joint venture operating a flat rolled steel mini-mill in which we have a 50% interest, commenced commercial operations. Trico Steel experienced equipment problems that prevented achievement of its rated capacity. Such equipment problems continued although efforts to correct such problems were ongoing. The surge in steel imports in 1998 also negatively affected production levels at Trico Steel. Our share of Trico Steel's losses was $50 million and $44 million in 1998 and 1997, respectively.

     Also included in this segment are the pre-start-up costs of Cliffs and Associates, a direct reduced iron joint venture in which we have a 46.5% interest. Construction was completed and commissioning activities had begun.

     Lower interest and other income resulted from decreased interest income on lower levels of investments and higher interest expense related to our 1997 Notes and were partially offset by higher capitalized interest.

INCOME TAXES

     We recorded the following tax provisions:

                                      NINE MONTHS
                                         ENDED              YEAR ENDED
                                     SEPTEMBER 30,         DECEMBER 31,
                                     --------------    --------------------
                                     1999     1998     1998    1997    1996
                                     -----    -----    ----    ----    ----
                                                 (IN MILLIONS)
Taxes payable......................   $ 6      $ 4     $ 3     $10     $--
Taxes not payable in cash..........    --       15      --      18      64
                                      ---      ---     ---     ---     ---
Total..............................   $ 6      $19     $ 3     $28     $64
                                      ===      ===     ===     ===     ===

     Cash taxes consist of state and federal taxes including taxes of a less than 80% owned subsidiary. In the six months ended September 30, 1999 and the year 1998, we recorded a full valuation allowance to offset the non-cash tax benefit arising from the loss for the periods. Tax provisions of $15 million for the nine months ended September 30, 1998 and $18 million and $64 million for the years ended December 31, 1997 and 1996, respectively, did not result in cash payments because of pre-reorganization net deductible differences.

     Under fresh-start financial statement reporting rules, tax benefits associated with pre-reorganization net deductible temporary differences and net operating loss carryforwards cannot be recognized as a reduction to the tax provision but increase additional paid-in capital. Our cash payments for income taxes in the first six months of 1998 and for the years 1997 and 1996 were significantly less than the income tax expense amounts in the financial statement provision because of these pre-reorganization deferred tax assets. Our effective tax rate for financial statement reporting purposes was 36% for the nine months ended September 30, 1998, 40% in 1997 and 37% in 1996.

     Our ability to reduce future income tax payments through the use of net operating loss carryforwards could be significantly limited on an annual basis if we were to undergo an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986. For the purpose of preserving our ability to utilize our net operating loss carryforwards, Article Ninth of our Restated Certificate of Incorporation prohibits, with certain limited exceptions, any unapproved acquisition of common stock that would cause the ownership interest percentage of the acquirer or any other person to increase to 4.5% or above.

FINANCIAL CONDITION

LIQUIDITY AND FINANCIAL RESOURCES

     Our sources of liquidity include cash and cash equivalents, marketable securities, cash from operations, long-term borrowings, amounts available under our working capital facilities and other external sources.

     In 1999, total cash, cash equivalents and marketable securities decreased by $144 million to $167 million as of September 30, 1999. During 1999, cash used by operating activities amounted to $15 million. Major uses of cash during 1999 included $156 million in capital expenditures and $91 million for investments in steel-related businesses.

     In 1998, total cash, cash equivalents and marketable securities decreased by $209 million to $311 million as of December 31, 1998. During 1998, cash provided by operating activities amounted to $312 million. Major uses of cash during 1998 included $362 million in capital expenditures, $80 million for investments in steel-related businesses and the repayment of the notes due 2020, as described below.

Our long-term financial obligations consist of the following:

                                          NINE MONTHS        YEAR ENDED
                                             ENDED          DECEMBER 31,
                                         SEPTEMBER 30,    ----------------
                                             1999          1998      1997
                                         -------------    ------    ------
                                                   (IN MILLIONS)
Long-term debt
8.20% Senior Notes due 2007............     $  298        $  298    $  298
  Receivable and Inventory
     facilities........................        100
  Notes due 2020.......................         --            --        57
  Mortgage payable.....................          4             4        --
                                            ------        ------    ------
     Total debt........................        402           302       355
Pensions...............................        561           565       548
Other postemployment obligations.......      1,523         1,552     1,570
                                            ------        ------    ------
     Total obligations.................     $2,486        $2,419    $2,473
                                            ======        ======    ======

     Our two existing working capital facilities, a "Receivables Facility" and an "Inventory Facility," provide us with up to $570 million of financing resources at prevailing market rates. Substantially all of our receivables and inventories are pledged as collateral under these working capital facilities. Following the Acquisitions, on a pro forma basis, $240 million would have been available under the facilities as of September 30, 1999.

     The Receivables Facility permits borrowings of up to $320 million for working capital requirements and general corporate purposes, $100 million of which may be used to issue letters of credit. At September 30, 1999, $294 million was permitted to be borrowed; $100 million of borrowings were outstanding and letters of credit outstanding amounted to $10 million under this facility. The $100 million of borrowings was used to finance the October 1, 1999 acquisition of Welded Tube and in November 1999, we borrowed an additional $115 million to complete the Copperweld acquisition. The borrower under the Receivables Facility is LTV Sales Finance Company, a special purpose entity wholly owned by LTV, which on a daily basis purchases and pledges essentially all of the receivables generated by LTV Steel. The creditors of LTV Sales Finance Company have a claim on the assets of that company prior to those assets becoming available to other creditors of LTV or its affiliates.

     Our $250 million five-year Inventory Facility, which we entered into on March 1, 1998, is secured by essentially all of LTV Steel's inventory through a special purpose entity, LTV Steel Products, LLC, a consolidated special purpose entity wholly owned by LTV Steel, which purchases inventory from LTV Steel and pledges it to secure notes that it issues under the facility. The Inventory Facility provides for credit, through the issuance of secured notes by LTV Steel Products, LLC, of up to $250 million for working capital and general corporate purposes, $150 million of which may be used to issue letters of credit. Interest on outstanding advances will accrue at LTV's option at either a specified base rate or 1% above LIBOR. At September 30, 1999, there were no outstanding advances and $80 million face amount of letters of credit outstanding under the Inventory Facility. The creditors of LTV Steel Products, LLC have a claim on the assets of that company prior to those assets becoming available to other creditors of LTV or its affiliates.

     In addition, LTV and substantially all of its domestic wholly-owned subsidiaries entered into the New Bank Financing contemporaneously with the offering of the Old Notes. The New Bank Financing will mature on October 31, 2004 and will consist of a single tranche of term loans in an aggregate principal amount of $225 million, and was used to pay a portion of the purchase price of the Acquisitions and related fees and expenses. Obligations under the facility will be secured by substantially all the assets of the Copperweld Corporation and Welded Tube, other than receivables and Welded Tube's Portland facility. Loans under this facility will have de minimis scheduled amortization payments during the first four years from closing, with equal scheduled payments of $54 million at the end of February, May, August and October 2004. In addition, loans under the New Bank Financing must be prepaid with 100% of the net cash proceeds of certain asset sales and insurance awards, 75% (subject to reduction) of excess cash flow, 100% of the net cash proceeds of certain debt issuances and 50% of the net cash proceeds of certain equity issuances unless certain financial ratios are met (in which case no such prepayment shall be required). The New Bank Financing contains covenants limiting LTV's and its subsidiaries' ability to incur additional debt and additional liens, make dividends and other payments with respect to its equity securities, make new investments or capital expenditures and sell assets. This facility also requires compliance with financial tests based on its financial position and results of operations, including a leverage ratio, an interest coverage ratio and a fixed charge coverage ratio, all of which could effectively limit our ability to borrow or otherwise raise funds in the credit and capital markets. While we believe that we will be able to comply with these financial covenants, our ability to do so will depend on our results of operations, borrowing needs and financial performance more generally. See "Description of New Bank Financing."

     Management believes that cash provided by operations, along with its two working capital facilities, are sufficient to fund the current requirements of working capital, capital expenditures, investments in businesses and joint ventures and other postemployment benefits. Due to the low production levels experienced by Trico Steel, LTV and our other two partners entered into a credit commitment in 1998 to lend to Trico Steel on a junior subordinated basis up to an additional $50 million. Our portion of such commitment is $25 million. The $50 million commitment is in addition to a $30 million loan commitment (our share is $15 million) made in 1998. Through September 30, 1999, we advanced Trico Steel $35 million against these commitments, with an additional $5 million commitment remaining from us. Trico Steel's working capital requirements will continue to be reviewed, and it is possible that we could decide to advance additional loans to Trico Steel on an "as needed" basis.

     The terms of our 1997 Notes contain various covenants, including restrictions on payments of dividends, share repurchases, capital expenditures, investments in subsidiaries and borrowings. At September 30, 1999, amounts available for future dividends and stock repurchases totaled $40 million, which amount was increased by the net proceeds of the New Preferred Stock upon issuance thereof. We do not believe that the restrictions contained in these covenants will cause significant limitations on our financial flexibility.

     In 1998 we signed a new agreement with the Pension Benefit Guaranty Corporation ("PBGC"). Under the new agreement, we will fund our major defined benefit pension plans based on the Employee Retirement Income Security Act of 1974 minimum funding standards and additional amounts as appropriate. The new agreement eliminates certain required annual fixed contributions and contributions which were based on exceeding certain cash flow levels. Upon entering into the new agreement on December 2, 1998, we repaid the $62 million balance of 8.5% PBGC Notes due in 2020. We do not expect to have any significant obligations for pension contributions until 2002.

     Since the second quarter of 1996, we have paid quarterly common stock dividends of $0.03 per share.

     See "Acquisitions" and "Description of Certain Other Indebtedness."

CAPITAL EXPENDITURES

     Our capital expenditures are directed toward market-driven requirements, customer service, productivity improvements, cost-reduction programs, new information technology, replacement projects and environmental requirements.

     Capital expenditures for LTV were as follows:

                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                                  1998     1997     1996
                                                  -----    -----    -----
                                                       (IN MILLIONS)
Integrated Steel................................  $310     $310     $240
Metal Fabrication...............................    52       16        3
                                                  ----     ----     ----
Total...........................................  $362     $326     $243
                                                  ====     ====     ====

     Our Integrated Steel segment has primarily invested in equipment upgrades, including the major reline of the H-4 blast furnace at the Indiana Harbor Works completed in 1998, and new technologies to keep our facilities cost competitive, improve productivity and enhance customer service.

     Construction of a new tubing manufacturing facility in Marion, Ohio was substantially completed in 1998 at a total capital cost of approximately $50 million and was the largest capital expenditure in the Metal Fabrication segment. The plant began commercial operations in 1999 and has an annual processing capacity of 146,000 tons. The facility will manufacture high-quality tubing for the automotive mechanical tubing market, including for the manufacture of hydroformed parts.

     We anticipate that total capital expenditures will approximate $300 million during 1999.

INVESTMENTS IN STEEL-RELATED BUSINESSES

     Investments totaled $91 million in the first nine months of 1999 and $80 million in 1998, $101 million in 1997 and $79 million in 1996. Our strategy is to invest in growth industries and steel-related businesses that complement our integrated steelmaking business. Recent investments implementing this strategy resulted in acquiring interests in companies engaged in metal fabrication and in companies with technologies providing new techniques and processes in the steelmaking process and products.

     From 1995 through September 30, 1999, we have invested approximately $177 million in Trico Steel, a joint venture steel mini-mill located in Decatur, Alabama, of which we own a 50% interest. Trico Steel began commercial operations in April 1997.

     In 1996, we entered into a joint venture, Cliffs and Associates, to produce and market high purity reduced iron briquettes as a scrap steel substitute for use in electric furnace steelmaking operations. We invested $84 million through September 30, 1999, representing a 46.5% investment in a facility which has a designed production level of 500,000 metric tons per year. The plant will operate on a planned start-up curve and full year production will depend on successful start-up of the facility and market demand.

     We have small metal fabrication joint ventures which include a tailor-welded blanking operation, automotive steel processing and blanking operations in Mexico and international joint ventures in metal buildings operations that are located in South America and Mexico.

COMPETITION AND PRICES

     Domestic steel producers face significant competition from foreign producers affecting both prices and volume. For the full year 1998, imports of flat rolled product from all foreign countries totaled approximately 20 million tons or 25% of domestic steel consumption, an increase of 43% from 1997 levels. A significant amount of the 1998 increase occurred after July 1998 as the last half of 1998 had imports totaling 30% of domestic steel consumption. Although imports for the first nine months of 1999 were 18% of domestic steel consumption, based on reports by the AISI, the effects of the higher 1998 levels have led to the reduced prices in 1999. The intensity of foreign competition is substantially affected by the relative strength of foreign economies and fluctuations in the value of the U.S. dollar against foreign currencies. Decisions by some foreign producers with respect to production and sales may be influenced to a greater degree by political and economic policy considerations of their governments than by prevailing market conditions. Currency fluctuations and reduced consumption by Asian markets resulted in a significant increase in imports in 1998.

     We also compete with other domestic integrated producers, some of which have greater resources than us, and with mini-mills, which are relatively efficient, low-cost producers that generally produce steel from scrap in electric furnaces, have lower employment and environmental costs and generally target regional markets. Thin slab casting technologies have allowed some mini-mill producers to enter certain sectors of the flat rolled market that have traditionally been supplied by integrated producers. Industry experts estimate that current domestic raw steel production capacity will be increased by 2% by the end of 2000 as new mini-mills engage in start-up operations or begin operation.

     Many steel products face substantial competition from manufacturers of other products, including plastics, aluminum, ceramics, glass, wood and concrete.

     Our Integrated Steel segment's results of operations are substantially affected by small variations in the realized prices of our steel products, which are significantly influenced by prevailing prices for steel and demand for particular products. Shipments of 7.5 million tons of Integrated Steel products resulted in sales of $3.7 billion during 1998. A 1% increase or decrease in the average realized price during 1998 would have resulted in an increase or decrease in pretax income of approximately $32 million. In 1998, the steel industry experienced price declines from the price levels of 1997. Price increases were obtained in 1997 from 1996 levels but average steel selling prices in 1998 were below 1996 levels. Competitive pressures, including increased domestic steelmaking capacity and rising import levels, limit our ability to maintain or increase current prices.

     The Metal Fabrication segment's products are competitive with respect to market prices and have been less sensitive to pricing pressures.

     Joint ventures have been one of our means for expanding our operations, and we expect to continue to make investments in joint ventures. Many of the joint venture opportunities that we are pursuing are start-up operations and require significant investments before becoming operational. The development, construction and start-up of such operations are themselves subject to numerous risks. After start-up, further investments may be required and significant losses could be incurred before any profits are realized.

     On February 28, 1998, we ceased operations at the Pittsburgh coke plant and began the closure process. We established reserves for the cost of the closure and clean-up in the third quarter of 1997. Spending charged against this reserve through the first nine months of 1999 totaled $42 million. In April 1999, we completed the closure of the cold rolled finishing operations in the Number 2 finishing department at the Cleveland Works. The expense of this closure was included as part of the special charges recorded in the fourth quarter of 1998. There has been $2 million of spending against this reserve in 1999.

ENVIRONMENTAL EXPENDITURES

     We are subject to changing and increasingly stringent environmental laws and regulations concerning air emissions, water discharges and waste disposal, and the remediation of soil and groundwater contamination caused by releases of hazardous materials. As a consequence, we have incurred, and will continue to incur, substantial capital expenditures and operating and maintenance expenses in order to comply with these requirements. Additionally, if any of our facilities are unable to comply with these requirements, those operations could be temporarily or permanently closed. If, in the future, we are required to investigate and remediate any contamination at plant sites where hazardous wastes have been used pursuant to the Resource Conservation and Recovery Act, we could be required to record additional liabilities. We cannot estimate the cost of these potential liabilities at this time, but it could be substantial. In addition, certain environmental laws, such as Superfund, can impose liability for the entire cost of cleanup of contaminated sites upon any of the current and former site owners or operators or parties who sent waste to these sites, regardless of fault or the lawfulness of the original disposal activity. Permits and environmental controls are also required at our facilities to reduce air and water pollution from certain of our operations, and these permits are subject to modification, renewal and revocation by issuing authorities. Additional permits may be required, or more onerous conditions imposed in our existing permits as a result of increases in production or modifications to certain of our facilities.

     We spent approximately $15 million for environmental clean-up matters and related demolition costs at operating and idled facilities during the first nine months of 1999, $24 million in 1998 and $16 million in 1997. At September 30, 1999, we had recorded a liability of $123 million for known and identifiable environmental and related demolition costs. As we become aware of additional matters or obtain more information, we may be required to record additional liabilities for the investigation and clean-up of contamination.

We also spent approximately $11 million in the first nine months of 1999, $14 million in 1998 and $32 million in 1997 in capital expenditures for environmental projects and expect we will be required to spend an average of approximately $23 million annually in capital expenditures during the next five years to meet environmental standards.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to market risk, including changes in interest rates and commodity prices. We use futures, primarily in zinc, nickel, tin and natural gas, to manage the volatility related to certain of these exposures. Gains and losses relating to qualifying hedges are included in the basis of the underlying transactions. Sensitivity analysis of the incremental effect on annual pretax income of a hypothetical 10% decrease in commodity prices for open futures at December 31, 1998 would be $4 million. Gains and losses on futures are generally offset by price changes in the underlying contract. The sensitivity analysis does not reflect the effects of these offsets.

     We are also subject to interest rate risk. Our current debt consists primarily of our $300 million face value of 1997 Notes. The estimated fair value of these notes at year end 1998 would be $28 million less than the recorded value based on current borrowing rates available for financings with similar terms and maturities.

     We have marketable securities that are classified as available for sale and are recorded at fair value which approximates cost.

     See also the Financial Instruments note in the notes to our Consolidated Financial Statements contained elsewhere in this prospectus.

YEAR 2000 READINESS

LTV

     Although LTV does not currently manufacture any products containing embedded chips or any computerized products, LTV (like most companies) has been faced with the task of addressing the Year 2000 issue, which is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or any hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000.

     Since the commencement of its Year 2000 readiness effort in late 1996, LTV has been engaged in a company-wide effort to achieve Year 2000 readiness for both information technology ("IT") and noninformation technology ("non-IT") systems for its consolidated operations. LTV has a Steering Committee for Year 2000 issues, which meets regularly and is comprised of high-level executives and other management personnel and Year 2000 consultants. LTV is primarily using its own employees to achieve readiness in most of its manufacturing and operations systems, augmented by outside expertise related to specific systems. We have contracted with its principal Year 2000 outside contractor (the "Outside Contractor") to achieve Year 2000 readiness with respect to its steel business and related information technology infrastructure systems ("Business Systems").

     LTV's Year 2000 readiness program involves several stages, including (1) an inventory stage to locate programs and devices that may have date sensitivities,
(2) a risk assessment and prioritization stage to determine the degree of noncompliance and the potential impact on LTV's business, (3) a remediation stage for affected systems and devices, (4) a test stage to determine if the repaired program or device is ready, and (5) an implementation stage to return the program or device back into operation.

     The following table shows the our estimates of the stages of readiness of the Business Systems within its consolidated operations as well as its manufacturing and operations systems which include non-IT systems such as smart sensors, logic controllers, distributed control systems and embedded microprocessors.

                                               AS OF SEPTEMBER 30, 1999
                                 ----------------------------------------------------
                                                                Y2K
                                                             READINESS
                                    Y2K       Y2K IMPACT     OF OVERALL
                                 INVENTORY    ASSIGNMENT    INVENTORY(1)    COMPLETED
                                 ---------    ----------    ------------    ---------
Business Systems(2)
- Integrated Steel.............     100%         100%            90%
- Metal Fabrication............     100%         100%           100%
Manufacturing Systems(2)
- Integrated Steel.............     100%         100%           100%
- Metal Fabrication............     100%         100%           100%
Infrastructure(2)
- Integrated Steel.............     100%         100%           100%
- Metal Fabrication............     100%         100%           100%
Supply Chain(2)
- Integrated Steel.............      NA           NA             NA            100%
- Metal Fabrication............      NA           NA             NA            100%
Contingency Plans(2)
- Integrated Steel.............      NA           NA             NA            100%
- Metal Fabrication............      NA           NA             NA            100%

-------------------------

(1) LTV considers inventory "Y2K ready" only after testing to confirm that remediation, replacement and/or work around has resolved any material Y2K problem and such inventory is returned to production. All Integrated Steel systems are scheduled for completion by the end of 1999.

(2) Excluded from the table are unconsolidated operations accounted for by the equity method such as Trico Steel and various foreign joint ventures.

     Because LTV's IT and non-IT systems are subject to continuous updating, we will continue to monitor any new or modified systems placed in service prior to the Year 2000 rollover date.

     In addition to LTV's Year 2000 program described above, LTV has implemented a business systems project, which includes new purchasing, accounts payable, spare parts inventory, human resource and maintenance planning systems throughout its steel operations. All of the above systems are excluded from the Year 2000 readiness program costs, which are disclosed below.

     New outsourced benefit and payroll systems originally scheduled for implementation during 1999 will not be completed as expected. As a consequence, the existing benefit and payroll and related systems will be remediated for Year 2000 issues prior to the end of 1999. The remediation of the existing benefit and payroll and related systems is reflected in the "Y2K Readiness of Overall Inventory" reported above.

     LTV continues to address the additional potential consequences that may result from unresolved Year 2000 issues and has queried material third parties, including suppliers, utility and other resource providers and customers to assess their Year 2000 readiness efforts. LTV has implemented a supply chain plan for most sole source and mission critical suppliers and customers. LTV has also developed contingency plans for its steel and steel-related plants, which assume the loss of electricity, gas and water. These plans include provisions for alternate sources of power and plans to manage the steel and steel-related plants to a safe condition followed by a staged recovery to help ensure employee safety and continued environmental compliance on the Year 2000 rollover date. LTV is taking action to prepare for the implementation of our contingency plans such as securing generators or otherwise providing for alternative sources of power and the establishment of command centers for communication and coordination on the Year 2000 rollover date.

     In the event LTV and material third parties such as critical suppliers and/or customers fail to become Year 2000 compliant, a most reasonably likely worst case scenario could result in a system failure or miscalculation causing disruptions of operations, including, among other things, production difficulties, a temporary inability to process transactions, send invoices, or engage in similar normal business activities which could result in a material adverse effect on the LTV's business and results of operations.

     LTV expects to spend approximately $63 million for its Year 2000 readiness efforts, with $8 million designated for remediation of manufacturing and operations systems and $55 million allocated for Business Systems. These expenses include replacing some outdated, noncompliant hardware and noncompliant software as well as identifying and remediating known Year 2000 problems. LTV expensed $14 million in the first nine months of 1999, $35 million and $8 million of these costs in the years 1998 and 1997, respectively. The funds expensed for Year 2000 are outside of the normal information technology budget. Because the readiness program is not yet fully implemented and is subject to certain risks and uncertainties, including the readiness efforts of material third parties, there can be no assurance that LTV will not incur material costs beyond the anticipated costs described above.

     The cost of the Year 2000 project and the dates by which LTV believes it will be Year 2000 ready are based on its current best estimates, which were derived based on numerous assumptions of future events, including the timely remediation of the existing benefit, payroll and related systems, the continued availability of certain resources, third party modification plans and other factors. There can be no guarantee; however, that these estimates will be achieved; and actual results could differ materially from those anticipated. Specific factors that might cause such differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and imbedded computer technology in a timely manner and the ability of the LTV's suppliers and customers to become Year 2000 compliant in a timely manner.

WELDED TUBE

     Inventory, assessment, remediation, and unit and integrated testing of Welded Tube's business and manufacturing systems have been completed, and management believes these systems are Year 2000 ready. Welded Tube has queried its current critical suppliers and has received responses indicating that their systems are Year 2000 ready. Contingency planning at Welded Tube was finalized in November 1999.

COPPERWELD

     Copperweld began its Year 2000 compliance efforts in early March 1997 with an initial goal to be compliant by December 1998. Reviews of critical information systems that impact operations and financial reporting were conducted to develop a strategy to address required changes to applications, hardware and software.

     In early December 1998, Copperweld conducted extensive Year 2000 operating system and applications testing of its mission critical systems over a five-day period by actually simulating future data on the test system. All aspects of the systems were tested with minimal problems encountered and it was concluded that all mission critical internal systems were Year 2000 ready.

     In addition, Copperweld has identified areas that require either hardware or software upgrades and plans are in place to have this accomplished during 1999 and primarily relates to upgrading of computer systems for Copperweld Canada. We believe that any problems encountered will be few and minor and will be remedied before they impact our business.

     Testing has not been solely performed by internal sources. Copperweld's Year 2000 readiness program was audited by a third party, associated with Automotive Industry Action Group (AIAG), and received an assessor's rating of "green" which, based upon their assessment categories, classified the Year 2000 preparedness status at the Copperweld facilities as "low risk."

     During the last few days of 1999 and into the Year 2000, we will have an emergency response team on alert to react to any unexpected system failure at the Copperweld facilities. Due to the extensive amount of testing completed and the associated favorable results, the worst case foreseen in the event of system failure is the inability to ship or produce for a few days. The expenditures related to the Year 2000 project have not had a significant impact on the financial results of Copperweld.

OUTLOOK

     Although demand for the Integrated Steel segment's products remains strong and efforts to increase prices to appropriate levels continue, the recent price increases will not be sufficient to increase average selling prices to 1998 levels. In addition to the impact of lower selling prices, we will also be affected by the reline of the C-6 blast furnace at the Cleveland Works which began in the third quarter and was completed in November.

     The Metal Fabrication segment shows continued strong sales of metal buildings systems and tubular products in a robust construction market, while some pipe products are being negatively affected by reduced demand in the energy market and by imports. The Metal Fabrication segment results will continue to reflect the start-up operating losses from its new Marion, Ohio tubing facility in the fourth quarter of 1999. Results of Welded

Tube and Copperweld and the related interest expense of the new debt will be reflected in the fourth quarter since the date of acquisition.

     The Corporate and Other segment will be affected by the start-up losses of Cliffs and Associates until sustainable production levels are achieved. Trico Steel has experienced substantial equipment problems, including but not limited to transformer outages, that have prevented it from reaching satisfactory levels of performance. Although permanent transformer replacements were completed in the third quarter of 1999, we cannot be certain that this will result in Trico Steel becoming profitable. In addition, interest income will be reduced as compared to prior periods due to lower cash balances.

                    SELECTED COMBINED FINANCIAL INFORMATION
                    AND CERTAIN OPERATING DATA OF COPPERWELD

     The following table presents selected combined financial information and other operating data for Copperweld Corporation and Copperweld Canada, Inc. (together, "Copperweld") for the periods indicated. The financial information is derived from Copperweld's audited combined financial statements for each of the years ended December 31, 1998, 1997, 1996, 1995 and 1994. The financial information for the nine months ended September 30, 1999 and 1998 is derived from Copperweld's unaudited financial statements. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for the full year. The following financial information and operating data should be read in conjunction with the Combined Financial Statements of Copperweld for the years ended December 31, 1998, 1997 and 1996 and for the nine months ended September 30, 1999 and 1998 included elsewhere in this prospectus.

     In the table below EBITDA represents income (loss) before taxes on income, interest expense and depreciation and amortization. We believe that EBITDA provides useful information regarding Copperweld's ability to service its debt and other obligations; however, EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of Copperweld's operating performance or a substitute for cash flow as a measure of liquidity. In addition, this calculation of EBITDA may be different from the calculation used by competitors and, therefore, comparability may be affected. The ratio of EBITDA to interest expense is determined by dividing EBITDA by total interest expense plus capitalized interest expense. The ratio of earnings to fixed charges is determined by dividing the sum of net income before interest expense, taxes and the portion of rent expense representative of interest, by the sum of interest expense (including capitalized interest) and the portion of rent expense representative of interest.

                                       NINE MONTHS
                                          ENDED
                                      SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                     ---------------   ------------------------------------------
                                      1999     1998     1998     1997     1996     1995     1994
                                     ------   ------   ------   ------   ------   ------   ------
                                       (UNAUDITED)
                                                   (IN MILLIONS, EXCEPT OTHER DATA)
INCOME STATEMENT:
Sales..............................  $554.7   $552.6   $711.0   $662.7   $427.8   $429.6   $432.1
Cost of products sold..............   467.3    461.0    594.8    547.1    353.1    355.2    345.2
Depreciation and amortization......    22.8     18.1     22.9     19.8     12.8     11.5     12.2
Selling, general and
  administrative...................    30.2     28.6     36.7     38.1     28.7     20.6     25.7
                                     ------   ------   ------   ------   ------   ------   ------
Operating income...................    34.4     44.9     56.6     57.7     33.2     42.3     49.0
Interest expense...................     7.5      7.2      8.0      8.0      4.5      4.6      4.3
Interest and other income..........     0.9      0.7      1.3      0.8      0.5      1.2      1.2
                                     ------   ------   ------   ------   ------   ------   ------
Income before taxes on income......    27.8     38.4     49.9     50.5     29.2     38.9     45.9
Provision for income taxes.........    10.4     14.7     19.1     18.6      9.4     15.1     18.6
                                     ------   ------   ------   ------   ------   ------   ------
Net income.........................  $ 17.4   $ 23.7   $ 30.8   $ 31.9   $ 19.8   $ 23.8   $ 27.3
                                     ======   ======   ======   ======   ======   ======   ======
OTHER FINANCIAL DATA:
Capital expenditures...............  $ 30.7   $ 52.2   $ 83.2   $ 30.8   $ 10.2   $ 20.8   $ 11.2
Depreciation and amortization......    22.8     18.1     22.9     19.8     12.8     11.5     12.2
Cash provided by (used in):
  Operating activities.............    44.3     82.9     54.0     34.4     28.8     42.4     25.7
  Investing activities.............   (31.0)   (56.6)   (87.7)  (128.6)    (7.6)   (25.3)   (10.8)
  Financing activities.............   (18.1)    31.1     39.4    100.5    (24.6)   (18.5)   (13.5)
EBITDA.............................    58.1     63.7     80.8     78.3     46.5     55.0     62.4
Ratio of EBITDA to interest
  expense..........................     7.7x     8.8x     8.3x     9.5x    10.1x    10.4x    14.2x
Ratio of earnings to fixed
  charges..........................     3.9x     5.2x     5.3x     6.4x     5.7x     6.4x     8.6x
OTHER DATA:
Shipments
  Tubing (tons in thousands).......   622.4    621.7    798.1    701.1    360.0    347.0    384.4
  Wire (pounds in millions)........    64.3     52.3     70.3     73.5     70.1     65.1     62.6
Number of active employees.........   2,577    2,521    2,545    2,455    1,300    1,332    1,306
BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and
  marketable securities............  $  8.0   $  2.3   $ 12.8   $  7.1   $  0.8   $  4.2   $  5.6
Working capital....................   110.2    106.8    117.2    119.2     63.2     60.8     20.2
Property, plant and equipment......   295.8    258.4    282.3    228.6    134.7    137.7    125.8
Total assets.......................   539.4    504.8    531.1    472.2    265.1    257.3    249.5
Total debt.........................   154.2    136.6    163.7    164.6     60.4     70.9     75.7
Total postemployment health care
  and other insurance benefit
  liabilities......................    40.9     41.7     39.9     41.7     32.0     30.9     31.2
Total pension benefit
  liabilities......................    (8.2)     1.9     (3.5)     6.0     13.5     16.4     14.5
Shareholders' equity...............   213.2    188.9    199.4    135.9     91.1     82.2     71.4

                                    BUSINESS

OVERVIEW

     LTV is a leading North American producer of flat rolled steel and steel-related products such as pipe, tubing and pre-engineered metal buildings. Based on 1998 shipments, we are the third largest North American integrated steel producer, the second largest producer of flat rolled steel and a leading supplier of "quality-critical" flat rolled steel to the automotive, appliance and electrical equipment and service center industries in the United States. We are also the second largest manufacturer of pre-engineered metal buildings systems in North America. We operate two integrated steel mills, Cleveland Works and Indiana Harbor Works, various steel finishing and processing facilities and numerous tubular and metal buildings operations.

     We believe that with the Acquisitions of Welded Tube and Copperweld described below and their combination with our current tubular business, we are the largest producer of mechanical and structural steel tubing products in North America and the world's largest producer of bimetallic wire products, primarily consisting of copper-clad aluminum and steel wire for telecommunications.

     We believe that our emphasis on value-added products and quality in our integrated steel operations has allowed us to become a leading supplier to quality-critical steel-consuming industries. We are a qualified supplier to all domestic automobile manufacturers, including foreign-owned transplant automobile assemblers. Our metal fabrication businesses are generally considered to be among the leaders in their respective industries and are highly competitive in terms of quality, service and cost. On a pro forma basis for 1998, we would have generated revenues of approximately $5.1 billion and EBITDA, before special charges, of approximately $389 million.

     We operate in three segments:

     - INTEGRATED STEEL, consisting of our operations to manufacture and sell carbon flat rolled steel-related products including hot rolled, cold rolled and galvanized sheet and tin mill products.

     - METAL FABRICATION, consisting of our operations to manufacture and sell tubular and metal buildings products. Our tubular operations produce pipe, conduit and other tubular products for use primarily in the transportation, agricultural and construction industries. This segment will be expanded through our acquisition of Welded Tube and the pending acquisition of Copperweld. Metal buildings systems and components are manufactured through our subsidiary, VP Buildings, Inc.

     - CORPORATE AND OTHER, consisting of joint ventures that utilize new steel-related technologies, and corporate investments and related income and expenses. Our joint ventures are primarily Trico Steel Company (a flat rolled steel mini-mill) and Cliffs and Associates Limited (a venture which will produce direct reduced iron briquettes).

     The Acquisitions of Welded Tube and Copperweld serve our strategy of pursuing growth in metal fabrication businesses. We believe that the Acquisitions provide us with a leadership position in attractive segments, and that each acquisition complements our existing operations.

     WELDED TUBE. Welded Tube is the second largest structural tube producer in North America. Welded Tube's products are used primarily for construction, structural support and safety, ornamental and an extensive range of other tubular applications. Welded Tube differentiates itself in the marketplace by offering customers the option of purchasing its products with its proprietary Kleenkote(TM) coating. Kleenkote(TM) coating's benefits include: prolonged storage life, reduced material handling, easier marking and layout, reduced need for solvents and cleaners, easier weld splatter removal and reduced paint material and labor costs.

     COPPERWELD. We believe that Copperweld is the largest North American manufacturer of mechanical and structural steel tubing and the world's largest producer of bimetallic wire products. Copperweld participates in all segments of the mechanical tubing business with a full range of mechanical tubing product lines, including drawn-over-mandrel ("DOM") and welded product types. Copperweld also offers a full range of structural tubing products. Copperweld's mechanical and structural tubing products are used in the automotive, agricultural and industrial equipment, fluid power, construction, recreation and office furniture markets. Copperweld recently entered the stainless steel tubing market and is developing its offering of value-added automotive parts, which are fabricated from mechanical tubing. In addition, Copperweld produces bimetallic, copper-clad steel and copper-clad aluminum wire, rod and strand used in the telecommunications and utility industries. Copperweld's bimetallic business has experienced relatively steady growth in both revenue and operating income over the past 10 years.

BUSINESS STRATEGY

     Key elements of our strategy include:

     - MAXIMIZING THE PERFORMANCE OF OUR INTEGRATED STEEL OPERATIONS. We seek to maximize returns from our integrated steel facilities by focusing on value-added flat rolled steel products, reducing production costs and improving productivity and product quality. Our continuing reinvestment in this segment is intended to maintain our quality, product and cost-competitive position in value-added flat rolled steel applications.

     - GROWING OUR METAL FABRICATION BUSINESSES. We are actively pursuing profitable growth opportunities in metal fabrication businesses that are complementary to our existing steel-related manufacturing capabilities. Through acquisitions and internal growth in metal fabrication, we are continuing to diversify our overall product mix and are increasing the contribution these businesses make to our financial results. As part of this strategy, we are focused on integrating Welded Tube and Copperweld in order to realize the operational synergies and growth opportunities we believe the Acquisitions can provide.

     - DEVELOPING OUR STEEL-RELATED BUSINESSES. We have entered into two steel-related joint ventures, Trico Steel and Cliffs and Associates, that utilize new technologies to produce flat rolled steel and direct reduced iron. These ventures are intended to leverage LTV's steelmaking expertise to achieve growth. We are continuing to support the start-up of our existing joint venture operations to achieve satisfactory operational and financial performance. We will also continue to evaluate new steel-related technologies as they become available to determine if additional investments in this area are attractive.

     We intend to operate our three tubular companies under a single management team in order to achieve maximum synergies between the different operations. These synergies are expected to include reduced freight costs due to the broad geographic reach of combined tubular facilities, capital spending avoidance, operational improvements through the sharing of best operating practices, purchasing synergies, working capital efficiencies and cost reduction through the use of shared corporate services. It is also expected that the metallurgical and automotive research and development capabilities of our integrated steel operations will be a valuable resource for the acquired tubular operations. Additional opportunities exist to leverage customer relationships at each of the three businesses and expand the use of sophisticated vendor managed inventory systems utilized by Welded Tube and Copperweld.

BUSINESS SEGMENTS

INTEGRATED STEEL

OVERVIEW

     Our integrated steel segment manufactures and sells a diversified line of galvanized, cold rolled, hot rolled and tin mill flat rolled products. Galvanized, cold rolled and hot rolled products are used in the manufacture of automobile bodies, appliances and other consumer durable goods, farm equipment, industrial machinery, office equipment, machine parts and tubular products. Tin mill products are used by the container industry in the manufacture of cans and closures. We are engaged in these operations primarily through our subsidiary, LTV Steel Company, Inc. ("LTV Steel").

     Based on 1998 shipments, we believe we are the third largest North American integrated steel producer, the second largest producer of flat rolled steel and a leading supplier of quality-critical, flat rolled steel to the automotive, appliance and electrical equipment and service center industries in the United States.

     In our integrated steel operation, we operate two domestic integrated steel mills (Cleveland Works and Indiana Harbor Works) and various finishing, galvanizing and processing facilities, as well as tin mill operations. Our integrated steel segment also includes iron ore and limestone operations (which provide raw materials to our steelmaking facilities) and short line railroad operations (which primarily transport raw materials and steel products to support the manufacturing operations). See "-- Properties" for a description of these assets and operations.

     Much of the following third party data, including shipment production and capability, is derived from data reported by AISI. Additionally, we follow industry standards in calculating the maximum operating rate which is based on 95% of blast furnace capacity.

PRODUCTS

     The following table sets forth information relating to shipments of steel mill products for both our integrated steel segment and the domestic steel industry during the periods indicated:

                                     NINE MONTHS
                                        ENDED                  YEAR ENDED
                                    SEPTEMBER 30,             DECEMBER 31,
                                   ----------------    --------------------------
                                    1999      1998      1998      1997      1996
                                   ------    ------    ------    ------    ------
                                                (TONS IN THOUSANDS)
Shipments of steel mill products:
LTV..............................   5,617     5,783     7,525     7,939     7,887
  Industry.......................  74,125    74,907    97,010    99,310    94,983
  LTV percent of industry........     7.6%      7.7%      7.8%      8.0%      8.3%

     Our product mix is reflected in the following table which shows revenue by steel product for the periods indicated:

                                     NINE MONTHS
                                        ENDED                  YEAR ENDED
                                    SEPTEMBER 30,             DECEMBER 31,
                                   ----------------    --------------------------
                                    1999      1998      1998      1997      1996
                                   ------    ------    ------    ------    ------
                                                   (IN MILLIONS)
Hot and cold rolled products.....  $1,245    $1,467    $1,861    $2,036    $2,017
Galvanized products..............     911       894     1,213     1,230     1,203
Tin mill products................     262       316       395       502       453
All other products...............      72        93       121       137       140
                                   ------    ------    ------    ------    ------
  Total..........................  $2,490    $2,770    $3,590    $3,905    $3,813
                                   ======    ======    ======    ======    ======

     Sales decreased in the first nine months of 1999 from the first nine months of 1998 and in 1998 from 1997, primarily due to a surge in unfairly traded imports which resulted in lower average steel selling prices and lower shipments by us.

PRODUCTION

     The following table sets forth estimated capability and raw steel production information for both our integrated steel segment and the domestic steel industry during the periods indicated:

                                  NINE MONTHS
                                     ENDED                   YEAR ENDED
                                 SEPTEMBER 30,              DECEMBER 31,
                                ----------------    -----------------------------
                                 1999      1998      1998       1997       1996
                                ------    ------    -------    -------    -------
                                               (TONS IN THOUSANDS)
Capability:
LTV...........................   6,470     6,402      8,560      8,365      8,362
  Industry....................  96,295    93,503    125,300    121,400    116,100
  LTV percent of industry.....     6.7%      6.8%       6.8%       6.9%       7.2%
Production:
  LTV.........................   6,365     6,200      8,100      8,900      8,800
  Industry....................  78,178    83,369    108,800    108,600    105,300
  LTV percent of industry.....     8.1%      7.4%       7.4%       8.2%       8.4%
Production as a percentage of
  capability:
  LTV.........................    98.4%     96.8%      95.0%     106.4%     105.0%
  Industry....................    81.2%     89.2%      86.8%      89.4%      90.7%

     In our integrated steel operation, we produce our steel using the basic oxygen furnace process at our Cleveland Works and Indiana Harbor Works. With three continuous casters, we continuously cast 100% of our steel production. We have supplemented our own steel production in recent years with purchases of semi-finished steel during periods of blast furnace outages. In 1998, 1997 and 1996, we purchased approximately 36,000 tons, 322,000 tons and 168,000 tons, respectively, of semi-finished slabs from other domestic and foreign steel producers.

     Individual facilities are operated at rates that best serve our overall need at the time and can be significantly higher or lower than our average operating rate. We do not believe data regarding the utilization of individual facilities is necessarily meaningful.

CUSTOMERS

     The following table sets forth the percentage of our integrated steel shipments by tonnage distributed among our various markets for the periods indicated:

                                              NINE MONTHS
                                                 ENDED              YEAR ENDED
                                             SEPTEMBER 30,         DECEMBER 31,
                                             --------------    --------------------
                                             1999     1998     1998    1997    1996
                                             -----    -----    ----    ----    ----
Automotive.................................    31%      25%     27%     25%     23%
Steel service centers......................    23       26      25      26      32
Converters and processors..................    19       19      18      19      17
Electrical, agricultural and other
  machinery................................     8        8       8       8       8
Household appliances and office
  equipment................................     6        7       7       6       6
Containers and packaging...................     6        7       7       8       7
Construction...............................     5        6       6       6       5
Exports....................................     2        2       2       2       2
                                              ---      ---     ---     ---     ---
  Total....................................   100%     100%    100%    100%    100%
                                              ===      ===     ===     ===     ===

     Direct sales to General Motors, our largest customer, accounted for approximately 9%, 11% and 11% of our consolidated revenues in 1998, 1997 and 1996, respectively. General Motors, Ford Motor Company and DaimlerChrysler have reached tentative four-year labor agreements with the United Auto Workers.

SALES, MARKETING AND DISTRIBUTION

     Approximately 60% of our integrated steel products are sold under sales arrangements, most of which are negotiated on an annual basis. Almost all of our integrated steel sales to our larger customers in the transportation, appliance, electrical equipment and food and beverage can markets are made pursuant to these sales arrangements. Our sales arrangements generally provide for set prices for the products ordered during the period they are in effect. As a result, we may experience a delay in realizing price changes related to our long-term integrated steel business. Much of the remainder of our integrated steel product is sold under contracts covering shorter periods at the then prevailing market prices for such product.

     Our integrated steel sales organization is managed from our headquarters. Employees performing commercial, marketing and customer service functions are organized along market lines. We also maintain regional offices for integrated steel sales functions.

     Our export sales of integrated steel product were 2.2% of our total dollar steel sales in 1998, 2.0% in 1997 and 2.1% in 1996.

COMPETITION

     We compete directly with domestic and foreign flat rolled carbon steel producers and indirectly with producers of plastics, aluminum and other materials such as ceramics and wood which sometimes can be substituted for flat rolled carbon steel in manufactured products. The primary factors that have affected competition include price, quality, delivery performance and customer service. We target quality-critical, value-added applications and believe we are able to differentiate certain of our products from those of our competitors on the basis of product quality, technology, modern facilities and customer product and technical support.

FOREIGN

     Domestic steel producers have faced significant and intense competition from foreign producers. The intensity of foreign competition is affected by the relative strength of foreign economies and fluctuations in the value of the U.S. dollar against foreign currencies. During 1998, steel imports increased significantly due to a surge of unfairly traded steel, a rise in the value of the dollar in relation to certain foreign currencies, some of which were significantly devalued, and a weakening of certain economies, particularly in Eastern Europe, Asia and Pacific Rim countries. Many foreign steel producers are owned, controlled or subsidized by their governments. Decisions by such foreign producers with respect to production and sales are often influenced to a greater degree by political and economic policy considerations than by prevailing market conditions.

     For a description of the recent trade cases filed by us and other domestic steel producers against foreign steel producers in 1998 and 1999, as well as final dumping and subsidy decisions issued in 1992, some of which are still the subject of pending appeals, see "-- Trade Cases."

     Based on AISI reports, imports of flat rolled products increased significantly during each of the last two years, surging to record levels during 1998. Based on AISI reports, during 1998, 1997 and 1996, imports of flat rolled products (excluding semi-finished steel) totaled approximately 20 million, 14 million and 12 million net tons, respectively, or approximately 25% of total domestic steel consumption in 1998, approximately 19% in 1997 and 17% in 1996. Following the issuance of final dumping determinations by the Department of Commerce in the hot rolled trade cases, the level of imports of flat rolled steel receded during the first nine months of 1999 to 10 million tons, or approximately 18% of total domestic consumption. See "-- Trade Cases" below.

DOMESTIC

     We also compete with other domestic integrated steel producers, some of which have greater resources than we do, and with mini-mills which are relatively efficient, low-cost producers that generally produce steel from scrap in electric furnaces, have lower employment and environmental compliance costs and generally target regional markets. Thin slab casting technologies have allowed some mini-mill producers to enter certain sectors of the flat rolled market that have traditionally been supplied by integrated producers. Because of their technology, the profitability of mini-mills depends heavily upon the availability and price of scrap steel, their principal raw material. In weak markets, mini-mills benefit from falling scrap prices. See "-- Corporate and Other" for information regarding our 50% participation in Trico Steel.

METAL FABRICATION

OVERVIEW

     Our metal fabrication segment (1) manufactures structural, mechanical, conduit and other tubular products and line and standard pipe through LTV Tubular, Welded Tube and

Copperweld, (2) manufactures pre-engineered metal buildings for low rise commercial and industrial applications through VP Buildings, (3) includes interests in a steel tailor welded blank operation for automotive applications and (4) a steel processing and blanking operation in Puebla, Mexico and a similar operation currently under construction in Silao, Mexico ("Lagermex"). On a pro forma basis for 1998, the metal fabrication segment would have had revenue of approximately $1.5 billion on annual shipments of approximately 2 million tons.

TUBULAR

     LTV's tubular products business consists of a wide range of products: mechanical tubing, structural tubing, electrical conduit, stainless tubing and standard, line and oil country pipe. Tubular products are used for, among other things, transportation equipment; load-bearing purposes; scaffolding; electrical cables; ornamental purposes; food and dairy storage and transportation; oil, gas, air and water transportation; and in oil and gas wells. With the Acquisitions of Welded Tube and Copperweld, together with the LTV Tubular division, we have become one of the leading suppliers of many tubular products, with annual shipments of approximately 2 million tons and annual revenues of approximately $1.5 billion, on a pro forma basis for 1998.

     One of our goals arising from the Acquisitions was to integrate LTV Tubular, Welded Tube and Copperweld into a single business, operating with common management under the "LTV Copperweld" name. We have begun our efforts toward this goal. We believe that combining these entities as LTV Copperweld should, in addition to giving us the broadest tubular product line in North America, allow us to reduce costs by optimizing capital spending, coordinating raw material purchasing, sharing best operating practices to improve operating efficiency, improving overall plant scheduling and reducing administrative costs. We also expect the combined business will help us enhance customer service, technical support and product development, and improve our ability to deliver to and service national customers. The discussion in this section of our tubular division's sales, marketing and distribution efforts, and similar aspects, treats LTV Tubular, Welded Tube and Copperweld separately, but should be read in light of our increasing integration of these efforts for the entire LTV Copperweld business.

     LTV TUBULAR. LTV Tubular's products include a variety of tubing products such as mechanical and electrical conduit used in the automotive, agriculture and construction industries, and standard, line and oil country pipe used primarily in the oil and gas and construction industries. LTV Tubular believes it is one of the largest manufacturers of steel electrical conduit in North America. Its tubular products are sold through separate sales organizations divided into regions and through independent sales representatives.

     WELDED TUBE. Welded Tube primarily produces structural tubing product, together with some mechanical tubing and pipe products for a wide variety of uses including primarily construction applications as well as applications in industrial and transport equipment, agricultural structures, structural support and safety as well as ornamental tubing for buildings, highways and bridges.

     COPPERWELD. Copperweld produces a full range of mechanical and structural tubing products used in automotive, agricultural and industrial equipment, fluid power, construction, recreation and office furniture markets. Copperweld participates in all segments of the mechanical tubing business with a full range of mechanical tubing product lines, including welded, DOM and seamless product types and offers a full range of structural tubing products. In addition, Copperweld recently entered the stainless steel tubing market and is developing its offering of value-added tubing automotive parts. Copperweld also produces bimetallic copper-clad steel and aluminum wire, rod and strand used in the telecommunications (primarily cable television and telephone) and utility industries.

     REVENUES. The table below sets forth on a pro forma basis the combined revenues of LTV Copperweld by product line:

                                        NINE MONTHS
                                           ENDED
                                       SEPTEMBER 30,     YEAR ENDED DECEMBER 31,
                                       --------------    ------------------------
                                       1999     1998      1998      1997     1996
                                       -----    -----    ------    ------    ----
                                                     (IN MILLIONS)
Mechanical tubing....................  $290     $348     $  439    $  428    $321
Structural tubing....................   229      262        336       318     209
Pipe.................................    59       84        101       137     114
Other tubing products................   214      172        222       211     159
Bimetallic products..................    82       68         91       104     100
                                       ----     ----     ------    ------    ----
  Total..............................  $874     $934     $1,189    $1,198    $903
                                       ====     ====     ======    ======    ====

     In April 1999, LTV Tubular began initial operations at a new technologically advanced tubing manufacturing facility in Marion, Ohio. The facility manufactures high-quality tubing for the automotive market, including for the manufacture of hydroformed parts, and is expected to reach full capacity in 2001. The automotive market is expected to grow as automobile manufacturers increase their use of tubular products in order to reduce the weight of vehicles and the cost of vehicle construction. The facility has a rated processing capacity of 146,000 tons of steel annually.

     Welded Tube recently completed construction of a second plant in Portland, Oregon with 130,000 tons of annual production capacity at a cost of approximately $53 million. The plant will establish a presence for LTV in the Pacific Northwest and western Canada, offering regional customers lower transportation costs and access to improved product quality. In addition to structural tube manufacturing, the plant will have an in-line coating capacity, a slitting line and warehousing facility.

     In connection with Copperweld's entry into the stainless tubing business in 1998, Copperweld recently completed construction of a state-of-the-art manufacturing facility in Elizabethtown, Kentucky. The facility, which commenced operations in June 1999, will have an annual production capacity of 7,000 tons. Two identical additional mills are scheduled for completion in 2000.

     In 1998, Copperweld also completed a capital expenditure program which increased its value added DOM capacity at its Shelby plant by 40,000 tons annually at a cost of $44 million.

     RAW MATERIALS. LTV Copperweld purchases approximately 2 million tons of steel a year, primarily in the form of hot rolled steel strip, but including smaller volumes of cold rolled strip, steel bars and rod.

     CUSTOMERS. The table below sets forth on a pro forma basis the percentage of tubular and bimetallic shipments of LTV Copperweld by tonnage distributed among their various markets for the periods indicated:

                                              NINE MONTHS
                                                 ENDED              YEAR ENDED
                                             SEPTEMBER 30,         DECEMBER 31,
                                             --------------    --------------------
                                             1999     1998     1998    1997    1996
                                             -----    -----    ----    ----    ----
Steel service centers......................    53%      52%     53%     56%     53%
Agricultural and industrial................    18       19      19      18      20
Transportation.............................    14       14      15      13       8
Telecommunications.........................     3        2       2       2       3
Construction...............................     2        2       2       2       3
Other......................................    10       11       9       9      13
                                              ---      ---     ---     ---     ---
  Total....................................   100%     100%    100%    100%    100%
                                              ===      ===     ===     ===     ===

     SALES, MARKETING AND DISTRIBUTION. LTV Tubular's tubular products currently are sold through a separate sales organization divided into four regions and through independent sales representatives.

     Welded Tube currently sells the majority of its production through independent distributors throughout the United States. Approximately 20% of Welded Tube's sales are direct to end users such as OEMs and fabricators. More than half of Welded Tube's 1999 shipments were to customers located in the midwestern United States and eastern Canada. Welded Tube's shipments in the west are expected to increase with the start-up of Welded Tube's Portland facility.

     Copperweld's tubular sales force currently is comprised of regional managers across the United States and outside sales managers in Canada. All of Copperweld's tubular salespeople represent all divisions of Copperweld and sell all tubing products. Copperweld's outside tubular sales force is the largest in the industry and is supported by a divisional product manager, product development engineers and customer service organizations located at each of Copperweld's primary operating divisions. In addition, Copperweld has sales organizations located at each of Copperweld's primary operating divisions. Copperweld has a dedicated sales force for its auto value-added parts business. Copperweld distributes bimetallic products through a network of independent agents.

     COMPETITION. The mechanical tubing business, in which LTV Tubular and Copperweld compete, is highly fragmented with over 100 participants geographically diversified across North America. Seamless tube competition and pricing are heavily affected by foreign competition. The welded mechanical tube competition is stratified with quality ranging from non-commodity products to more commodity-like products which compete primarily on price.

     The structural tubular business, in which Welded Tube and Copperweld compete, is characterized by little product differentiation (other than Welded Tube's proprietary Kleenkote(TM) process and large diameter product offering), many producers in the primary size range, low value-added products, single product dedication by most producers and the emergence of new low-cost capacity in certain regions. New and planned capacity additions in North America for the period 1995-1999 aggregated 1.7 million tons, more than doubling capacity from 1.5 to 3.2 million tons. The primary factors that affect competition are service and price.

METAL BUILDINGS

     PRODUCTS. VP Buildings, which was acquired in July 1997, manufactures custom-designed or pre-engineered, one-to-two story metal buildings for commercial and industrial uses, such as office buildings, aircraft hangars, manufacturing facilities, warehouses, schools, shopping centers and churches. VP Buildings produces approximately 7,000 buildings annually at its nine U.S. manufacturing facilities. Based on publicly available information, VP Buildings is the second largest manufacturer of pre-engineered metal buildings systems in North America. Principal metal building systems components are primary structural members, secondary structural components and a variety of wall and roof components. The components are fabricated according to specifications and shipped to building sites for assembly by independent builders. In addition, VP Buildings has developed a proprietary software system intended to significantly improve the ability of these builders to develop engineering designs, obtain immediate pricing and order various building design configurations.

     In April 1998, VP Buildings acquired United Panel, Inc. ("UPI") which manufactures fiberglass reinforced panels with imbedded aggregate for commercial buildings.

     VP Buildings designs and manufactures metal building systems at seven domestic locations and markets them through approximately 1,000 builders and distributors in the United States and Canada, and directly to large national and international accounts. VP Buildings also manufactures architectural components for non-residential facilities at two domestic locations, which are marketed primarily though sales agents. VP Buildings also has metal building systems production joint ventures or licensing arrangements in Brazil, Chile, China, Egypt, Japan, Mexico, South Korea and Spain. In May 1999, a subsidiary of VP Buildings, together with its joint venture partner, Grupo Imsa, opened a pre-engineered steel manufacturing plant in Monterrey, Mexico and in October 1999, opened another in Santiago, Chile. The two plants in Mexico and Chile have an annual capacity of 35,000 tons (or between 100 and 200 metal buildings per year) and 25,000 tons (or between 100 and 200 metal buildings per year), respectively.

     RAW MATERIALS. VP Buildings is a major user of flat rolled steel, but is currently not a customer of our integrated steel operations.

     SALES, MARKETING AND DISTRIBUTION. VP Buildings' domestic sales organization is divided into five regions which cover the United States and promote and service its network of authorized builders. In addition, VP Buildings has a national account sales staff dedicated to handling large builders and corporate customers whose operations are national in scope.

     COMPETITION. Metal buildings are an alternative to conventional forms of non-residential building construction, with competition primarily based on cost, construction time, appearance, thermal efficiency and other customer requirements. VP Buildings competes with numerous other metal building systems manufacturers. The largest five such manufacturers (including VP Buildings) account for approximately 70% of industry sales, according to the Metal Building Manufacturers Association. Competition among metal building systems companies is based primarily on price, service, product design and performance, and marketing capabilities.

OTHER

     Our metal fabrication operation also includes an approximate 11% interest in a tailor welded blanking operation in Monroe, Michigan (acquired in 1997) which adds value to product sold to domestic automotive customers. Partners in the joint venture are Worthington Industries, Inc., a unit of Thyssen Krupp A.G., and two domestic steel producers. The operation in Michigan uses new technology to weld together two or more steel blanks which may be of different grade or thickness for automotive stamping operations. Automotive parts, currently being made with laser tailor welded blanks, have recently experienced growing commercial acceptance for their ability to reduce cost and weight through this process. Applications for these products include body side frames, wheel house panels, center pillars, pillar reinforcements, motor compartment rails, floor panels and front and rear door panels.

     We also own a 25% interest in Lagermex (acquired in 1997), a joint venture which operates automotive steel processing and blanking operations in Puebla, Mexico with a second operation currently under construction in Silao, Mexico. The venture in Puebla, Mexico supplies inventory management, slitting and blanking products and services required to produce the Volkswagen plant's steel stampings to Volkswagen de Mexico and its parts suppliers in Puebla. Partners in the joint venture are a unit of Thyssen Krupp A.G. and local plant management. The operation currently under construction in Silao, Mexico will supply blanks and offer warehouse services to a local supplier of a General Motors plant.

CORPORATE AND OTHER

     Our corporate and other segment includes joint ventures which use new steel technologies. These joint ventures consist of interests in a steel mini-mill, Trico Steel, and a foreign reduced iron facility (which produces a substitute for steel scrap for use in steel production operations), Cliffs and Associates.

TRICO STEEL

     Trico Steel is located in Decatur, Alabama, and began commercial operations in the second quarter of 1997. Trico Steel, which is owned 50% by a subsidiary of The LTV Corporation and 25% each by subsidiaries of Sumitomo Metal Industries, Ltd. and British Steel plc, produces commercial and high quality hot rolled steel. The steel produced by Trico Steel is sold by the sales force of a wholly owned subsidiary of The LTV Corporation which is dedicated solely to the sale of Trico Steel product. The Trico Steel investment is expected to provide us and our partners with a modern facility and improved market access to the southeastern portion of the United States.

     Trico Steel has experienced equipment problems that have prevented Trico Steel from achieving its full capacity. These equipment problems continue, although efforts to correct such problems are ongoing and production rates have increased in recent months. The substantial surge in steel imports during the second half of 1998 also negatively affected production levels at Trico Steel. See "Risk Factors -- Our diversification strategy may not

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

be successful and we could suffer losses from new or recent investments" and "Risk Factors -- We could be forced to sell our Trico Steel joint venture investment at a loss."

CLIFFS AND ASSOCIATES

     Cliffs and Associates, our reduced iron joint venture, recently completed construction of a facility in the Republic of Trinidad and Tobago to produce reduced iron briquettes for use in electric furnace steelmaking operations. The joint venture, which began commissioning procedures in the second quarter of 1999, is 46.5% owned by a subsidiary of The LTV Corporation with the remainder owned by subsidiaries of Cleveland-Cliffs Inc (46.5%) and Lurgi AG (7%). The project utilizes the prototype CIRCORED production process and is expected to have an annual rated capacity of 500,000 metric tons. The facility is managed by Cliffs Reduced Iron Management Company, a subsidiary of Cleveland-Cliffs Inc. Although the facility's completion has been delayed by operational problems, these problems have largely been addressed to date, and the facility is expected to be operating at design capacity by the end of the year 2000.

EMPLOYEES AND LABOR MATTERS

     As of September 30, 1999, LTV and our consolidated subsidiaries had approximately 15,000 active employees. Of these employees, approximately 12,200 employees were employed in the integrated steel segment and approximately 2,800 employees were employed in the metal fabrication segment. Approximately 10,800 active employees, primarily hourly workers, are represented by unions. Of the union represented employees, approximately 9,500 are represented by the USWA (primarily in our integrated steel segment and in the tubular operations included in our metal fabrication segment) and approximately 900 are represented by either the Teamsters Union, the Carpenters Union or the Sheet Metal Workers Union (in our metal fabrication segment).

     As of September 30, 1999, Welded Tube employed 286 employees at its Chicago plant and 28 employees at its Portland plant. Workers at the Chicago plant are represented by the Teamsters Union while the Portland plant is non-union.

     As of September 30, 1999, Copperweld had 2,600 employees, of which 1,600 production employees were covered by collective bargaining agreements. Workers at Copperweld's Shelby, Miami and Sonco Steel Tube Divisions are represented by the USWA and workers at Copperweld's Standard Tube Division are represented by the Canadian Auto Workers. Twelve workers at Copperweld's Sayton Division also pay union dues. Other facilities are non-union.

     On September 2, 1999, USWA-represented LTV employees ratified a five-year labor agreement with LTV covering approximately 9,500 active employees. We believe this agreement is competitive with other USWA integrated steel labor agreements. It provides for, among other things, an aggregate of $2.00 in hourly wage increases, substantial pension improvements, increased sickness and accident benefits and a revised "neutrality" provision making it easier for the USWA to organize employees at LTV's non-union plants in any steel-related operation. The long-term labor agreement includes a "no strike" clause and puts in place a mechanism for resolving a long-standing dispute with the USWA relating to our Trico Steel mini-mill. See "Risk Factors -- We could be forced to sell our Trico Steel joint venture investment at a loss."

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

     Additionally, four of twenty-three union contracts covering our railroads are currently being renegotiated. Our two labor agreements with the Teamsters Union are scheduled to expire at year-end 1999 (VP Buildings -- North Carolina) and February 2002 (Welded Tube -- Chicago), and our two labor agreements with the Sheet Metal Workers Union (VP Buildings -- California and Ohio) are scheduled to expire in April 2002 and January 2000, respectively. VP Buildings' labor contract with the USWA at its Wisconsin plant is scheduled to expire on April 1, 2001 and its contract with the Carpenters Union is scheduled to expire in March 2002. The USWA has recently been recognized as the collective bargaining representative for production and maintenance employees at VP Buildings facilities in Missouri and Arkansas. Negotiations for agreements at those two locations are just beginning. These contracts will be negotiated in compliance with the terms of an agreement between LTV and the USWA, which prohibits strikes or lockouts. Active USWA VP Buildings' organizing campaigns are also underway at Alabama and Pennsylvania plants.

RESEARCH AND DEVELOPMENT

     Our research and development efforts focus on developing new production processes to improve the quality and reduce the cost of our product lines, provide product and technical support to customers and create new steel products. Expenditures for research and development totaled $14 million in 1998 and 1997 and $15 million in 1996. These expenditures do not include the efforts of sales and manufacturing employees in working to meet customer technical demands.

     We operate a research and development facility and customer technical center in Cleveland to develop new steel products, improve existing steel products and develop more efficient operating procedures to meet the continually increasing demands of the transportation, appliance, electrical equipment and container markets. The employees of our research and development facilities include chemists, metallurgists and engineers. We also have a product application office in Detroit that works closely with customers in identifying optimum steel and manufacturing methods, evaluating steel product performance and solving customer manufacturing problems.

PROPERTIES

INTEGRATED STEEL FACILITIES

     INTEGRATED STEEL PRODUCING FACILITIES. We operate two integrated steel mills, Cleveland Works and Indiana Harbor Works, and various steel finishing, galvanizing and processing facilities as well as tin mill operations. During the last five years, we have spent approximately $1.3 billion to modernize and upgrade these core integrated steel facilities.

     The Cleveland Works at Cleveland, Ohio produces a variety of flat rolled products. This facility includes three blast furnaces, two basic oxygen furnaces, two continuous slab casters, one vacuum degassing and two ladle metallurgy systems, two hot strip mills, two cold reducing mills, a continuous anneal line, sheet finishing facilities and an electroplate line.

     Our Indiana Harbor Works at East Chicago, Indiana produces a variety of flat rolled products. This facility includes two blast furnaces, a basic oxygen furnace, a continuous slab caster, a vacuum degassing and ladle reheating system, a hot strip mill, a cold reducing mill, two sheet finishing facilities, two hot dipped galvanizing lines and a tin mill.

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

     We also operate a tin mill in Aliquippa, Pennsylvania. Our two tin mills (which includes one at Indiana Harbor Works as described above) have a combined operating capacity aggregating 840,000 tons and operated at a combined rate of 88% of capacity during 1998. During the first nine months of 1999, our tin operations operated at 85% of capacity.

     We also operate finishing operations in Hennepin, Illinois. The Hennepin facilities, which receive semi-finished products from the steel producing facilities, include a cold reducing mill, a sheet finishing mill and a hot dipped galvanizing line. We also currently operate coke batteries in Chicago, Illinois and Warren, Ohio.

     GALVANIZING JOINT VENTURES. We own joint venture interests in two electro-galvanizing lines and recently entered into a new joint venture to build a hot-dip galvanizing line. The first electro-galvanizing line ("LSE"), a joint venture owned 60% by a subsidiary of LTV and 40% by a subsidiary of Sumitomo, is located at our Cleveland Works. The line produces one-sided and two-sided zinc-coated flat rolled steel products and has an annual capacity of approximately 420,000 tons of coated products. Substantially all of the cold rolled steel that is coated at the Cleveland facility is produced by us, and we are responsible for all sales and marketing of coated products processed by the joint venture. In January 1999, LSE entered into a new operating lease covering the equipment at the Cleveland electro-galvanizing line with a lease term ending in 2009. LSE has an option to renew the lease or purchase the equipment at the end of the lease.

     The second electro-galvanizing line, located in Walbridge, Ohio, is a joint venture that is owned 16.5% by a subsidiary of LTV, 33.5% by a subsidiary of Bethlehem Steel Corporation ("Bethlehem") and 50% by a subsidiary of Material Sciences Corporation. This line currently produces zinc, nickel/zinc and nickel/zinc/organic coated products and has an annual capacity of approximately 450,000 tons of coated product (one third of which capacity is dedicated to LTV Steel).

     Another electro-galvanizing line, L-S II, located in Columbus, Ohio and previously owned 50% by Sumitomo, is currently being converted into a hot-dip galvanizing line, owned 50% by LTV and 50% by Bethlehem. It will produce high-quality, hot-dip galvanized and galvannealed flat rolled steel. The converted facility will have annual capacity of approximately 500,000 tons of premium corrosion resistant steel for exposed automotive applications. Production is scheduled to begin in the fourth quarter of 2000.

     Related to the new hot-dip galvanizing line, we and Bethlehem entered into another joint venture, the Columbus Processing Company, which is a steel slitting, inspecting and warehousing services facility for the automotive industry.

     RAILROADS. We own all of the capital stock of the following six terminal switching railroad companies: Aliquippa and Southern Railroad Company, serving the Aliquippa tin mill; The Cuyahoga Valley Railway Company and The River Terminal Railway Company, serving the Cleveland Works; The Mahoning Valley Railway Company, serving the Youngstown electric weld pipe mill; The Monongahela Connecting Railroad Company in Pittsburgh; and the Chicago Short Line Railway Company, serving the Indiana Harbor Works. All are common carriers subject to regulation by the Surface Transportation Board and are used primarily by us.

     USWA COLLATERAL ARRANGEMENT. See "Description of Certain Other Indebtedness" for a description of certain liens on a portion of our Cleveland Works facility which we have granted or may be required to grant on behalf of the USWA.

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

METAL FABRICATION FACILITIES

     LTV Tubular's existing facilities are located in Ferndale, Michigan; Cleveland, Marion, Youngstown and Elyria, Ohio; Counce, Tennessee; and Cedar Springs, Georgia, and manufacture electrical conduit pipe and tubing.

     Welded Tube operates a plant in Chicago, Illinois (capacity 450,000 tons) which produces structural and mechanical tubular product. Welded Tube also recently completed construction of a plant in Portland, Oregon (capacity 130,000 tons) which began production of structural tubing product in the third quarter of 1999.

     Copperweld operates six tubular products manufacturing facilities in the United States and six in Canada. Copperweld's principal tubing facilities are in Shelby, Ohio (mechanical tubing), Chicago, Illinois (structural tubing), Brampton, Ontario (structural tubing and welded mechanical tubing) and Woodstock, Ontario (structural tubing, mechanical tubing, and value-added automotive parts). Copperweld's bimetallic business consists of two plants in the United States and a small plant in the United Kingdom.

     VP Buildings' headquarters are located in Memphis, Tennessee and occupies 40,800 square feet of office space. Metal building systems components are manufactured by VP Buildings at plants located in Alabama, Arkansas, California, Missouri, North Carolina, Ohio, Texas and Wisconsin. UPI's plant is located in Mt. Bethel, Pennsylvania. In May and October, 1999, VP Buildings' joint ventures in Mexico and Chile opened two pre-engineered steel building manufacturing plants, one in Monterrey, Mexico and another in Santiago, Chile, respectively. VP Buildings' joint ventures in Brazil and Argentina also own and operate pre-engineered steel manufacturing plants.

CORPORATE AND OTHER FACILITIES

     The LTV Corporation was organized as a Delaware corporation in November 1958 as a successor to a California corporation organized in 1953. Our corporate headquarters are located in Cleveland, Ohio and we currently occupy 238,000 square feet under a new lease expiring in 2011. The lease provides us three consecutive five-year renewal options to extend the lease term through 2026.

     The Trico Steel mini-mill operation is located in Decatur, Alabama. The Cliffs and Associates facility is located in the Republic of Trinidad and Tobago.

RAW MATERIALS

     IRON ORE. We own interests in two iron ore mining operations which produce iron ore products that are used in our integrated steel operations. Our share of production at these mines during the first six months of 1999 and 1998 was sufficient to meet 100% of our iron ore requirements. Our share of reserves at these mines is sufficient to meet our anticipated iron ore requirements in the near term.

     We estimate that, as of January 1, 1999, the total of our proportionate share of proven crude ore reserves of the two iron ore mining operations in which we have ownership interests was such that, when mined and processed, could produce, for our use, approximately 446.5 million gross tons (a gross ton is equivalent to 2,240 pounds) of

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

pellets averaging approximately 64% iron content. These ore reserves at the end of 1998, and 1998 activity, were as follows:

                                                                                             1998
                                       PROVEN NET                              SHARE      DELIVERIES
                                       INTEREST IN    IRON     ANNUAL ORE     OF 1998      TO STEEL
                                       RESERVES(A)   CONTENT   ENTITLEMENT   PRODUCTION   PLANTS(B)
                                       -----------   -------   -----------   ----------   ----------
                                                         (GROSS TONS IN MILLIONS)
Properties:
LTV Steel Mining Company(c)..........     407.0        64%         7.5          7.1          7.4
  Empire Iron Mining
     Partnership(d)..................      39.5        64%         2.0          2.0          1.9
                                          -----                    ---          ---          ---
     Total Properties................     446.5                    9.5          9.1          9.3
                                          =====                    ===          ===          ===

-------------------------

(a) Our ownership interest in reserves is stated in millions of gross tons of concentrates or pellets.

(b) "1998 Deliveries to Steel Plants" does not include the sale of ore products to third parties.

(c) We own 100% of LTV Steel Mining Company located in Minnesota. The annual ore entitlement is based on normal annual plant capacity, and the production level can be reduced at our discretion.

(d) We hold a 25% interest in Empire Iron Mining Partnership which operates an iron ore mine and pellet facility in Michigan. We can reduce our annual ore purchase requirements. Minimum ore purchase requirements in 1998 totaled 1.3 million gross tons.

     Ore reserves are expected to be exhausted prior to the expiration dates of the various leases associated with our mining properties. We are committed to pay our share of the annual cost of the Empire Iron Mining operations either through cash advances or purchases of ore at market prices.

     During 1998, the average blast furnace charge consisted of approximately 92% ore pellets and 8% sinter, which is iron ore that is removed from various integrated steel operations and reprocessed. During 1998, 98% of our pellet and sinter requirements came from affiliated sources.

     METALLURGICAL COAL AND COKE. Metallurgical coal is used to make coke which is used in our integrated steel blast furnaces to make iron in the raw steelmaking process. All our metallurgical coal requirements are purchased from unaffiliated third parties under a number of short and intermediate term contracts.

     We own and operate coke batteries in Warren, Ohio and Chicago, Illinois. 45% of our coke requirements for our integrated steel operations in 1998 came from these two batteries and we expect to produce 40% of our anticipated requirements for 1999. The operational life of our batteries could be adversely affected by increasingly stringent environmental regulations or their inability to continue to meet existing environmental standards. We shut down our coke plant in Pittsburgh, Pennsylvania in 1998. We anticipate, however, that our internal coke supply, together with coke purchased from third parties (approximately 60%), will meet substantially all of our near-term coke requirements. See "-- Legal Proceedings" for information relating to existing and threatened environmental proceedings involving our coke batteries.

     OTHER RAW MATERIALS. We have a 53.5% interest in Presque Isle Corporation, which operates a quarry in Michigan that produces limestone for use in our integrated steel
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

operations. Our share of Presque Isle Corporation's proven limestone reserves was approximately 123,900,000 gross tons as of December 31, 1998. In 1998, we used approximately 433,000 gross tons of limestone from Presque Isle and other sources in our steelmaking operations. We own a burnt lime processing plant at Grand River, Ohio, which processes limestone from Presque Isle and other sources into burnt lime. In 1998, approximately 44% of the 311,000 net tons of high calcite burnt lime consumed by our flat rolled steel operations came from these sources.

     Substantially all other raw materials for use in our integrated steel operations are purchased in the open market from domestic and foreign sources. Most of such raw materials, including scrap, nickel, tin, zinc and ferro alloys, are expected to continue to be in sufficient supply, although market prices have historically been subject to wide fluctuations.

     During the past three years, we have purchased a significant amount of semi-finished slabs from other steel producers to supplement our own production as market circumstance has warranted. The availability of such slabs, and the prices at which they can be purchased, may vary, especially during periods of peak production in the steel industry. See "-- Integrated Steel -- Production" above.

     ENERGY. We use substantial amounts of electricity, natural gas, fuel oil and coal, particularly in our flat rolled steel operations, all of which are purchased at competitive or prevailing market prices. For brief periods during peak usage periods during the summers of 1998 and 1999, LTV Steel experienced interruptions in the supply of electricity to its steel plants which caused operations to be curtailed for brief periods. We believe adequate sources of supply exist for all our requirements. However, during peak usage periods we may not be able to purchase energy at historical market rates.

ENVIRONMENTAL MATTERS

     We are subject to changing and increasingly stringent environmental laws and regulations concerning air emissions, water discharges and waste disposal, and the remediation of soil and groundwater contamination caused by releases of hazardous materials. As a consequence, we have incurred, and will continue to incur, substantial capital expenditures and operating and maintenance expenses in order to comply with these requirements. Additionally, if any of our facilities are unable to comply with these requirements, those operations could be temporarily or permanently closed. If, in the future, we are required to investigate and remediate any contamination at plant sites where hazardous wastes have been used pursuant to the Resource Conservation and Recovery Act, we could be required to record additional liabilities. We cannot estimate the cost of these potential liabilities at this time, but it could be substantial. In addition, certain environmental laws, such as Superfund, can impose liability for the entire cost of cleanup of contaminated sites upon any of the current and former site owners or operators or parties who sent waste to these sites, regardless of fault or the lawfulness of the original disposal activity. Permits and environmental controls are also required at our facilities to reduce air and water pollution from certain of our operations, and these permits are subject to modification, renewal and revocation by issuing authorities. Additional permits may be required, or more onerous conditions imposed in our existing permits as a result of increases in production or modifications to certain of our facilities.

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

TRADE CASES

UNITED STATES TRADE CASES

     1999 CASES. On June 21, 1999, LTV Steel, along with other domestic integrated producers, filed cold rolled trade cases against dumped and subsidized imports from Argentina, Brazil, China, Indonesia, Japan, Russia, Slovakia, South Africa, Taiwan, Thailand, Turkey and Venezuela. Antidumping complaints with margins ranging from 17% to 122% were filed against the twelve countries. Countervailing duty complaints with margins ranging from 12% to 101% were filed against Brazil, Indonesia, Thailand and Venezuela. In July 1999, the ITC made a preliminary determination that dumped cold rolled steel imports from Argentina, Brazil, China, Indonesia, Japan, Russia, Slovakia, South Africa, Taiwan, Thailand, Turkey and Venezuela caused or threatened material injury to domestic producers. The ITC also made a preliminary determination that subsidies on imports from Brazil only caused or threatened material injury to domestic producers, allowing the countervailing duty subsidies against Brazil to proceed. Subsequently, the Department of Commerce ("DOC") set preliminary countervailing duties of 7 to 12% against Brazil. On November 2, 1999, the DOC issued its preliminary determination of appropriate antidumping margins, setting preliminary margins ranging from 16% to 177% for the countries of Argentina, Brazil, Japan, Russia, South Africa, Thailand and Venezuela.

     On December 10, 1999, the DOC initialed a draft suspension agreement regulating imports of cold rolled steel products from Russia. U.S. producers have until December 30, 1999 to provide comments.

     The Russian suspension agreement includes a quota and a price provision. The suspension agreement limits imports to 340,000 metric tons in 2000. The suspension agreement provides a 3% annual increase in the export limit. The export limit will also be adjusted annually based on U.S. apparent consumption. Under the suspension agreement, the reference prices per metric ton range from $340 to $352 based upon the product. All prices are subject to quarterly adjustments based on the change in import values of subject merchandise from countries not subject to order or investigation.

     On December 28, 1999, the DOC is scheduled to make its preliminary determination regarding appropriate antidumping margins for Turkey, Indonesia, China, Slovakia and Taiwan.

     On January 17, 2000, the DOC is scheduled to make its final countervailing duty determination with respect to Brazil and its final determination of appropriate anti-dumping margins for Argentina, Brazil, Japan, Russia, South Africa, Thailand and Venezuela. On January 20, 2000, the ITC will hold injury hearings.

     Before January 27, 2000, the ITC should make its final countervailing duty injury determination. On February 23, 2000, the ITC will conduct its final injury vote for Japan, Thailand and Venezuela. Before March 2, 2000, the ITC should conduct its final injury vote for Argentina, Brazil, Russia and South Africa.

     On March 13, 2000, the DOC is scheduled to conduct its final anti-dumping duty determination for China, Indonesia, Slovakia, Taiwan and Turkey. Before April 27, 2000, the ITC should conduct its final injury vote with respect to China, Indonesia, Slovakia, Taiwan and Turkey.

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

     In September 1999, we joined several other petitioners before the ITC seeking relief on line pipe product imports pursuant to Section 201 of the Trade Act of 1974, as amended. In November 1999, the ITC found that serious injury has occurred to the domestic industry because of unfairly traded imports. Petitioners are seeking a quota on imports of line pipe of approximately 16% of domestic consumption. Furthermore, within that general quota, petitioners are seeking specific-country quotas for Korea, Japan and other countries and have asked the ITC to recommend to the President of the United States that he initiate negotiations with the exporting countries to secure their agreement to such quotas. On December 27, 1999, the ITC's report to the President is due. On February 25, 2000, the President is expected to announce his Presidential relief measure.

     1998 CASES. In September 1998, LTV Steel joined with eleven other domestic steel producers, the USWA and the Independent Steelworkers Union in filing antidumping and/or countervailing duty petitions against imports from Japan, Russia and Brazil, alleging injury resulting from subsidies and dumping in the importation of certain hot rolled carbon steel products. In early 1999, the DOC issued final dumping determinations against imports from Japan setting margins ranging from 20% to 67%, against imports from Brazil setting margins ranging from 42% to 43% and countervailing duty margins ranging from 6% to 10%, and against imports from Russia setting margins ranging from 74% to 185%. Three large Japanese steelmakers filed an appeal in the Court of International Trade in August 1999, seeking to reverse the hot rolled steel antidumping margins imposed upon them by the DOC. Despite the DOC's issuance of substantial final dumping determinations against imports from the three countries and additional countervailing duty determinations against Brazil, the DOC entered into suspension agreements with Brazil and Russia. Additionally, the DOC entered into a comprehensive agreement with Russia covering substantially all imports of Russian steel mill products into the United States. LTV is now awaiting a final ruling of injury against Japan and has requested the ITC to make similar findings against Brazil and Russia even though duties would not be applicable against imports from Brazil and Russia unless the suspension agreements are overturned.

     Under the terms of the Brazilian suspension agreement, Brazilian producers are prohibited from exporting any hot rolled steel products into the United States until October 1, 1999. Thereafter such imports are limited to 295,000 metric tons per twelve-month period. The agreement establishes a reference price of $327 per metric ton, below which Brazilian producers are prohibited from selling. In addition, because the reference price is set in U.S. dollars, at the U.S. market rate, it will not be affected by exchange rate fluctuations.

     LTV Steel, along with other domestic integrated producers, has recently filed suit in the U.S. Court of International Trade to nullify suspension agreements negotiated with Russia and Brazil. The complaints allege that the Brazilian and Russian suspension agreements fail to satisfy statutory requirements.

     The Russian suspension agreement includes a moratorium on shipments for the first year, a quota for four subsequent years and a price provision. Russian producers are prohibited from exporting any steel to the United States covered by the agreement until January 1, 2000. Thereafter such imports would be limited by the following quotas: 325,000 metric tons in 2000; 500,000 metric tons in 2001; 675,000 metric tons in 2002; and 725,000 metric tons in 2003. The agreement establishes minimum prices ranging from $255 to $280 per metric ton FOB Russia, above which Russian steel must be sold in the United States.

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

     The Russian comprehensive agreement restricts exports of Russian steel to the United States in major product areas not already covered by other agreements or antidumping orders. The comprehensive agreement, combined with the hot-rolled suspension agreement, and the suspension agreement on carbon steel plate signed in 1997, covers substantially all imports of Russian steel mill products into the United States.

     1992 CASES. As a result of the 1992 filing of numerous anti-dumping and countervailing duty cases by U.S. steel producers, including LTV Steel, there are orders imposing dumping and countervailing duties on imports of cold rolled steel coils from three countries and on coated steel coils from six countries. For the most part, these additional duties have reduced the volume of imports of the dutiable products from these countries. The orders under which these additional duties have been imposed will remain in effect unless changed as a result of an "Administrative Review," which considers the appropriateness of the existing duty margin. Sunset Reviews of the orders began in September 1999. Under the Sunset Review provisions, dumping and countervailing duties are reviewed every five years and will be eliminated unless it is determined that revocation of the order is likely to lead to a continuation or recurrence of dumping or countervailable subsidies and a continuation or recurrence of injury to U.S. steel producers.

CANADA AND MEXICO TRADE CASES

     In Canada, dumping duties have been imposed on LTV Steel exports of corrosion resistant steel products (i.e., hot dipped and electro-galvanized), for non-automotive end use pursuant to a recent Canadian International Trade Tribunal ("CITT") decision. In the past, Canadian administrative reviews have established "normal values" for the dutiable LTV Steel products exported to Canada. "Normal value" is the price at which goods can be sold without incurring dumping penalties. In 1998, dumping duties formerly imposed on LTV Steel exports of cold rolled steel coils were rescinded by CITT. The rescission has been appealed to a bi-national review panel pursuant to the North American Free Trade Agreement. If the decision is reversed, the former dumping duties would be assessed on a retroactive basis to the date of the rescission.

     Because the total LTV Steel shipments of these products to Canada are relatively small, we believe these duties should have an insignificant effect on our results of operations.

     In Mexico, dumping duties were established for LTV Steel on hot rolled steel and plate-in-coil exports, but the Mexican courts subsequently found that these dumping duties had been imposed illegally. The decisions voiding the dumping duties were appealed by the Mexican government, and LTV Steel and other importers of record were required to post a bond to cover possible dumping duties in the event these decisions are reversed by an appellate court. On July 28, 1999, Mexico's Secretariat of Commerce and Industrial Development ("SECOFI") concluded the anti-dumping administrative review of LTV Steel's plate-in-coil exports to Mexico, thereby revoking the 39.92% anti-dumping duty rate previously applied to LTV Steel's plate-in-coil exports to Mexico, leaving LTV Steel with a 0% anti-dumping duty rate on plate-in-coil exports to Mexico.

LEGAL PROCEEDINGS

     In addition to matters specifically discussed below, we are involved in various legal proceedings occurring in the normal course of our business. We cannot predict with certainty the outcome of any legal proceedings to which we are subject. However, in the

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

opinion of our management, adequate provision has been made for losses for which management can make a reasonable estimate of the range of possible outcomes that are likely to result from these actions. To the extent that such reserves prove to be inadequate, we would incur a charge to earnings, which could have a material adverse effect on our results of operations for the applicable period. The outcome of these proceedings, however, is not currently expected to have a material adverse effect on our financial position.

ENVIRONMENTAL PROCEEDINGS

     The U.S. EPA and the States of Indiana, Illinois and Ohio or their environmental agencies have taken or are threatening legal and administrative actions against LTV and its subsidiaries, as discussed below, for alleged violations of various federal and state environmental laws and regulations. We have accrued for losses and costs, including litigation costs, associated with these actions that are probable and estimable or otherwise provided for studies which will provide a basis for estimation.

     In December 1998, the U.S. Department of Justice, representing the U.S. EPA, filed a complaint against LTV Steel in the U. S. District Court for the Northern District of Ohio. The complaint alleges that the Cleveland Works plant violated applicable opacity standards at the C-5 blast furnace top and cast house, the C-6 blast furnace cast house and the No. 1 BOF shop precipitator stacks and applicable sulfur oxide emission standards at the C-1 blast furnace stoves and a boiler at various times over a period of several years. The complaint also charges that the LTV Steel Warren coke plant discharged pollutants into the Mahoning River in violation of its wastewater discharge permit and that the plant violated applicable hazardous waste regulations. The complaint seeks to enjoin LTV Steel from further violations and to assess civil penalties of up to $25,000 or $27,500 per day for each violation, depending on the date of the violation. In June 1999, LTV reached a partial settlement with the U.S. EPA pursuant to which LTV Steel paid a civil penalty of $85,000; in return, all the counts in the complaint relating to the Warren coke plant were dismissed.

     In March 1998, the U.S. Department of Justice filed a civil action on behalf of the U.S. EPA in the U.S. District Court for the Western District of Pennsylvania alleging that the LTV Steel Pittsburgh coke plant violated applicable pushing and combustion stack opacity emission standards in and after October 1996, and, according to an amended complaint, as early as November 1994. The complaint seeks civil penalties up to $25,000 or $27,500 per day for each violation, depending on the date of violation. In April 1998, the Allegheny County Health Department filed a motion to intervene and a separate complaint seeking penalties of $25,000 per day for each violation. The Group Against Smog and Pollution has also been granted intervenor status in the action. The coke plant was permanently closed February 28, 1998.

     In December 1998 and November 1999 the U.S. EPA issued Notices of Violation (each a "NOV") with respect to LTV Steel's Grand River, Ohio lime plant, alleging violations of the opacity standards applicable to the kiln precipitators at various times over the past several years. Although we have conferred with the U.S. EPA, we cannot predict whether any enforcement action will follow.

     STATE OF INDIANA. In April 1995, the Indiana Department of Environmental Management ("IDEM") issued a NOV to LTV Steel alleging that releases of hazardous wastes into the soil and groundwater have occurred at the Indiana Harbor Works in violation of applicable environmental regulations. IDEM is seeking to have us conduct a comprehensive investigation and remediation of approximately 80 on-site locations where there may be soil and groundwater contamination. The NOV is broad-based and, depending upon the cleanup standards and extent of the remediation program that might be imposed upon our subsidiary and IDEM's authority to require a comprehensive clean-up, the cost of such work could be substantial.

     In November 1996, IDEM and the United States Department of Interior informed us and 17 other companies operating in the industrial area adjacent to the Grand Calumet River System of their intent to perform a National Resource Damage Assessment ("NRDA") of the river system. Each of the 18 entities was asked to contribute an unspecified amount of funding for the study, which will cover a significant area that has been used for industrial purposes for over a century. IDEM identified us as a potentially responsible party in connection with natural resource damages resulting from the release of hazardous substances and oil. In June 1999, the Natural Resources Trustees performing the NRDA of the Grand Calumet River System proposed a settlement to LTV and the 17 other entities that contemplates the dredging and disposal of all contaminated sediment in the river and canal upstream of the federal channel and the management of additional contaminated sediment adjacent to the federal channel but not covered by the U.S. Army Corps of Engineers (the "Corps") project referred to below. The settlement also would require habitat restoration and public use access projects. We are presently unable to predict whether we would be held liable for any portion of these dredging and disposal projects, and, while the costs of such projects could be significant, we are unable to predict the actual cost of such projects or our share of such costs.

     In a related matter, the Corps has issued a feasibility report concerning dredging of the federal channel within the Indiana Harbor and Indiana Harbor Ship Canal to assist navigation through those waterways. The Corps estimates the dredging will cost in excess of $135 million. According to the Corps' report, if dredging occurs, it will be funded primarily by the federal government. Based on estimates by the Corps, removal and disposal of sediments adjacent to LTV Steel, which would not be federally funded, would cost approximately $2.1 million. The East Chicago Waterway Management District, an entity created by the State of Indiana, will ultimately have the responsibility to secure the non-federally funded portion, including the $2.1 million allocated to LTV Steel. The Chicago Main Waterway has recently contacted us regarding this allocation and has asked for our financial support on the project. We are currently evaluating this request and have not made any determinations.

     STATE OF ILLINOIS. After notifying the Illinois EPA ("IEPA") of two separate deposits of hazardous wastes discovered at LTV Steel's Chicago plant, we submitted to IEPA remediation plans for clean-up of both deposits. We and the IEPA have reached an agreement on one of the remediation plans, which is expected to cost less than $3 million, and clean-up work is nearing completion. The cost of the other plan, now being reviewed by IEPA, is expected to be immaterial.

     STATE OF OHIO. On July 8, 1998, the Ohio Attorney General filed a complaint in the Cuyahoga County Court of Common Pleas alleging various instances of noncompliance with LTV Steel's wastewater discharge permit at its Cleveland Works facility over an approximate five-year period. LTV Steel settled the complaint pursuant to a consent agreement, which requires a payment of $419,000 in civil penalties and the implementation of a number of water pollution control studies at the plant. LTV Steel may or may not be required to install modifications to its water pollution control facilities depending upon the results of these studies.

     CITY OF BUFFALO. In September 1999, LTV filed an action in the U.S. Bankruptcy Court for the Southern District of New York seeking a declaratory judgment that the claims that the City of Buffalo has asserted against LTV Steel in connection with the proposed clean up of certain property sold to the Buffalo Renewal Authority, an agency of the City of Buffalo, by LTV Steel and Hanna Furnace Corporation, a joint venture partner, in 1992 have been discharged or otherwise dealt with by LTV's Chapter 11 reorganization. Also, LTV and Hanna Furnace have filed an action in the U.S. District Court for the Western District of New York claiming unspecified damages and seeking injunctive relief in connection with the City of Buffalo's placement of more than 100,000 cubic yards of contaminated soil on LTV Steel's property. The City of Buffalo notified LTV Steel and Hanna Furnace Corporation of its intent to pursue claims against the companies under the Citizens Suit Provision of the Federal Solid Waste Disposal Act.

     WELDED TUBE AND COPPERWELD. In July 1999, the U.S. EPA issued two NOVs to Copperweld concerning air emissions at its Shelby, Ohio facility. Copperweld received a NOV alleging that (i) it failed to conduct a timely initial performance test with respect to air emissions from its chrome plating operation and (ii) it failed to notify the EPA of such test. Copperweld also received a NOV from the U.S. EPA alleging that emissions from the Shelby facility's rotary hearth furnace exceeded permit limits. The purchase agreement governing our acquisition of Copperweld provides that we are fully indemnified by the seller for these NOVs. We are not aware of any material environmentally-related lawsuits or violations pending against Welded Tube.

PATENT LITIGATION

     In July 1991, Inland Steel Company ("Inland") filed an action against LTV Steel and another domestic steel producer in the U.S. District Court for the Northern District of Illinois, Eastern Division, alleging defendants infringed two of Inland's steel-related patents. Inland seeks monetary damages of up to approximately $600 million and an injunction against future infringement. LTV Steel in its answer and counterclaim alleged that, for the period prior to the filing of the action, the patents are invalid and not infringed and sought a declaratory judgment to such effect. In May 1993, at a jury trial, LTV Steel was found to have infringed the patents. Thereafter, LTV Steel and the other domestic steel producer applied to have the Patent Office reexamine the Inland patents and, as a result, the District Court proceeding on the validity of the patents was dismissed without prejudice. In July 1993, the U.S. Patent Office rejected the claims of the two Inland patents upon a reexamination, in essence concluding that the patents should not have been granted and are invalid. Inland filed a response which sought to have the U.S. Patent Office reverse its decision; however, in July 1994, the U.S. Patent Office affirmed its decision. In September 1999, the Patent Office Board of Appeals affirmed the decision of the U.S. Patent Office. In November 1999, Inland appealed this decision to the U.S. Court of Appeals for the Federal Circuit.

OTHER

     In 1996, LTV Steel filed an action in the U.S. Court of Federal Claims seeking recovery of approximately $25 million in Federal Insurance Contribution Act ("FICA") and Federal Unemployment Tax Act ("FUTA") taxes which were paid by LTV Steel to the U.S. government during the period 1987 through 1993 in connection with certain pension make-up payments made to certain hourly and salaried retirees. Our position is that these pension payments are not subject to FICA and FUTA taxes. On October 19,

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

1998, the U.S. Court of Federal Claims granted LTV Steel summary judgment. On April 14, 1999, the government filed a notice of appeal of the summary judgment to the U.S. Court of Appeals for the Federal Circuit. Oral arguments on the appeal is scheduled for January 6, 2000. The parties have stipulated the amount of the judgment, which is still subject to appeal, to be approximately $24.6 million, plus statutory interest which we estimate to be approximately $25 million as of 1999. The judgment will cover taxes collected by the U.S. Internal Revenue Service on certain pension payments for the tax years 1987 through 1993. Approximately one-third of the total amount recovered by us will be refunded to eligible retirees.

     Since August 1, 1999, more than 1,100 asbestosis Ohio workers' compensation claims have been filed with LTV Steel, the majority of which were filed on behalf of retired employees who worked at facilities that were closed in the early 1980s. All of the asbestosis workers' compensation claims were filed by the same Cleveland law firm. LTV Steel anticipates that additional claims may be filed.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to our executive officers and directors as of September 30, 1999.

NAME                                 AGE                  OFFICE
----                                 ---                  ------
Peter Kelly(a).....................  57     Chairman of the Board and Chief
                                              Executive Officer
James F. Haeck.....................  53     Executive Vice President
Richard J. Hipple..................  46     Executive Vice President
Glenn J. Moran.....................  52     Senior Vice President, General
                                            Counsel and Secretary
Eric W. Evans......................  43     Vice President and Controller
George T. Henning..................  58     Vice President and Chief Financial
                                              Officer
John C. Skurek.....................  54     Vice President and Treasurer
Colin C. Blaydon(a)(b)(c)..........  58     Director
William H. Bricker(a)(c)(d)........  68     Director
John E. Jacob(a)(b)(d).............  64     Director
Edward C. Joullian III(c)(d)(e)....  69     Director
M. Thomas Moore(c)(e)..............  64     Director
Vincent A. Sarni(d)(f).............  70     Director
Samuel K. Skinner(b)(f)............  61     Director
Stephen B. Timbers(a)(e)(f)........  54     Director
Farah M. Walters(a)(d)(f)..........  55     Director

-------------------------

(a) Member of Executive Committee.

(b) Member of Board Affairs Committee.

(c) Member of Capital and Technology Committee.

(d) Member of Compensation and Organization Committee.

(e) Member of Finance Committee.

(f) Member of Audit Committee.

     The only employee of The LTV Corporation and its subsidiaries who is also a director of The LTV Corporation is Mr. Peter Kelly, Chairman of the Board and Chief Executive Officer.

     All officers, except Mr. George T. Henning, have been employed by The LTV Corporation or its subsidiaries for more than the last five years.

     PETER KELLY became Chairman of the Board on February 1, 1999 and Chief Executive Officer of LTV in September 1998. Additionally, since July 1997, he has been a director and the President and Chief Operating Officer of LTV. Prior thereto, he was a Group Vice President of LTV from February 1991 to July 1997. He also has been the President, Chief Operating Officer and a director of LTV Steel since January 1993.

     JAMES F. HAECK was elected an Executive Vice President of LTV in February 1998. Prior thereto, since January 1996, he served as Senior Vice
President -- Commercial of LTV. During the last five years, Mr. Haeck has also served as Senior Vice President -- Commercial and Senior Vice President -- Flat Rolled Operations at LTV Steel, Vice President and General Manager of Cleveland Works and Vice President and General Manager of Tubular Products at LTV Steel.

     RICHARD A. HIPPLE was elected an Executive Vice President of LTV in February 1998. Prior thereto, since February 1997, he served as Senior Vice President Purchasing, Engineering and Strategic Planning of LTV. During the last five years, Mr. Hipple has also served in a variety of officer positions at LTV Steel with responsibilities in the purchasing, engineering, environmental and strategic planning areas.

     GLENN J. MORAN has been Senior Vice President and General Counsel of LTV since September 1992 and Secretary since July 1993.

     ERIC W. EVANS was elected Vice President and Controller in June 1999. Prior thereto, Mr. Evans served as General Manager -- Strategic Planning and Business/Corporate Development of LTV from November 1995 to June 1999. Prior thereto, he was Senior Director -- Investor Relations of LTV.

     GEORGE T. HENNING was elected Vice President and Chief Financial Officer of LTV in June 1999 and, prior thereto, from September 1995 to June 1999, served as Vice President and Controller of LTV. Prior thereto, Mr. Henning was Vice President and Chief Financial Officer of Pioneer Companies, Inc., a manufacturer of chlorine, caustic soda and related products.

     JOHN C. SKUREK has been Vice President and Treasurer of LTV since February 1993. Mr. Skurek has also served as Vice President and Treasurer of LTV Steel since September 1992.

     DR. COLIN C. BLAYDON became a director of LTV in September 1988. Dr. Blaydon is Dean Emeritus and Buchanan Professor of Management of the Amos Tuck School of Business Administration and the Director of the John H. Foster Center for Private Equity at Dartmouth College. Dr. Blaydon is also a Senior Advisor of Putnam, Hayes & Bartlett, Inc., a professional consulting firm, and on the Board of Advisors of DHM Arcadia Partners LP, a venture capital firm. He is also a director of Mercantile Trust Company NA, a Trustee of The Center for Excellence in Government and a Trustee of the Lowell Whiteman School.

     WILLIAM H. BRICKER became a director of LTV in March 1982. He was from July 1976 to May 1987 the Chief Executive Officer and from November 1979 to May 1987 the Chairman of the Board of Diamond Shamrock Corporation, now known as Maxus Energy Corporation. He is Chairman of the Board and Chief Executive Officer of BTC Partners, Inc. and D.S. Energy Services, Inc. (business consultants and international oil and gas), Trust Manager of American Industrial Properties REIT and President of Bear Creek Angus Ranch, Inc.

     JOHN E. JACOB became a director of LTV in June 1993. Mr. Jacob has been Executive Vice President and Chief Communications Officer for Anheuser-Busch Companies, Inc. since June 1994. Prior thereto, he had been President and Chief Executive Officer of the National Urban League Inc. since January 1982. He also is a director of Coca-Cola Enterprises, Inc. and Anheuser-Busch Companies, Inc.

     EDWARD C. JOULLIAN III became a director of LTV in October 1976. For more than the past five years, he has been Chairman of the Board and, until August 1998, Chief Executive Officer of Mustang Fuel Corporation. He also is a director of American Fidelity Companies and its subsidiaries and Fleming Companies, Inc. He also is a trustee of The Colonial Williamsburg Foundation, Williamsburg, Virginia.

     M. THOMAS MOORE became a director of LTV in June 1993. Mr. Moore was Chairman of the Board of Cleveland-Cliffs Inc from May 1988 to November 1997 and its Chief Executive Officer from January 1987 to November 1997. He also is a director of The Lubrizol Corporation.

     VINCENT A. SARNI became a director of LTV in June 1993. Mr. Sarni was Chairman of the Board and Chief Executive Officer of PPG Industries, Inc. from November 1984 until September 1993.

     SAMUEL K. SKINNER became a director of LTV in June 1993. Since September 1998, Mr. Skinner has been a partner and Co-Chairman of the law firm of Hopkins & Sutter. Until his retirement, he was President and a director of Commonwealth Edison Company from February 1993 to March 1998. Prior thereto, he served as Chief of Staff to the President of the United States. Prior to his White House service, Mr. Skinner served as U.S. Secretary of Transportation for nearly three years. Prior to February 1989, he practiced law as a Senior Partner in the Chicago law firm of Sidley & Austin, where he served on the firm's executive committee. He is also a director of ANTEC Corporation, Union Pacific Resources Group Inc., Stimsonsite Corporation, EVEREN Capital Corporation and Midwest Express Holdings, Inc.

     STEPHEN B. TIMBERS became a director of LTV in June 1993. In February 1998, he became the President of Northern Trust Global Investments. From 1995 through 1997, he was President, Chief Executive Officer and Chief Investment Officer of Zurich Kemper Investments, Inc. From 1992 to 1996, he was President, Chief Operating Officer, and a director of Kemper Corporation.

     FARAH M. WALTERS became a director of LTV in June 1993. She is President and Chief Executive Officer of University Hospitals Health System Inc. and University Hospitals of Cleveland. Prior thereto, beginning in March 1991 until January 1992, she served as Senior Executive Vice President of University Hospitals Health System and Executive Director of University Hospitals of Cleveland. She also is a director of Kerr-McGee Corporation and The Geon Company.

                       DESCRIPTION OF NEW BANK FINANCING

     In connection with the consummation of the Copperweld acquisition, we entered into the New Bank Financing, a five-year senior secured credit facility consisting of a single tranche of term loans in an aggregate principal amount of $225 million. We used the New Bank Financing to pay a portion of the purchase price of the Acquisitions and related fees and expenses. Obligations under the New Bank Financing are guaranteed by substantially all our domestic wholly-owned subsidiaries (other than special purpose subsidiaries established to facilitate our working capital facilities), and secured by substantially all of the assets of Welded Tube and Copperweld Corporation, other than accounts receivable and the real property and associated fixtures at Welded Tube's Portland facility, including a secured intercompany note between Copperweld Corporation and Copperweld Canada, Inc. Pricing on the loans under the New Bank Financing are based on LIBOR, reset periodically, plus a margin ranging from 3.375% to 4.125%, depending on the ratings that Standard & Poor's and Moody's assign the loans from time to time. We also have the option to borrow at pricing based on an alternate base rate plus a margin ranging from 2.00% to 2.875% based on similar ratings. The alternate base rate is the higher of the prime rate and the Federal Funds effective rate plus 1/2 of 1%.

     The New Bank Financing loans have de minimis scheduled amortization payments during the first four years after closing, with equal scheduled payments of $54 million at the end of February, May, August and October 2004, with final maturity on October 31, 2004. In addition, we are required to prepay these loans with 100% of the net cash proceeds of certain asset sales and insurance awards, 75% (subject to reduction) of excess cash flow, 100% of the net cash proceeds of certain debt issuances and 50% of the net cash proceeds of certain equity issuances unless certain financial ratios are met (in which case no such prepayment shall be required).

     The New Bank Financing contains covenants limiting our and our subsidiaries' ability to (1) incur additional debt and additional liens, (2) enter into sale-leaseback transactions, (3) make dividends and other payments with respect to our equity securities and certain optional payments with respect to our debt, (4) enter into agreements that restrict our subsidiaries' ability to make distributions to us, (5) make new investments or capital expenditures and (6) enter into mergers or sell assets. We are required to comply with consolidated financial tests including a leverage ratio, an interest coverage ratio and a fixed charge coverage ratio. We are also required to make customary representations and warranties prior to borrowing under the facility.

     The New Bank Financing also contains events of default upon the occurrence of events including (1) failure to make payments when due under that facility,
(2) a misrepresentation, (3) failure to comply with covenants, (4) the occurrence of a default under other material debt of LTV or any subsidiary, (5) the occurrence of a bankruptcy or insolvency proceeding, (6) a default in the satisfaction of legal judgments and (7) a change of control of LTV. The existence of any event of default would permit the lenders under the New Bank Financing to accelerate the maturity of the loans. If the lenders choose to do so in that circumstance, the loans under the New Bank Financing would become immediately due and payable.

                       DESCRIPTION OF NEW PREFERRED STOCK

     In order to finance a portion of the Acquisitions, we offered $80 million aggregate liquidation preference of 8 1/4% Series A Cumulative Convertible Preferred Stock, $1.00 par value per share (the "New Preferred Stock"). The following summary of the terms of the New Preferred Stock is incomplete. You should read the Certificate of Designations relating to the New Preferred Stock for a complete description thereof.

     DIVIDENDS. Holders of the New Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors out of funds legally available therefor, cumulative cash dividends at an annual rate of 8.25% of the liquidation preference, payable quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on February 15, 2000.

     OPTIONAL REDEMPTION. We may also redeem the New Preferred Stock at any time on or after November 18, 2004, at a redemption price equal to the percentage of the liquidation preference set forth below, plus accrued and unpaid dividends to the date of redemption, if redeemed during the 12-month period commencing on November 18 of the year set forth:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2004........................................................   104.13%
2005........................................................    103.20
2006........................................................    102.48
2007........................................................    101.65
2008........................................................    100.83
2009 and thereafter.........................................    100.00

     CONVERSION RIGHTS. Holders of the New Preferred Stock may convert their shares at any time (unless previously redeemed), in whole or in part, into the number of shares of our common stock equal to $50.00 divided by the conversion price then applicable. The initial conversion price is $3.675 per share and is subject to adjustment upon the occurrence of certain events.

     VOTING RIGHTS. Holders of the New Preferred Stock will have no voting rights, except as required by law and in the Certificate of Designations. The Certificate of Designations provides that upon the accumulation of accrued and unpaid dividends in an amount equal to six quarterly dividends (whether or not consecutive), holders of a majority of the outstanding shares of New Preferred Stock will be entitled to appoint at least one but not more than two members to our Board of Directors.

     REGISTRATION RIGHTS. Pursuant to a registration rights agreement, we have agreed to file a shelf registration statement with the Commission to cover resales of the New Preferred Stock or any of our common stock issued upon conversion of the New Preferred Stock or in satisfaction of any dividend or other payment on the New Preferred Stock.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

     In addition to the Notes, the New Bank Financing and the 1997 Notes, our principal third party financial arrangements consist of obligations under the Receivables Facility, the Inventory Facility, the Sumitomo Securities Purchase Agreement, the PBGC Settlement Agreement and related documents (all as described below), all of which are secured by, or otherwise have a claim on, our assets. The Receivables Facility and the Inventory Facility are provided through syndicates of lending institutions. We have also entered into a security arrangement with the USWA which is described below.

THE 8.20% SENIOR NOTES DUE 2007

     As of September 30, 1999, we have outstanding $300 million in aggregate principal amount of our 1997 Notes. The 1997 Notes bear interest at 8.20% per annum and were issued pursuant to an indenture dated as of September 22, 1997 and are guaranteed by LTV Steel Company, Inc.

     The 1997 Notes will be redeemable at our option, in whole or in part, in cash, at any time on or after September 15, 2002, at the redemption price set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on or after September 15 of the year set forth below:

                                                            % OF PRINCIPAL
YEAR                                                            AMOUNT
----                                                        --------------
2002......................................................     104.100%
2003......................................................     102.733
2004......................................................     101.367
2005 and thereafter.......................................     100.000

     In addition, at our option, we may redeem up to 35% of the aggregate principal amount of the 1997 Notes prior to September 15, 2000 at a redemption price equal to 108.20% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings (as defined in the indenture governing the 1997 Notes); provided that at least 65% of the principal amount of the 1997 Notes originally issued remains outstanding following such redemption.

     In connection with the offering of the Old Notes, management amended the 1997 Notes to receive the same guarantees as the Notes.

THE RECEIVABLES FACILITY AND RELATED DOCUMENTS

LETTERS OF CREDIT AND REVOLVING LOANS

     The Receivables Facility (the "Receivables Facility") is an agreement dated as of October 12, 1994 among LTV Sales Finance Company, a bankruptcy-remote, special purpose subsidiary of LTV ("Sales Finance"), the Lenders party thereto (the "Receivables Lenders") and Bankers Trust Company, as Collateral Agent and Facility Agent. The Receivables Facility provides for the issuance of letters of credit and the making of loans (the "Revolving Loans") until March 2, 2004, subject to extension, unless earlier terminated after a Liquidation Event, as described below. The Receivables Facility provides for the issuance of letters of credit in an aggregate face amount, together with unreimbursed drawings, of up to $100 million and the making of Revolving Loans in an aggregate principal amount, together with the aggregate amount of letter of credit obligations at such time, of up to $320 million or, in each case, a lesser amount equal to the then-current Base Amount. The Base Amount is an amount equal to "Net Eligible Receivables" (receivables net of excess concentration) less a reserve of not less than 14%.

RECEIVABLES SALE AGREEMENT AND PLEDGE OF RECEIVABLES

     Pursuant to the Receivables Facility, Sales Finance borrows Revolving Loans or causes letters of credit to be issued to purchase accounts receivable from certain of our operating subsidiaries (the "Receivables Sellers") pursuant to a Receivables Purchase and Sale Agreement (the "Receivables Sale Agreement") entered into by Sales Finance and the Receivables Sellers contemporaneously with the Receivables Facility. Additional amounts needed to finance Sales Finance's purchases of accounts receivable from the Receivables Sellers are obtained through loans made to Sales Finance by us or the Receivables Sellers, equity contributions by us and retained earnings of Sales Finance. Under the Receivables Sale Agreement, each Receivables Seller has limited obligations to indemnify Sales Finance and its accounts receivable sold to Sales Finance if Sales Finance proves that such accounts receivable did not satisfy certain eligibility criteria as represented when sold, as well as other limited indemnification obligations in favor of Sales Finance, not relating to the collectibility of receivables sold. Such obligations are guaranteed by us. The sales of receivables to Sales Finance are intended to be true sales thereof, and ownership of such receivables is held by Sales Finance and not by LTV or our other subsidiaries.

     Pursuant to the Receivables Facility, Sales Finance has granted to the Receivables Lenders a security interest in the accounts receivable purchased by Sales Finance under the Receivables Purchase Agreement and all of Sales Finance's related rights and its various bank accounts.

RESTRICTIVE AND FINANCIAL COVENANTS

     The Receivables Facility contains affirmative covenants that require, among other things, Sales Finance to provide certain financial and other information concerning itself and the Receivables Sellers, maintain its existence, pay obligations and taxes, afford inspection rights to the Facility Agent, comply with applicable laws, require the maintenance of certain books and records and comply with corporate separateness requirements. The Receivables Facility also contains negative covenants which, among other things, limit the ability of Sales Finance to engage in any activities except as necessary to perform its obligations under the Receivables Facility and related documents, including its ability to incur or suffer to exist indebtedness, contingent obligations and liens, enter into leases, make or own investments, make capital expenditures, amend or waive any provision of other agreements and conduct business with affiliates. The Receivables Facility also contains a financial covenant that requires Sales Finance to maintain a net worth of between $34 million and $40 million at all times.

LIQUIDATION EVENTS

     Liquidation Events in the Receivables Facility include failure to pay amounts under the Receivables Facility when due, breaches of covenants or representations under the

Receivables Facility, the Receivables Sale Agreement or the related documents, bankruptcy events, certain judgment defaults, impairment of the Receivables Lenders' rights to pledged collateral, servicer termination events, change of control of Sales Finance or the Receivables Sellers or, under the Inventory Security Agreement (as defined in the Receivables Facility), proceeds of sales of inventory ceasing to be released automatically or other remedies being taken. Remedies available upon the occurrence of a Liquidation Event include termination of the commitments, acceleration of the Revolving Loans and cash collateralization of letters of credit.

THE INVENTORY SECURITIZATION FACILITY

     In March 1998, LTV Steel Company, Inc. ("LTV Steel") and Georgia Tubing Corporation (collectively, the "LTV Steel Group") established a $250 million five-year committed inventory securitization facility (the "Inventory Facility"), to be used for working capital and general corporate purposes. Thereafter, for an additional year, the amount of the Inventory Facility will drop to $227 million.

     Under the Inventory Facility, the LTV Steel Group sells, on a revolving basis, all of its inventory to LTV Steel Products, LLC, a consolidated structured finance special purpose entity ("Steel Products") wholly owned by LTV Steel. As consideration for the sale of such inventory, Steel Products pays or issues to the LTV Steel Group a combination of available cash, senior secured floating rate notes (the "Secured Notes") and subordinated notes.

     The Secured Notes are secured by a first priority security interest in all of Steel Product's right, title and interest in and to the purchased inventory and the proceeds thereof, subject only to certain permitted liens. Steel Products has issued $250 million aggregate principal amount of Secured Notes to the LTV Steel Group and it has the right to issue an additional $100 million aggregate principal amount of Secured Notes, subject to more restrictive collateral requirements, which can be used to obtain additional financing.

     Under a five-year $250 million committed note purchase and letter of credit facility, LTV Steel, as agent for the LTV Steel Group, has the right from time to time to sell to a group of financial institutions led by The Chase Manhattan Bank and Chase Securities Inc., and repurchase from such financial institutions, Secured Notes in an aggregate outstanding principal amount of up to $250 million (less the outstanding amount of letters of credit issued under the facility), for an amount in cash equal to the aggregate principal amount of such Secured Notes to be sold, or repurchased, plus, in the case of any repurchase on any date other than an interest payment date, accrued interest and any related breakfunding costs. The credit facility also permits LTV Steel, as agent on behalf of the LTV Steel Group, to obtain letters of credit up to a transaction sublimit of $150 million from such financial institutions by pledging Secured Notes to secure the reimbursement obligations in respect thereof. Steel Products has provided to the financial institutions party to the note purchase and letter of credit facility a guarantee of all amounts payable by LTV Steel under such facility.

     LTV Steel performs servicing and processing activities with respect to the inventory purchased by Steel Products. Sales of inventory to customers in the ordinary course of business are made by Steel Products or by LTV Steel for the account of Steel Products. The receivables from such sales are sold by Steel Products to LTV Sales Finance Company a consolidated structured finance special purpose entity ("Sales Finance"), under Sales Finance's receivables securitization facility, and the cash received from such sold receivables are used by Steel Products to pay amounts due on the Secured Notes and subordinated notes, and to pay processing and servicing fees and for future purchases of inventory. Unless an event of default in respect of the Secured Notes or an amortization event in respect of the Secured Notes that is triggered by certain events relating to the receivables securitization facility has occurred and is continuing, the security interest of the Secured Note holders in the receivables is automatically released to the extent such receivables are sold under the receivables securitization facility. Creditors of LTV Sales Finance Company have a claim on the assets of that company prior to those assets becoming available to other creditors of LTV or our affiliates.

SUMITOMO PREFERRED STOCK

     Pursuant to the Sumitomo Securities Purchase Agreement, SMI America, Inc., ("SMI"), a wholly owned indirect subsidiary of Sumitomo Metal Industries, Ltd. purchased 500,000 shares of Series B Convertible Preferred Stock, par value $1.00 per share, of The LTV Corporation (the "Series B Preferred Stock"). Subject to the right of any holder of Series B Preferred Stock to convert any or all of such holder's shares into shares of our common stock at a specified conversion price, LTV has the right to redeem all the shares of Series B Preferred Stock, in whole but not in part, at any time at a price equal to the following percentages multiplied by $100.00 per share, plus an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or currently payable, to the date of redemption if redeemed during the twelve-month period beginning on June 28 of the following year:

1999........................................................  101.5%
On and after 2000...........................................  100.0%

     Notwithstanding our right to redeem the Series B Preferred Stock, the holders of a majority of the Series B Preferred Stock may elect to exclude one share of Series B Preferred Stock from redemption. Such share will no longer have any voting rights or any rights to dividends or distributions or conversion. Such share will then become subject to redemption after SMI shall cease to have any rights under certain provisions of the Consultation and Management Participation Agreement (as defined in the Sumitomo Securities Purchase Agreement).

     Pursuant to the L-S Exchange Right and Security Agreement and the L-S II Exchange Right and Security Agreement (each entered into pursuant to the Sumitomo Securities Purchase Agreement, the "Exchange Right Agreements"), SMI has the right, upon the occurrence of an Exchange Right Event (as defined in the Exchange Right Agreements), which includes a change of control of LTV or LTV Steel, to exchange all, but not less than all (except in certain specified circumstances), of its shares of Series B Preferred Stock for all or a portion of LTV's partnership interest in its electro-galvanizing joint venture with SMI. See "Business -- Integrated Steel Properties."

     The Series B Preferred Stock will rank equal in right of payment with the New Preferred Stock.

USWA LIEN ON CLEVELAND WEST

     Pursuant to a predecessor labor agreement with the USWA, LTV Steel granted liens on the plant, property and equipment at its Cleveland West facilities and a royalty free license or sublicense with respect to intellectual properties used in connection with the manufacture of products at such facilities to secure payment of certain retiree health benefits to salaried and hourly employees and retirees ("Secured Obligations"). The provisions governing these liens have been incorporated into our new labor agreement with the USWA.

     If a future appraisal reveals that the aggregate Coverage Value (as defined below) of such collateral is less than $250 million, LTV Steel must grant or cause to be granted additional collateral with a Coverage Value at least equal to such deficit, provided that such obligation to add collateral extends only to plant, property and equipment of LTV Steel and its affiliates engaged in the steel business. Alternatively, if an appraisal reveals that the aggregate Coverage Value of the collateral is greater than $250 million, LTV Steel may request the release of collateral with a Coverage Value not to exceed such excess. For purposes of plant, property and equipment, Coverage Value means 50% of the most recent appraised value thereof (subject to certain adjustments) less two times any obligation secured thereby to which the Secured Obligations have been subordinated as described below.

     The security interest granted may, subject to certain conditions, be subordinated to certain subsequent security interests including, among others, security interests created for the benefit of working capital lenders or in favor of our restored pension plans.

     The maximum amount recoverable to pay the Secured Obligations upon the occurrence of a Distribution Event (as defined below) and foreclosure of the collateral is $250 million. Distribution Event means (1) the occurrence of a proceeding under Chapter 7 of the Bankruptcy Code with respect to LTV Steel and/or certain of its affiliates, (2) a court-ordered reduction of the Secured Obligations of LTV Steel and/or certain of its affiliates in a Chapter 11 proceeding under Section 1113 or 1114 of the Bankruptcy Code, (3) an assertion by LTV Steel and/or certain of its affiliates in a judicial proceeding or arbitration that the Secured Obligations can be decreased without the consent of the USWA, (4) a failure of LTV Steel and/or certain of its affiliates in certain circumstances to pay Secured Obligations in an aggregate amount greater than $25 million or (5) a failure of LTV Steel and/or certain of its affiliates in certain circumstances to add collateral as described above but only to the extent that the Minimum Coverage Value (as defined in the Collateral Trust Agreement entered into pursuant to the predecessor labor agreement) exceeds the Coverage Value of the collateral by $25 million.

PBGC SETTLEMENT AGREEMENT

     Following PBGC's restoration of three of the four steel defined benefit pension plans which it had earlier terminated (collectively the "restored pension plans"), we and most of our subsidiaries entered into the PBGC Settlement Agreement with PBGC to address the funding of restored pension plans. The following summary of the material issues relating to the PBGC Settlement Agreement is general, does not contain all of the details of the agreement and is qualified by reference to the agreement. We agreed to certain amendments to the PBGC Settlement Agreement on December 2, 1998, and the agreement as amended and restated was filed as an exhibit to our Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this prospectus.

TERMS OF PAYMENT

     The PBGC Settlement Agreement establishes some special funding rules, including restoration payment schedule orders ("RPSOs") to be issued by the PBGC which provide for amortization of the remaining past service liability over 20 years, and the maintenance of certain minimum funding credit balances. Except for these requirements, LTV is subject to the normal minimum funding standards set forth in the Internal Revenue Code for these plans.

     From June 1993 through December 31, 1998, we contributed over $2.8 billion to the restored pension plans. As a result of the December 1998 amendments, we will base our funding of our major defined benefit pension plans on the minimum funding standards contained in the Employee Retirement Income Security Act of 1974 and pay additional amounts as appropriate. In connection with these amendments, we also prepaid an 8.5% Promissory Note due in 2020 issued to the PBGC for $62 million, including accumulated interest. We do not expect to be required to make any significant pension contributions in the near future.

COVENANTS AND EVENTS OF DEFAULT

     The principal covenants in the PBGC Settlement Agreement are similar to those in the 1997 Notes. See "-- The 8.20% Senior Notes due 2007." This agreement also imposes separate limits on our ability to make new investments in Trico Steel, enter into transactions with certain affiliates and enter into agreements that would restrain our and our subsidiaries' ability to perform our obligations under the PBGC Settlement Agreement. Events of default under the PBGC Settlement Agreement include the failure to make required payments to the restored pension plans, misrepresentations, certain failures to perform certain covenants, payment defaults or acceleration of other indebtedness of more than $100 million, certain judgment defaults, assertion by us or any of our subsidiaries that the PBGC Settlement Agreement is not legal, valid and binding, invalidity or unenforceability of liens granted pursuant to the PBGC Settlement Agreement and various bankruptcy events. Remedies for an event of default include, among others, the ability to seek specific performance and liquidated damages for defaults in pension payments (in an amount equal to the sum of interest on the unpaid amount and the higher of such interest or 20% of the unpaid amount) and modification of the RPSO.

                              DESCRIPTION OF NOTES

     The LTV Corporation issued the Old Notes and will issue the New Notes under an indenture dated as of November 5, 1999 (the "Indenture"), among itself, the Subsidiary Guarantors and U.S. Bank Trust National Association, as trustee (the "Trustee"). We have filed a copy of the Indenture as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of certain provisions of the Indenture are not complete and are subject, and are qualified in their entirety by reference, to the Trust Indenture Act of 1939 (the "Trust Indenture Act") and to all the provisions of the Notes and the Indenture. In this description, the words "Company" and "we" refer only to The LTV Corporation and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under the subheading "Certain Definitions" below.

     We can issue an unlimited amount of additional Notes at later dates under the same Indenture. We can issue additional Notes as part of the same series or as an additional series and any additional Notes that we issue in the future will be substantially identical in all respects to the Notes, except that additional Notes issued in the future will have different issuance prices and issuance dates. Additional Notes that are issued as part of the same series as the Notes will vote together with the Notes as one class on matters under the Indenture. The Company will issue Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

GENERAL

     The Notes will mature on November 15, 2009. The Notes are initially limited in aggregate principal amount to $275 million. The Notes will bear interest at the rate set forth on the cover page of this prospectus from November 5, 1999, or from the most recent interest payment date to which interest has been paid, payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2000, to the Persons who are registered Holders of the Notes at the close of business on the preceding May 1 or November 1, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Payments in respect of the Notes represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the DTC. Unless other arrangements are made by certain Holders of Notes, the Company will make all payments in respect of a certificated Note (including principal, premium and interest), by mailing a check to the registered address of each Holder thereof.

     The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if (a) on or prior to the 60th day following the date of original issuance of the Old Notes, neither the registration statement nor a shelf registration statement for the New Notes has been filed with the SEC, (b) on or prior to the 150th day following the date of original issuance of the Old Notes, neither the registration statement nor a shelf registration statement has not been declared effective, (c) on or prior to the 180th day following the date of original issuance of the Old Notes, neither the exchange offer has been consummated nor a shelf registration statement has been declared effective or (d) after either the registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New

Notes in accordance with and during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (d), a "Registration Default"), interest ("Special Interest") will accrue on the principal amount of the Old Notes and the New Notes (in addition to the stated interest on the Old Notes and the New Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase to 0.50% per annum at the end of such 90-day period.

RANKING

     The Notes will be:

     - senior obligations of the Company;

     - equal in right of payment with all existing and future unsecured senior debt of the Company;

     - senior in right of payment to all future subordinated debt of the Company; and

     - guaranteed on a senior basis by each Subsidiary Guarantor other than Acquired Subsidiary Guarantors, and guaranteed on a senior subordinated basis by each Acquired Subsidiary Guarantor.

As of September 30, 1999, on a pro forma basis, the total outstanding senior debt of the Company and the Subsidiary Guarantors, excluding unused commitments made by lenders, would have been as follows:

     $1.0 billion -- approximate total outstanding senior debt of the Company and the Subsidiary Guarantors, combined

     The Notes are unsecured obligations of the Company and the Subsidiary Guarantors. Secured debt and other secured obligations of the Company and the Subsidiary Guarantors (including the New Bank Financing) will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations. As of September 30, 1999, on a pro forma basis, the total outstanding secured debt and other secured obligations of the Company and the Subsidiary Guarantors, excluding unused commitments made by lenders and the contingent obligations under the $250 million USWA Lien described under "Description of Certain Other Indebtedness -- USWA Lien on Cleveland West", would have been as follows:

     $444 million -- approximate total outstanding secured debt and other secured obligations of the Company and the Subsidiary Guarantors, combined

     In general, the Company's only claim in any of the assets of its subsidiaries is that of a common stockholder, which claim is junior to claims that creditors (including the PBGC, trade creditors and secured creditors) and preferred stockholders, if any, have against those subsidiaries. Because Holders of the Notes will be creditors only of the Company and of those subsidiaries that are Subsidiary Guarantors, all the existing and future liabilities of subsidiaries that are not Subsidiary Guarantors, including any claims of their trade creditors and preferred stockholders, if any, will be effectively senior to the Notes.

     All the operations of the Company are conducted through its subsidiaries. Therefore, the Company's ability to service its debt, including the Notes, is dependent upon the earnings of its subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to the Company. Certain laws and covenants in the Company's and its subsidiaries' other debt agreements restrict the ability of the Company's subsidiaries to pay it dividends or make loans and advances to it. If these restrictions are applied to subsidiaries that are not Subsidiary Guarantors, then the Company would not be able to use the earnings of those subsidiaries to make payments on the Notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guaranties. If this were to occur, the Company would also be unable to use the earnings of these Subsidiary Guarantors to the extent they face restrictions on distributing funds to the Company. Any of the situations described above could make it more difficult for the Company to service its debt.

     The total balance sheet liabilities of the Subsidiary Guarantors and the Company's other subsidiaries as of September 30, 1999, on a pro forma basis, excluding unused commitments made by lenders, outstanding pension liabilities of approximately $575 million and outstanding postemployment healthcare and other insurance benefits of approximately $1.6 billion, would have been as follows:


    $1.7         -- approximate total balance sheet liabilities of the
    billion      Subsidiary Guarantors (including the Guarantees such
                    Subsidiaries will Incur with respect to the Company's
                    8.20% Senior Notes due 2007 as described below)
    $128         -- approximate total balance sheet liabilities of all other
      million       subsidiaries


     The Subsidiary Guarantors and the Company's other subsidiaries have other liabilities, including contingent liabilities, that may be significant. The Indenture contains limitations on the amount of additional Debt that the Company and the Restricted Subsidiaries may Incur. However, the amounts of such Debt could nevertheless be substantial and may be Incurred either by Subsidiary Guarantors or by the Company's other subsidiaries.

SUBSIDIARY GUARANTIES

     Except as described below under "Subordination of Acquired Subsidiary Guaranties", the obligations of the Company under the Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by all the existing and any future Domestic Wholly Owned Subsidiaries of the Company (other than any Securitization Subsidiary or any Inactive Subsidiary).

     If the Company sells or otherwise disposes of either:

          (1) its ownership interest in a Subsidiary Guarantor, or

          (2) all or substantially all the assets of a Subsidiary Guarantor,

such Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. In addition, if the Company redesignates a Subsidiary Guarantor as an Unrestricted Subsidiary, which the Company can do under certain circumstances, the redesignated Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty. See "Certain
Covenants -- Designation of Restricted and

Unrestricted Subsidiaries", "-- Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries" and "Merger, Consolidation and Sale of Property".

     If any Subsidiary Guarantor makes payments under its Subsidiary Guaranty, each of the Company and the other Subsidiary Guarantors must contribute their share of such payments, subject, in the case of each Acquired Subsidiary Guarantor, to the subordination provisions described below under "Subordination of Acquired Subsidiary Guaranties". The Company's and the other Subsidiary Guarantors' shares of such payment will be computed based on the proportion that the net worth of the Company or the relevant Subsidiary Guarantor represents relative to the aggregate net worth of the Company and all the Subsidiary Guarantors combined.

     In connection with the offering of the Old Notes, the Company amended its 8.20% Senior Notes due 2007 to grant, in the case of each Subsidiary Guarantor that is not an Acquired Subsidiary Guarantor, a senior unsecured Guarantee of the 8.20% Senior Notes due 2007 and, in the case of each Acquired Subsidiary Guarantor, a senior subordinated Guarantee of the 8.20% Senior Notes due 2007.

FUTURE SUBSIDIARY GUARANTORS

     The Company will be required to cause each Person that becomes a Domestic Wholly Owned Subsidiary following the Issue Date (other than a Securitization Subsidiary or an Inactive Subsidiary) or any Person that ceases to be an Inactive Subsidiary to execute and deliver a Subsidiary Guaranty as required under "Certain Covenants -- Future Subsidiary Guarantors".

SUBORDINATION OF ACQUIRED SUBSIDIARY GUARANTIES

     The obligations of Copperweld Corporation, Welded Tube Corporation of America and each of their respective Domestic Wholly Owned Subsidiaries (collectively, the "Acquired Subsidiary Guarantors") under their respective Subsidiary Guaranties (the "Acquired Subsidiary Guaranties") will be subordinated to their obligations under the New Bank Financing (and Permitted Refinancing Debt in respect thereof) (collectively, "Designated Senior Debt") as described below. As a result of this subordination, holders of Designated Senior Debt will be entitled to receive full payment in cash on all obligations owed to them before any Acquired Subsidiary Guarantor can make any payment to Holders of the Notes in any of the following situations or proceedings relating to such Subsidiary Guarantor:

     - liquidation, dissolution or winding up;

     - bankruptcy, reorganization, insolvency, receivership or similar proceedings;

     - an assignment for the benefit of its creditors; or

     - any marshaling of its assets and liabilities.

     As a result of the subordination referred to above, no Acquired Subsidiary Guarantor may make any payment pursuant to its Obligations or repurchase, redeem or otherwise retire or defease any Notes (collectively, "make an Acquired Subsidiary Guarantor payment"), if:

          (a) any principal, premium or interest in respect of any Designated Senior Debt is not paid when due (including at maturity), or

          (b) any other default on Designated Senior Debt occurs and the maturity of such Debt is accelerated in accordance with its terms, unless, in either case,

             (1) the default has been cured or waived and any such acceleration has been rescinded, or

             (2) such Designated Senior Debt has been paid in full in cash;

provided, however, that an Acquired Subsidiary Guarantor may make an Acquired Subsidiary Guarantor payment without regard to the foregoing if such Acquired Subsidiary Guarantor and the Trustee receive written notice approving such payment from the Representative under the Designated Senior Debt.

     During the continuance of any default (other than a default described in clause (a) or (b) above) under the Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except any notice required to effect the acceleration) or the expiration of any applicable grace period, no Acquired Subsidiary Guarantor may make an Acquired Subsidiary Guarantor payment for a period (a "Payment Blockage Period") commencing upon the receipt by such Acquired Subsidiary Guarantor and the Trustee of written notice of such default from the Representative under the Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter, unless such Payment Blockage Period is earlier terminated:

          (a) by written notice to the Trustee and such Acquired Subsidiary Guarantor from the Representative under the Designated Senior Debt,

          (b) because such default is no longer continuing, or

          (c) because all such Designated Senior Debt has been repaid in full in cash.

     Unless the holders of Designated Senior Debt or the Representative under the Designated Senior Debt have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, an Acquired Subsidiary Guarantor may (unless otherwise prohibited as described in the first paragraph of this section) resume making Acquired Subsidiary Guarantor payments after the end of such Payment Blockage Period.

     Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults during such period.

     Upon any payment or distribution of the assets of an Acquired Subsidiary Guarantor (1) upon a total or partial liquidation, dissolution or winding up of such Acquired Subsidiary Guarantor, (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Acquired Subsidiary Guarantor, (3) upon an assignment for the benefit of creditors of such Acquired Subsidiary Guarantor or (4) upon any marshalling of the assets and liabilities of such Acquired Subsidiary Guarantor:

          (a) the holders of Designated Senior Debt will be entitled to receive payment in full in cash before the holders of the Notes are entitled to receive any payment pursuant to the Acquired Subsidiary Guaranty of such Acquired Subsidiary Guarantor, except that holders of Notes may receive and retain shares of stock and any debt securities of such Acquired Subsidiary Guarantor that are subordinated to the Designated Senior Debt to at least the same extent as the Acquired Subsidiary Guaranty of such Acquired Subsidiary Guarantor is subordinated to the Designated Senior Debt; and

          (b) until the Designated Senior Debt is paid in full in cash, any distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture with respect to the Acquired Subsidiary Guaranties will be made to holders of such Designated Senior Debt. If a payment or distribution is made to holders of Notes that, due to the subordination provisions with respect to the Acquired Subsidiary Guaranties, should not have been made to them, such holders are required to hold it in trust for the holders of Designated Senior Debt and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated when any Designated Senior Debt is outstanding, no Acquired Subsidiary Guarantor may make an Acquired Subsidiary Guarantor payment until five business days after the Representative of such Designated Senior Debt receives notice of such acceleration and, thereafter, may make an Acquired Subsidiary Guarantor payment only if the Indenture otherwise permits payment at that time.

     Because of the Indenture's subordination provisions with respect to the Acquired Subsidiary Guaranties, holders of Designated Senior Debt may recover disproportionately more than the holders of the Notes recover in a bankruptcy or similar proceeding relating to any Acquired Subsidiary Guarantor. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the Notes.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to November 15, 2004. Thereafter, the Notes will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2004........................................................   105.875%
2005........................................................   103.917
2006........................................................   101.958


2007 and thereafter.........................................   100.000

     At any time and from time to time prior to November 15, 2002 the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 111.750% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes remains outstanding. Any such redemption shall be made within 60 days of such Public Equity Offering upon not less than 30 nor more than 60 days notice mailed to each Holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

SINKING FUND

     There are no sinking fund payments for the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Company to repurchase all or any part of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     Within 30 days following any Change of Control, the Company shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send, by first-class mail, with a copy to the Trustee, to each Holder of Notes, at such Holder's address appearing in the Security Register, a notice stating, among other things: (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Notes timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (iv) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

     The Change of Control repurchase feature is a result of negotiations between the Company and the Placement Agents. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or

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other recapitalizations, that would not constitute a Change of Control under the
Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

     The definition of Change of Control includes a phrase relating to the sale, assignment, lease, conveyance, disposition or transfer of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, assignment, lease, conveyance, disposition or transfer of less than all the assets of the Company may be uncertain. In such a case, Holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.

     The occurrence of certain of the events that constitute a Change of Control under the Indenture would constitute a default under the New Bank Financing. Other debt of the Company may contain prohibitions of certain events which would constitute a Change of Control or, as is the case with the Company's existing 8.20% Senior Notes due 2007, require such debt to be repurchased upon a Change of Control. Moreover, the exercise by Holders of Notes of their right to require the Company to repurchase such Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to Holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase the Notes in connection with a Change of Control would result in a default under the Indenture which would, in turn, constitute a default under the existing or future debt of the Company. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the Holders of a majority in principal amount of the Notes.

CERTAIN COVENANTS

     COVENANT TERMINATION. The Indenture provides that the following restrictive covenants will be applicable to the Company and the Restricted Subsidiaries unless the Company reaches Investment Grade Status. After the Company has reached Investment Grade Status, and notwithstanding that the Company may later cease to have an Investment Grade Rating from either or both of the Rating Agencies, the Company and the Restricted Subsidiaries will be released from their obligations to comply with the restrictive covenants described herein, except for the covenants described under "Limitation on Liens", "Limitation on Sale and Leaseback Transactions", "Designation of Restricted and Unrestricted Subsidiaries" (other than clause (x) of the second paragraph (and such clause (x) as referred to in the first paragraph) thereunder) and "Future Subsidiary Guarantors". The Company and the Subsidiary Guarantors will also, upon reaching Investment Grade Status, remain obligated to comply with the provisions described under "Merger, Consolidation and Sale of Property" (other than clauses (e) and (f) of the first and second paragraphs thereunder) and under "Repurchase at the Option of Holders Upon a Change of Control".

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     LIMITATION ON DEBT AND RESTRICTED SUBSIDIARY PREFERRED STOCK.  The Company
shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Debt (which includes, in the case of Restricted Subsidiaries, Preferred Stock) unless, after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (a) after giving pro forma effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00 or (b) such Debt is Permitted Debt.

     The term "Permitted Debt" is defined to include the following:

          (a) Debt of the Company evidenced by the Notes and of the Subsidiary Guarantors evidenced by the Subsidiary Guaranties relating to the Notes;

          (b) Debt under the Credit Facilities; provided that the aggregate principal amount of all such Debt under the Credit Facilities, together with all Permitted Refinancing Debt Incurred in respect of Debt previously Incurred pursuant to this clause (b), at any one time outstanding shall not exceed the greater of (i) $470 million less the sum of the aggregate amount of all prepayments and required payments of principal applied to reduce the aggregate amount available to be borrowed under the Credit Facilities or such Permitted Refinancing Debt, including pursuant to the covenant described below "-- Limitation on Asset Sales", and (ii) the sum of the amounts equal to (x) 60% of the book value of the inventory of the Company and the Restricted Subsidiaries and (y) 85% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries, in each case as of the most recently ended quarter of the Company for which financial statements of the Company have been provided to the Holders of Notes;

          (c) Capital Expenditure Debt; provided that (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c), together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c), does not exceed $300 million;

          (d) Debt of the Company owing to and held by any Wholly Owned Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

          (e) Debt of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time such Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving pro forma effect to the

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

     Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) of the immediately preceding paragraph;

          (f) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

          (g) Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management (including cost control) of the Company or such Restricted Subsidiary and not for speculative purposes;

          (h) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business (which, for purposes of this clause (h), shall include payment obligations on Debt otherwise permitted by this covenant) and not for speculative purposes;

          (i) Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

          (j) Debt outstanding on the Issue Date not otherwise described in clauses (a) through (i) above and any additional Debt Incurred after the Issue Date representing interest paid in-kind on Debt outstanding pursuant to this clause (j);

          (k) Debt of the Company or any Restricted Subsidiary (other than Debt permitted by the immediately preceding paragraph or the other clauses of this paragraph) in an aggregate principal amount outstanding at any one time not to exceed $100 million;

          (l) Attributable Debt under any Sale and Leaseback Transaction with respect to the Company's Portland tubing facility in an aggregate amount, together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (l), not to exceed $60 million;

          (m) Debt of the Company in the form of a Guaranty of the obligations of the Company's Columbus Coating joint venture with respect to (i) a construction facility in an aggregate amount, together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (m), not to exceed $145 million or (ii) following the completion of construction, Attributable Debt under a Sale and Leaseback Transaction involving such joint venture in an aggregate amount, together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause
     (m) and all Debt of the Company remaining outstanding pursuant to the preceding clause (i), not to exceed $250 million; and

          (n) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the immediately preceding paragraph and clauses
     (a), (b), (c), (e),

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     (j), (l) and (m) above, subject, in the case of clauses (b), (c), (l) and
     (m) above, to the limitations set forth in the respective provisos thereto.

     LIMITATION ON RESTRICTED PAYMENTS. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving pro forma effect to, such proposed Restricted Payment,

          (a) a Default or Event of Default shall have occurred and be continuing,

          (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" or

          (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date of the Company's 8.20% Senior Notes due 2007 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

             (i) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from and after the first day of the fiscal quarter following the end of the most recent fiscal quarter ended immediately prior to the Issue Date of the Company's 8.20% Senior Notes due 2007 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit),

             (ii) Capital Stock Sale Proceeds, and

             (iii) the amount by which Debt (other than Subordinated Obligations issued or sold prior to the Issue Date of the Company's 8.20% Senior Notes due 2007) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Debt of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company or Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange).

     Notwithstanding the foregoing limitation, the Company may:

          (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established

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

     by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Net Cash Proceeds from such exchange or sale shall be excluded from the calculation of the amount of Capital Stock Sale Proceeds;

          (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d) pay dividends on the New Preferred Stock in accordance with the terms thereof as in effect on the Issue Date, without regard to any amendment, waiver or other modification thereto; provided, however, that at the time of such payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom); provided further, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

          (e) expend up to $5 million in any fiscal year of the Company to repurchase common stock of the Company (i) to distribute to current or former employees, officers and directors of the Company and its Subsidiaries, (ii) from such current or former employees, officers or directors or (iii) otherwise in order to distribute as employee compensation; provided, however, that at the time of, and after giving pro forma effect to, any such expenditure, no Default or Event of Default shall have occurred and be continuing; provided further, however, that such repurchase shall be excluded in the calculation of the amount of Restricted Payments; and

          (f) expend up to $40 million for Restricted Payments in addition to amounts permitted pursuant to clauses (a) through (e) above; provided, however, that at the time of, and after giving pro forma effect to, any such expenditure, no Default or Event of Default shall have occurred and be continuing; provided further, however, that such expenditures shall be excluded in the calculation of the amount of Restricted Payments.

     Payments made pursuant to (and, in the case of clause (b), Capital Stock Sale Proceeds received from) transactions described in the foregoing clauses of this paragraph from and after the Issue Date of the Company's 8.20% Senior Notes due 2007 and prior to the Issue Date shall be excluded in the calculation of the amount of Restricted Payments and Capital Stock Sale Proceeds in the same manner and to the same extent as such transactions would be from and after the Issue Date. In addition, amounts expended pursuant to Section 4.06(b)(iv) of the 1997 Notes indenture shall be excluded in the calculation of the amount of Restricted Payments.

     LIMITATION ON LIENS. The Company shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Subsidiary Guarantor), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes or the applicable Subsidiary Guaranty will be secured by such Lien equally and ratably with (or prior to) all other Debt of the Company or such Subsidiary Guarantor secured by such Lien, provided that any Lien securing Subordinated Obligations must be

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subordinated and junior to the Lien securing the Notes or relevant Subsidiary
Guaranty and have the same or lesser relative priority as the Subordinated Obligations shall have with respect to the Notes or such Subsidiary Guaranty.

     LIMITATION ON ISSUANCE OR SALE OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES. The Company shall not (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or (b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock other than (i) directors' qualifying shares, (ii) to the Company or a Wholly Owned Subsidiary or (iii) if, immediately after giving effect to such disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; provided, however, that, in the case of this clause (iii), (x) such disposition is effected in compliance with the covenant described under "Limitation on Asset Sales" and (y) upon consummation of such disposition and execution and delivery of a supplemental indenture in form satisfactory to the Trustee, such Restricted Subsidiary shall be released from any Subsidiary Guaranty previously made by such Restricted Subsidiary.

     LIMITATION ON ASSET SALES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale (or, in the case of a lease that is an Asset Sale, the Company or such Restricted Subsidiary is to receive over the term of such lease consideration) at least equal to the Fair Market Value of the Property subject to such Asset Sale; (b) at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents, Additional Assets, Liquid Securities or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any applicable Subsidiary Guaranty) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and (c) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

     The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt): (1) to prepay, repay, legally defease or purchase Senior Debt of the Company or any Subsidiary Guarantor or Debt of any other Restricted Subsidiary (excluding, in any such case, Debt owed to the Company or an Affiliate of the Company); or (2) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary; provided, however, that in connection with any prepayment, repayment, legal defeasance or purchase of Debt pursuant to clause (1) above, the Company or such Subsidiary Guarantor or other Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced by an amount equal to the principal amount so prepaid, repaid, legally defeased or purchased.

     Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within twelve months from the date of the receipt of such Net Available Cash shall constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $5 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase with such Excess Proceeds on a pro rata basis according to principal amount (x) the Notes, which offer (the

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"Prepayment Offer") shall be at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture and (y) any other Debt of the Company or any Subsidiary Guarantor that is pari passu with the Notes at a purchase price no greater than 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the purchase date, to the extent, in the case of this clause (y), required under the terms thereof (other than Debt owed to the Company or any Affiliate of the Company). To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

     Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company will send a written notice, by first-class mail, to the Holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such Holders to make an informed decision with respect to such Prepayment Offer. Such notice will state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

     The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to
(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary, (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) except for restrictions described in clause (ii) under the covenant described under "Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries", transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply (i) with respect to clauses (a), (b) and (c), to restrictions (A) in effect on the Issue Date, (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, (C) which result from the Refinancing of Debt Incurred pursuant to an agreement referred to in the immediately preceding clause (i)(A) or (B) above or in clause
(ii)(A) or (B) below, provided that such restriction is no less favorable to the Holders of Notes than those under

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the agreement evidencing the Debt so Refinanced, or (D) on any Securitization
Subsidiary and (ii) with respect to clause (c) only, to restrictions (A) relating to Debt that is permitted to be Incurred and secured pursuant to the covenants described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" and "Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt, (B) encumbrances on Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless (a) the terms of such Affiliate Transaction are (i) set forth in writing and (ii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, (b) if such Affiliate Transaction involves aggregate payments or value in excess of $10 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clause (a) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee and (c) if such Affiliate Transaction involves aggregate payments or value in excess of $25 million, the Company obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

     Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (i) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries; provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

          (ii) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payment";

          (iii) any issuance of securities, or other payments, awards or grants in securities or otherwise pursuant to, or the funding of, employment arrangements, pension plans, stock options and stock ownership plans approved by the Board of Directors;

          (iv) the payment of reasonable fees to directors of the Company or such Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

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          (v) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $5 million in the aggregate at any one time outstanding;

          (vi) any transaction or series of transactions between the Company or any Restricted Subsidiary and any of their joint ventures, provided that
     (x) such transaction or series of transactions is in the ordinary course of business between the Company or such Restricted Subsidiary and such joint venture and is consistent with the past practices of the Company and the Restricted Subsidiaries with respect to their joint ventures and (y) if such transaction or series of transactions constitutes an Investment by the Company, such Restricted Subsidiary or such joint venture, the other equity investors in such joint venture (A) participate in such Investment on the same basis as the Company or such Restricted Subsidiary, (B) have their interests in such joint venture diluted to the extent such investors elect not to so participate in such Investment or (C) individually beneficially own 10% or less of the equity interests in such joint venture; and

          (vii) any transaction or series of transactions between the Company or any Restricted Subsidiary and SMI or any of its affiliates pursuant to the terms of the Sumitomo Securities Purchase Agreement and any documents relating thereto, as such Agreement and documents are in effect on the Issue Date, without regard to any amendment, waiver or other modification thereto.

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless (a) the Company or such Restricted Subsidiary would be entitled to (i) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" and (ii) create a Lien on such Property securing such Attributable Debt without securing the Notes or any applicable Subsidiary Guaranty pursuant to the covenant described under "Limitation on Liens" and (b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under "Limitation on Asset Sales;" provided, however, that the Company or any Restricted Subsidiary may at any time enter into a Sale and Leaseback Transaction if the sum of (x) the aggregate amount of Attributable Debt outstanding at such time with respect to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by the Company or any Restricted Subsidiary and (y) the aggregate principal amount (in the case of Debt sold at a discount, at Stated Maturity) of all Secured Debt outstanding at such time (other than the USWA Secured Obligations and any Permitted Refinancing Debt in respect thereof to the extent not exceeding $250 million in the aggregate and any Limited Recourse Guarantee), does not exceed 10% of Consolidated Net Tangible Assets as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter, after giving pro forma effect to such transaction.

     DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary and (b) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of

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the Company or any Restricted Subsidiary. Unless so designated as an
Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or of any Wholly Owned Subsidiary will be classified as a Restricted Subsidiary, provided that the requirements set forth in clauses (x) and (y) of the immediately following paragraph would be satisfied after giving pro forma effect to such classification. Any Person not permitted by the terms of the immediately preceding sentence to be classified as a Restricted Subsidiary shall be automatically classified as an Unrestricted Subsidiary. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary, but excluding any Limited Recourse Guarantee). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee, be released from any Subsidiary Guaranty previously made by such Restricted Subsidiary.

     The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "Limitation on Debt and Restricted Subsidiary Preferred Stock" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

     Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

     Notwithstanding anything to the contrary in the foregoing, Presque Isle, L-S Electro-Galvanizing Company, LTV-Trico, Inc., Cayman Mineracao do Brasil Ltda and L.A.S. Resources, Inc. will initially be Unrestricted Subsidiaries.

     LIMITATION ON LAYERED DEBT. The Company shall not permit any Acquired Subsidiary Guarantor to Incur, directly or indirectly, any Debt that is subordinate or junior in right of payment to any Senior Debt unless such debt is expressly subordinated in right of payment to, or ranks pari passu with, the Obligations under its Acquired Subsidiary Guaranty.

     FUTURE SUBSIDIARY GUARANTORS. The Company shall cause each Person that becomes a Domestic Wholly Owned Subsidiary following the Issue Date (other than any Securitization Subsidiary or Inactive Subsidiary) or any Person that ceases to be an Inactive Subsidiary to execute and deliver to the Trustee a Subsidiary Guaranty at the time such Person becomes a Domestic Wholly Owned Subsidiary or ceases to be an Inactive Subsidiary, as applicable.

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MERGER, CONSOLIDATION AND SALE OF PROPERTY

     The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Company's Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "Certain Covenants -- Limitation on Debt and Restricted Subsidiary Preferred Stock"; (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and (g) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and any supplemental indenture in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

     The Company shall not permit LTV Steel or any Subsidiary then conducting all or part of the Tubular Business to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into LTV Steel or a Subsidiary Guarantor then conducting all or part of the Tubular Business, as applicable) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all the Property of LTV Steel or of the Tubular Business, as applicable, in any one transaction or series of transactions unless: (a) the Surviving Person (if not LTV Steel or such Subsidiary) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than LTV Steel or such Subsidiary) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and

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punctual performance and observance of all the obligations of such entity under its Subsidiary Guaranty; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of LTV Steel or the Tubular Business, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "Certain Covenants -- Limitation on Debt and Restricted Subsidiary Preferred Stock"; (f) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions; and (g) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied. The foregoing provisions shall not apply to any sale of less than substantially all the Tubular Business by means of a merger, consolidation or amalgamation.

     The Surviving Person will succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of the applicable Subsidiary Guarantor under its Subsidiary Guaranty, as the case may
be), but the predecessor Company in the case of a sale, transfer, assignment, lease, conveyance or other disposition, shall not be released from the obligations to pay the principal of, and premium, if any, and interest on the Notes.

SEC REPORTS

     Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with, or furnish to, the Commission such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed at the times specified for the filing of such information, documents and reports under such Sections (the "Required Filing Times"); provided, however, that the Company shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings. The Company shall also in any event (a) within 15 days of each Required Filing Time, provide the Trustee and the Holders of Notes with copies of such information, documents and reports and
(b) if the Commission does not permit the filing of such information, documents and reports, promptly upon written request supply copies of such information, documents and reports to any prospective Holder of Notes.

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EVENTS OF DEFAULT

     Events of Default in respect of the Notes include: (a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, mandatory redemption, required repurchase or otherwise; (c) failure to comply with the covenant described above under "Merger, Consolidation and Sale of Property"; (d) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure which is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 30 days after written notice is given to the Company as provided below; (e) a default under any Debt by the Company or any Restricted Subsidiary which results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity, in an aggregate amount greater than $20 million (the "cross acceleration provisions"); (f) any judgment or judgments for the payment of money in an aggregate amount in excess of $20 million shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); (g) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"); and (h) any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture or such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the "guaranty provisions"). The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any Default (except in payment of principal, premium, if any, or interest) if the Trustee considers it to be in the best interest of the Holders of the Notes to do so.

     A Default under clause (d) is not an Event of Default until the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

     The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

     The Indenture will provide that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary) shall have occurred and be continuing, the Trustee or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes. The holders of a majority in aggregate principal amount of the outstanding Notes may, by notice to the Trustee and the Company, rescind any declaration of acceleration if the rescission would not conflict with

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

any judgment or decree, and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

     No Holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default, (b) the registered Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (c) the Trustee shall not have received from the registered Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the registered Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder of an outstanding Note) with the consent of the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note, no amendment may, among other things, (a) reduce the amount of Notes whose Holders must consent to an amendment or waiver, (b) reduce the rate of or extend the time for payment of interest on any Note, (c) reduce the principal of or extend the Stated Maturity of any Note, (d) make any Note payable in money other than that stated in the Note, (e) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or any Subsidiary Guaranty, (f) subordinate the Notes or any Subsidiary Guaranty to any other obligation of the Company or the applicable Subsidiary Guarantor, (g) release any security interest that may have been granted in favor of the Holders of the Notes other than pursuant to the terms of such security interest, including the security interest under the Escrow Agreement described in "Escrow of Proceeds; Special Mandatory Redemption", (h) reduce the

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premium payable upon the redemption or repurchase of any Note as described under
"Optional Redemption" or "Repurchase at the Option of Holders Upon a Change of Control", (i) at any time after a Change of Control or Asset Sale has occurred, change the time at which the Change of Control Offer or Prepayment Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer or Prepayment Offer, (j) reduce the premium payable upon a Special Mandatory Redemption or make any other change in the provisions relating to the Special Mandatory Redemption, including changing the time by which Notes must be redeemed, (k) make any change to the subordination provisions of the Indenture with respect to the Acquired Subsidiary Guaranties that would adversely affect the Holders of the Notes, (l) make any change in the Escrow Agreement that would adversely affect Holders of the Notes or (m) make any change in any Subsidiary Guaranty that could adversely affect the Holders of the Notes.

     Without the consent of any Holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company, LTV Steel or any Subsidiary then conducting all or part of the Tubular Business under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add additional Guarantees with respect to the Notes or to release Subsidiary Guarantors from the Subsidiary Guaranties as provided by the terms of the Indenture, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder of the Notes, to make any change to the subordination provisions of the Indenture with respect to the Acquired Subsidiary Guaranties that would limit or terminate the benefits available to holders of Designated Senior Debt under such provisions, to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act or to provide for the issuance of additional Notes in accordance with the Indenture.

     No amendment may be made to the subordination provisions of the Indenture with respect to the Subsidiary Guaranties of the Acquired Subsidiaries that adversely affects the rights of holders of Designated Senior Debt unless the holders of such Designated Senior Debt (or their Representative) consent to such change.

     The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to each registered Holder of the Notes at such Holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting

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the defeasance trust and obligations to register the transfer or exchange of the
Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "Repurchase at the Option of Holders Upon a Change of Control" and "Certain Covenants", the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the guaranty provisions described under "Events of Default" above and the limitations contained in clauses (e) and (f) under the first paragraph, or contained in the second paragraph, of "Merger, Consolidation and Sale of Property" above ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (d) (with respect to the covenants described under "Certain Covenants"), (e), (f), (g) (with respect only to Significant Subsidiaries) or (h) under "Events of Default" above or because of the failure of the Company to comply with clauses (e) and
(f) under the first paragraph, or with the second paragraph, of "Merger, Consolidation and Sale of Property" above. If the Company exercises its legal or covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guaranty.

     In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

BOOK-ENTRY SYSTEM

     The Old Notes were, and the New Notes will initially be issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

     Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the New Notes represented by such Global Security. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S under the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global

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Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     Payment of principal of and interest on Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Notes only if (a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its discretion at any time determines not to have all the Notes represented by such Global Security or (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be exchanged for certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes, (a) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or Holders of any Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its

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interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

GOVERNING LAW

     The Indenture and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

THE TRUSTEE

     U.S. Bank Trust National Association will be the Trustee under the
Indenture.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

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     "Acquired Subsidiary Guarantors" means each of Copperweld Corporation and
Welded Tube Company of America and each of their respective Domestic Wholly Owned Subsidiaries (other than a Securitization Subsidiary or Inactive Subsidiary).

     "Additional Assets" means (a) any Property (other than cash, cash equivalents or securities) to be owned by the Company or any Restricted Subsidiary; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company.

     "Affiliate" of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of (i) such specified Person, (ii) any Subsidiary of such specified Person or (iii) any Person described in clause (a) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "Certain
Covenants -- Limitation on Transactions with Affiliates", "Limitation on Asset Sales" and the definition of the term "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction or by means of a disposition of Capital Stock permitted by clause (iii) of the covenant described under "Certain Covenants -- Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), (b) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary (other than LTV Steel or the Tubular Business) or (c) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than (i) in the case of clauses (a), (b) and (c) above, any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) in the case of clauses (b) and (c) above, (x) any disposition of accounts receivable or inventory by or to the Company or any Restricted Subsidiary to or from any Securitization Subsidiary in connection with the Incurrence of Debt by such Subsidiary under Credit Facilities or (y) any disposition of Property having, together with other Property disposed of pursuant to such clauses during the same fiscal year, an aggregate Fair Market Value of less than $25 million and (iii) in the case of clauses (a), (b) and (c) above, any disposition subject to the first or second paragraph of the covenant described under "Merger, Consolidation and Sale of Property").

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of the term "Capital Lease Obligation" and (b) in all other instances, the present value (discounted at

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the actual rate of interest implicit in such transaction, compounded annually)
of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

     "Capital Expenditure Debt" means Debt Incurred by any Person to finance a capital expenditure so long as (a) such capital expenditure is or should be included as an addition to "Property, Plant and Equipment" in accordance with GAAP (including in any event an addition to Property as a result of the purchase or other acquisition of Capital Stock of a Person that becomes a Subsidiary Guarantor as a result of such purchase or acquisition by the Company or another Subsidiary Guarantor from any Person other than the Company or an Affiliate of the Company) and (b) such Debt is Incurred within 180 days of the date such capital expenditure is made.

     "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "Certain Covenants -- Limitation on Liens", a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

     "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of corporate stock, partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

     "Capital Stock Sale Proceeds" means the aggregate Net Cash Proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees) by the Company of any class of its Capital Stock (other than Disqualified Stock) after the Issue Date of the Company's 8.20% Senior Notes due 2007.

     "Cash Equivalents" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof; (ii) direct obligations

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of Canada or any agency thereof or obligations fully and unconditionally guaranteed by Canada or any agency thereof; (iii) time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million and has outstanding Debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund having assets in excess of $500 million all of which consist of other obligations described in (i), (ii), (iii), (iv),
(v) or (vi) sponsored by a registered broker dealer or mutual fund distributor;
(iv) repurchase and reverse repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (iii) above; (v) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any state thereof with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P; and (vi) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or by any political division or taxing authority thereof, and rated at least "A" by Moody's or S&P, provided that all Cash Equivalents purchased or otherwise acquired by the Escrow Agent as contemplated under "Escrow of Proceeds; Special Mandatory Redemption" shall mature on or prior to the Assumed Redemption Date.

     "Change of Control" means the occurrence of any of the following events:

          (a) if any "Person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of the Voting Stock of the Company (for purposes of this clause (a), such other Person or group shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such other Person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting power of all classes of the Voting Stock of such parent corporation); or

          (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (i) the outstanding Voting

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     Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation and (ii) the Holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

          (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (d) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral Trust Agreement" means the Collateral Trust Agreement dated as of May 15, 1993, as amended through the Issue Date, among the Company, LTV Steel Company, Inc., the USWA and Bank One Ohio Trust Company, N.A., as collateral trustee.

     "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

     "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries and (b) all current maturities of long-term Debt.

     "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (i) if the Company or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Debt, or both, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (ii) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Asset Sale, or both, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative) directly

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attributable thereto for such period, in either case as if such Asset Sale had occurred on the first day of such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period, as if such Asset Sale had occurred on the first day of such period (or, if the Capital Stock of any Restricted Subsidiary is sold, by an amount equal to the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale), (iii) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property, including any acquisition of Property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period and
(iv) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, Investment or acquisition of Property that would have required an adjustment pursuant to clause (ii) or (iii) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of Property, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Debt incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer and as further contemplated by the definition of the term "pro forma". If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, (a) interest expense attributable to capital leases, (b) amortization of debt discount and debt issuance cost, (c) capitalized interest, (d) non-cash interest expenses, (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (f) net costs associated with Hedging Obligations (including amortization of fees), (g) Redeemable Dividends,
(h) Preferred Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary, (i) interest incurred in connection with Investments in discontinued operations, (j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary (such amount included, if such Debt is also Guaranteed by a venture partner or other equity owner of such Person that is capable of satisfying its obligations under such Guarantee (as determined by an Officer in good faith at the time of any relevant

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determination), only to the extent of the Company's direct or indirect equity ownership of such Person) and (k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (i) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (ii) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (b) any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net income (loss) of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that (i) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (ii) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (d) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, (e) any extraordinary gain or loss, (f) any unusual or nonrecurring non-cash charge or credit separately identified on the Company's consolidated income statement for such period, provided that (i) to the extent any such charge represents an accrual of or reserve for cash expenditures in any future period, such cash expenditure shall be included in Consolidated Net Income for such future period or (ii) for purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, to the extent any such credit will result in the receipt of cash payments in any future period, such cash payment shall be included in Consolidated Net Income for such future period, (g) the cumulative effect of a change in accounting principles and (h) any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of the Company or any Restricted Subsidiary; provided further, however, that there shall be added to such Consolidated Net Income any provision for taxes not payable in cash.

     "Consolidated Net Tangible Assets" means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, depletion and amortization, allowances for doubtful receivables, adjustments for pension

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liabilities, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication): (a) the excess of cost over fair market value of assets or businesses acquired; (b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP; (c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (d) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary; (e) treasury stock; (f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and (g) Investments in and assets of Unrestricted Subsidiaries.

     "Consolidated Net Worth" means the total of the amounts shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding Capital Stock of the Company plus (b) paid-in capital or capital surplus relating to such Capital Stock plus (c) any retained earnings or earned surplus less (i) any accumulated deficit, (ii) any amounts attributable to Disqualified Stock and (iii) any adjustments for pension liabilities.

     "Copperweld Acquisition" means the acquisition by the Company of Copperweld Corporation and Copperweld Canada Inc. pursuant to the Copperweld Acquisition Agreement.

     "Copperweld Acquisition Agreement" means the Stock Purchase Agreement by and between Imetal SA and the Company dated as of September 8, 1999, as amended, waived or otherwise modified through the Issue Date.

     "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more credit facilities or securitization facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables or inventory financing (including the Existing Securitization Facilities) or trade letters of credit, in each case together with any extensions, revisions, refinancings or replacements thereof.

     "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "Debt" means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of
(i) debt of such Person for money borrowed and (ii) debt evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention

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agreement (but excluding trade accounts payable arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or assets or the amount of the obligation so secured; (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and (i) to the extent not otherwise included in this definition, any financing of accounts receivable or inventory of such Person (whether or not treated as a sale or debt for accounting purposes), provided that such accounts receivable or inventory shall be deemed to be on the consolidated balance sheet of the Company for purposes of clause (b)(ii) of the definition of "Permitted Debt". The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Debt" means, with respect to each Acquired Subsidiary Guarantor, all Debt and other obligations of such Acquired Subsidiary Guarantor under the New Bank Financing and any Permitted Refinancing Debt in respect thereof, whether outstanding on the Issue Date or thereafter created.

     "Disqualified Stock" means, with respect to any Person, Redeemable Stock of such Person as to which the maturity, mandatory redemption, redemption at the option of the holder thereof, conversion or exchange occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that Redeemable Stock of such Person that would not otherwise be characterized as Disqualified Stock under this definition shall not constitute Disqualified Stock if such Redeemable Stock is convertible or exchangeable into Debt solely at the option of the issuer thereof.

     "Domestic" means, with respect to any Subsidiary, any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

     "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

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(i) the provision for taxes for such period based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation and amortization of fixed and intangible assets and (iv) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Event of Default" has the meaning set forth under "Events of Default".

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Securitization Facilities" means the Receivables Credit Agreement and the Inventory Facility.

     "Fair Market Value" means, with respect to any Property, the price (or, in the case of a lease, the rent) which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller (or lessor) and a willing buyer (or lessee), neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $25 million, by any Officer of the Company or (b) if such Property has a Fair Market Value in excess of $25 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

     "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and (d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee

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against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

     "Inactive Subsidiary" means, at any time, any Subsidiary of the Company that (a) has assets with a total book value not in excess of $1 million, (b) has not conducted any business or other operations during the prior 12 month period and (c) is not an obligor with respect to any Debt.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with "Certain Covenants -- Limitation on Debt and Restricted Subsidiary Preferred Stock", amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

     "Independent Appraiser" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

     "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

     "Inventory Facility" means the Note Purchase and Letter of Credit Agreement dated as of February 26, 1998 among LTV Steel, as a party and as agent on behalf of certain affiliates, the financial institutions party thereto, Chase Securities Inc., as Placement Agent and The Chase Manhattan Bank, as Agent and Collateral Agent, as amended from time to time.

     "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, Notes, debentures or other securities or evidence of Debt issued by, any other Person. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

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     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

     "Investment Grade Status" shall be deemed to have been reached on the date that the Notes have an Investment Grade Rating from both Rating Agencies.

     "Issue Date" means the date on which the Old Notes were initially issued.

     "Issue Date of the Company's 8.20% Senior Notes due 2007" means September 17, 1997, the date the Company originally issued its existing 8.20% Senior Notes due 2007.

     "Letter of Credit" means an irrevocable documentary letter of credit from an issuing bank of nationally recognized standing (whose senior unsecured debt is rated "A" or higher according to the Rating Agencies at the time of issuance) expiring on a date not earlier than May 31, 2000, which names the Escrow Agent as the beneficiary thereof and which shall be presentable for payment at any time by the Escrow Agent, provided that the only condition to payment thereunder shall be a certification signed by the Escrow Agent stating one of the following: (i) the Escrow Agent will use the amount drawn to fund a portion of the aggregate Mandatory Redemption Price or (ii) in the case of any presentation on or after January 31, 2000, the Special Mandatory Redemption has not taken place.

     "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction, but excluding any operating lease (except Sale and Leaseback Transactions) entered into in the ordinary course of such Person's business).

     "Limited Recourse Guarantee" means (i) any pledge of the Capital Stock of an Unrestricted Subsidiary securing Debt of such Unrestricted Subsidiary that is non-recourse in all respects to the Company and its Restricted Subsidiaries except with respect to foreclosure on any Capital Stock of such Unrestricted Subsidiary held by the Company or any Restricted Subsidiary and (ii) any Guarantee by a Venture Holding Company of Debt of a Person, other than a Restricted Subsidiary, in which such Venture Holding Company holds an Investment, including through a pledge of such Investment, which Guarantee is non-recourse in all respects to the Company and its other Restricted Subsidiaries.

     "Liquid Securities" means securities (i) of an issuer organized under the laws of the United States or any State thereof or the laws of any member nation of the European Union in each case that is not an Affiliate of the Company, (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the London Stock Exchange, the Bourse de Paris or the Frankfurt Stock Exchange and (iii) as to which the Company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held, provided, that securities meeting the requirements of clauses (i), (ii) and (iii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (x) the date on which such securities are sold or exchanged for cash or

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Cash Equivalent or (y) 90 days following the date of receipt of such securities.
In the event such securities are not sold or exchanged for cash or Cash Equivalents within 90 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the covenant described under "Certain Covenants -- Limitation on Asset Sales", such securities shall be deemed not to have been Liquid Securities at any time.

     "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a Note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale, (b) all payments made on any Debt which is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreements of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale and (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

     "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Bank Financing" means the credit agreement dated on or about the Issue Date among the Company, the subsidiary guarantors party thereto, the lenders party thereto, Credit Suisse First Boston, as administrative agent, and Morgan Stanley Senior Funding, Inc., as syndication agent, together with any related documents (including any security documents and guarantee agreements), as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

     "Obligations" means the obligation of each Subsidiary Guarantor pursuant to its Subsidiary Guaranty of (a) the full and punctual payment of principal and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Notes.

     "Officer" means the President and Chief Executive Officer, the Chief Financial Officer or any Vice President of the Company.

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     "Officers' Certificate" means a certificate signed by two Officers of the
Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Liens" means:

          (a) Liens to secure Debt permitted to be Incurred under clause (b) of the second paragraph of the covenant described under "Certain
     Covenants -- Limitation on Debt and Restricted Subsidiary Preferred Stock", provided that any such Lien is limited to the accounts receivable and inventory (and insurance proceeds and other Property similarly incidental thereto) of the Company and the Restricted Subsidiaries and any securities issued by a Securitization Subsidiary that purchases such accounts receivable or inventory in connection with the Incurrence of such Debt;

          (b) Liens on the assets of the Acquired Subsidiary Guarantors to secure Debt permitted to be Incurred under the New Bank Financing, provided that the outstanding principal amount of the Debt secured by Liens permitted by this clause (b) shall not exceed $225 million;

          (c) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under "Certain
     Covenants -- Limitation on Debt and Restricted Subsidiary Preferred Stock", provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary other than (i) the Property purchased, acquired, constructed or leased with the proceeds of such Debt, (ii) all improvements and accessions to such Property and (iii) in the case of personal Property, any real Property underlying such personal Property;

          (d) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (e) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations which are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (f) Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

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          (g) Liens on Property at the time the Company or any Restricted
     Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

          (h) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary which is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

          (i) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (j) utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

          (k) Liens to secure industrial revenue or pollution control bonds issued by the Company, provided that (i) the aggregate principal amount outstanding of the Debt secured by Liens permitted by this clause (k) shall not at any time exceed the higher of the cost or the Fair Market Value of the Property financed by such Debt (together with improvements and accessions to such Property) and (ii) such Liens shall not extend to any other Property of the Company or any Restricted Subsidiaries;

          (l) Liens arising out of judgments or decrees which involve uninsured amounts not exceeding $20 million and which are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (m) Liens securing or constituting a Limited Recourse Guarantee;

          (n) Liens existing on the Issue Date not otherwise described in clauses (a) through (m) above, including the Lien securing the USWA Secured Obligations, provided that such Lien may be extended from time to time to Property of the Company or any Restricted Subsidiary not subject thereto on the Issue Date to the extent any such extension is required by the terms of the Collateral Trust Agreement as in effect on the Issue Date;

          (o) Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a), (b), (c), (g), (h), (k), (n), (q) or (r) of this definition; provided, however, that any such Lien shall be limited to all or part of the same Property that

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     secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of
     (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a), (b), (c), (g),
     (h), (k), (n), (q) or (r) of this definition, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any premiums, fees and other expenses incurred by the Company or such Restricted Subsidiary in connection with such Refinancing;

          (p) Liens to secure Debt permitted to be Incurred under clause (l) of the second paragraph of the covenant described under "Certain
     Covenants -- Limitation on Debt and Restricted Subsidiary Preferred Stock", provided that any such Lien shall be limited to the Property (together with improvements and accessions to such Property) subject to the applicable Sale and Leaseback Transaction;

          (q) Liens to secure Debt permitted to be Incurred under clause (m)
     (ii) of the second paragraph of the covenant described under "Certain Covenants -- Limitation on Debt and Restricted Subsidiary Preferred Stock", provided that any such Lien shall be limited to the Property (together with improvements and accessions to such Property) subject to the applicable Sale and Leaseback Transaction; and

          (r) Liens securing Debt not otherwise described in clauses (a) through
     (q) above, provided that at the time any such Lien is Incurred the sum of
     (i) the aggregate principal amount (in the case of Debt sold at a discount, at Stated Maturity) of all Secured Debt outstanding at such time (other than the USWA Secured Obligations and any Permitted Refinancing Debt in respect thereof to the extent not exceeding $250 million in the aggregate and any Limited Recourse Guarantee) and (ii) the aggregate amount of Attributable Debt outstanding at such time with respect to Sale and Leaseback Transactions entered into by the Company or any Restricted Subsidiary, does not exceed 10% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter, after giving pro forma effect to the transactions giving rise to the need for such calculation.

     "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced, (c) the Stated Maturity of such Debt is no earlier than the earlier of (i) the Stated Maturity of the Debt being Refinanced and (ii) the date that is at least one year and one day after the Stated Maturity of the Notes and (d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include (a) Debt of a Subsidiary that Refinances Debt of the Company or (b) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

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     "Person" means any individual, corporation, company (including any limited liability or joint-stock company), partnership, joint venture, association, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the Holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

     "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Rating Agencies" mean Moody's and S&P.

     "Receivables Credit Agreement" means the agreement dated as of October 12, 1994 among LTV Sales Finance Company, the lenders party thereto and Bankers Trust Company, as collateral agent and facility agent, as amended from time to time.

     "Redeemable Dividend" means, for any dividend with respect to Redeemable Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Redeemable Stock.

     "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable for Debt or Disqualified Stock.

     "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Restricted Payment" means (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution which is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned

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Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Redeemable Stock) of the Company; (b) any payment made by the Company or any Restricted Subsidiary to purchase, redeem, repurchase, acquire or retire for value any Capital Stock of the Company or any Affiliate of the Company (other than a Restricted Subsidiary) or (c) any payment made by the Company or any Restricted Subsidiary to purchase, redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, any Subordinated Obligation (other than the purchase, repurchase, or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition).

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

     "Sale and Leaseback Transaction" means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person, other than any such arrangement with respect to Property acquired or placed into service by the Company or any Restricted Subsidiary after the Issue Date to the extent entered into within 365 days after the date of such acquisition or placement into service and not constituting a Capital Lease Obligation.

     "Secured Debt" means any Debt of the Company or any Restricted Subsidiary secured by a Lien.

     "Securitization Subsidiary" means any bankruptcy-remote special-purpose Subsidiary of the Company or any Restricted Subsidiary established for the purpose of arranging financing of accounts receivable and inventory, including by selling or selling interests in such accounts receivable and inventory and related Property or through borrowing money or obtaining credit secured by such Property, and including LTV Sales Finance Company, a Delaware corporation, and LTV Steel Products, L.L.C., a Delaware limited liability corporation.

     "Senior Debt" of the Company means (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest in respect of (i) Debt of the Company for borrowed money and (ii) Debt of the Company evidenced by Notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable; (b) all Capital Expenditure Debt of the Company; (c) all obligations of the Company (i) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction or (ii) under Hedging Obligations; and
(d) all obligations of other Persons of the type referred to in clauses (a) and
(b) for the payment of which the Company is responsible or liable as Guarantor; provided, however, that Senior Debt of the Company shall not include (A) Debt of the Company that is by its terms subordinate in right of payment to the Notes;
(B) any Debt Incurred in violation of the provisions of the Indenture; (C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services

(including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for Federal, state, local or other taxes owed or owing by the Company; (E) any obligation of the Company to any Subsidiary; or (F) any obligations with respect to any Capital Stock. "Senior Debt" of any Subsidiary Guarantor has a correlative meaning, provided that clause (E) above shall be deemed to refer to any obligations of such Subsidiary Guarantor to the Company or any Subsidiary of the Company.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred and, in the case of the Notes, excluding the Special Mandatory Redemption provisions).

     "Subordinated Obligation" means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or the applicable Subsidiary Guaranty pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any specified Person, any corporation, company, partnership, joint venture, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means each Domestic Wholly Owned Subsidiary (other than any Securitization Subsidiary or Inactive Subsidiary) and any other Person that becomes a Subsidiary Guarantor pursuant to the covenant described under "Certain Covenants -- Future Subsidiary Guarantors".

     "Subsidiary Guaranty" means, (a) with respect to each Subsidiary Guarantor that is not an Acquired Subsidiary Guarantor, the senior unsecured Guarantee of the Obligations by such Subsidiary Guarantor and (b) with respect to each Acquired Subsidiary Guarantor, the senior subordinated Guarantee of the Obligations by such Acquired Subsidiary Guarantor, in each case on the terms set forth in the Indenture.

     "Tubular Business" means the aggregate business as conducted on the Issue Date (or, if the Copperweld Acquisition has not been completed as of the Issue Date, the date immediately following the closing of the Copperweld Acquisition) of Copperweld, Welded Tube and LTV Tubular, together with any other Subsidiaries formed or acquired after the Issue Date primarily involved in the manufacture and sale of tubular steel products.

     "Unrestricted Subsidiary" means (a) any Subsidiary of an Unrestricted Subsidiary; (b) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted pursuant to the covenant described under "Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and (c) Presque Isle Corporation, L-S Electro-Galvanizing Company, LTV-Trico, Inc., Cayman Mineracao do Brasil Ltda and L.A.S. Resources, Inc.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "USWA Secured Obligations" means the retiree health benefit, plan contribution and other obligations of the Company and its Subsidiaries secured by a Lien granted to the USWA pursuant to the Collateral Trust Agreement.

     "Venture Holding Company" means (a) LTV Columbus Processing, Inc., LTV EGL Holding Company, Dearborn Leasing, Inc., Alcite I, Inc., LTV Blanking Corporation, LTV Steel de Mexico, Ltd. and LTV Walbridge Inc. and (b) any other Subsidiary of the Company formed or acquired after the Issue Date whose activities are limited to making and owning equity interests and other Investments in one or more joint ventures and activities incidental thereto, including participation in financing arrangements of such joint ventures (but in each case only for so long as its activities are so limited), provided that (i) in the case of clauses (a) and (b), the equity interests in any such joint venture are owned by at least one other Person (other than the Company or any Affiliate of the Company) and (ii) in the case of clause (b), the applicable assets are acquired by such Subsidiary in connection with the formation of such joint venture.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

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

                               THE EXCHANGE OFFER

     The LTV Corporation and the Subsidiary Guarantors have agreed, pursuant to a registration rights agreement dated November 2, 1999 with the placement agents of the Old Notes

          (1) to file a registration statement not later than 60 days after the date of issuance of the Old Notes with respect to an offer to exchange the Old Notes for a new issue of Notes, with terms substantially the same as of the Old Notes but registered under the Securities Act,

          (2) to cause the registration statement to be declared effective by the SEC not later than 150 days after the date of issuance of the Old Notes and

          (3) use our best efforts to consummate the exchange offer and issue the New Notes within 60 business days after the registration statement is declared effective.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange Old Notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

     - For each $1,000 principal amount of Old Notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of New Notes.

     - We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the Old Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of Old Notes at their addresses listed in the trustee's security register with respect to Old Notes.

     - The exchange offer expires at 5:00 p.m., New York City time, on --, 2000; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term "EXPIRATION DATE" means --, 2000 or, if extended by us, the latest time and date to which the exchange offer is extended.

     - As of the date of this prospectus, $275,000,000 in aggregate principal amount of the Old Notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

     - Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions that we describe in the section called "Conditions to the Exchange Offer" below.

     - We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all Old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     - We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer" are not satisfied.

     - We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

     - Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

     - Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

     - We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

PROCEDURES FOR TENDERING OLD NOTES

WHAT TO SUBMIT AND HOW

     When you tender to us Old Notes as set forth below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal. If you, as the registered holder of an Old Note, wish to tender your Old Notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to U.S. Bank Trust National Association at the address set forth below under "Exchange Agent" on or prior to the expiration date.

     In addition,

          (1) certificates for Old Notes must be received by the exchange agent along with the letter of transmittal, or

          (2) a timely confirmation of a book-entry transfer of Old Notes, if such procedure is available, into the exchange agent's account at DTC using the procedure

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

     for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

          (3) you must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND NOTICES OF GUARANTEED DELIVERY IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO LTV.

HOW TO SIGN YOUR LETTER OF TRANSMITTAL AND OTHER DOCUMENTS

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes being surrendered for exchange are tendered

          (1) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

          (2) for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

     - a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or

     - a commercial bank or trust company having an office or correspondent in the United States.

     If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes and with the signature guaranteed.

     If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by LTV, proper evidence satisfactory to LTV of its authority to so act must be submitted.

     By executing, or otherwise becoming bound by a letter of transmittal, each holder of the Old Notes (other than certain specified holders) will represent that:

     - it is not our affiliate;

     - any New Notes to be received by it were acquired in the ordinary course of business; and

     - it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes.

If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "-- Resale of the New Notes."

IMPORTANT RULES CONCERNING THE EXCHANGE OFFER

     You should note that:

     - All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by LTV in its sole discretion, which determination shall be final and binding.

     - We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

     - We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

     - Our interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the expiration date shall be final and binding on all parties.

     - Neither LTV, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "Conditions to the Exchange Offer" below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

     In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for Old Notes, or

     - a timely book-entry confirmation of transfer of Old Notes into the exchange agent's account at DTC using the book-entry transfer procedures described below, and

     - a properly completed and duly executed letter of transmittal and all other required documents.

     If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged Old Notes without expense to the tendering holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, non-exchanged Old Notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer Old Notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of book-entry transfer of Old Notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

     Although delivery of Old Notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under "-- Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

     If your Old Notes are held through DTC, you must complete a form called "instructions to registered holder and/or book-entry participant," which will instruct the DTC participant through whom you hold your Notes of your intention to tender your Old Notes or not tender your Old Notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of Notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your Notes. A copy of that form is available from the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     If you are a registered holder of Old Notes and you want to tender your Old Notes but your Old Notes are not immediately available, or time will not permit your Old Notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

          (1) the tender is made through an eligible institution,

          (2) prior to the expiration date, the exchange agent receives, by telegram, telex, facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal, or a facsimile copy, and notice of guaranteed delivery, substantially in the form provided by us, stating:

     - the name and address of the holder of Old Notes

     - the amount of Old Notes tendered

     - the tender is being made by delivering that notice and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by that eligible institution with the exchange agent, and

          (3) the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within five New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     You can withdraw your tender of Old Notes at any time on or prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent by telegram, telex, facsimile, mail or hand delivery at the address listed below under "Exchange Agent." Any notice of withdrawal must specify:

     - the name of the person having tendered the Old Notes to be withdrawn

     - the Old Notes to be withdrawn

     - the principal amount of the Old Notes to be withdrawn

     - if certificates for Old Notes have been delivered to the exchange agent, the name in which the Old Notes are registered, if different from that of the withdrawing holder

     - if certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

     - if Old Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of that facility.

     Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

     If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if at any time before the acceptance of Old Notes for exchange or the exchange of the New Notes for Old Notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

     That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

     In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any Old Notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

EXCHANGE AGENT

     U.S. Bank Trust National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

                                  Deliver To:

                      U.S. Bank Trust National Association
                         180 East 5th Avenue, Suite 200
                           St. Paul, Minnesota 55101
                   Attention: Specialized Finance Department

                            Facsimile Transmissions:
                                 (651) 244-1537

                            To Confirm by Telephone
                              or for Information:
                                 (800) 934-6802

     DELIVERY TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS LISTED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and

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

affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.


     The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $215,000.


TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

RESALE OF THE NEW NOTES

     Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

     However, any purchaser of Old Notes who is an "affiliate" of LTV or who intends to participate in the exchange offer for the purpose of distributing the New Notes

          (1) will not be able to rely on the interpretation of the staff of the SEC,

          (2) will not be able to tender its Old Notes in the exchange offer and

          (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless that sale or transfer is made using an exemption from those requirements.

     By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the Old Notes will represent that:

          (1) it is not our "affiliate";

          (2) any New Notes to be received by it were acquired in the ordinary course of its business; and

          (3) it has no arrangement with any person to participate in the "distribution," within the meaning of the Securities Act, of the New Notes.

In addition, in connection with any resales of New Notes, any broker-dealer participating in the exchange offer who acquired Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill

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

their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of New Notes.

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

         MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of Old Notes for New Notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an Old Note for a New Note in the exchange offer, the holder will have the same adjusted basis and holding period in the New Note as in the Old Note immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of New Notes received by it in exchange for Old Notes.

     We will not receive any proceeds from any sale of New Notes by broker-dealers.

     New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

          - in the over-the-counter market

          - in negotiated transactions

          - through the writing of options on the New Notes or

          - a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

     Any resale may be made

          - directly to purchasers or

          - to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any New Notes.

     Any broker-dealer that resells New Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those New Notes may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those New Notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.

                                 LEGAL MATTERS

     The validity of the New Notes issued in this exchange offer will be passed upon for us by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

                                    EXPERTS

     The consolidated financial statements of The LTV Corporation and the combined financial statements of Copperweld Corporation and Copperweld Canada, Inc., as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the financial statements of The Welded Tube Company of America as of June 30, 1999 and the year then ended, included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their reports appearing herein (see page F-1).

                         INDEX TO FINANCIAL STATEMENTS

                                                                 PAGE
                                                              -----------
THE LTV CORPORATION
INTERIM FINANCIAL INFORMATION (UNAUDITED)
Consolidated Statement of Operations for the nine months
  ended September 30, 1999 and 1998.........................  F-2
Consolidated Balance Sheet at September 30, 1999............  F-3
Consolidated Statement of Cash Flows for the nine months
  ended September 30, 1999 and 1998.........................  F-4
Notes to Consolidated Financial Statements..................  F-5 - F-13

YEAR-END FINANCIAL INFORMATION (AUDITED)
Report of Ernst & Young LLP, Independent Auditors...........  F-14
Consolidated Statement of Operations for the years ended
  December 31, 1998, 1997 and 1996..........................  F-15
Consolidated Balance Sheet at December 31, 1998 and 1997....  F-16
Consolidated Statement of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..........................  F-17
Consolidated Statement of Changes in Equity for the years
  ended December 31, 1998, 1997 and 1996....................  F-18
Notes to Consolidated Financial Statements..................  F-19 - F-45

COPPERWELD CORPORATION AND COPPERWELD CANADA, INC.
INTERIM FINANCIAL INFORMATION (UNAUDITED)
Combined Statements of Income for the nine months ended
  September 30, 1999 and 1998...............................  F-46
Combined Balance Sheets at September 30, 1999...............  F-47 - F-48
Combined Statements of Cash Flows for the nine months ended
  September 30, 1999 and 1998...............................  F-49
Notes to Combined Financial Statements......................  F-50 - F-52

YEAR-END FINANCIAL INFORMATION (AUDITED)
Report of Ernst & Young LLP, Independent Auditors...........  F-53
Combined Statements of Income for the years ended December
  31, 1998, 1997 and 1996...................................  F-54
Combined Balance Sheets at December 31, 1998 and 1997.......  F-55 - F-56
Combined Statement of Changes in Stockholder's Equity for
  the years ended December 31, 1998, 1997 and 1996..........  F-57
Combined Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..........................  F-58
Notes to Combined Financial Statements......................  F-59 - F-73

WELDED TUBE CO. OF AMERICA
INTERIM FINANCIAL INFORMATION (UNAUDITED)
Balance Sheet at September 30, 1999.........................  F-74
Statement of Operations and Retained Earnings for the three
  months ended September 30, 1999 and 1998..................  F-75
Statement of Cash Flows for the three months ended September
  30, 1999 and 1998.........................................  F-76
Notes to Financial Statements...............................  F-77 - F-78

YEAR-END FINANCIAL INFORMATION (AUDITED)
Report of Ernst & Young LLP, Independent Auditors...........  F-79
Balance Sheet at June 30, 1999..............................  F-80
Statement of Operations and Retained Earnings for the year
  ended June 30, 1999.......................................  F-81
Statement of Cash Flows for the year ended June 30, 1999....  F-82
Notes to Financial Statements...............................  F-83 - F-88

                              THE LTV CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
SALES.......................................................  $  2,985    $  3,284
COSTS AND EXPENSES:
  Cost of products sold.....................................     2,722       2,889
  Depreciation and amortization.............................       197         193
  Selling, general and administrative.......................       137         136
  Results of affiliates' operations.........................        28          32
  Net interest and other (income) expense...................         1         (19)
  Special charges...........................................        39          --
                                                              --------    --------
          Total.............................................     3,124       3,231
                                                              --------    --------
INCOME (LOSS) BEFORE INCOME TAXES...........................      (139)         53
Income tax provision:
  Taxes payable.............................................         6           4
  Taxes not payable in cash.................................        --          15
                                                              --------    --------
          Total.............................................         6          19
                                                              --------    --------
NET INCOME (LOSS)...........................................  $   (145)   $     34
                                                              ========    ========
EARNINGS (LOSS) PER SHARE:
  Basic and diluted.........................................  $  (1.46)   $   0.33
                                                              ========    ========

DIVIDENDS PAID PER COMMON SHARE.............................  $   0.09    $   0.09
                                                              ========    ========

See notes to consolidated financial statements.

                              THE LTV CORPORATION

                           CONSOLIDATED BALANCE SHEET

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
ASSETS
Current assets
  Cash and marketable securities............................    $    167
  Receivables, less allowance for doubtful accounts.........         484
  Inventories:
     Products...............................................         591
     Materials, purchased parts and supplies................         260
                                                                --------
          Total inventories.................................         851
  Prepaid expenses, deposits and other......................          19
                                                                --------
          Total current assets..............................       1,521
                                                                --------
Investments in affiliates...................................         382
Other noncurrent assets.....................................         233
Property, plant and equipment...............................       4,285
  Less allowance for depreciation...........................      (1,186)
                                                                --------
          Total property, plant and equipment...............       3,099
                                                                --------
                                                                $  5,235
                                                                ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................    $    354
  Accrued employee compensation and benefits................         312
  Other accrued liabilities.................................         205
                                                                --------
          Total current liabilities.........................         871
                                                                --------
Noncurrent liabilities
  Long-term debt............................................         402
  Postemployment health care and other insurance benefits...       1,523
  Pension benefits..........................................         561
  Other.....................................................         407
                                                                --------
          Total noncurrent liabilities......................       2,893
                                                                --------
Shareholders' equity
  Convertible preferred stock (aggregate liquidation value
     $50)...................................................           1
  Common stock (par value $0.50 per share)..................          53
  Additional paid-in capital................................       1,031
  Retained earnings.........................................         466
  Treasury stock (5 million shares at cost).................         (67)
  Accumulated other comprehensive loss and other............         (13)
                                                                --------
          Total shareholders' equity........................       1,471
                                                                --------
                                                                $  5,235
                                                                ========

See notes to consolidated financial statements.

                              THE LTV CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN MILLIONS)

                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
OPERATING ACTIVITIES
  Net income (loss).........................................  $   (145)   $     34
  Adjustments to reconcile net income (loss) to net cash
     (used in) provided by operating activities:
       Special charges......................................        39          --
       Noncash losses of affiliates.........................        28          32
       Depreciation and amortization........................       197         193
       Income tax provision not payable in cash.............        --          15
       Defined benefit pension expense......................         2           3
       Postemployment benefit payments more than related
          expense...........................................       (18)        (21)
       Changes in assets, liabilities and other.............      (118)        (70)
                                                              --------    --------
          Net cash (used in) provided by operating
            activities......................................       (15)        186
                                                              --------    --------
INVESTING ACTIVITIES
  Capital expenditures......................................      (156)       (290)
  Investments in steel-related businesses...................       (91)        (57)
  Net sales of marketable securities........................       210         102
  Proceeds from sale/leaseback and other dispositions.......        35           4
  Other.....................................................        (4)         (5)
                                                              --------    --------
     Net cash used in investing activities..................        (6)       (246)
                                                              --------    --------
FINANCING ACTIVITIES
  Borrowings................................................       100           3
  Dividends paid and other..................................       (13)        (12)
                                                              --------    --------
     Net cash (used in) provided by financing activities....        87          (9)
                                                              --------    --------

Net increase (decrease) in cash and cash equivalents........        66         (69)
Cash and cash equivalents at beginning of period............       101         160
                                                              --------    --------
Cash and cash equivalents at end of period..................  $    167    $     91
                                                              ========    ========
Supplemental cash flow information is presented as follows:
  Interest payments.........................................  $     27    $      2
  Income tax payments.......................................         2           6
  Capitalized interest......................................        12          24
  Purchases of marketable securities........................       134       2,209
  Sales and maturities of marketable securities.............       344       2,311

See notes to consolidated financial statements.

                              THE LTV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

                                  (UNAUDITED)
     NOTE (1) -- The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. All adjustments that are, in the opinion of management, necessary for a fair presentation have been made and are of a recurring nature unless otherwise disclosed herein. Certain prior period amounts have been reclassified to conform with the current period presentation. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of results of operations for a full year. For further information, refer to the consolidated financial statements and the notes thereto for the year ended December 31, 1998 included herein.

     NOTE (2) -- At September 30, 1999, accumulated other comprehensive loss included in the balance sheet amounted to $12 million with no material changes since December 31, 1998. The accumulated other comprehensive loss at September 30, 1998 was $1 million, with no material changes since December 31, 1997.

     NOTE (3) -- The Company leases certain manufacturing facilities and equipment, office space and computer equipment under cancelable and noncancelable leases that expire at various dates. Minimum future operating lease obligations in effect at September 30, 1999 are as follows (in millions):

2000..................................  $ 38
2001..................................    32
2002..................................    25
2003..................................    23
2004..................................    22
Later years...........................   120
                                        ----
Total obligations.....................  $260
                                        ====

     NOTE (4) -- On October 1, 1999, LTV completed the acquisition of Welded Tube Company of America ("Welded Tube") for $113.5 million subject to finalization of working capital adjustments. Welded Tube is believed to be the second largest structural tube manufacturer in North America and produces the broadest range of structural tubing, used primarily for construction and for the industrial, transportation and agricultural equipment markets.

     On November 10, 1999, LTV acquired Copperweld Corporation and Copperweld Canada, Inc., ("Copperweld") for an aggregate cash purchase price of approximately $650 million, subject to finalization of shareholder equity adjustments. Based on 1998 shipments, Copperweld is believed to be the largest North American manufacturer of mechanical and structural steel tubing and the world's largest producer of bimetallic wire

                              THE LTV CORPORATION

NOTE (4) -- (CONTINUED)
products. Both transactions will be accounted for under the purchase method of accounting; and, accordingly, the results of operations of the acquired companies will be included in the consolidated financial statements from the respective dates of acquisition.

     The following unaudited pro forma financial information for the Company gives effect to the Welded Tube and Copperweld acquisitions (together the "Acquisitions") as if they had occurred on January 1, 1999, with comparable pro forma information for 1998. These pro forma results have been prepared for comparative purposes only and are not necessarily representative of the results of operations that would have resulted if the Acquisitions occurred at the beginning of the year or that may result in the future.

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Sales.......................................................  $ 3,609    $ 3,921
Income (loss) before income taxes and special charges.......  $  (118)   $    54
Income (loss) before income taxes...........................  $  (157)   $    54
Net income (loss)...........................................  $  (170)   $    29
Earnings (loss) per share
  Basic and diluted.........................................  $ (1.77)   $  0.22
  Average shares outstanding
     Basic..................................................  100,016     99,840
     Diluted................................................  100,016    100,015

     NOTE (5) -- In November 1999, the Company issued $275 million of 11.750% Senior Notes ("Notes") maturing on November 15, 2009 with interest payable semi-annually. These notes will be senior unsecured obligations of The LTV Corporation. The Notes are fully and unconditionally guaranteed on a senior basis by all existing and future domestic wholly owned subsidiaries of LTV (other than certain unrestricted subsidiaries and special purpose subsidiaries established to facilitate working capital facilities), and on a subordinated basis by the Acquisitions. The Notes are redeemable at the option of the Company in whole or in part, at any time after November 15, 2004 at a price of 105.875% declining to 100% on or after November 15, 2007. At any time prior to November 15, 2002, the Company may redeem in the aggregate up to 35% of the original principal amount at a price of 111.750% with proceeds from any public equity offerings. There are no sinking fund requirements. Upon any change of control, the Note holders have the right to require the Company to repurchase all or any part of the Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest. The terms of the Notes will contain various covenants similar to the existing 8.20% Senior Notes due 2007, which limit LTV's ability to incur additional debt; make dividend or other distributions of capital stock; purchase, redeem or retire capital stock of the Company; create liens; consolidate, merge or transfer assets among subsidiaries; sell assets; and transact business with our subsidiaries. Certain of these covenants will be eliminated if LTV achieves investment grade rating, as defined, on these Notes.

                              THE LTV CORPORATION

NOTE (5) -- (CONTINUED)
     LTV has entered into a five-year secured credit facility of $225 million ("Secured Facility") with banks that will be fully and unconditionally guaranteed on a senior basis by the same guarantors as the Notes. Substantially all of the assets of the Acquisitions, other than accounts receivable and the real property and associated fixtures at Welded Tube's Portland, Oregon tubing plant, including a secured intercompany note between Copperweld Corporation and Copperweld Canada, Inc., will also secure the new credit facility. Interest will be reset periodically and is based on LIBOR plus a margin of 3.375% to 4.125% depending on the ratings that Standard & Poor's and Moody's assign the loans. At LTV's option, it may borrow at an alternate base rate plus a margin ranging from 2.00% to 2.875% based on similar ratings. The base rate is the higher of the prime rate or the Federal Funds effective rate plus 1/2 of 1%. Principal payments in the first four years after issuance will be de minimus, with equal scheduled payments of $54 million during 2004 at the end of February, May, August and October 31, 2004. Prepayments are required for proceeds of certain asset sales, insurance awards, excess cash flow and net cash proceeds of certain debt or equity issuances if certain financial ratios are not met. The Secured Facility will contain certain covenants that will limit LTV's ability to incur additional debt and liens; make dividend payments; enter into agreements to restrict a subsidiaries' ability to make distributions to the Company; make new investments, capital expenditures or enter into sale leaseback transactions; enter into mergers or sell assets; and comply with certain financial ratios.

     LTV also issued $80 million aggregate liquidation preference of 8.25% Series A Cumulative Convertible Preferred Stock (1,600,000 shares), $1.00 par value per share ("Series A Preferred"). Holders of the Series A Preferred will be entitled to receive cumulative cash dividends at an annual rate of 8.25% of the liquidation preference, payable quarterly in arrears on each February 15, May 15, August 15 and November 15 commencing on February 15, 2000. LTV may redeem all shares of the Series A Preferred, in whole or in part, at any time after November 18, 2004, at a price equal to 104.13% of the aggregate liquidation preference of the Series A Preferred declining to 100% in 2009. Upon any such provisional redemption, LTV will also pay holders of the Series A Preferred an amount equal to all of the accrued and unpaid dividends to the date of redemption. The Series A Preferred may be converted at any time in whole or in part into the number of shares of LTV common stock equal to $50.00 divided by the conversion price then applicable. The initial conversion price is $3.675 per share and is subject to adjustment upon the occurrence of certain events. The Series A Preferred will have no voting rights, except as required by law. Upon accumulation of accrued and unpaid dividends in an amount equal to six quarterly dividends (whether or not consecutive), holders of a majority of the outstanding shares of Series A Preferred will be entitled to appoint at least one but not more than two members to the Board of Directors.

     NOTE (6) -- The Company has a 50% interest, accounted for under the equity method, in an unconsolidated joint venture, Trico Steel Company, L.L.C. ("Trico Steel"). Included in LTV's consolidated results are pretax losses of $25 million and $33 million for the nine months ended September 30, 1999 and 1998, respectively, representing the

                              THE LTV CORPORATION

NOTE (6) -- (CONTINUED)
Company's share of Trico Steel operating results. The following is a summary of the financial information related to Trico Steel (in millions):

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                  ----------------------------
                                                     1999             1998
                                                  -----------      -----------
Results of operations:
  Net sales.....................................   $    203         $    214
  Costs and expenses............................        254              280
                                                   --------         --------
  Pretax loss...................................   $    (51)        $    (66)
                                                   ========         ========

                                                  SEPTEMBER 30,      DECEMBER 31,
                                                      1999               1998
                                                  -------------      ------------
Financial position:
  Current assets................................     $     91          $     54
  Noncurrent assets.............................          514               531
  Current liabilities...........................          (58)              (27)
  Noncurrent liabilities........................         (336)             (296)
                                                     --------          --------
     Net assets.................................     $    211          $    262
                                                     ========          ========

     NOTE (7) -- The Company operates in three reportable segments consisting of Integrated Steel, Metal Fabrication and Corporate and Other. Integrated Steel manufactures and sells a diversified line of carbon steel products consisting of hot rolled and cold rolled sheet, galvanized and tin mill products for the domestic transportation, appliance, container and electrical equipment markets. Metal Fabrication produces pipe, conduit and tubular products for use in transportation, agriculture, oil and gas and construction industries. The segment also engineers and manufactures pre-engineered, low-rise steel building systems for manufacturing, warehousing and commercial applications. Corporate and Other consists of steel-related joint ventures, primarily Trico Steel and Cliffs and Associates Limited ("CAL"), which are accounted for using the equity method, and corporate investments and related income and expense.

     LTV's reportable segments are strategic business units grouped by similar products, technologies and manufacturing processes. They are managed separately because each segment serves a different market and group of customers. Segment performance is measured on pretax profit or loss from operations before special items. Integrated Steel accounts for intersegment sales at current market prices as if transactions had taken place with third parties.

                              THE LTV CORPORATION

NOTE (7) -- (CONTINUED)

                                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                -------------------------------------------------------------------------------------------------
                                                     1999                                              1998
                                -----------------------------------------------   -----------------------------------------------
                                INTEGRATED      METAL      CORPORATE              INTEGRATED      METAL      CORPORATE
                                  STEEL      FABRICATION    & OTHER     TOTAL       STEEL      FABRICATION    & OTHER     TOTAL
                                ----------   -----------   ---------   --------   ----------   -----------   ---------   --------
Trade sales...................   $  2,490     $    495     $     --    $  2,985    $  2,770     $    514     $     --    $  3,284
Intersegment sales............         64           --           --          64          67           --           --          67
Segment income (loss) before
  special charges and income
  taxes.......................        (94)          35          (41)       (100)         34           45          (26)         53
Special charges...............        (39)          --           --         (39)         --           --           --          --

     NOTE (8) -- All of LTV's wholly-owned domestic subsidiaries, except for LTV Steel Products, LLC and LTV Sales Finance Company, will fully and unconditionally guarantee LTV's obligation to pay principal, premium, if any, and interest with respect to the New Senior Notes and the New Bank Financing. Management intends to amend the existing 8.20% Senior Notes due September 2007, which were guaranteed solely by LTV Steel Company, Inc., to also receive the same guarantees as described above. The following supplemental condensed consolidating financial statements of The LTV Corporation present (in millions): balance sheet as of September 30, 1999; statements of operations for the nine months ended September 30, 1999 and 1998; and statements of cash flows for the nine months ended September 30, 1999 and 1998. The LTV Corporation (Parent), the Guarantors and Non-Guarantor Subsidiaries' investments in subsidiaries are accounted for using the equity method. Necessary elimination entries have been made to consolidate the Parent and all of its subsidiaries.

     Management does not believe that separate financial statements of the Guarantors for the New Senior Notes and the New Bank Financing are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantors are not presented.

                              THE LTV CORPORATION

NOTE (8) -- (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 (IN MILLIONS)

                                                        SEPTEMBER 30, 1999
                                 -----------------------------------------------------------------
                                                            NON-
                                                         GUARANTOR
                                  PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                 --------   ---------   ------------   ------------   ------------
Cash, cash equivalents and
marketable securities..........  $    134   $      8      $     25       $     --       $    167
Receivables....................        --         55           429             --            484
Notes receivable/(payable).....        --         (1)            1             --             --
Inventories....................        --         40           811             --            851
Other current assets...........         3         14             2             --             19
                                 --------   --------      --------       --------       --------
     Total current assets......       137        116         1,268             --          1,521

Intercompany, net..............       409        658        (1,067)            --             --
Investments and other
  noncurrent assets............     1,256        615            13         (1,269)           615
Property, plant and equipment,
  net..........................        --      3,092             7             --          3,099
                                 --------   --------      --------       --------       --------
     Total assets..............  $  1,802   $  4,481      $    221       $ (1,269)      $  5,235
                                 ========   ========      ========       ========       ========

Total current liabilities......  $     15   $    846      $     10       $     --       $    871
Long-term debt.................       299          3           100             --            402
Postemployment health care and
  other insurance benefits.....        --      1,511            12             --          1,523
Pension benefits...............        --        560             1             --            561
Other..........................        17        372            18             --            407
Shareholders' equity...........     1,471      1,189            80         (1,269)         1,471
                                 --------   --------      --------       --------       --------
     Total liabilities and
       shareholders' equity....  $  1,802   $  4,481      $    221       $ (1,269)      $  5,235
                                 ========   ========      ========       ========       ========

                              THE LTV CORPORATION

NOTE (8) -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN MILLIONS)

                                          NINE MONTHS ENDED SEPTEMBER 30, 1999
                            -----------------------------------------------------------------
                                                       NON-
                                                    GUARANTOR
                             PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                            --------   ---------   ------------   ------------   ------------
Net Sales.................  $     --   $  2,968      $  2,753       $ (2,736)    $      2,985
Costs and expenses:
  Cost of products sold...        --      2,663         2,795         (2,736)           2,722
  Depreciation and
     amortization.........        --        196             1             --              197
  Selling, general and
     administrative.......         9        128            --             --              137
  Results of affiliates'
     operations...........       132        128            --           (232)              28
  Net interest and other
     (income) expense.....        (2)       (49)           52             --                1
  Special charges.........        --         39            --             --               39
                            --------   --------      --------       --------     ------------
     Total................       139      3,105         2,848         (2,968)           3,124
                            --------   --------      --------       --------     ------------
Income (loss) before
  income taxes............      (139)      (137)          (95)           232             (139)
Income tax provision......        (6)        --            --             --               (6)
                            --------   --------      --------       --------     ------------
     Net income (loss)....  $   (145)  $   (137)     $    (95)      $    232     $       (145)
                            ========   ========      ========       ========     ============

                                           NINE MONTHS ENDED SEPTEMBER 30, 1998
                             -----------------------------------------------------------------
                                                        NON-
                                                     GUARANTOR
                              PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                             --------   ---------   ------------   ------------   ------------
Net Sales..................  $     --   $  3,262      $  2,374       $ (2,352)      $  3,284
Costs and expenses:
  Cost of products sold....        --      2,914         2,327         (2,352)         2,889
  Depreciation and
     amortization..........        --        191             2             --            193
  Selling, general and
     administrative........         9        127            --             --            136
  Results of affiliates'
     operations............       (46)        36            --             42             32
  Net interest and other...       (16)       (48)           45             --            (19)
                             --------   --------      --------       --------       --------
     Total.................       (53)     3,220         2,374         (2,310)         3,231
                             --------   --------      --------       --------       --------
Income before income
  taxes....................        53         42            --            (42)            53
Income tax provision.......       (19)       (15)           --             15            (19)
                             --------   --------      --------       --------       --------
     Net income............  $     34   $     27      $     --       $    (27)      $     34
                             ========   ========      ========       ========       ========

                              THE LTV CORPORATION

NOTE (8) -- (CONTINUED)
                  CONDENSED CONSOLIDATING CASH FLOWS STATEMENT
                                 (IN MILLIONS)

                                               NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 -----------------------------------------------------------------
                                                            NON-
                                                         GUARANTOR
                                  PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                 --------   ---------   ------------   ------------   ------------
Cash (used in) provided by
operating activities...........  $   (131)  $    210      $    (94)      $     --       $    (15)
Investing activities:
  Capital expenditures.........        --       (152)           (4)            --           (156)
  Investments in steel-related
     businesses................        --        (91)           --             --            (91)
  Net sales of marketable
     securities................       210         --            --             --            210
  Proceeds from sale/leaseback
     and other.................         1         38            (8)            --             31
                                 --------   --------      --------       --------       --------
     Net cash provided by (used
       in) investing
       activities..............       211       (205)          (12)            --             (6)
                                 --------   --------      --------       --------       --------
Financing activities:
  Borrowings...................        --         --           100             --            100
  Dividends paid and other.....       (12)        (1)           --             --            (13)
                                 --------   --------      --------       --------       --------
     Net cash (used in)
       provided by financing
       activities..............       (12)        (1)          100             --             87
                                 --------   --------      --------       --------       --------
Net increase (decrease) in cash
  and cash equivalents.........        68          4            (6)            --             66
Cash and cash equivalents at
  beginning of year............        66          4            31             --            101
                                 --------   --------      --------       --------       --------
Cash and cash equivalents at
  end of period................  $    134   $      8      $     25       $     --       $    167
                                 ========   ========      ========       ========       ========

                              THE LTV CORPORATION

NOTE (8) -- (CONTINUED)
          CONDENSED CONSOLIDATING CASH FLOWS STATEMENT -- (CONTINUED)

                                               NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 -----------------------------------------------------------------
                                                            NON-
                                                         GUARANTOR
                                  PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                 --------   ---------   ------------   ------------   ------------
Cash (used in) provided by
operating activities...........  $   (140)  $    337      $    (11)      $     --       $    186
Investing activities:
  Capital expenditures.........        --       (289)           (1)            --           (290)
  Investments in steel-related
     businesses................        --        (57)           --             --            (57)
  Net sales of marketable
     securities and other......       104         (1)           (2)            --            101
                                 --------   --------      --------       --------       --------
     Net cash provided by (used
       in) investing
       activities..............       104       (347)           (3)            --           (246)
                                 --------   --------      --------       --------       --------
Financing activities:
  Borrowings...................        --          3            --             --              3
  Dividends paid and other.....       (10)        (2)           --             --            (12)
                                 --------   --------      --------       --------       --------
     Net cash (used in)
       provided by financing
       activities..............       (10)         1            --             --             (9)
                                 --------   --------      --------       --------       --------
Net increase (decrease) in cash
  and cash equivalents.........       (46)        (9)          (14)            --            (69)
Cash and cash equivalents at
  beginning of year............       108         16            36             --            160
                                 --------   --------      --------       --------       --------
Cash and cash equivalents at
  end of period................  $     62   $      7      $     22       $     --       $     91
                                 ========   ========      ========       ========       ========

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
The LTV Corporation

     We have audited the accompanying consolidated balance sheet of The LTV Corporation (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The LTV Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     As discussed in the "Summary of Significant Accounting Policies" note to the financial statements, in 1997, the Company changed its method of accounting for start-up costs.

                                              Ernst & Young LLP

Cleveland, Ohio
January 28, 1999

                              THE LTV CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                       YEAR ENDED DECEMBER 31,
                                                   --------------------------------
                                                     1998        1997        1996
                                                   --------    --------    --------
SALES............................................  $  4,273    $  4,446    $  4,135
COSTS AND EXPENSES:
  Cost of products sold..........................     3,773       3,801       3,596
  Depreciation and amortization..................       259         263         266
  Selling, general and administrative............       184         164         143
  Results of affiliates' operations..............        49          41          --
  Net interest and other income..................       (23)        (42)        (43)
  Special charges................................        55         150          --
                                                   --------    --------    --------
     Total.......................................     4,297       4,377       3,962
                                                   --------    --------    --------
INCOME (LOSS) BEFORE INCOME TAXES................       (24)         69         173

Income tax provision:
  Taxes payable..................................         3          10          --
  Taxes not payable in cash......................        --          18          64
                                                   --------    --------    --------
     Total.......................................         3          28          64
Income (loss) before items below.................       (27)         41         109
Extraordinary loss on early extinguishment of
  debt...........................................        --          (4)         --
Cumulative effect of change in accounting for
  start-up costs.................................        --          (7)         --
                                                   --------    --------    --------

NET INCOME (LOSS)................................  $    (27)   $     30    $    109
                                                   ========    ========    ========

EARNINGS (LOSS) PER SHARE:
  Basic and diluted
     Operations..................................  $  (0.29)   $   0.37    $   1.01
     Extraordinary (loss)........................        --       (0.04)         --
     Cumulative effect of change in accounting...        --       (0.06)         --
                                                   --------    --------    --------
     Net income (loss)...........................  $  (0.29)   $   0.27    $   1.01
                                                   ========    ========    ========

Net income (loss) available to common
  shareholders...................................  $    (29)   $     28    $    107
                                                   ========    ========    ========

DIVIDENDS PAID PER COMMON SHARE..................  $   0.12    $   0.12    $   0.09
                                                   ========    ========    ========

See notes to consolidated financial statements

                              THE LTV CORPORATION
                           CONSOLIDATED BALANCE SHEET
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
ASSETS
Current assets
  Cash and cash equivalents.................................  $    101    $    160
  Marketable securities.....................................       210         360
                                                              --------    --------
                                                                   311         520
  Receivables, less allowance of $17 in 1998 and $18 in
    1997....................................................       375         470
  Inventories:
    Products................................................       571         656
    Materials, purchased parts and supplies.................       283         246
                                                              --------    --------
       Total inventories....................................       854         902
  Prepaid expenses, deposits and other......................        15          12
                                                              --------    --------
       Total current assets.................................     1,555       1,904
                                                              --------    --------
Investments in affiliates...................................       314         312
Other noncurrent assets.....................................       190         169
Property, plant and equipment
  Land and land improvements................................        65          68
  Buildings.................................................       157         150
  Machinery and equipment...................................     3,749       3,526
  Construction in progress..................................       354         352
                                                              --------    --------
                                                                 4,325       4,096
  Less allowance for depreciation...........................    (1,060)       (935)
                                                              --------    --------
    Total property, plant and equipment.....................     3,265       3,161
                                                              --------    --------
                                                              $  5,324    $  5,546
                                                              ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $    321    $    354
  Accrued employee compensation and benefits................       328         365
  Other accrued liabilities.................................       190         219
                                                              --------    --------
    Total current liabilities...............................       839         938
                                                              --------    --------
Noncurrent liabilities
  Long-term debt............................................       302         355
  Postemployment health care and other insurance benefits...     1,552       1,570
  Pension benefits..........................................       565         548
  Other.....................................................       438         459
                                                              --------    --------
    Total noncurrent liabilities............................     2,857       2,932
                                                              --------    --------
Shareholders' equity
  Convertible preferred stock -- aggregate liquidation value
    $50; par value $1.00 per share..........................         1           1
  Common stock--par value $0.50 per share; authorized 150
    million shares; issued 105 million shares; 100 million
    shares outstanding in 1998 and 1997.....................        53          53
  Additional paid-in capital................................     1,032       1,032
  Retained earnings.........................................       621         661
  Treasury stock at cost (5 million shares).................       (68)        (68)
  Accumulated other comprehensive loss and other............       (11)         (3)
                                                              --------    --------
    Total shareholders' equity..............................     1,628       1,676
                                                              --------    --------
                                                              $  5,324    $  5,546
                                                              ========    ========

See notes to consolidated financial statements

                              THE LTV CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN MILLIONS)

                                                       YEAR ENDED DECEMBER 31,
                                                   --------------------------------
                                                     1998        1997        1996
                                                   --------    --------    --------
OPERATING ACTIVITIES
  Income (loss) before extraordinary loss and
     cumulative change in accounting.............  $    (27)   $     41    $    109
  Adjustments to reconcile income (loss) to net
     cash provided by operating activities:
     Noncash losses of affiliates................        49          41          --
     Special charges.............................        55         150          --
     Depreciation and amortization...............       259         263         266
     Income tax provision not payable in cash....        --          18          64
     Defined benefit pension expense.............         3          28          64
     Postemployment benefit payments (more) less
       than related expense......................       (19)        (27)          5
     VEBA Trust contributions....................       (10)        (10)        (11)
     Changes in assets, liabilities and other....         2        (107)         (2)
                                                   --------    --------    --------
          Net cash provided by operating
            activities...........................       312         397         495
                                                   --------    --------    --------

INVESTING ACTIVITIES
  Capital expenditures...........................      (362)       (326)       (243)
  VP Buildings acquisition.......................        --        (188)         --
  Investments in steel-related businesses........       (80)       (101)        (79)
  Net sales (purchases) of marketable
     securities..................................       150         207        (109)
  Other..........................................        (5)         24          (6)
                                                   --------    --------    --------
          Net cash used in investing
            activities...........................      (297)       (384)       (437)
                                                   --------    --------    --------

FINANCING ACTIVITIES
  Net proceeds from debt offering................         4         290          --
  Payments on long-term debt.....................       (62)       (106)         --
  Pension funding to restored plans..............        (2)        (61)       (205)
  Repurchases of common stock....................        --         (68)         --
  Dividends paid and other.......................       (14)        (15)        (12)
                                                   --------    --------    --------
          Net cash (used in) provided by
            financing activities.................       (74)         40        (217)
                                                   --------    --------    --------

Net (decrease) increase in cash and cash
  equivalents....................................       (59)         53        (159)
Cash and cash equivalents at beginning of year...       160         107         266
                                                   --------    --------    --------
Cash and cash equivalents at end of year.........  $    101    $    160    $    107
                                                   ========    ========    ========

See notes to consolidated financial statements.

                              THE LTV CORPORATION
                  CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
                                 (IN MILLIONS)

                                            COMMON STOCK
                                         -------------------                                          OTHER
                           CONVERTIBLE    NUMBER               ADDITIONAL                         COMPREHENSIVE
                            PREFERRED       OF                  PAID-IN     RETAINED   TREASURY    INCOME AND
                              STOCK       SHARES     AMOUNT     CAPITAL     EARNINGS    STOCK         OTHER        TOTAL
                           -----------   --------   --------   ----------   --------   --------   -------------   --------
January 1, 1996..........   $      1          105   $     53    $    957    $    549   $     --     $   (185)     $  1,375
Comprehensive income
  Net income.............         --           --         --          --         109         --           --           109
  Other comprehensive
    income, net of tax...         --           --         --          --          --         --          174           174
                                                                                                                  --------
    Total comprehensive
      income.............                                                                                              283
Dividends paid...........         --           --         --          --         (12)        --           --           (12)
Taxes not payable in
  cash...................         --           --         --          64          --         --           --            64
                            --------     --------   --------    --------    --------   --------     --------      --------
December 31, 1996                  1          105         53       1,021         646                     (11)        1,710

Comprehensive income
  Net income.............         --           --         --          --          30         --           --            30
  Other comprehensive
    income, net of tax...         --           --         --          --          --         --            6             6
                                                                                                                  --------
    Total comprehensive
      income.............                                                                                               36
Dividends paid...........         --           --         --          --         (15)        --           --           (15)
Treasury stock
  purchases..............         --           (5)        --          --          --        (68)          --           (68)
Other....................         --           --         --          --          --         --            2             2
Taxes not payable in
  cash...................         --           --         --          11          --         --           --            11
                            --------     --------   --------    --------    --------   --------     --------      --------
December 31, 1997                  1          100         53       1,032         661        (68)          (3)        1,676

Comprehensive loss
  Net loss...............         --           --         --          --         (27)        --           --           (27)
  Other comprehensive
    loss, net of tax.....         --           --         --          --          --         --           (8)           (8)
                                                                                                                  --------
    Total comprehensive
      loss...............                                                                                              (35)
Dividends paid...........         --           --         --          --         (14)        --           --           (14)
Other....................         --           --         --          --           1         --           --             1
                            --------     --------   --------    --------    --------   --------     --------      --------
December 31, 1998........   $      1          100   $     53    $  1,032    $    621   $    (68)    $    (11)     $  1,628
                            ========     ========   ========    ========    ========   ========     ========      ========

See notes to consolidated financial statements.

                              THE LTV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     The LTV Corporation ("LTV" or the "Company") operates in three reportable segments: Integrated Steel, Metal Fabrication and Corporate and Other. Refer to the Segment Reporting footnote for further discussion.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include LTV and its majority-owned subsidiaries. Investments in joint ventures and companies owned 20% to 50% are accounted for by the equity method. The Company's interest in the cumulative undistributed earnings of its unconsolidated affiliates was $10 million at December 31, 1998, all of which was available for dividend or other distribution to the Company.

     Equity in earnings of raw material affiliates, recorded as a reduction of cost of products sold, was $12 million, $17 million and $16 million for 1998, 1997 and 1996, respectively. The equity in earnings of metal fabrication and steel technology affiliates is recorded in the results of affiliates' operations.

     Certain prior period amounts have been reclassified to conform with the current period presentation.

MARKETABLE SECURITIES

     The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities have been classified as available-for-sale and are carried at fair value, with unrealized holding gains and losses included in other comprehensive income.

     Interest income, amortization of premiums and accretion of discounts to maturity, realized gains and losses and declines in value judged to be other than temporary are included in net interest and other income. The cost of securities sold is based on specific identification.

INVENTORIES

     Inventories are valued at the lower of cost or market, with cost determined primarily by the "last-in, first-out" ("LIFO") method for approximately 94% and 95% of the inventories at December 31, 1998 and 1997, respectively. The amount by which inventory is reduced to state inventory at LIFO value is $17 million at December 31, 1998 and $22 million at December 31, 1997. Liquidation of LIFO inventory quantities, carried at costs that prevailed in earlier years, reduced cost of products sold by $2 million, $3 million and $2 million in 1998, 1997 and 1996, respectively. The current replacement value of inventories is $845 million and $898 million at December 31, 1998 and 1997, respectively.

                              THE LTV CORPORATION

PROPERTY COSTS, DEPRECIATION AND AMORTIZATION

     Fixed assets are recorded on the cost basis and include land, buildings, machinery and equipment, and software and associated costs. Depreciation is computed principally using a modified straight-line method based upon estimated economic lives of assets and the levels of production providing depreciation within a range of 80% to 120% of the straight-line amount on individual major production facilities with decreased depreciation at lower and increased depreciation at higher operating levels. In addition, a units-of-production method is used for blast furnaces. In 1998, the modified straight-line depreciation method was less than the straight-line amount by $8 million. During 1997 and 1996, depreciation expense under this method approximated the computed straight-line amounts. The cost of buildings is depreciated over 45 years, and machinery and equipment is depreciated over an average life of approximately 17 years. Goodwill and other intangible assets are amortized on a straight-line basis over periods ranging from 5 to 35 years.

     When properties are retired or sold, their carrying value and the related allowance for depreciation are eliminated from the property and allowance for depreciation accounts, respectively. Generally, for normal retirements, gains or losses are credited or charged to allowance for depreciation accounts; for abnormal retirements, gains or losses are included in income in the year of disposal.

     The Company reviews long-lived assets used in operations and goodwill when indicators of impairment are present. Impairment losses are recorded when the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

ENVIRONMENTAL REMEDIATION LIABILITIES

     The Company's policy is to accrue environmental remediation liabilities when it is probable a liability exists and the costs can be reasonably estimated. The Company's estimates of these undiscounted costs are based on existing technology, current enacted laws and regulations, its current legal obligations regarding remediation and site-specific costs. The liabilities are adjusted when the effect of new facts or changes in law or technology is determinable. Insurance recoveries, if any, are recorded as a reduction of environmental costs. The Company's liability for environmental remediation, including costs related to the demolition, closure and clean-up of idled facilities, totaled $136 million and $154 million, at December 31, 1998 and 1997, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                              THE LTV CORPORATION

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities," which requires all derivatives to be recognized as either assets or liabilities in the balance sheet and be measured at fair value. Changes in the fair value of derivatives will be recognized in net income unless specific hedge accounting criteria are met. LTV intends to adopt this statement in 2000, and it is not expected to have a material impact on the Company's financial statements.

     In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Reporting on the Costs of Start-up Activities" that requires the expensing of start-up activities as incurred. In 1997, LTV recognized a cumulative effect change in accounting principle adjustment of $7 million, net of income taxes of $4 million, expensing previously deferred start-up costs. The pro forma effect on 1996 would have reduced net income by $5 million ($0.04 per share).

UNCONSOLIDATED JOINT VENTURE

     The Company has a 50% interest in an unconsolidated joint venture, Trico Steel, which is accounted for under the equity method. Commercial operations of this flat rolled mini-mill located in Decatur, Alabama began in April 1997. LTV and its other two partners have entered into a credit commitment to lend to Trico Steel on a junior subordinated basis up to an additional $50 million. LTV's portion of such commitment is $25 million. The following is a summary of the financial information related to Trico Steel (in millions):

                                                                1998        1997
                                                              --------    --------
Results of operations:
  Net sales.................................................  $    258    $     98
  Costs and expenses........................................       330         167
  Depreciation and amortization.............................        28          18
  Cumulative effect of change in accounting for start-up
     costs..................................................        --          15
                                                              --------    --------
     Pretax loss............................................  $   (100)   $   (102)
                                                              ========    ========
Financial position at December 31:
  Current assets............................................  $     54    $     76
  Noncurrent assets.........................................       531         526
  Current liabilities.......................................       (27)        (38)
  Noncurrent liabilities....................................      (296)       (273)
                                                              --------    --------
  Net assets................................................  $    262    $    291
                                                              ========    ========
Capital expenditures........................................  $     33    $     86
                                                              ========    ========

                              THE LTV CORPORATION

OTHER LIABILITIES

     Current accrued employee compensation and benefits included the following at December 31 (in millions):

                                                                1998        1997
                                                              --------    --------
Pension benefits............................................  $     20    $     17
Postemployment health care and other insurance benefits.....       124         129
Accrued wages and compensated absences......................        80          82
Other.......................................................       104         137
                                                              --------    --------
                                                              $    328    $    365
                                                              ========    ========

     Current other accrued liabilities included the following at December 31 (in millions):

                                                                1998        1997
                                                              --------    --------
Accrued taxes other than income.............................  $     92    $     96
Accrued income taxes........................................        11          15
Environmental and plant rationalization.....................        36          53
Other.......................................................        51          55
                                                              --------    --------
                                                              $    190    $    219
                                                              ========    ========

     Noncurrent other liabilities included the following at December 31 (in millions):

                                                                1998        1997
                                                              --------    --------
Benefits under the Coal Industry Retiree Health Benefit Act
of 1992.....................................................  $    128    $    135
Other employee benefits.....................................       108         119
Environmental and plant rationalization.....................       149         159
Other.......................................................        53          46
                                                              --------    --------
                                                              $    438    $    459
                                                              ========    ========

DEBT AND CREDIT FACILITIES

     Long-term debt consisted of the following at December 31 (in millions):

                                                                1998        1997
                                                              --------    --------
8.20% Senior Notes due 2007.................................  $    298    $    298
Notes due December 2020.....................................        --          57
Mortgage payable............................................         4          --
                                                              --------    --------
                                                              $    302    $    355
                                                              ========    ========

     The Company has no required long-term debt maturities occurring within the next five years.

     In September 1997, LTV issued $298 million Senior Notes ($300 million face value) due September 2007 at 8.2% interest payable semiannually and guaranteed by LTV's wholly owned subsidiary, LTV Steel Company, Inc. The unamortized original issue

                              THE LTV CORPORATION
discount results in an effective interest rate of 8.25%. The notes are redeemable at the option of the Company in whole or in part, at any time after September 2002. At any time prior to September 2000, the Company may redeem in the aggregate up to 35% of the original principal amount with proceeds from any public equity offerings. Proceeds of the offering were used in 1997 to finance the acquisition of VP Buildings, Inc. ("VP Buildings") and to redeem $100 million principal amount of Senior Secured Convertible Notes due June 2003 at a premium that resulted in an extraordinary charge of $4 million, net of taxes of $2 million.

     The 8.5% Notes due December 2020 payable to the Pension Benefit Guaranty Corporation ("PBGC") with a balance of $62 million were repaid in December 1998.

     The Company has three credit facilities with banks (the "Receivables Facility" expiring in 2003, the "Inventory Facility" expiring in 2003 and a "Secured Demand Facility" expiring in March 1999) that provide the Company with up to $590 million of financing resources at prevailing market rates. Substantially all of the Company's receivables and inventories are pledged as collateral under these credit facilities agreements.

     The Receivables Facility permits borrowings of up to $320 million for working capital requirements and general corporate purposes, $100 million of which may be used to issue letters of credit. At December 31, 1998, $218 million was permitted to be borrowed; however, no borrowings were outstanding and letters of credit outstanding amounted to $17 million under this facility. The borrower under the Receivables Facility is LTV Sales Finance Company, a structured finance special purpose entity wholly owned by LTV, which on a daily basis purchases and pledges essentially all of the receivables generated by LTV. The creditors of LTV Sales Finance Company have a claim on the assets of that company prior to those assets becoming available to other creditors of LTV or its affiliates.

     LTV Steel Company, Inc., effective as of March 1, 1998, entered into a $250 million five-year Inventory Facility. The Inventory Facility, secured by essentially all of LTV Steel's inventory through a special purpose entity, permits borrowings of up to $250 million for working capital and general corporate purposes, $150 million of which may be used to issue letters of credit. Interest will accrue at the Company's option of either the lender bank's base rate or 1% above LIBOR rates. At December 31, 1998, there were no outstanding borrowings against the Inventory Facility; and letters of credit totaling $68 million were outstanding under this facility. The borrower under the Inventory Facility is LTV Steel Products, LLC, a consolidated structured finance special purpose entity wholly owned by LTV Steel, which purchases and pledges essentially all of the inventory produced by LTV Steel. The creditors of LTV Steel Products, LLC, have a claim on the assets of that company prior to those assets becoming available to other creditors of LTV or its affiliates.

     The Company's wholly owned subsidiary, VP Buildings, has a Secured Demand Facility that expires in March 1999 and is secured by the accounts receivable of VP Buildings. The facility permits borrowings of up to $20 million for working capital and general corporate purposes and for letters of credit. At December 31, 1998, $20 million

                              THE LTV CORPORATION
was permitted to be borrowed; no letters of credit or borrowings were outstanding under this facility.

     The 8.20% Senior Notes contain various covenants including restrictions on payments of dividends, stock repurchases, capital expenditures, investments in subsidiaries and borrowings. Under the terms of the most restrictive covenant, $97 million of retained earnings is available for common stock dividend payments and stock repurchases at December 31, 1998.

OPERATING LEASES

     The Company leases certain manufacturing facilities and equipment, office space and computer equipment under cancelable and noncancelable leases that expire at various dates. Rental expense on operating leases was $79 million, $71 million and $62 million in 1998, 1997 and 1996, respectively. Minimum future operating lease obligations in effect at December 31, 1998 are as follows (in millions):

1999.........................  $     43
2000.........................        27
2001.........................        22
2002.........................        14
2003.........................        13
Later years..................        71
                               --------
Total obligations............  $    190
                               ========

PENSIONS AND POSTEMPLOYMENT HEALTH CARE AND OTHER INSURANCE BENEFITS

     The Company's pension plans provide current benefits for most employees through defined contribution plans with benefits based on age and compensation levels whose costs are accrued and funded on a current basis. The Company also has defined benefit plans, the benefits of which are primarily for past service only, based on years of service and on average compensation for certain years. The majority of these defined benefit plans are subject to Employee Retirement Income Security Act of 1974 funding standards.

     The Company provides other postemployment benefits ("OPEB") primarily for health care, life insurance and other insurance benefits for substantially all active, inactive and retired employees. The health care plans are contributory and contain other cost-sharing features such as deductibles, lifetime maximums and copayment requirements.

     As part of the 1994 United Steel Workers of America ("USWA") labor agreement, the Company is required to contribute to a Voluntary Employee Beneficiary Association ("VEBA") Trust to prefund postemployment health care and other insurance benefits for covered employees and retirees in addition to making cash payments for such benefits on a current basis. The Company is required to contribute to the VEBA Trust a minimum of $5 million annually ($10 million in years when common stock dividends are declared) and additional amounts based on defined cash flow as set forth in the labor agreement. The required contribution for 1998 was $10 million.

                              THE LTV CORPORATION

     The components of pensions and other postemployment benefit obligations and related assets are as follows (in millions):

                                            PENSION BENEFITS            OPEB
                                           -------------------   -------------------
                                             1998       1997       1998       1997
                                           --------   --------   --------   --------
Change in benefit obligation
Benefit obligation at beginning of
  year...................................  $  3,327   $  3,395   $  1,520   $  1,687
Service cost.............................         2          1         13         14
Interest cost............................       228        237        102        106
Actuarial (gains) losses.................       108        (10)        (1)      (163)
Shutdowns/acquisitions...................        18         41          7          5
Benefits paid............................      (329)      (337)      (115)      (129)
                                           --------   --------   --------   --------
Benefit obligation at end of year........  $  3,354   $  3,327   $  1,526   $  1,520
                                           ========   ========   ========   ========

Change in plan assets
Fair value of plan assets at beginning of
  year...................................  $  3,080   $  2,836   $     62   $     36
Actual return on plan assets.............       349        503         36         11
Shutdowns/acquisitions...................        --         10         --         --
Company contributions....................         9         68         10         17
Benefits paid............................      (329)      (337)        (5)        (2)
                                           --------   --------   --------   --------
Fair value of plan assets at end of
  year...................................  $  3,109   $  3,080   $    103   $     62
                                           ========   ========   ========   ========

Funded status of the plan
  (underfunded)..........................  $   (245)  $   (247)  $ (1,423)  $ (1,458)
Unrecognized net actuarial gains.........      (394)      (402)      (254)      (241)
Unrecognized prior service cost..........        98        119   $      1         --
                                           --------   --------   --------   --------
Accrued benefit cost.....................  $   (541)  $   (530)  $ (1,676)  $ (1,699)
                                           ========   ========   ========   ========

     Pension plan assets consist substantially of equity securities listed on national exchanges, fixed income securities and cash equivalents. VEBA assets for OPEB obligations are invested primarily in equity securities listed on national exchanges.

                                           PENSION BENEFITS            OPEB
                                          -------------------   -------------------
                                            1998       1997       1998       1997
                                          --------   --------   --------   --------
Amounts recognized in the balance sheet
consist of (in millions):
Prepaid benefit cost....................  $     22   $     21   $     --   $     --
Accrued benefit liability...............      (585)      (565)    (1,676)    (1,699)
Intangible asset........................         1          1         --         --
Accumulated other comprehensive
  income................................        11          3         --         --
                                          --------   --------   --------   --------
Net amount recognized...................      (551)      (540)  $ (1,676)  $ (1,699)
                                                                ========   ========
Defined contribution plans..............        10         10
                                          --------   --------
Total...................................  $   (541)  $   (530)
                                          ========   ========

                              THE LTV CORPORATION

     Amounts applicable to the Company's underfunded pension plan at December 31 are as follows (in millions):

                                                                1998       1997
                                                              --------   --------
Projected benefit obligation................................  $  3,066   $  3,056
Accumulated benefit obligation..............................     3,049      3,039
Fair value of plan assets...................................     2,773      2,778
Amounts recognized as accrued benefit liabilities...........       575        555
Amounts recognized as intangible asset......................         1          1
Amounts recognized as accumulated comprehensive income......        11          3

                                   PENSION BENEFITS                       OPEB
                            ------------------------------   ------------------------------
                              1998       1997       1996       1998       1997       1996
                            --------   --------   --------   --------   --------   --------
Weighted-average
assumptions as of December
31:
Discount rate.............      6.75%      7.25%      7.50%      6.75%      7.25%      7.50%
Expected return on plan
  assets..................      9.00%      9.00%      9.00%      9.00%      9.00%      9.00%
Projected health care cost
  trend rate..............                                       6.20%      6.70%      7.50%
Ultimate trend rate.......                                       4.25%      4.50%      4.50%
Year ultimate trend rate
  is achieved.............                                       2003       2003       2003

Components of net periodic
  benefit cost:
Service cost..............  $      2   $      1   $      6   $     13   $     14   $     18
Interest cost.............       228        237        247        101        105        120
Expected return on plan
  assets..................      (240)      (223)      (209)        (5)        (4)        (3)
Amortization of prior
  service cost............        17         18         18         --         --         --
Recognized net actuarial
  loss (gain).............        (4)        (5)         2        (14)       (13)         1
                            --------   --------   --------   --------   --------   --------
Benefit cost..............         3         28         64         95        102        136
Defined contribution
  plans...................        48         49         48
                            --------   --------   --------
Total included in
  operations..............        51         77        112
Curtailment charges
  included in special
  charges.................        19         16         --          7          5         --
                            --------   --------   --------   --------   --------   --------
                            $     70   $     93   $    112   $    102   $    107   $    136
                            ========   ========   ========   ========   ========   ========

     During 1998 and 1997, the Company's actuary computed the benefit obligations for both the pension plans and other postemployment benefit obligations using refined assumptions with more recent experience data. This computation reduced 1998 and 1997 expense by approximately $1 million and $17 million, respectively for pension plans and

                              THE LTV CORPORATION
approximately $13 million and $34 million, respectively for other postemployment benefit obligations.

     The following shows the 1998 effect of a 1% increase or decrease in the weighted-average health care cost trend rate (in millions):

                                                          1-PERCENTAGE-     1-PERCENTAGE-
                                                          POINT INCREASE    POINT DECREASE
                                                          --------------    --------------
Effect on total of service and interest cost
components..............................................     $     12          $    (11)
Effect on postretirement benefit obligation.............     $    142          $   (121)

TAXES

     The provision for income taxes is as follows (in millions):

                                                      1998        1996        1997
                                                    --------    --------    --------
Current:
  Federal.........................................  $     (1)   $      7    $     --
  State...........................................         4           3          --
Amount not payable in cash:.......................        --          18          64
                                                    --------    --------    --------
  Tax provision...................................  $      3    $     28    $     64
                                                    ========    ========    ========

     In 1998 the Company recorded $3 million of cash taxes and a full valuation allowance to offset the tax benefit from the current year loss.

     In 1997 and 1996, the Company recorded a tax provision of $28 million and $64 million, respectively. Of these provisions, $18 million and $64 million did not result in cash payments because of pre-reorganization net deductible temporary differences. The Company's effective tax rate for financial statement reporting purposes was 40% in 1997 and 37% in 1996. Taxes payable in 1997 consist primarily of state and federal taxes including a less than 80% owned subsidiary.

     The Company reports federal income tax expense before consideration of pre-reorganization net deferred tax assets totaling $1.3 billion at December 31, 1998. The Company's actual income tax cash payments were significantly less than the total financial statement expense amounts as the tax provision required by fresh-start financial statement reporting was in excess of the Company's actual tax payments. As LTV realizes the benefits of reduced cash tax payments from pre-reorganization net deferred tax assets, such benefits increase additional paid-in capital and are represented by the "Amount not payable in cash" in the above table.

                              THE LTV CORPORATION

     The income tax effects of the factors accounting for the differences between federal income tax computed at the statutory rate and the recorded provision are as follows (in millions):

                                                     1998        1997        1996
                                                   --------    --------    --------
Tax provision (benefit) at statutory rates.......  $     (8)   $     24    $     61
Increases (decreases) resulting from:
  Valuation allowance............................        14          --          --
  Percentage depletion deduction.................        (4)         (7)         (5)
  Federal alternative minimum tax................        (1)          7
  State taxes....................................         2           5           8
  Other..........................................        --          (1)         --
                                                   --------    --------    --------
     Tax provision...............................  $      3    $     28    $     64
                                                   ========    ========    ========

     Significant components of the Company's deferred tax assets and liabilities are as follows at December 31 (in millions):

                                                                1998        1997
                                                              --------    --------
Deferred tax assets:
  Postemployment health care liability......................  $    669    $    678
  Net operating loss carryforwards..........................       945         880
  Pension liability.........................................       228         218
  Other employee benefits liability.........................       142         159
  Plant rationalization and environmental liabilities.......        91         104
  Safe harbor tax leases....................................        96         107
  Other.....................................................       129         129
                                                              --------    --------
     Subtotal...............................................     2,300       2,275
Deferred tax liabilities:
  Tax over book depreciation................................      (827)       (833)
  Inventory and other.......................................      (123)       (117)
                                                              --------    --------
     Subtotal...............................................      (950)       (950)
Valuation allowance.........................................    (1,350)     (1,325)
                                                              --------    --------
     Total deferred taxes, net..............................  $     --    $     --
                                                              ========    ========

     The evaluation of the realizability of the Company's net deferred tax assets in future periods is made based upon historical and projected operating performance and other factors for generating future taxable income, such as intent and ability to sell assets. At this time, the Company has established a valuation reserve for all of its net deferred tax assets.

     For income tax reporting purposes, LTV has a regular tax net operating loss carryforward of $2.7 billion and a federal alternative minimum tax net operating loss carryforward of $1.5 billion that are not restricted as to use and will expire in the years 2000 through 2018. The Company's ability to reduce future income tax payments through the use of net operating loss carryforwards could be significantly limited on an annual basis

                              THE LTV CORPORATION
if the Company were to undergo an "ownership change" within the meaning of
Section 382 of the Internal Revenue Code of 1986.

     Alternative minimum taxes paid through 1998 of approximately $46 million are available as a credit carryforward, and the period is not limited. Investment tax credit carryforwards of approximately $8 million at December 31, 1998 are recognized using the "flow through" method and expire in 1999 through 2003.

SHAREHOLDERS' EQUITY

     LTV has authorized for issuance 20 million shares of preferred stock with a $1.00 par value. At December 31, 1998, the Company has 500,000 outstanding shares of Series B Convertible Preferred Stock ("Series B"). This issue has a stated liquidation preference value of $50 million, is senior to all common stock and has weighted voting rights equal to that number of shares of common stock into which it can be converted. Dividends on the Series B are payable quarterly in either cash or common stock, at the election of LTV, at the rate of 4.5% per annum on the stated value. Holders of the Series B have the right to convert the stated value of their shares, in whole or in part, into common stock at a conversion price of $17.09 per share (potentially 2.9 million shares). LTV has the right to redeem the Series B for $51 million at December 31, 1998, declining to $50 million at June 28, 2000.

     In 1997, the Company completed a stock repurchase program by purchasing 5.5 million shares in the open market for $68 million and by redeeming the $100 million Senior Secured Convertible Notes, which eliminated an additional 5.1 million of potentially dilutive shares.

     The Company has a nonleveraged Employee Stock Ownership Plan ("ESOP") for employees covered by the USWA labor agreement that effectively holds 3.2 million shares of the Company's common stock at December 31, 1998.

     The Company has common stock reserved for potential future issuance in accordance with an agreement with the U.S. Environmental Protection Agency ("EPA") that certain (if any) future environmental claims can be settled in cash or common stock.

     The Company has also reserved for future issuance 9.7 million shares of LTV common stock under incentive programs authorizing the granting of stock options and restricted stock awards to directors, officers and other key employees. The stock incentive programs are designed to encourage a personal investment in LTV common stock from participating individuals. The options to purchase common stock are primarily outstanding for terms of ten years from date of grant and are granted at prices not lower than market price at date of grant. The market value of restricted stock awarded has been recorded as unearned compensation and is included in "Other" in shareholders' equity. Unearned

                              THE LTV CORPORATION
compensation is primarily being amortized to expense over a five-year vesting period. Transactions under these programs are summarized as follows:

                                    1998                     1997                     1996
                           ----------------------   ----------------------   ----------------------
                           SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                           ------   -------------   ------   -------------   ------   -------------
Stock options: (shares in
thousands)
  Options outstanding at
    beginning of year....   3,354   $11.19-$19.33    1,691   $12.21-$19.33    1,420   $14.17-$19.33
  Granted................   1,182      5.56-13.38    1,828     11.19-14.38      322     12.21-14.31
  Exercised..............      --              --       --              --       --              --
  Canceled...............    (174)    11.94-19.33     (165)    12.21-19.33      (51)    14.78-19.33
                           ------   -------------   ------   -------------   ------   -------------
  Options outstanding at
    end of year..........   4,362   $ 5.56-$19.33    3,354   $11.19-$19.33    1,691   $12.21-$19.33
                           ======   =============   ======   =============   ======   =============
  Options exercisable at
    end of year..........   1,725   $12.21-$19.33    1,295   $12.21-$19.33    1,093   $14.74-$19.33
                           ======   =============   ======   =============   ======   =============
Restricted Stock (shares
  in thousands):
  Shares outstanding at
    beginning of year....     185   $ 9.88-$18.88      184   $14.00-$18.88      186   $14.00-$18.88
  Granted................      41      5.25-13.13        6      9.88-14.25        2
                                                                                           ---14.13
  Unrestricted...........      (5)    12.68-18.88       (1)                      (4)
                                                                  ---18.88
                                                                                           ---18.88
  Canceled...............      (3)     9.88-18.88       (4)                      --              --
                                                                  ---18.88
                           ------   -------------   ------                   ------   -------------
                                                             -------------
  Shares outstanding at
    end of year..........     218   $ 5.25-$18.88      185   $14.00-$18.88      184   $14.00-$18.88
                           ======   =============   ======   =============   ======   =============

     In 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," which permits companies to recognize expense for stock-based awards based on their fair value on the date of grant or to continue to follow Accounting Principles Board ("APB") Opinion No. 25 with pro forma disclosures. The Company continues recognition of stock option programs in accordance with APB Opinion No. 25. As required by Statement No. 123, the Company has determined the pro forma information under the fair value method using the Black-Scholes option pricing module with the following weighted-average assumptions used in 1998, 1997 and 1996: risk-free rate of return of 5.8%; dividend yield of 1%; volatility of 28%; and 7 years as the expected life for all years presented. The pro forma effect of these options would increase the loss by $3 million ($0.03 per share) in 1998, decrease net income by $3 million ($0.02 per share) in 1997 and have no effect in 1996.

                              THE LTV CORPORATION

COMPREHENSIVE INCOME

     The following table reflects the accumulated balances of other comprehensive income (in millions):

                                           GAINS                              ACCUMULATED
                                         (LOSSES)                                OTHER
                                            ON               MINIMUM         COMPREHENSIVE
                                        MARKETABLE           PENSION            INCOME
                                        SECURITIES          LIABILITY           (LOSS)
                                       -------------      -------------      -------------
Balance at January 1, 1996..........   $           2      $        (185)     $        (183)
1996 change.........................              (2)               176                174
                                       -------------      -------------      -------------
Balance at December 31, 1996........              --                 (9)                (9)
1997 change.........................              --                  6                  6
                                       -------------      -------------      -------------
Balance at December 31, 1997........              --                 (3)                (3)
1998 change.........................              --                 (8)                (8)
                                       -------------      -------------      -------------
Balance at December 31, 1998........   $          --      $         (11)     $         (11)
                                       =============      =============      =============

EARNINGS PER SHARE

     Basic earnings per share calculations for the years ended December 31, 1998, 1997 and 1996 are based on the weighted-average common shares outstanding of 100 million, 103 million and 105 million, respectively.

     Diluted earnings per share calculations for the years ended December 31, 1998, 1997 and 1996 are based on the weighted-average common shares outstanding of 100 million, 104 million and 108 million, respectively. Diluted shares were determined by increasing basic shares outstanding to reflect common stock equivalents and in 1996 the stock issuable upon conversion of the convertible notes and preferred shares. The preferred shares were antidilutive in 1998 and 1997.

COMMITMENTS AND CONTINGENCIES

     The Company is the subject of various threatened or pending legal actions, contingencies and commitments in the normal course of conducting its business. The Company provides for costs related to these matters when a loss is probable and the amount is reasonably estimable. The effect of the outcome of these matters on the Company's future results of operations and liquidity cannot be predicted because any such effect depends on future results of operations and the amount and timing of the resolution of such matters. While it is not possible to predict with certainty, management believes that the ultimate resolution of such matters will not have a material adverse effect on the consolidated financial position of the Company.

     LTV is subject to changing and increasingly stringent environmental laws and regulations concerning air emissions, water discharges, and waste disposal, as well as remediation activities that involve the clean-up of environmental media such as soils and groundwater ("remediation liabilities"). As a consequence, the Company has incurred, and will continue to incur, substantial capital expenditures and operating and maintenance

                              THE LTV CORPORATION
expenses in order to comply with such requirements. Additionally, if any of the Company's facilities are unable to meet required environmental standards or laws, those operations could be temporarily or permanently closed.

     Important examples of laws referred to above are the 1990 Clean Air Act Amendments ("CAA Amendments"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and related state and local laws. The CAA Amendments and its state and local counterparts require progressively more stringent air emission quality standards in the future. RCRA and related state laws include so-called "corrective action" provisions that grant the environmental agencies authority to require the Company to clean up environmental media, such as soils and groundwater, under certain prescribed conditions. These corrective action provisions, in most instances, are not self-implementing and, in the Company's view, create no current legal obligation. If, in the future, the Company were required to implement corrective actions, the Company could be required to record additional liabilities which cannot be estimated at this time, but could be substantial.

     A 1993 agreement with the USWA provided that a portion of the requirements with respect to certain postemployment benefits would be secured by a junior lien of $250 million on collateral with an unencumbered fair market value of at least $500 million. The initial security was provided by the grant of a mortgage on facilities having a carrying value of approximately $500 million.

     The Company has a labor agreement that expires August 1, 1999 with the USWA covering approximately 9,500 active hourly workers. A significant amount of the Company's sales are to the transportation market and several of the Company's domestic automobile customers also have labor contracts that expire during 1999.

     The Company has commitments to purchase approximately $230 million of its coke and coal requirements for each of the years 1999 and 2000.

FINANCIAL INSTRUMENTS

     Cash equivalents are investments in highly liquid, low-risk money market funds and commercial paper with maturities of three months or less and are classified as held-to-maturity. The carrying amount of these assets approximates fair value. The Company carries marketable securities at fair value. The estimated fair value of the Company's long-term debt at December 31, 1998 would be $28 million less than the recorded value based on current market interest rates available for financings with similar terms and maturities.

     The Company has entered into futures contracts to reduce its exposure to fluctuations in costs caused by the price volatility of certain metal commodities and natural gas supplies. The Company does not engage in speculation and the results of these hedging transactions become part of the cost of the commodity or supply being hedged. At December 31, 1998 and 1997, the notional value of these contracts totaled $233 million and $6 million, respectively. The contracts extend for periods of up to five years. At December 31, 1998 and 1997, the fair value of the contracts, which is based on quoted market prices, approximated the carrying value of zero.

                              THE LTV CORPORATION

     Outstanding letters of credit totaled $86 million and $101 million at December 31, 1998 and 1997, respectively. The letters of credit guarantee performance to third parties of various trade activities and tax benefit transfer agreements. The Company does not believe it is practicable to estimate the fair value of the guarantees and does not believe exposure to loss is likely.

     The cost of marketable securities approximated fair value at December 31, 1998 and 1997. The cost and fair value of marketable securities by contractual maturity at December 31, 1998 are as follows (in millions):

Due in one year or less.....................................  $     53
Due after one year through two years........................        61
Due after two years.........................................        96
                                                              --------
  Total.....................................................  $    210
                                                              ========

VP BUILDINGS ACQUISITION

     On July 2, 1997, the Company, through its new wholly owned subsidiary VP Buildings, purchased substantially all of the assets and certain liabilities of Varco-Pruden Building Products Division of United Dominion Industries, Inc., for cash of approximately $188 million. This transaction was accounted for under the purchase method of accounting; and, accordingly, the results of operations of the acquired company are included in the consolidated financial statements from the date of acquisition.

     The unaudited pro forma financial information for the Company is presented as if the acquisition of VP Buildings had occurred on January 1, 1996. The pro forma results for 1997 and 1996, respectively (in millions except per share data) are as follows: net sales $4,590 and $4,440, income before extraordinary charges $44 and $124, net income $33 and $124 and diluted earnings per share $0.30 and $1.14. These pro forma results have been prepared for comparative purposes only and are not necessarily representative of the results of operations that would have resulted if the acquisition occurred at the beginning of the year or that may result in the future.

SPECIAL CHARGES

     In the fourth quarter of 1998, the Company recorded $55 million of special charges for the closure of cold roll finishing operations in the Number 2 finishing department at the Cleveland Works, recognition of an asset impairment of an electro-galvanizing joint venture, the shutdown of an electric-weld pipe line and salaried force reduction. The charges include $38 million of employee costs covering approximately 460 hourly and salaried employees, $15 million for the impairment of the joint venture and $2 million for other costs. The impairment is due to a change in the utilization of the joint venture facility. The amount of the asset impairment was determined based on a third party valuation. There have been no cash expenditures in 1998.

     In the third quarter of 1997, LTV recorded a special charge of $150 million for the closure of the Pittsburgh coke plant. On February 28, 1998, the Company ceased operations and began the closure process. The special charge included $51 million for facilities write-down, $34 million for employee costs and $65 million for demolition,

                              THE LTV CORPORATION
environmental matters and other costs. Through December 31, 1998, spending of $28 million has been charged against this reserve.

     Retirement related costs have been recorded as plan curtailments.

OTHER FINANCIAL DATA

     Net interest and other income included the following (in millions):

                                               1998        1997       1996
                                              -------    --------    -------
Interest and other income...................  $    26    $     45    $    44
Interest expense............................       (3)         (3)        (1)
                                              -------    --------    -------
  Total.....................................  $    23    $     42    $    43
                                              =======    ========    =======

     The Company has incurred research and development expense of $14 million in 1998 and 1997 and $15 million in 1996.

     Supplemental cash flow information is presented as follows (in millions):

                                                     1998        1997        1996
                                                   --------    --------    --------
Changes in assets and liabilities which provided
(used) net cash:
  Receivables....................................  $     96    $    (26)   $     (7)
  Inventories....................................        47         (89)        (60)
  Other assets...................................        (6)         34          13
  Accounts payable...............................       (33)        (19)         96
  Other liabilities..............................      (103)         (6)        (31)
  Other..........................................         1          (1)        (13)
                                                   --------    --------    --------
          Total..................................  $      2    $   (107)   $     (2)
                                                   ========    ========    ========
Interest payments................................  $     27    $     11    $     13
Income tax payments..............................         7           8           2
Capitalized interest.............................        31          19          15
Purchases of marketable securities...............     2,258      10,443       4,684
Sales of marketable securities...................     2,408      10,650       4,575

SEGMENT REPORTING

     The Company operates in three reportable segments consisting of Integrated Steel, Metal Fabrication and Corporate and Other. Integrated Steel manufactures and sells a diversified line of carbon steel products consisting of hot rolled and cold rolled sheet, galvanized and tin mill products for the domestic transportation, appliance, container and electrical equipment markets. Metal Fabrication produces pipe, conduit and tubular products for use in transportation, agriculture, oil and gas and construction industries. The segment also engineers and manufactures pre-engineered, low-rise steel building systems for manufacturing, warehousing and commercial applications. Corporate and Other consists of steel-related joint ventures, primarily Trico Steel and Cliffs and Associates which are

                              THE LTV CORPORATION
accounted for using the equity method and corporate investments and related income and expense.

     LTV's reportable segments are strategic business units grouped by similar products, technologies and manufacturing processes. Segments are managed separately because each serves a different market and group of customers. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Segment performance is measured on pretax profit or loss from operations before special items. Integrated Steel accounts for intersegment sales at current market prices as if transactions had taken place with third parties.

     The Company's sales to the transportation market approximated 30% of sales in each of the last three years. The Company also sells to the steel service center and converter markets that, in turn, sell to the transportation and other industries. Management does not believe significant credit risk exists at December 31, 1998. Sales for the years 1998, 1997 and 1996 to the Company's largest customer, General Motors Corporation, represented approximately 9%, 11% and 11%, respectively, of total sales.

                                                  YEAR ENDED DECEMBER 31, 1998
                                       --------------------------------------------------
                                       INTEGRATED       METAL       CORPORATE
                                         STEEL       FABRICATION     & OTHER      TOTAL
                                       ----------    -----------    ---------    --------
                                                         (IN MILLIONS)
Trade sales..........................   $  3,590      $    683      $     --     $  4,273
Intersegment sales...................         94            --            --           94
Interest and other income............          3            --            23           26
Net interest expense.................         (2)           --            (1)          (3)
Results of affiliates' operations....         --             5           (54)         (49)
Segment income (loss) before income
  taxes and special charge...........         11            63           (43)          31
Special charges......................        (52)           (3)           --          (55)
Segment assets.......................      4,378           466         1,961        6,805
Capital expenditures.................        310            52            --          362
Depreciation and amortization........        247            12            --          259
Investments in equity affiliates.....         67            21           226          314

Assets
  Total assets for reportable
     segments........................                                            $  6,805
  Intersegment eliminations..........                                              (1,481)
                                                                                 --------
     Consolidated total..............                                            $  5,324
                                                                                 ========

                              THE LTV CORPORATION

                                                   YEAR ENDED DECEMBER 31, 1997
                                         -------------------------------------------------
                                         INTEGRATED       METAL       CORPORATE
                                           STEEL       FABRICATION     & OTHER      TOTAL
                                         ----------    -----------    ---------    -------
                                                           (IN MILLIONS)
Trade sales............................    $3,905         $541         $   --      $ 4,446
Intersegment sales.....................       101           --             --          101
Interest and other income..............         3           --             42           45
Net interest expense...................        --           --             (3)          (3)
Results of affiliates operations.......        --            4            (45)         (41)
Segment income (loss) before income
  taxes and special charge.............       186           51            (18)         219
Special charge.........................      (150)          --             --         (150)
Segment assets.........................     4,590          399          1,958        6,947
Capital expenditures...................       310           16             --          326
Depreciation and amortization..........       255            8             --          263
Investments in equity affiliates.......        84           21            207          312

Assets
  Total assets for reportable
     segments..........................                                            $ 6,947
  Intersegment eliminations............                                             (1,401)
                                                                                   -------
     Consolidated total................                                            $ 5,546
                                                                                   =======

                                                  YEAR ENDED DECEMBER 31, 1996
                                       --------------------------------------------------
                                       INTEGRATED       METAL       CORPORATE
                                         STEEL       FABRICATION    (& OTHER)     TOTAL
                                       ----------    -----------    ---------    --------
                                                         (IN MILLIONS)
Trade sales..........................   $  3,813      $    322      $     --     $  4,135
Intersegment sales...................         97            --            --           97
Interest and other income............          4            --            40           44
Net interest expense.................         --            --            (1)          (1)
Results of affiliates operations.....         --            --            --           --
Segment income (loss) before income
  taxes..............................        125            20            28          173
Segment assets.......................      4,621            79         1,718        6,418
Capital expenditures.................        240             3            --          243
Depreciation and amortization........        263             3            --          266
Investments in equity affiliates.....         87            --           169          256

Assets
  Total assets for reportable
     segments........................                                            $  6,418
  Intersegment eliminations..........                                              (1,008)
                                                                                 --------
     Consolidated total..............                                            $  5,410
                                                                                 ========

SUPPLEMENTAL GUARANTOR INFORMATION

     All of LTV's wholly-owned domestic subsidiaries, except for LTV Steel Products, LLC and LTV Sales Finance Company, will fully and unconditionally guarantee LTV's obligation to pay principal, premium, if any, and interest with respect to the New Senior Notes and the New Bank Financing. Management intends to amend the existing 8.20%

                              THE LTV CORPORATION

Senior Notes due September 2007, which were guaranteed solely by LTV Steel Company, Inc., to receive the same guarantees as described above. The following supplemental condensed consolidating financial statements of The LTV Corporation present (in millions): balance sheets as of December 31, 1998 and 1997; statements of operations and cash flows for the years ended December 31, 1998, 1997 and 1996. The LTV Corporation (Parent), the Guarantors and Non-Guarantor Subsidiaries' investments in subsidiaries are accounted for using the equity method. Necessary elimination entries have been made to consolidate the Parent and all of its subsidiaries.

     Management does not believe that separate financial statements of the Guarantors for the New Senior Notes and the New Bank Financing are material to investors. Therefore, separate financial statements and other disclosures concerning the Guarantors are not presented.

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                 (IN MILLIONS)

                                                       DECEMBER 31, 1998
                              --------------------------------------------------------------------
                                                            NON-
                                                         GUARANTOR
                                PARENT     GUARANTOR    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                              ----------   ----------   ------------   ------------   ------------
Cash, cash equivalents and
marketable securities.......  $      276   $        4    $       31     $       --     $      311
Receivables.................           3           60           312             --            375
Notes
  receivable/(payable)......          --          (40)           40             --             --
Inventories.................          --           36           818             --            854
Other current assets........           3           12            --             --             15
                              ----------   ----------    ----------     ----------     ----------
       Total current
          assets............         282           72         1,201             --          1,555
Intercompany, net...........         282          811        (1,093)            --             --
Investments and other
  noncurrent assets.........       1,405          507            13         (1,421)           504
Property, plant and
  equipment, net............          --        3,256             9             --          3,265
                              ----------   ----------    ----------     ----------     ----------
       Total assets.........  $    1,969   $    4,646    $      130     $   (1,421)    $    5,324
                              ==========   ==========    ==========     ==========     ==========

Total current liabilities...  $       25   $      795    $       19     $       --     $      839
Long-term debt..............         298            4            --             --            302
Postemployment health care
  and other insurance
  benefits..................          --        1,541            11             --          1,552
Pension benefits............          --          564             1             --            565
Other.......................          18          403            17             --            438
Shareholders' equity........       1,628        1,339            82         (1,421)         1,628
                              ----------   ----------    ----------     ----------     ----------
       Total liabilities and
          shareholders'
          equity............  $    1,969   $    4,646    $      130     $   (1,421)    $    5,324
                              ==========   ==========    ==========     ==========     ==========

                              THE LTV CORPORATION

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                 (IN MILLIONS)

                                                      DECEMBER 31, 1997
                               ----------------------------------------------------------------
                                                         NON-
                                                      GUARANTOR
                               PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                               -------   ---------   ------------   ------------   ------------
Cash, cash equivalents and
marketable securities........  $   467    $    16       $  37         $    --        $   520
Receivables..................        4         50         416              --            470
Notes receivable/(payable)...       --        359        (359)             --             --
Inventories..................       --        899           3              --            902
Other current assets.........        4          7           1              --             12
                               -------    -------       -----         -------        -------
       Total current
          assets.............      475      1,331          98              --          1,904
Intercompany, net............       83        (74)         (9)             --             --
Investments and other
  noncurrent assets..........    1,470        468           7          (1,464)           481
Property, plant and
  equipment, net.............       --      3,151          10              --          3,161
                               -------    -------       -----         -------        -------
       Total assets..........  $ 2,028    $ 4,876       $ 106         $(1,464)       $ 5,546
                               =======    =======       =====         =======        =======

Total current liabilities....  $    37        881          20         $    --        $   938
Long-term debt...............      298         57          --              --            355
Postemployment health care
  and other insurance
  benefits...................       --      1,560          10              --          1,570
Pension benefits.............       --        547           1              --            548
Other........................       17        425          17              --            459
Shareholders' equity.........    1,676      1,406          58          (1,464)         1,676
                               -------    -------       -----         -------        -------
       Total liabilities and
          shareholders'
          equity.............  $ 2,028    $ 4,876       $ 106         $(1,464)       $ 5,546
                               =======    =======       =====         =======        =======

                              THE LTV CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN MILLIONS)

                                               YEAR ENDED DECEMBER 31, 1998
                             -----------------------------------------------------------------
                                                        NON-
                                                     GUARANTOR
                              PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                             --------   ---------   ------------   ------------   ------------
Net sales..................  $     --   $  4,242      $  3,231       $ (3,200)      $  4,273
Costs and expenses:
  Cost of products sold....        --      3,791         3,182         (3,200)         3,773
  Depreciation and
     amortization..........        --        257             2             --            259
  Selling, general and
     administrative........        12        171             1             --            184
  Results of affiliates'
     operations............        32         70            --            (53)            49
  Net interest and other...       (20)       (66)           63             --            (23)
  Special charges..........        --         55            --             --             55
                             --------   --------      --------       --------       --------
          Total............        24      4,278         3,248         (3,253)         4,297
                             --------   --------      --------       --------       --------
Income (loss) before income
  taxes....................       (24)       (36)          (17)            53            (24)
Income tax provision.......        (3)        --            --             --             (3)
                             --------   --------      --------       --------       --------
     Net loss..............  $    (27)  $    (36)     $    (17)      $     53       $    (27)
                             ========   ========      ========       ========       ========

                              THE LTV CORPORATION

                                               YEAR ENDED DECEMBER 31, 1997
                             -----------------------------------------------------------------
                                                        NON-
                                                     GUARANTOR
                              PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                             --------   ---------   ------------   ------------   ------------
Net sales..................  $     --   $  4,420      $     52       $    (26)      $  4,446
Costs and expenses:
  Cost of products sold....        --      3,781            46            (26)         3,801
  Depreciation and
     amortization..........        --        261             2             --            263
  Selling, general and
     administrative........        11        153            --             --            164
  Results of affiliates'
     operations............       (41)        36            --             46             41
  Net interest and other...       (39)         4            (7)            --            (42)
  Special charges..........        --        150                                         150
                             --------   --------      --------       --------       --------
          Total............       (69)     4,385            41             20          4,377
                             --------   --------      --------       --------       --------
Income before income
  taxes....................        69         35            11            (46)            69
Income tax provision.......       (28)       (14)           (4)            18            (28)
                             --------   --------      --------       --------       --------
Income before items
  below....................        41         21             7            (28)            41
Extraordinary loss.........        (4)        --            --             --             (4)
Cumulative effect of
  accounting change........        (7)        --            --             --             (7)
                             --------   --------      --------       --------       --------
     Net income............  $     30   $     21      $      7       $    (28)      $     30
                             ========   ========      ========       ========       ========

                              THE LTV CORPORATION

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                                 (IN MILLIONS)

                                               YEAR ENDED DECEMBER 31, 1996
                             -----------------------------------------------------------------
                                                        NON-
                                                     GUARANTOR
                              PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                             --------   ---------   ------------   ------------   ------------
Net sales..................  $     --   $  4,113      $     59       $    (37)      $  4,135
Costs and expenses:
  Cost of products sold....        --      3,587            46            (37)         3,596
  Depreciation and
     amortization..........        --        264             2             --            266
  Selling, general and
     administrative........        10        133            --             --            143
  Results of affiliates'
     operations............      (138)       (14)           --            152             --
  Net interest and other...       (45)         8            (6)            --            (43)
                             --------   --------      --------       --------       --------
          Total............      (173)     3,978            42            115          3,962
                             --------   --------      --------       --------       --------
Income before income
  taxes....................       173        135            17           (152)           173
Income tax provision.......       (64)       (50)           (6)            56            (64)
                             --------   --------      --------       --------       --------
          Net income.......  $    109   $     85      $     11       $    (96)      $    109
                             ========   ========      ========       ========       ========

                              THE LTV CORPORATION

                  CONDENSED CONSOLIDATING CASH FLOWS STATEMENT

                                 (IN MILLIONS)

                                                     YEAR ENDED DECEMBER 31, 1998
                                   -----------------------------------------------------------------
                                                              NON-
                                                           GUARANTOR
                                    PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                   --------   ---------   ------------   ------------   ------------
Cash provided by (used in)
operating activities.............  $   (178)  $    491      $     (1)      $     --       $    312
Investing activities:
  Capital expenditures...........        --       (361)           (1)            --           (362)
  Investments in steel-related
     businesses..................        --        (80)           --             --            (80)
  Net sales of marketable
     securities..................       150         --            --             --            150
  Other..........................        --         (2)           (3)            --             (5)
                                   --------   --------      --------       --------       --------
     Net cash provided by (used
       in) investing
       activities................       150       (443)           (4)            --           (297)
                                   --------   --------      --------       --------       --------
Financing activities:
  Borrowings.....................        --          4                           --              4
  Payments on long-term debt.....        --        (62)                          --            (62)
  Pension funding to restored
     plans.......................        --         (2)                          --             (2)
  Dividends paid and other.......       (14)        --            --             --            (14)
                                   --------   --------      --------       --------       --------
     Net cash provided by (used
       in) financing
       activities................       (14)       (60)           --             --            (74)
                                   --------   --------      --------       --------       --------
Net increase (decrease) in cash
  and cash equivalents...........       (42)       (12)           (5)            --            (59)
Cash and cash equivalents at
  beginning of year..............       108         16            36             --            160
                                   --------   --------      --------       --------       --------
Cash and cash equivalents at end
  of year........................  $     66   $      4      $     31       $     --       $    101
                                   ========   ========      ========       ========       ========

                              THE LTV CORPORATION

                  CONDENSED CONSOLIDATING CASH FLOWS STATEMENT

                                 (IN MILLIONS)

                                                     YEAR ENDED DECEMBER 31, 1997
                                   -----------------------------------------------------------------
                                                              NON-
                                                           GUARANTOR
                                    PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                   --------   ---------   ------------   ------------   ------------
Cash provided by (used in)
operating activities.............  $    (74)  $    467      $      4       $     --       $    397
Investing activities:
  Capital expenditures...........        --       (325)           (1)            --           (326)
  VP Buildings acquisition.......      (188)        --            --             --           (188)
  Investments in steel-related
     businesses..................        --       (101)           --             --           (101)
  Net sales of marketable
     securities..................       207         --            --             --            207
  Other..........................        --         25            (1)            --             24
                                   --------   --------      --------       --------       --------
     Net cash provided by (used
       in) investing
       activities................        19       (401)           (2)            --           (384)
                                   --------   --------      --------       --------       --------
Financing activities:
  Borrowings.....................       290         --            --             --            290
  Payments on long-term debt.....      (106)        --            --             --           (106)
  Pension funding to restored
     plans.......................        --        (61)           --             --            (61)
  Repurchases of common stock....       (68)        --            --             --            (68)
  Dividends paid and other.......       (15)        --            --             --            (15)
                                   --------   --------      --------       --------       --------
     Net cash provided by (used
       in) financing
       activities................       101        (61)           --             --             40
                                   --------   --------      --------       --------       --------
Net increase (decrease) in cash
  and cash equivalents...........        46          5             2             --             53
Cash and cash equivalents at
  beginning of year..............        62         11            34             --            107
                                   --------   --------      --------       --------       --------
Cash and cash equivalents at end
  of year........................  $    108   $     16      $     36       $     --       $    160
                                   ========   ========      ========       ========       ========

                              THE LTV CORPORATION

                  CONDENSED CONSOLIDATING CASH FLOWS STATEMENT

                                 (IN MILLIONS)

                                                    YEAR ENDED DECEMBER 31, 1996
                                  -----------------------------------------------------------------
                                                             NON-
                                                          GUARANTOR
                                   PARENT    GUARANTOR   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                  --------   ---------   ------------   ------------   ------------
Cash provided by (used in)
operating activities............  $    (92)  $    590      $     (3)      $     --       $    495
Investing activities:
  Capital expenditures..........        --       (242)           (1)            --           (243)
  Investments in steel-related
     businesses.................        --        (79)           --             --            (79)
  Net purchases of marketable
     securities.................      (109)        --            --             --           (109)
  Other.........................        (2)         4            (8)            --             (6)
                                  --------   --------      --------       --------       --------
     Net cash provided by (used
       in) investing
       activities...............      (111)      (317)           (9)            --           (437)
                                  --------   --------      --------       --------       --------
Financing activities:
  Pension funding to restored
     plans......................        --       (205)           --             --           (205)
  Dividends paid and other......       (12)        --            --             --            (12)
                                  --------   --------      --------       --------       --------
     Net cash provided by (used
       in) financing
       activities...............       (12)      (205)           --             --           (217)
                                  --------   --------      --------       --------       --------
Net increase (decrease) in cash
  and cash equivalents..........      (215)        68           (12)            --           (159)
Cash and cash equivalents at
  beginning of year.............       277        (57)           46             --            266
                                  --------   --------      --------       --------       --------
Cash and cash equivalents at end
  of year.......................  $     62   $     11      $     34       $     --       $    107
                                  ========   ========      ========       ========       ========

                              THE LTV CORPORATION

                  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table presents quarterly financial information (in millions, except per share data):

                                        FIRST       SECOND      THIRD       FOURTH
                                       QUARTER     QUARTER     QUARTER     QUARTER
                                       --------    --------    --------    --------
Net sales
  1998...............................  $  1,127    $  1,093    $  1,064    $    989
  1997...............................     1,072       1,092       1,135       1,147
Gross margin
  1998...............................       142         116         137         105
  1997...............................       141         153         177         174
Income (loss) from operations
  1998...............................        32           6          15         (76)
  1997...............................        45          45         (86)         65
Other charges(1)
  1997...............................        --          --          (4)         (7)
Net income (loss)
  1998...............................        19           4          11         (61)
  1997...............................        27          27         (56)         32
Market price per share
  1998 -- High.......................  $  14.56    $  13.50    $  10.44    $   6.94
           Low.......................      9.50        9.38        5.25        5.00
  1997 -- High.......................     13.63       14.56       14.38       13.13
           Low.......................     11.63       12.50       11.94        9.38
Market price per Series A Warrant (2)
  1998 -- High.......................  $   0.28    $   0.14    $     --    $     --
           Low.......................      0.03        0.02          --          --
  1997 -- High.......................      0.94        0.81        0.63        0.38
           Low.......................      0.56        0.50        0.25        0.03
Earnings per share (3)
  1998 -- Basic and diluted..........  $   0.19    $   0.03    $   0.11    $  (0.62)
  1997 -- Basic and diluted..........      0.25        0.25       (0.54)       0.31
Dividends paid per common share
  1998...............................  $   0.03    $   0.03    $   0.03    $   0.03
  1997...............................      0.03        0.03        0.03        0.03

---------------

(1) Other charges consist of $4 million of an extraordinary charge on the early extinguishment of debt and $7 million of a cumulative effect of a change in accounting for start-up costs.

(2) Series A Warrants expired at June 28, 1998.

(3) Earnings per share are computed independently for each of the quarters based on the weighted-average number of shares outstanding for each period, and the sum of the quarters may not necessarily be equal to the full year earnings per share amount.

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                         COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                 NINE MONTHS ENDED
                                                           ------------------------------
                                                           SEPTEMBER 30,    SEPTEMBER 30,
                                                               1999             1998
                                                           -------------    -------------
                                                               (DOLLARS IN MILLIONS)
SALES....................................................     $ 554.7          $ 552.6
COSTS AND EXPENSES:
  Costs of sales.........................................       490.1            479.1
  Selling and administrative.............................        30.2             28.6
  Interest expense.......................................         7.5              7.2
  Other income...........................................        (0.9)            (0.7)
                                                              -------          -------
          Total costs and expenses.......................       526.9            514.2

INCOME BEFORE PROVISION FOR INCOME TAXES.................        27.8             38.4
  Provision for income taxes.............................        10.4             14.7
                                                              -------          -------

NET INCOME...............................................     $  17.4          $  23.7
                                                              =======          =======

See notes to combined financial statements.

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)

                                                                  SEPTEMBER 30,
                                                                      1999
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
ASSETS:
CURRENT ASSETS:
  Cash and cash equivalents.................................         $   8.0
  Accounts receivable, less allowance for doubtful accounts
     of $2.0................................................            94.0
  Inventories:
     Raw materials..........................................            51.5
     Work-in-process and finished goods.....................            43.3
     Supplies...............................................            19.7
     LIFO reserve...........................................           (10.3)
                                                                     -------
       Net inventories......................................           104.2
  Other current assets......................................             0.9
                                                                     -------
     Total current assets...................................           207.1

PROPERTY, PLANT AND EQUIPMENT:
  Land and land improvements................................            13.0
  Buildings and building equipment..........................            85.0
  Machinery and equipment...................................           350.8
  Construction in progress..................................            54.4
                                                                     -------
                                                                       503.2
  Accumulated depreciation..................................          (207.4)
                                                                     -------
     Net property, plant and equipment......................           295.8

OTHER ASSETS, net of amortization of $4.9...................            36.5
                                                                     -------
                                                                     $ 539.4
                                                                     =======

See notes to combined financial statements.

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)

                                                                  SEPTEMBER 30,
                                                                      1999
                                                              ---------------------
                                                              (DOLLARS IN MILLIONS)
LIABILITIES AND STOCKHOLDER'S EQUITY:
CURRENT LIABILITIES:
  Accounts payable..........................................         $  71.3
  Line of credit and current maturities of long-term debt...             4.0
  Salaries, wages and vacation pay..........................             6.6
  Income and other taxes....................................             7.9
  Other.....................................................             7.1
                                                                     -------
     Total current liabilities..............................            96.9
                                                                     -------
LONG-TERM DEBT..............................................           150.2

OTHER LIABILITIES:
  Postemployment benefit obligations........................            40.9
  Deferred income taxes.....................................            26.6
  Other.....................................................            11.6
                                                                     -------
     Total other liabilities................................            79.1

STOCKHOLDER'S EQUITY:
  Common Stock, $.83-1/3 par value, 6,000,000 shares
     authorized; 5,757,216 issued and outstanding...........             4.8
  Copperweld Canada Inc., no par value, unlimited shares
     authorized; 44,000 issued and outstanding..............              --
  Additional paid-in capital................................            94.8
  Retained earnings.........................................           116.3
Accumulated other comprehensive loss........................            (2.7)
                                                                     -------
     Total stockholder's equity.............................           213.2
                                                                     -------
                                                                     $ 539.4
                                                                     =======

See notes to combined financial statements.

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                   ----------------------------------------
                                                   SEPTEMBER 30, 1999    SEPTEMBER 30, 1998
                                                   ------------------    ------------------
                                                            (DOLLARS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................       $   17.4              $   23.7
  Adjustment to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization...............           22.8                  18.1
  Changes in assets and liabilities:
     Accounts receivable.........................          (15.2)                 (5.0)
     Inventory...................................           21.8                   1.4
     Accounts payable............................            5.6                   8.4
     Other.......................................           (8.1)                 36.4
                                                        --------              --------
       Cash provided by operating activities.....           44.3                  82.9

CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions..........................           (0.4)                 (4.5)
  Additions to property, plant and equipment.....          (30.7)                (52.2)
  Other..........................................            0.1                   0.1
                                                        --------              --------
     Cash used by investing activities...........          (31.0)                (56.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of cash dividends......................           (5.4)                 (7.7)
  Payment of indebtedness........................         (207.0)                (97.0)
  Proceeds from borrowings.......................          193.8                  73.9
  Other..........................................            0.5                  (0.3)
                                                        --------              --------
     Cash provided (used) by financing
       activities................................          (18.1)                (31.1)
                                                        --------              --------

     Decrease in cash and cash equivalents.......           (4.8)                 (4.8)
  CASH AND CASH EQUIVALENTS, BEGINNING OF
     PERIOD......................................           12.8                   7.1
                                                        --------              --------
  CASH AND CASH EQUIVALENTS, END OF PERIOD.......       $    8.0              $    2.3
                                                        ========              ========

See notes to combined financial statements.

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1999

NOTE 1.

     The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. All adjustments that are, in the opinion of management, necessary for a fair presentation have been made and are of a recurring nature unless otherwise disclosed herein. The results of operations for the interim periods are not necessarily indicative of results of operations for a full year. For further information, refer to the combined financial statements and the notes thereto for the year ended December 31, 1998 herein.

NOTE 2.

     On November 10, 1999, Imetal, SA sold all of the stock of Copperweld Corporation and Copperweld Canada, (the Companies) for $650 million in cash subject to final adjustments based upon the closing of the acquisition. The potential purchase adjustment is based on the amount of the stockholder's equity at November 9, 1999. The Companies' accompanying financial statements have not been adjusted for this proposed transaction with LTV.

NOTE 3.  SEGMENT REPORTING

     The Companies operate in two reportable segments consisting of Tubing and Bimetallics. Tubing manufactures and sells a diversified line of steel tubing products used in the automotive, agricultural and industrial equipment, fluid power, construction, recreation and office furniture markets. Bimetallics manufactures and sells copper-clad aluminum and copper-clad steel wire, rod and strand used in the telecommunications (primarily cable television and telephone) and utility industries.

     Copperweld's reportable segments are strategic business units grouped by similar products, technologies and manufacturing processes. Segments are managed separately because each serves a different market and group of customers. Segment performance is measured on pretax profit of loss from operations (dollars in millions).

                                                                   1999
                                                    -----------------------------------
                                                     TUBING     BIMETALLICS     TOTAL
                                                    --------    -----------    --------
For the nine months ended September 30:
  Trade sales.....................................  $  473.6     $   81.1      $  554.7
  Segment income before taxes.....................      16.3         11.5          27.8

                                                                   1998
                                                    -----------------------------------
                                                     TUBING     BIMETALLICS     TOTAL
                                                    --------    -----------    --------
Trade sales.......................................  $  484.9     $   67.7      $  552.6
  Segment income before taxes.....................      29.3          9.1          38.4

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                             GEOGRAPHIC INFORMATION

                                                         1999                  1998
                                                     NINE MONTHS           NINE MONTHS
                                                  ENDED SEPTEMBER 30    ENDED SEPTEMBER 30
                                                       REVENUE               REVENUE
                                                  ------------------    ------------------
United States...................................       $  306.7              $  348.7
Canada..........................................          248.0                 203.9
                                                       --------              --------
                                                       $  554.7              $  552.6
                                                       ========              ========

NOTE 4.  CONTINGENCY

     There has been no significant change in status of the Companies' contingencies described in the footnotes to the 1998 annual Financial Statement as of September 30, 1999.

NOTE 5.  COMPREHENSIVE LOSS

     At September 30, 1999, accumulated other comprehensive loss included in the balance sheet amounted to $2.7 million with no material changes since December 31, 1998. The accumulated other comprehensive loss at September 30, 1998 was $4.5 million, with no material changes since December 31, 1997.

NOTE 6.  EARNINGS PER SHARE

     Basic and diluted earnings per share for the nine months ended September 30, 1999 and 1998, were not presented because the information would not be meaningful to the users of the Combined Financial Statements due to the nature of the capital structure of the Companies.

NOTE 7.  LINE OF CREDIT

     During 1996, and amended in 1999, the Corporation entered into an uncommitted, unsecured revolving credit agreement with a bank that provides for demand loans, term loans or letters of credit of up to $10,000,000. Demand loans bear interest at the bank's prime rate and may be repaid at the option of the Corporation or upon demand of the bank. Term loans bear interest at the bank's cost of funds rate plus a margin, and can have maturities ranging from overnight to 90 days. As of September 30, 1999, there was $4,000,000 of term loans outstanding, at an average interest rate of 6.5%.

NOTE 8.  LONG-TERM DEBT.

INTERCOMPANY CREDIT AND INVESTMENT AGREEMENT

     During 1999, the Corporation entered into a credit agreement with IMETAL that provided for loans in the U.S. of up to the equivalent of 100 million Euros, in U.S. dollars, and for loans in Canada of up to the equivalent of 75 million Euros, in Canadian dollars. Loans under the agreement may be repaid and re-borrowed subject to the commitment

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

available. The maturity of the loans is limited to periods which are multiples of one month, and carry interest rates that equal the base rate of loans made by IMETAL under its Facility Agreement plus 1.30%. As of September 30, 1999 there were $150.2 million in loans outstanding under this agreement. The average interest rate on the loans outstanding as of September 30, 1999 was 6.68% for loans in the U.S., and 6.075% for loans in Canada.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Boards of Directors and Shareholder
     of Copperweld Corporation and Copperweld Canada Inc.

     We have audited the accompanying balance sheets as of December 31, 1998 and 1997, of the companies listed in Note 1 and the related statements of income, shareholders equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the companies' managements. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position at December 31, 1998 and 1997, of the companies listed in Note 1, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                              Ernst & Young LLP

Pittsburgh, Pennsylvania
January 30, 1999, except for
Note 5 as to which the date is
May 31, 1999

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                         COMBINED STATEMENTS OF INCOME

                                                       YEARS ENDED DECEMBER 31,
                                                   --------------------------------
                                                     1998        1997        1996
                                                   --------    --------    --------
                                                        (DOLLARS IN MILLIONS)
SALES............................................  $  711.0    $  662.7    $  427.8
                                                   --------    --------    --------
COSTS AND EXPENSES:
  Cost of sales..................................     617.7       566.9       365.9
  Selling and administrative.....................      36.7        38.1        28.7
  Interest expense...............................       8.0         8.0         4.5
  Other income...................................      (1.3)       (0.8)       (0.5)
                                                   --------    --------    --------
          Total costs and expenses...............     661.1       612.2       398.6
                                                   --------    --------    --------
INCOME BEFORE PROVISION FOR INCOME TAXES.........      49.9        50.5        29.2
  Provision for income taxes.....................      19.1        18.6         9.4
                                                   --------    --------    --------
NET INCOME.......................................  $   30.8    $   31.9    $   19.8
                                                   ========    ========    ========

See notes to combined financial statements

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                            COMBINED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
ASSETS:
CURRENT ASSETS
  Cash and cash equivalents.................................  $   12.8     $    7.1
                                                              --------     --------
  Accounts receivable, less allowance for doubtful accounts
     of $2.5 in 1998, and $2.0 in 1997......................      78.1         91.1

  Inventories:
     Raw materials..........................................      70.8         55.8
     Work-in-process and finished goods.....................      47.8         58.8
     Supplies...............................................      19.2         17.6
     LIFO reserve...........................................     (13.7)       (18.5)
                                                              --------     --------
       Net inventories......................................     124.1        113.7

  Other current assets......................................       2.6          4.5
                                                              --------     --------
     Total current assets...................................     217.6        216.4
                                                              --------     --------

PROPERTY, PLANT AND EQUIPMENT:
  Land and land improvements................................      12.9          9.2
  Buildings and building equipment..........................      84.1         63.0
  Machinery and equipment...................................     344.0        302.2
  Construction in progress..................................      29.0         22.3
                                                              --------     --------
                                                                 470.0        396.7
  Accumulated depreciation..................................    (187.7)      (168.1)
                                                              --------     --------
     Net property, plant and equipment......................     282.3        228.6

OTHER ASSETS, net of accumulated amortization of $4.0 in
  1998 and $3.4 in 1997.....................................      31.2         27.2
                                                              --------     --------
                                                              $  531.1     $  472.2
                                                              ========     ========

See notes to combined financial statements

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                            COMBINED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
LIABILITIES AND STOCKHOLDER'S EQUITY:
CURRENT LIABILITIES:
  Accounts payable..........................................  $   65.5     $   62.5
  Line of credit and current maturities of long-term debt...       9.2          4.0
  Salaries, wages and vacation pay..........................       7.6         12.9
  Income and other taxes....................................       5.7          7.0
  Other.....................................................      12.4         10.8
                                                              --------     --------
     Total current liabilities..............................     100.4         97.2

LONG-TERM DEBT..............................................     154.5        160.6

OTHER LIABILITIES:
  Pension benefits..........................................        --          1.4
  Postemployment benefit obligations........................      39.9         41.7
  Deferred income taxes.....................................      25.1         22.9
  Other.....................................................      11.8         12.5
                                                              --------     --------
     Total other liabilities................................      76.8         78.5

STOCKHOLDER'S EQUITY:
  Common stock:
     Copperweld Corporation, $.83 1/3 par value, 6,000,000
       shares authorized; 5,757,216 issued and
       outstanding..........................................       4.8          4.8
     Copperweld Canada Inc., no par value, unlimited shares
       authorized; 44,000 issued and outstanding............        --           --
  Additional paid-in capital................................      94.8         51.8
  Retained earnings.........................................     104.3         81.2
  Accumulated other comprehensive loss:.....................      (4.5)        (1.9)
                                                              --------     --------
     Total stockholders equity..............................     199.4        135.9
                                                              --------     --------
                                                              $  531.1     $  472.2
                                                              ========     ========

See notes to combined financial statements

                COPPERWELD CORPORATION AND COPPERWELD CANADA INC

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                       YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                  -------------------------------------------------------
                                                                    ACCUMULATED
                                           ADDITIONAL                  OTHER
                                  COMMON    PAID-IN     RETAINED   COMPREHENSIVE
                                  STOCK     CAPITAL     EARNINGS   INCOME/(LOSS)   TOTALS
                                  ------   ----------   --------   -------------   ------
                                                   (DOLLARS IN MILLIONS)
BALANCE AT DECEMBER 31, 1995....  $ 4.8      $ 26.8      $ 54.3       $ (3.7)      $ 82.2
  Net income....................     --          --        19.8           --         19.8
  Minimum pension liability net
     of tax (liability of
     $.3).......................     --          --          --          0.3          0.3
                                                                                   ------
     Comprehensive Income.......                                                     20.1
                                                                                   ------
  Dividends declared............     --          --       (11.2)          --        (11.2)
                                  ------     ------      ------       ------       ------

BALANCE AT DECEMBER 31, 1996....  $ 4.8      $ 26.8      $ 62.9       $ (3.4)      $ 91.1
  Net income....................     --          --        31.9           --         31.9
  Cumulative translation
     adjustment.................     --          --          --         (0.9)        (0.9)
  Minimum pension liability net
     of tax liability of $1.6...     --          --          --          2.4          2.4
                                                                                   ------
     Comprehensive Income.......                                                     33.4
                                                                                   ------
  Dividends declared............     --          --       (13.6)          --        (13.6)
  Capital contribution by
     parent.....................     --        25.0          --           --         25.0
                                  ------     ------      ------       ------       ------

BALANCE AT DECEMBER 31, 1997....  $ 4.8      $ 51.8      $ 81.2       $ (1.9)      $135.9
  Net income....................     --          --        30.8           --         30.8
  Cumulative translation
     adjustment.................     --          --          --         (2.6)        (2.6)
                                                                                   ------
     Comprehensive Income.......                                                     28.2
                                                                                   ------
  Dividends declared............     --          --        (7.7)          --         (7.7)
  Sale of subsidiary stock to
     parent net of tax liability
     of $1.0....................     --        43.0          --           --         43.0
                                  ------     ------      ------       ------       ------

BALANCE AT DECEMBER 31, 1998....  $ 4.8      $ 94.8      $104.3       $ (4.5)      $199.4
                                  ======     ======      ======       ======       ======

See notes to combined financial statements

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       YEARS ENDED DECEMBER 31,
                                                   --------------------------------
                                                     1998        1997        1996
                                                   --------    --------    --------
                                                        (DOLLARS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $   30.8    $   31.9    $   19.8
  Adjustments to reconcile net income to cash
     provided by operating activities:
     Depreciation and amortization...............      22.9        19.8        12.8
     Provisions for contingent liabilities and
       asset write-downs.........................        --          --         4.9
     Deferred income taxes.......................       0.6         1.4        (1.0)
  Changes in assets and liabilities:
     Accounts receivable.........................      11.3         2.0        (2.6)
     Inventory...................................     (12.9)       (6.8)      (12.8)
     Accounts payable............................      (1.8)       (4.8)        8.9
     Other.......................................       3.1        (9.1)       (1.2)
                                                   --------    --------    --------
       Cash provided by operating activities.....      54.0        34.4        28.8

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment.....     (83.2)      (30.8)      (10.2)
  Business acquisitions..........................      (4.6)      (98.3)         --
  Proceeds from sale of energy business and
     other.......................................       0.1         0.5         2.6
                                                   --------    --------    --------
       Cash used by investing activities.........     (87.7)     (128.6)       (7.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payment of cash dividends......................      (7.7)      (13.6)      (11.2)
  Payment of indebtedness........................    (117.4)      (95.1)      (30.4)
  Proceeds from borrowings.......................     122.2       155.7        17.0
  Sale of subsidiary stock to parent, net of
     tax.........................................      43.0          --          --
  Additional investment -- parent................        --        25.0          --
  Subordinated loan -- parent....................        --        28.0          --
  Other..........................................      (0.7)        0.5
                                                   --------    --------    --------
       Cash provided (used) by financing
          activities.............................      39.4       100.5       (24.6)
                                                   --------    --------    --------

       Increase in cash and cash equivalents.....       5.7         6.3        (3.4)
  CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...       7.1         0.8         4.2
                                                   --------    --------    --------
  CASH AND CASH EQUIVALENTS, END OF YEAR.........  $   12.8    $    7.1    $    0.8
                                                   ========    ========    ========

See notes to combined financial statements

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
NOTE 1.  ACCOUNTING POLICIES

ORGANIZATION

     The financial statements of Copperweld Corporation (the "Corporation") and Copperweld Canada Inc. ("Copperweld Canada"), (the "Companies") include the accounts of the Companies and subsidiaries after elimination of intercompany transactions. Sales are predominantly derived from the manufacture of mechanical and structural steel tubing in the United States and Canada, with additional sales coming from the manufacture of bimetallic wire in the United States and United Kingdom. The principal markets for tubing products are the service center, automotive, agricultural, construction and industrial equipment markets, primarily in the United States and Canada. The bimetallic wire products are sold to domestic wire fabricators serving the cable television and telephone markets, and to a lesser degree European and other foreign-based wire fabricators. The Companies perform credit evaluations of their customers' financial condition and generally do not require collateral.

     The Companies are wholly-owned subsidiaries of Imetal, SA (Imetal), a French holding company.

     The combined financial position and combined results of operation are presented in U.S. dollars in accordance with generally accepted accounting principles governed by U.S. accounting rules.

     Effective August 31, 1998, the Corporation sold 100% of the capital stock of Copperweld Canada, which was acquired on April 25, 1997, to Imetal (Note 2), the Corporation's parent company. The financial statements for 1998 are presented as "combined" financial statements, since both entities are under common control of Imetal. The effect of this combined presentation on the 1997 financial statements was not significant.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

     The Companies' policy is to treat investments with maturities at acquisition of three months or less as cash equivalents.

INVENTORIES

     Inventories are valued at the lower of cost or market (net realizable value). Tubing products and copper inventories of U.S. operations are valued on the last-in, first-out (LIFO) cost method. Tubing products and bimetallic wire inventories of Canadian and

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

United Kingdom operations (Note 2) are valued on a first-in, first-out (FIFO) basis. Other inventories are valued at average cost, or standard cost which approximates average cost.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Depreciation is calculated on the straight-line method based upon estimated useful lives of five to forty years for land improvements, three to forty years for buildings and building equipment and three to thirty years for machinery and equipment.

INTANGIBLES AND OTHER ASSETS

     The long-term other asset balance amounted to $31.2 million in 1998, and $27.2 million in 1997. Of these balances, Goodwill represents $19.2 million and $16.2 million net of accumulated amortization of $1.5 million and $.6 million for fiscal years 1998 and 1997 respectively. Goodwill, representing the excess of cost over the fair value of net tangible and identifiable intangible assets of acquired businesses, is stated at cost and amortized to expense on a straight line basis over a period of 20 years. On an ongoing basis, when there are indicators of impairment such as recurring losses, the Companies evaluate the carrying value of intangibles resulting from business acquisitions. There has been no impairment for the years ended December 31, 1998, 1997 and 1996.

REVENUE RECOGNITION

     Product sales are recorded at the time of shipment.

FOREIGN CURRENCY TRANSLATION

     The assets and liabilities of Copperweld Canada and the Corporation's United Kingdom operation, Sayton Fine Wire Division are translated into U.S. dollars at current exchange rates (the functional currencies are the Canadian dollar and the pound sterling, respectively). Revenue and expense accounts of these operations are translated at average exchange rates prevailing during the year. These translation adjustments are accumulated in a separate component of stockholder's equity and included in other comprehensive loss.

     Foreign currency transaction gains and losses are included in determining net income for the year in which the exchange rate changes.

CHANGE IN ACCOUNTING

     During 1998, SOP 98-1, Capitalization of Internal Use Software, was early adopted. The effect of this accounting change was to increase pretax income by approximately $1.1 million.

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 "Accounting for Derivative instruments and Hedging Activities" which requires all derivatives to be recognized as either assets or liabilities in the balance sheet and be measured at fair value. Changes in the fair value of derivatives will be recognized in net income unless specific hedge accounting criteria are met. The Companies intend to adopt this statement in 2000 and it is not expected to have a material impact on the Companies' financial statements.

COMPREHENSIVE INCOME

     During 1998, the Corporation adopted Financial Accounting Standards Board Statement No. 130, Reporting Comprehensive Income. This standard changes the manner in which the elements of comprehensive income (minimum pension liability and foreign currency translations) are displayed in the financial statements. The 1997 and 1996 amounts have been restated to comply with this standard.

NOTE 2.  ACQUISITIONS AND DIVESTITURE

     On April 25, 1997, the Corporation acquired Ferrum Inc., subsequently renamed Copperweld Canada Inc., a tubing manufacturing operation located in Canada, and The Tube and Steel Company of America (TASCOA), a related United States distribution company. This acquisition was accounted for under the purchase method of accounting; and accordingly, the results of operations of the acquired company are included in the combined financial statements from the date of the acquisition. Total consideration amounted to $98.4 million in cash and liabilities assumed. Assets and liabilities acquired were adjusted to estimated fair market value. The excess of the purchase price of $16.3 million is primarily classified as goodwill and is being amortized over 20 years.

     A portion of the acquisition cost was financed through a $25.0 million capital contribution and a $27.8 million convertible unsecured note from Imetal.

     The following unaudited pro forma financial information reflects the acquisitions as if they had occurred on January 1, 1996 (dollars in millions).

                             YEAR ENDED DECEMBER 31
                             ----------------------
                               1997         1996
                             ---------    ---------
Sales and revenues.........  $  764.8     $  719.1
Net income.................      34.7         22.7

     The above amounts are based upon certain assumptions and estimates which the Companies believe are reasonable. The pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place at the date and on the basis assumed above.

     Effective August 31, 1998, Imetal acquired 100% of the capital stock of Copperweld Canada for $44.0 million from the Corporation. Since both entities are under common control, no gain was recognized for financial statement purposes. Instead, the proceeds

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

received of ($44 million), net of income taxes $1.0 million were treated as a contribution of capital. Cash proceeds from the sale were utilized to pay down debt incurred during the original acquisition of Copperweld Canada by the Corporation. Although no longer the legal owner, the Corporation retains management responsibility for Copperweld Canada.

     On March 31, 1998, the Corporation purchased the assets of PVH Copperply, in the United Kingdom, for $1.2 million. This acquisition was accounted for under the purchase method of accounting; and accordingly, the results of operations of the acquired company are included in the combined financial statements from the date of the acquisition. Substantially all of the purchase was allocated to goodwill ($1.0 million) and is being amortized over 20 years.

     On July 1, 1998, the Corporation purchased 90% of the capital stock of Sayton Fine Wires Limited, located in Telford, England, for $3.3 million. The 90% net assets interest, at the time of purchase was valued at $.7 million. This acquisition was accounted for under the purchase method of accounting; and accordingly, the results of operations of the acquired company are included in the combined financial statements from the date of the acquisition. Goodwill in the amount of $2.9 million, resulting from the acquisition, is being amortized over 20 years.

NOTE 3.  INVENTORIES

     Inventories at December 31, 1998 and 1997, valued on the basis set forth in
Note 1, were as follows (dollars in millions):

                                                   1998        1997
                                                 --------    --------
LIFO method....................................  $   52.2    $   59.3
FIFO and average cost method...................      71.9        54.4
                                                 --------    --------
  Net inventories..............................  $  124.1    $  113.7
                                                 ========    ========

NOTE 4.  LINE OF CREDIT

     During 1996, the Corporation entered into an uncommitted, unsecured revolving credit agreement with a bank that provides for demand loans, term loans or letters of credit of up to $10 million. Demand loans bear interest at the bank's prime rate and may be repaid at the option of the Corporation or upon demand of the bank. Term loans bear interest at the bank's cost of funds rate plus .25%, and can have maturities ranging from overnight to 90 days. As of December 31, 1998 and 1997, there were $6.0 million and $4.0 million, respectively, of term loans outstanding.

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

NOTE 5.  LONG-TERM DEBT

     Long-term debt at December 31, 1998 and 1997, excluding the line of credit and current maturities, is summarized by type of borrowing as follows (dollars in millions):

                                                   1998        1997
                                                 --------    --------
Bank Debt Agreement, variable interest rates,
payable 1999 through 2002......................  $  128.4    $  132.5
Convertible unsecured subordinated
  note-parent..................................      26.1        28.1
                                                 --------    --------
Long-term debt.................................  $  154.5    $  160.6
                                                 ========    ========

PAYMENTS

     The annual maturities through the year 2007 on long-term debt outstanding, including debt classified as current maturities, at December 31, 1998, are as follows: 1999 -- $9.2 million; 2002 -- $128.4 million; 2007 -- $26.1 million.

BANK DEBT AGREEMENT

     On April 25, 1997, in connection with the acquisition of Copperweld Canada and the related U.S. distribution company, the Companies entered into the Agreement with a group of banks which provides for loans up to a maximum of $180.0 million through May 27, 2002. The Agreement provides for a Tranche A facility and a Tranche B facility.

     The Tranche A facility provides for loans of up to $100.0 million, with a $5.0 million reduction on May 27, 1999, a $5.0 million reduction on May 27, 2000, a $10.0 million reduction on May 27, 2001, and a withdrawal of the commitment on May 27, 2002. Loans under this facility may be repaid and re-borrowed subject to the commitment available. As of December 31, 1998, there were $49.2 million of Tranche A loans outstanding. Under the Tranche A facility, the Companies may select from various published interest rate indices as defined by the Agreement, to which a premium of between .45% and .70% is added based upon the attainment of certain financial ratios. At December 31, 1998, the average interest rate on outstanding borrowings, including the premium and reduced by the effect of certain interest exchange agreements, was 5.98%.

     The Tranche B facility provides for loans of up to $80.0 million which are subject to renewal by the banks no later than sixteen months prior to the Tranche B maturity date then in effect, and a final maturity on May 27, 2002. Loans under this facility may be repaid and re-borrowed subject to the commitment available. As of December 31, 1998, there were $79.2 million of Tranche B loans outstanding. Under the Tranche B facility, the Companies may select from various published interest rate indices as defined by the Agreement, to which a premium of between .30% and .55% is added based upon the attainment of certain financial ratios. At December 31, 1998, the average interest rate on outstanding borrowings, including the premium and reduced by the effect of certain interest exchange agreements, was 6.04%.

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

     The Companies are required to pay commitment fees of .20% per annum on the unused portion of the Tranche A facility, and .15% per annum on the unused portion of the Tranche B facility.

     The Agreement is not secured by any of the assets of the Companies, but does prohibit the Companies from pledging their assets to any third party. The Agreement contains restrictive financial covenants including the maintenance of fixed charge coverage, minimum net worth and debt-to-net worth ratios.

     On January 10, 1999, the Corporation became an Additional Borrower in a Facility Agreement between Imetal, S.A., Scentcount Limited, Societe Generale (Paris) and Societe Generale, London Branch. This Facility was used to refinance existing debt of Tranche A and B. The Facility provides for four separate Tranches, and the Company is authorized to borrow under the Tranche 2 Facility, which has a total commitment of 595 million Euros, and which has a final maturity of January 10, 2004.

     Loans under this Facility may be repaid and re-borrowed subject to the commitment available. Under the Tranche 2 Facility, the Corporation may borrow at the LIBOR rate plus a margin of between .40% and 1.25%, based on the attainment by Imetal of certain financial ratios.

     The Corporation has irrevocably, unconditionally, jointly and severally guaranteed the obligations of each other Obligor of the Facility.

     During May 1999, Copperweld Canada began to borrow directly from Imetal and repaid all amounts outstanding, as of May 31, 1999, on Tranche A and B loans. Copperweld Canada borrows at the LIBOR rate plus a margin of between .45% and 1.30%.

CONVERTIBLE UNSECURED SUBORDINATED NOTE -- PARENT

     In connection with the acquisition of the Canadian tube manufacturing operations (April 25, 1997) by the Corporation, Copperweld Canada entered into a Convertible Unsecured Subordinated Note Agreement with Imetal for $26.1 million. The note is due in its entirety on June 30, 2007, bears interest at the rate of 7.80%, is convertible to common stock of Copperweld Canada at any time upon notice by Imetal, and is subordinated to the Companies' bank debt.

NOTE 6.  DERIVATIVE FINANCIAL INSTRUMENTS

INTEREST EXCHANGE AGREEMENTS

     As of December 31, 1998, the Companies had three interest exchange (swap) agreements in effect, which fixed the interest rate on certain loans, made under the Agreement. A fixed rate of 5.19%, before premium, was set on $5.0 million of loans effective December 15, 1995, and continuing until December 15, 2000. A fixed rate of 5.135%, before premium, was set on $15.0 million of loans effective February 2, 1998, and continuing until February 2, 1999. A fixed rate of 4.98%, before premium, was set on $65 million of loans effective February 11, 1998, and continuing until February 11, 1999.

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

FORWARD CURRENCY SALES CONTRACTS

     To protect against the reduction in value of foreign currency cash flows, Copperweld Canada entered into forward currency sales contracts to hedge a portion of its anticipated export sales in U.S. dollars over the ensuing twelve months. At December 31, 1998, there were no forward currency sales contracts outstanding. At December 31, 1997, the contract value of forward currency sales contracts was $60.5 million, and a loss of $2.1 million was recorded during 1997 to reflect the change in current market rates. Under the Corporation's current accounting policies, the forward contracts do not qualify as hedges for financial reporting purposes and accordingly the net difference between the contract value and the current market value was recorded in the combined balance sheets, with gains or losses caused by changes in current market rates reflected directly in income.

NOTE 7.  EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PLANS

     The Companies adopted Statement of Financial Accounting Standards No. 132, Employees' Disclosures about Pensions and Other Postretirement Benefits, as of January 1, 1998. Disclosures for 1997 and 1996 have been restated to conform to current year presentations.

     The Companies have several trusteed defined benefit pension plans covering substantially all employees. Plan assets primarily include marketable debt and equity securities. Plans covering union represented and non-represented personnel generally provide benefits using a formula that is based upon employee compensation. In addition to providing pension benefits, the Companies provide certain health care and life insurance benefits for eligible retired employees and their dependents. The cost of these postretirement benefits is recognized by the Companies during the employees' years of service.

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

     The following tables set forth the change in benefit obligation, the change in plan assets, funded status and amounts recognized in the combined balance sheets of the pension and other postretirement benefits as of December 31, 1998 and 1997 (dollars in millions):

                                                                        OTHER
                                         PENSION BENEFITS      POSTRETIREMENT BENEFITS
                                       --------------------    ------------------------
                                         1998        1997         1998          1997
                                       --------    --------    ----------    ----------
CHANGE IN BENEFIT OBLIGATION:
  Benefit obligation at beginning of
     year............................  $  144.9    $  133.4     $   38.8      $   41.5
     Service cost....................       4.2         3.5           .8            .9
     Interest cost...................       9.7         8.8          2.6           2.5
     Participant contributions.......        .1          --           --            --
     Plan amendments.................        .3          --           --          (1.8)
     Exchange rate changes...........      (2.6)        (.8)         (.7)          (.4)
     Curtailment (gain) or loss......        --          --           --          (3.3)
     Benefits paid...................      (7.5)       (6.8)        (1.9)         (1.8)
     Actuarial (gain) or loss........       5.5         6.8          1.0           1.1
                                       --------    --------     --------      --------
  Benefit obligation at end of
     year............................  $  154.6    $  144.9     $   40.6      $   38.7

CHANGE IN PLAN ASSETS:
  Fair value of plan assets at
     beginning of year...............  $  138.5    $  120.0     $     --      $     --
     Actual return on plan assets....      24.1        21.4           --            --
     Employer contributions..........       7.1         5.5          1.9           1.8
     Participant contributions.......        .1          .1           --            --
     Benefits paid...................      (7.5)       (6.8)        (1.9)         (1.8)
     Administrative expenses.........      (1.2)        (.6)          --            --
     Exchange rate changes...........      (2.7)       (1.0)          --            --
                                       --------    --------     --------      --------
  Fair value of plan assets at end of
     year............................  $  158.4    $  138.6     $     --      $     --

RECONCILIATION OF FUNDED STATUS:
  Funded status......................  $    3.8    $   (6.3)    $  (40.6)     $  (38.7)
  Unrecognized actuarial (gain) or
     loss............................      (2.0)        3.3          3.3           2.3
  Unrecognized transition (asset) or
     obligation......................      (1.5)       (1.9)          --            --
  Unrecognized prior service cost....       5.4         5.7         (2.6)         (3.1)
  Other..............................        --          --           --          (2.2)
                                       --------    --------     --------      --------
          Net amount recognized at
            year-end.................  $    5.7    $     .8     $  (39.9)     $  (41.7)
                                       ========    ========     ========      ========

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                                                                        OTHER
                                         PENSION BENEFITS      POSTRETIREMENT BENEFITS
                                       --------------------    ------------------------
                                         1998        1997         1998          1997
                                       --------    --------    ----------    ----------
AMOUNTS RECOGNIZED IN THE COMBINED
BALANCE SHEETS CONSIST OF:
     Prepaid benefit cost............  $    8.5    $    2.0     $     --      $     --
     Accrued benefit liability.......      (5.0)       (7.8)       (39.9)        (41.7)
     Intangible asset................       0.2         4.7           --            --
     Accumulated other comprehensive
       income........................       2.0         1.9           --            --
                                       --------    --------     --------      --------
          Net amount recognized at
            year-end.................  $    5.7    $     .8     $  (39.9)     $  (41.7)
                                       ========    ========     ========      ========
Other comprehensive income
  attributable to change in
  additional minimum liability
  recognition........................  $     .1    $    4.0

                                              PENSION BENEFITS
                                            --------------------
                                              1998        1997
                                            --------    --------
ADDITIONAL YEAR-END INFORMATION FOR
PENSION PLANS WITH ACCUMULATED BENEFIT
OBLIGATIONS IN EXCESS OF PLAN ASSETS:
     Projected benefit obligation.........  $   36.6    $   49.0
     Accumulated benefit obligation.......      34.0        47.5
     Fair value of plan assets............      30.4        42.3

     The following table summarizes the benefit costs and the assumptions used in calculating these costs (dollars in millions):

                                        PENSION BENEFITS          OTHER POSTRETIREMENT BENEFITS
                                   ---------------------------    ------------------------------
                                    1998      1997      1996        1998       1997       1996
                                   -------   -------   -------    --------   --------   --------
COMPONENTS OF NET PERIODIC
  BENEFIT COST:
Service cost.....................  $   4.2   $   3.5   $   2.9    $   0.8    $   0.9    $   0.7
  Interest cost..................      9.7       8.8       6.8        2.6        2.5        2.1
  Expected return on plan
    assets.......................    (12.1)     (9.5)     (7.2)        --         --         --
    Amortization of prior service
      cost.......................      0.6       0.6       0.6       (0.4)      (0.4)      (0.3)
  Amortization of transitional
    (asset) or obligation........     (0.4)     (0.4)     (0.4)        --         --         --
  Recognized actuarial (gain) or
    loss.........................      0.1       0.2       0.4       (0.1)      (0.1)        --
                                   -------   -------   -------    -------    -------    -------
         Net periodic benefit
           cost..................  $   2.1   $   3.2   $   3.1    $   2.9    $   2.9    $   2.5

WEIGHTED-AVERAGE ASSUMPTIONS AS
  OF DECEMBER 31:
Discount rate....................     6.25%-    7.00%     7.25%      6.25%-     6.25%-     7.25%
                                      6.75%                          6.75%      7.00%
Expected long-term rate of return
  on plan assets.................     8.00%-    8.00%-    9.50%       N/A        N/A       7.25%
                                      9.50%     9.50%
Rate of compensation increase....     4.00%-    4.50%-    6.00%      6.00%      6.00%      6.00%
                                      5.50%     5.50%

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

     For measurement purposes, an 8.5% - 9.0% annual rate of increase for non-medicare eligible employees, and a 6.5% annual rate of increase for Medicare eligible employees on the per capita cost of covered health care benefits was assumed for 1998. The rate is assumed to decrease gradually to 4.0% - 5.5% for 2004 and remain at that level thereafter.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage change in assumed health care cost trend rates would have the following effects:

                                                               INCREASE (DECREASE)
                                                         --------------------------------
                                                         ONE PERCENTAGE    ONE PERCENTAGE
                                                         POINT INCREASE    POINT DECREASE
                                                         --------------    --------------
Effect on total service and interest cost components
for 1998...............................................     $    0.3          $   (0.2)
Effect on year end 1998 postretirement benefit
  obligation...........................................          2.7              (2.3)

NOTE 8.  INCOME TAXES

     The composition of the Companies' income tax expense and the reconciliation of the U.S. federal statutory tax rate are presented below (dollars in millions):

                                                            1998     1997     1996
                                                            -----    -----    ----
Income tax expense (benefit):
  Current: Federal........................................  $15.6    $13.3    $8.5
            State and provincial..........................    2.9      3.9     1.8
                                                            -----    -----    ----
                                                             18.5     17.2    10.3
  Deferred: Federal, state and provincial.................     .6      1.4    (0.9)
                                                            -----    -----    ----
     Provision for income taxes...........................  $19.1    $18.6    $9.4
                                                            =====    =====    ====
U.S. Federal statutory rate...............................   35.0%    35.0%   35.0%
State and Provincial tax, net of federal tax benefit......    3.1      5.0     4.1
Reduction of excess federal tax accrual...................    0.0     (1.4)   (6.8)
Other.....................................................     .1     (1.8)    (.2)
                                                            -----    -----    ----
  Effective tax rate......................................   38.2%    36.8%   32.1%
                                                            =====    =====    ====

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

     Significant components of the Companies' deferred tax liabilities and assets as of December 31, 1998 and 1997 are summarized as follows (dollars in millions):

                                                              1998     1997
                                                              -----    -----
Deferred tax liabilities:
  Excess of book basis over tax basis for fixed assets......  $43.5    $44.6
  Excess of pension fund contributions over financial
     statement expense......................................    5.4      3.9
                                                              -----    -----
                                                               48.9     48.5
Deferred tax assets:
  Financial statement accruals relating to:
     Retirement benefits....................................   14.4     14.6
     Deferred compensation..................................    2.1      2.0
     Contingent liabilities and asset write-downs...........    3.8      4.2
     Other..................................................    3.5      4.8
                                                              -----    -----
                                                               23.8     25.6
                                                              -----    -----
Deferred income taxes.......................................  $25.1    $22.9
                                                              =====    =====

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

NOTE 9.  OPERATING LEASES

     The Companies are obligated under terms on noncancelable operating leases for future minimum rentals on certain operating equipment and buildings. Total expense recognized under these operating leases was $4.1 million; $3.5 million, and $4.5 million during the years ended December 31, 1998, 1997 and 1996 and future commitments were as follows for the years ending on December 31 (dollars in millions):

                                                          1998
                                                          -----
1999....................................................  $ 4.0
2000....................................................    3.3
2001....................................................    2.8
2002....................................................    2.6
2003....................................................    2.4
Thereafter..............................................   10.0

NOTE 10.  CONTINGENT LIABILITIES

CSC BANKRUPTCY

     On November 22, 1993, CSC Industries, Inc. (CSC) (a former affiliate of the Corporation) and its wholly-owned subsidiary, Copperweld Steel Company, announced that they had filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. CSC emerged from bankruptcy on September 28, 1995, however, certain claims against the Corporation regarding workers' compensation continue to be pursued by a third party, as noted below. The outcome of this matter is not certain at this time, however, management does not expect that any potential loss would be significant to the Corporation's financial statements.

CSC WORKERS' COMPENSATION

     During the period 1973 to 1987, under the Corporation's ownership of CSC, CSC workers' compensation claims were covered under a self-insurance program, for which the Corporation had provided certain financial guarantees. During 1995, CSC ceased making payments for workers' compensation claims incurred during the period preceding its bankruptcy in 1993. As a result, during 1996, the Corporation's insurance carriers were requested by the Ohio Bureau of Workers' Compensation (OBWC) to honor their surety bonds for the continuing self-insured claims liability. During 1996, the Corporation recorded a liability of approximately $3.7 million (included in selling and administrative expenses) to reflect management's estimate of the amount necessary to settle these claims. During 1997, one insurance carrier filed a Proof of Claim against the bankrupt estate of CSC in U.S. Bankruptcy Court. This case was disallowed by the Court upon the finding that the OBWC had settled and released all of its claims against the Liquidation Trustee as successor to CSC, although the ruling does not preclude the OBWC from pursuing its claim outside of the Bankruptcy Court's jurisdiction. At this time no direct claim or threat has been made by OBWC against the Corporation. Management believes that no additional material liabilities will be incurred by the Corporation related to this matter, beyond the amount recorded in 1996.

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

OTHER

     In 1987, the Corporation permanently ceased operations at one of its divisions and sold its assets. In connection with the sale, the Corporation guaranteed $5.7 million of the acquirer's debt (due in 2012). The principal portion of this obligation has been defeased through the purchase of a municipal bond that was placed in an escrow fund. In addition, the Corporation retained a security interest in the fixed assets of the acquirer in connection with the guarantee. The amount of loss, if any, in the event that the Corporation's guarantee is called upon, would be limited to the after-tax amount by which the loan balance exceeds the related collateral value. In 1993, the Corporation recorded a reserve in its financial statements of $1.5 million on a pretax basis as an estimate of its net exposure in the event the Corporation's guarantee is called upon. The reserve amount continues to be carried in the Corporation's consolidated balance sheet at December 31, 1998.

NOTE 11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments reported in the combined balance sheets approximate fair values.

NOTE 12.  SEGMENT REPORTING

     The Companies operate in two reportable segments consisting of Tubing and Bimetallics. Tubing manufactures and sells a diversified line of steel tubing products used in the automotive, agricultural and industrial equipment, fluid power, construction, recreation and office furniture markets. Bimetallics manufactures and sells copper-clad aluminum and copper-clad steel wire, rod and strand used in the telecommunications (primarily cable television and telephone) and utility industries.

     Copperweld's reportable segments are strategic business units grouped by similar products, technologies and manufacturing processes. Segments are managed separately because each serves a different market and group of customers. The accounting policies of the segments are the same as those described in the summary of significant accounting

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

policies. Segment performance is measured on pretax profit or loss from operations (dollars in millions):

                                                       YEAR ENDED DECEMBER 31, 1998
                                                    -----------------------------------
                                                     TUBING     BIMETALLICS     TOTAL
                                                    --------    -----------    --------
Trade sales.......................................  $  619.4      $  91.6      $  711.0
Interest and other income.........................       1.1          0.2           1.3
Interest expense..................................      (7.3)        (0.7)         (8.0)
Segment income before taxes.......................      37.1         12.8          49.9
Segment assets....................................     489.9         59.0         548.9
Capital expenditures..............................      71.0         12.2          83.2
Depreciation and amortization.....................      20.6          2.3          22.9

Assets
  Total assets for reportable segments............                                548.9
Intersegment eliminations.........................                                (17.8)
                                                                               --------
  Consolidated Total..............................                             $  531.1
                                                                               ========

                                                      YEAR ENDED DECEMBER 31, 1997
                                                   -----------------------------------
                                                    TUBING     BIMETALLICS     TOTAL
                                                   --------    -----------    --------
Trade Sales......................................  $  559.0     $  103.7      $  662.7
Interest and other income........................       0.5          0.3           0.8
Interest expense.................................      (7.2)        (0.8)         (8.0)
Segment income before taxes......................      33.5         17.0          50.5
Segment assets...................................     431.1         41.2         472.3
Capital expenditures.............................      27.2          3.6          30.8
Depreciation and amortization....................      18.0          1.8          19.8

Assets
  Total assets for reportable segments...........                                472.3
Intersegment eliminations........................                                 (0.1)
                                                                              --------
  Consolidated Total.............................                             $  472.2
                                                                              ========

                                                       YEAR ENDED DECEMBER 31, 1996
                                                      -------------------------------
                                                      TUBING    BIMETALLICS    TOTAL
                                                      ------    -----------    ------
Trade sales.........................................  $328.4       $99.4       $427.8
Interest and other income...........................     0.2         0.3          0.5
Interest expense....................................    (4.0)       (0.5)        (4.5)
Segment income before taxes.........................    13.6        15.6         29.2
Segment assets......................................   228.0        37.1        265.1
Capital expenditures................................     9.1         1.1         10.2
Depreciation and amortization.......................    11.1         1.7         12.8

Assets
  Total assets for reportable segments and
     consolidated total.............................                           $265.1
                                                                               ======

               COPPERWELD CORPORATION AND COPPERWELD CANADA INC.

                             GEOGRAPHIC INFORMATION

                               1998                     1997                     1996
                       ---------------------    ---------------------    ---------------------
                                  LONG-LIVED               LONG-LIVED               LONG-LIVED
                       REVENUES     ASSETS      REVENUES     ASSETS      REVENUES     ASSETS
                       --------   ----------    --------   ----------    --------   ----------
United States........  $  441.4    $  226.0     $  498.4    $  168.2     $  427.8    $  144.6
Canada...............     269.6        87.5        164.3        87.6            0           0
                       --------    --------     --------    --------     --------    --------
                       $  711.0    $  313.5     $  662.7    $  255.8     $  427.8    $  144.6
                       ========    ========     ========    ========     ========    ========

NOTE 13.  OTHER INFORMATION

SUPPLEMENTAL INCOME

     Supplemental income and cash flow information relating to operations for the years ended December 31, 1998 and 1997 is as follows (dollars in millions):

                                                               1998       1997       1996
                                                             --------   --------   --------
Capitalized interest.......................................  $    1.7   $    0.2   $    0.1
Interest paid..............................................  $   11.2   $    7.1   $    4.3
Income taxes paid..........................................  $   18.1   $   15.7   $   11.4

NOTE 14.  EARNINGS PER SHARE

     Basic and diluted earnings per share for the years ended December 31, 1998, 1997 and 1996, were not presented because the information would not be meaningful to the users of the combined financial statements due to the nature of the capital structure of the Companies.

                           WELDED TUBE CO. OF AMERICA

                                 BALANCE SHEET
                                  (UNAUDITED)


                                                                  SEPTEMBER 30
                                                                      1999
                                                              ---------------------
                                                              (In Thousands, Except
                                                               Share Information)
ASSETS
CURRENT ASSETS:
  Cash......................................................        $     40
  Trade accounts receivable, less allowance for doubtful
     accounts of $344.......................................          12,945
  Inventories...............................................          31,363
  Refundable income taxes from affiliate....................           1,026
  Prepaid expenses..........................................           3,036
                                                                    --------
          Total current assets..............................          48,410
Property, plant and equipment...............................         127,788
Less allowance for depreciation and amortization............         (22,432)
                                                                    --------
          Total property, plant and equipment...............         105,356
Note receivable from employee...............................             300
Patent, net of accumulated amortization of $600.............           4,866
                                                                    --------
                                                                    $158,932
                                                                    ========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................        $ 16,363
  Line of credit............................................           5,000
  Accrued expenses..........................................           4,010
  Deferred income taxes.....................................           3,134
  Capital leases............................................           2,774
                                                                    --------
          Total current liabilities.........................          31,281
Due to affiliates -- net....................................          50,336
Deferred income taxes.......................................           7,835
Other.......................................................             706
                                                                    --------
                                                                      58,877
SHAREHOLDER'S EQUITY:
  Common stock; $1 par value; 1,000 shares authorized,
     issued, and outstanding................................               1
  Additional paid-in capital................................          33,429
  Retained earnings.........................................          35,344
                                                                    --------
          Total shareholder's equity........................          68,774
                                                                    --------
          Total liabilities and shareholder's equity........        $158,932
                                                                    ========


See accompanying notes.

                           WELDED TUBE CO. OF AMERICA

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                 SEPTEMBER 30
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
                                                                (In Thousands)
Net sales...................................................  $33,228    $36,350
Cost of products sold.......................................   30,122     30,177
                                                              -------    -------
Gross margin................................................    3,106      6,173
Selling, general, and administrative expenses...............    4,295      4,027
Start-up expenses for Portland facility.....................                 746
Goodwill amortization.......................................                 209
                                                              -------    -------
  Income (loss) from operations.............................   (1,189)     1,191
Other income (expense):
  Interest and other income.................................        8          8
  Interest expense..........................................     (780)      (123)
  Interest income -- Affiliates.............................      139         50
                                                              -------    -------
          Total other expense...............................     (633)       (65)
                                                              -------    -------
Income (loss) before income taxes...........................   (1,822)     1,126
Income tax (benefit) provision..............................     (712)       614
                                                              -------    -------
Net income (loss)...........................................   (1,110)       512
Retained earnings at beginning of period....................   36,454     35,501
                                                              -------    -------
Retained earnings at end of period..........................  $35,344    $36,013
                                                              =======    =======

See accompanying notes.

                           WELDED TUBE CO. OF AMERICA

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                 SEPTEMBER 30
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
                                                                (In Thousands)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.........   1,827        (44)
INVESTING ACTIVITIES
Purchases of plant and equipment............................  (2,728)    (2,820)
                                                              ------     ------
Net cash used in investing activities.......................  (2,728)    (2,820)
FINANCING ACTIVITIES
Increase in amounts due to affiliates.......................  (1,113)     2,893
Borrowings on line of credit................................   2,000        250
Payments on capital lease obligations.......................    (238)      (304)
                                                              ------     ------
Net cash provided by financing activities...................     649      2,839
                                                              ------     ------
Net decrease in cash........................................    (252)       (25)
Cash at beginning of period.................................     292        409
                                                              ------     ------
Cash at end of period.......................................  $   40     $  384
                                                              ======     ======

See accompanying notes.

                           WELDED TUBE CO. OF AMERICA
                         NOTES TO FINANCIAL STATEMENTS

                     (ALL DOLLAR AMOUNTS ARE IN THOUSANDS)
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     On October 1, 1999, The LTV Corporation acquired all of the capital stock of Welded Tube Holdings, Inc. (formerly ANI America Holdings, Inc.) for a cash purchase price of $113.5 million subject to certain working capital adjustments. The assets of Welded Tube Holdings, Inc. consisted of its investment in its wholly owned subsidiary, Welded Tube Co. of America, (the "Company"), and a patent used by the Company.

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do no include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. All adjustments that are, in the opinion of management, necessary for a fair presentation have been made and are of a recurring nature unless otherwise disclosed herein. The results of operations for the interim periods are not necessarily indicative of results of operations for a full year.

2.  INVENTORIES

     Inventories consist of the following:

                                                        SEPTEMBER 30,
                                                            1999
                                                        -------------
Raw materials.........................................     $16,661
Work-in-process and finished goods....................      12,331
Supplies..............................................       2,371
                                                           -------
                                                           $31,363
                                                           =======

     The September 30, 1999 LIFO value of inventories approximates the FIFO cost of inventories.

3.  LINE OF CREDIT

     The Company had $5,000 borrowed under a $5,000 unsecured line-of-credit facility from a bank that expired on September 30, 1999. Borrowings were due on demand, were guaranteed by Smorgon Steel Group Limited, and bore interest, at the Company's option, at the bank's base rate (8.25% at September 30, 1999) or a fixed rate equal to the Eurodollar rate (5.41% at September 30, 1999) plus 0.35%. The average borrowing rate during the three months ended September 30, 1999 was 8.2%. All borrowings under the line of credit were repaid concurrent with The LTV Corporation transaction on October 1, 1999.

                           WELDED TUBE CO. OF AMERICA
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  TRANSACTIONS WITH AFFILIATES

     At September 30, 1999 the Company had interest bearing and non-interest-bearing advances of $45,033 and $13,402, respectively, from affiliates. The Company capitalized $353 of such interest during the three months ended September 30, 1998. No interest was capitalized in the three months ended September 30, 1999. The Company also has a receivable from an affiliate of $8,099 at September 30, 1999 bearing interest at 7%. All advances to/from affiliates were repaid concurrent with The LTV Corporation transaction on October 1, 1999.

     The Company was charged management fees from two of its affiliates for certain administrative services performed on behalf of the Company. The total amount of management fees charges to the Company during the three months ended September 30, 1999 and 1998 were $242 and $408, respectively.

     Approximately $184 and $207 of the Company's net sales during the three months ended September 30, 1999, and 1998, respectively, were made to an affiliated entity.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors

Welded Tube Co. of America



We have audited the accompanying balance sheet of Welded Tube Co. of America as of June 30, 1999, and the related statements of operations and retained earnings and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Welded Tube Co. of America at June 30, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



Cleveland, Ohio


December 10, 1999                                              Ernst & Young LLP

                           WELDED TUBE CO. OF AMERICA

                                 BALANCE SHEET

                                                                    JUNE 30, 1999
                                                              --------------------------
                                                                (DOLLARS IN THOUSANDS,
                                                              EXCEPT SHARE INFORMATION)
ASSETS
CURRENT ASSETS:
  Cash......................................................          $     292
  Trade accounts receivable, less allowance for doubtful
     accounts of $254.......................................             13,606
  Inventories...............................................             26,400
  Refundable income taxes from affiliate....................              1,082
  Prepaid expenses..........................................              1,072
                                                                      ---------
          Total current assets..............................             42,452
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................              3,323
  Buildings and improvements................................             24,560
  Machinery and equipment...................................             51,584
  Office equipment..........................................              3,316
  Construction in progress..................................             41,633
                                                                      ---------
                                                                        124,416
  Less allowances for depreciation and amortization.........             21,428
                                                                      ---------
  Property, plant and equipment -- net......................            102,988
OTHER ASSETS:
  Patent, net of accumulated amortization of $388...........              5,077
  Notes receivable from employee............................                300
                                                                      ---------
                                                                      $ 150,817
                                                                      =========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................          $  10,910
  Line of credit............................................              3,000
  Accrued expenses..........................................              3,490
  Deferred income taxes.....................................              3,134
  Capital leases............................................              3,012
                                                                      ---------
          Total current liabilities.........................             23,546
Due to affiliates -- net....................................             48,847
Deferred income taxes.......................................              7,835
Other.......................................................                705
                                                                      ---------
                                                                         57,387
SHAREHOLDER'S EQUITY:
  Common stock -- $1 par value; 1,000 shares authorized,
     issued, and outstanding................................                  1
  Additional paid-in capital................................             33,429
  Retained earnings.........................................             36,454
                                                                      ---------
          Total shareholder's equity........................             69,884
                                                                      ---------
          Total liabilities and shareholder's equity........          $ 150,817
                                                                      =========

See accompanying notes to financial statements.

                           WELDED TUBE CO. OF AMERICA


                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS


                                                                      YEAR ENDED
                                                                    JUNE 30, 1999
                                                              --------------------------
                                                                (DOLLARS IN THOUSANDS)
Net sales...................................................           $131,632
Cost of products sold.......................................           110,897
                                                                       -------
Gross margin................................................            20,735
Selling, general, and administrative expenses...............            15,493
Start-up expenses for Portland facility.....................             3,245
Goodwill amortization -- July 1, 1998 to January 14, 1999...               417
                                                                       -------
Income from operations......................................             1,580
Other income (expense):
  Interest income -- Affiliates.............................               527
  Interest expense on line of credit........................              (553)
  Interest and other income.................................               402
                                                                       -------
          Total other income (expense)......................               376
                                                                       -------
Income before income taxes..................................             1,956
Provision for income taxes..................................             1,003
                                                                       -------
Net income..................................................               953
Retained earnings at July 1, 1998...........................            35,501
                                                                       -------
Retained earnings at June 30, 1999..........................           $36,454
                                                                       =======


See accompanying notes to financial statements.

                           WELDED TUBE CO. OF AMERICA

                            STATEMENT OF CASH FLOWS

                                                                      YEAR ENDED
                                                                    JUNE 30, 1999
                                                              --------------------------
                                                                (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................           $   953
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................             3,151
  Amortization..............................................             1,263
  Deferred income taxes.....................................               485
  Changes in operating assets and liabilities:
     Trade accounts receivable..............................               661
     Inventories............................................             2,515
     Prepaid expenses.......................................              (728)
     Accounts payable and accrued expenses..................            (1,940)
                                                                       -------
Net cash provided by operating activities...................             6,360
INVESTING ACTIVITIES
Purchases of plant and equipment, primarily Portland
  facility..................................................           (24,061)
Proceeds from sale of land..................................             1,937
                                                                       -------
Net cash used in investing activities.......................           (22,124)
FINANCING ACTIVITIES
Increase in amount due to affiliates........................            16,415
Borrowings on line of credit................................               500
Payments on capital lease obligations.......................            (1,269)
                                                                       -------
Net cash provided by financing activities...................            15,646
                                                                       -------
Net decrease in cash........................................              (118)
Cash at July 1, 1998........................................               410
                                                                       -------
Cash at June 30, 1999.......................................           $   292
                                                                       =======

See accompanying notes to financial statements.

                           WELDED TUBE CO. OF AMERICA

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1999

                     (All dollar amounts are in thousands)

NOTE 1.  BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     The Company manufactures structural steel tubing at its primary facility located in Chicago, Illinois. The Company's customers, including distributors and contractors, are located primarily within the United States. In 1998, the Company began construction of another manufacturing facility in Portland, Oregon. On July 15, 1999, the new Portland facility commenced operations. Non-capitalizable supplies, overhead, indirect labor and other expenses incurred during the Portland facility construction period have been expensed in the 1999 statement of operations.

     During the period from July 1, 1998 to January 13, 1999, the Company was a wholly owned subsidiary of ANI America Holdings, Inc., which is a subsidiary of Australian National Industries Limited, which is incorporated in Australia. On January 14, 1999, Smorgon Steel Group Limited (Smorgon), also incorporated in Australia, acquired for cash all of the capital stock of Australian National Industries Limited.

     Smorgon allocated the purchase price to the fair value of the Company's tangible assets, a proprietary patent relating to the Company's production process and the Company's liabilities. No goodwill was recorded related to the transaction. Management believes the January 14, 1999 recorded values of the Company's tangible assets, patent and liabilities approximated the respective fair values, except for inventories, which were written-up by $2,619. Accordingly, the recorded historical values of the Company, except inventories, have not been adjusted.

     During the period from July 1, 1998 through January 14, 1999, the Company recorded $417 of amortization of goodwill (40 year useful life) pertaining to the 1995 acquisition of the Company's capital stock by ANI America Holdings, Inc.

     On October 1, 1999, The LTV Corporation acquired all of the capital stock of Welded Tube Holdings, Inc., formerly ANI America Holdings, Inc., for a cash purchase price of $113.5 million, subject to certain working capital adjustments, which consisted of its investment in its wholly owned subsidiary, Welded Tube Co. of America (the "Company"), and a patent used by the Company.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           WELDED TUBE CO. OF AMERICA

                                 JUNE 30, 1999

CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. The Company sells to a large number of customers within the steel industry. Credit evaluations are ongoing and collateral or other security is generally not required on trade accounts receivable. An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential credit losses.

RISKS AND UNCERTAINTIES

     The Company relies on several key vendors to supply its primary raw material needs. There are several manufacturers who are capable of supplying these needs, and management of the Company believes that raw material suppliers are easily interchangeable on comparable terms. However, abrupt changes in the supply flow could cause delays in manufacturing, which could result in the Company's inability to meet scheduled sales commitments or could result in the loss of sales, which would adversely affect the Company's operating results.

     Approximately two-thirds of the Company's workforce (which represents substantially all of the Company's direct labor) is subject to a collective bargaining agreement with the International Brotherhood of Teamsters Local No. 714 that expires in February 2002.

INVENTORIES

     Inventories are valued at the lower of cost or market, with cost determined primarily by the "last-in, first-out" ("LIFO") method. Other inventories are valued on a "first-in, first-out" ("FIFO") basis.

LONG-LIVED ASSETS

     Property, plant and equipment additions are recorded at cost and are depreciated using the straight-line method over their estimated useful lives (ranging from 3 to 5 years for light equipment, 10 to 20 years for heavy equipment and 10 to 40 years for buildings). All leasehold improvements, which are included in the "buildings and improvements" caption of the balance sheet, are amortized using the straight-line method over the shorter of their useful lives or the remaining terms of the relevant leases. Amortization of assets held under capital leases is included in depreciation expense.

     The ongoing value and remaining useful life of long-lived assets, including the property, plant, and equipment and patent, are subject to periodic evaluation for impairment, and the Company currently expects the carrying amounts to be fully recoverable. If events and circumstances indicate that assets might be impaired, an undiscounted cash flows methodology would be used to determine whether an impairment loss should be recognized.

                           WELDED TUBE CO. OF AMERICA

                                 JUNE 30, 1999

     The patent used by the Company is being amortized over its remaining life through 2005.

INCOME TAXES

     The Company's operations were included in the consolidated income tax returns filed by its parent, ANI America Holdings, Inc. The provision for income taxes is based on earnings reported in these financial statements and assumes that the Company filed a separate income tax return. Amounts for income taxes were paid to the parent company.

     Deferred income tax assets and liabilities are determined by applying currently enacted tax laws and rates to the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes. Deferred income tax provision or benefit is measured by the net change in deferred income tax asset and liability accounts during the year.

REVENUE RECOGNITION

     Revenue is recognized when products are shipped to customers.

ADVERTISING COSTS

     The Company charges the cost of advertising ($109 in 1999) to expense in the year it is incurred.

NOTE 3.  INVENTORIES

     Inventories consist of the following at June 30, 1999:

Raw materials..............................    $10,763
Work-in-process and finished goods.........     13,472
Supplies...................................      2,165
                                               -------
                                               $26,400
                                               =======

     The June 30, 1999 LIFO value of inventories approximates the FIFO cost of inventories.

     In conjunction with the January 14, 1999 acquisition of the Company by Smorgon, the values assigned to work-in-process and finished goods inventories included $2,619 of profits earned in the production of inventories prior to the date of acquisition. As a result of quantity liquidations during the period from January 14, 1999 to June 30, 1999, $462 of the profits earned in the production of inventories has been included in the "cost of products sold" caption of the statement of operations.

                           WELDED TUBE CO. OF AMERICA

                                 JUNE 30, 1999

NOTE 4.  LINE OF CREDIT

     The Company had a $5,000 unsecured line-of-credit facility from a bank which expired on September 30, 1999. Borrowings were due on demand, were guaranteed by Smorgon, and bore interest, at the Company's option, at the bank's base rate (7.75% at June 30, 1999) or a fixed rate equal to the Eurodollar rate (5.10% at June 30, 1999) plus 0.35%. The Company had $3,000 of outstanding borrowings under this line of credit facility at June 30, 1999. The average borrowing rate during 1999 was 6.6%. The Company paid $433 in interest on its borrowings. All borrowings were repaid concurrent with The LTV Corporation transaction on October 1, 1999.

NOTE 5.   TRANSACTIONS WITH AFFILIATES

     At June 30, 1999, the "due to affiliates -- net" caption of the balance sheet includes the interest bearing (5.43%) advances from an affiliate of $43,179, which were used principally to fund construction of the Portland facility. The Company capitalized all $1,529 of such interest during the year ended June 30, 1999 and the interest was added to the principal balance of affiliate advances. Other amounts included in the "due to affiliates -- net" caption are a non-interest bearing advance from an affiliate of $13,203 and a receivable from an affiliate of $7,535 bearing interest at 7%. All advances to/from affiliates were repaid concurrent with The LTV Corporation transaction on October 1, 1999.

     The Company was charged management fees from two of its affiliates for certain administrative services performed on behalf of the Company. The total amount of management fees charged to the Company during 1999 was $1,827.

     Approximately $586 of the Company's net sales during the year ended June 30, 1999 were made to an affiliated entity.

NOTE 6.  INCOME TAXES

     The provision for income taxes consists of the following for the year ended June 30, 1999:

Current:
  Federal...................................    $  453
  State.....................................        65
Deferred:
  Federal...................................       424
  State.....................................        61
                                                ------
                                                $1,003
                                                ======

                           WELDED TUBE CO. OF AMERICA

                                 JUNE 30, 1999

     The income tax effects of the factors accounting for the differences between federal income tax computed at the statutory rate and the recorded provisions are follows:

Tax provision at statutory rate.............    $  665
Increases resulting from:
Goodwill amortization.......................       162
State taxes, net of federal benefit.........        98
Non-deductible expenses.....................        78
                                                ------
                                                $1,003
                                                ======

     Significant components of the Company's deferred income tax assets and liabilities are as follows at June 30, 1999:

Deferred income tax assets:
  Employee benefits liabilities.................            $   683
  Allowance for doubtful accounts...............                 99
                                                            -------
Total deferred income tax assets................                782
Deferred income tax liabilities:
  Excess tax depreciation over book.............              7,835
  Capital leases................................              1,445
  Inventories...................................              2,471
                                                            -------
Total deferred income tax liabilities...........             11,751
                                                            -------
Net deferred income tax liabilities.............            $10,969
                                                            =======

The Company made income tax payments to its parent of $1,553 in 1999 and $1,082 will be refunded to The LTV Corporation upon final determination of the working capital adjustments described in Note 1.

NOTE 7.  COMMITMENTS AND LEASE OBLIGATIONS

     The Company leases certain buildings, machinery and equipment, and office equipment under operating leases. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year at June 30, 1999, are as follows:

2000........................................    $  100
2001........................................        84
2002........................................        75
2003........................................        69
2004........................................        69
2005 and thereafter.........................     1,518
                                                ------
                                                $1,915
                                                ======

     Total rent expense for all leases (including $979 of month-to-month warehouse rentals) amounted to approximately $1,087 in 1999.

                           WELDED TUBE CO. OF AMERICA

                                 JUNE 30, 1999

     The Company leased certain machinery and equipment under a capital lease. Future minimum lease payments of $3,085 (including $73 of interest payments) are payable in fiscal year 2000. The net book value of assets under capital leases was $6,717 at June 30, 1999.

     During 1999, the Company received an advance of $760 from its electric power supplier in Portland, Oregon, in exchange for the Company's commitment to purchase its electric power requirements (subject to defined minimum amounts which increase over the contract period). The Company has committed to purchase such electricity from January 1999 through June 2005, provided the Portland public utilities are de-regulated. The Company must purchase electrical power at the rate of thirty-three dollars per megawatt hour or at an alternative rate equivalent to the then market price of electric power plus two dollars per megawatt hour, at the election of the power supply company. The Company recognizes the advance of $760 as income based on the defined minimum amounts over the term of the agreement. As of June 30, 1999, the Company has recognized $18 of income as a result of this agreement.

NOTE 8.  EMPLOYEE BENEFIT PLANS

     The Company maintains a 401(k) defined-contribution plan for the benefit of substantially all of its nonunion employees. Under the plan, the Company matches employee contributions, up to a maximum of 4% of each employee's salary.

     The Company also maintains a defined-contribution plan that provides retirement benefits to eligible employees who are members of the International Brotherhood of Teamsters Local No. 714. The Company makes contributions to a trust on behalf of each eligible employee at the rate of approximately one hundred dollars per month, in accordance with the terms of the Company's union contract. In addition, the Company matches one-half of employee contributions, up to a maximum of 4% of each employee's salary.

     Total contributions to these plans were $583 in 1999.

------------------------------------------------------
------------------------------------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                           -------------------------

                               TABLE OF CONTENTS


                                      PAGE
                                      ----
Where You Can Find More
  Information.......................    i
Forward-Looking Statements..........   ii
Prospectus Summary..................    1
Risk Factors........................   13
Use of Proceeds.....................   25
The Acquisitions....................   26
Capitalization......................   31
Unaudited Pro Forma Combined
  Financial Information.............   32
Selected Consolidated Financial
  Information and Certain Operating
  Data of The LTV Corporation.......   38
Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition of The LTV
  Corporation.......................   41
Selected Combined Financial
  Information and Certain Operating
  Data of Copperweld................   59
Business............................   61
Management..........................   86
Description of New Bank Financing...   89
Description of New Preferred
  Stock.............................   90
Description of Certain Other
  Indebtedness......................   91
Description of Notes................   97
The Exchange Offer..................  141
Material United States Tax
  Consequences of the Exchange
  Offer.............................  150
Plan of Distribution................  150
Legal Matters.......................  151
Experts.............................  151
Index to Financial Statements.......  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $275,000,000

                              THE LTV CORPORATION

[LTV LOGO]

                         11 3/4% SENIOR EXCHANGE NOTES
                                    DUE 2009

                           -------------------------
                                   PROSPECTUS

                           -------------------------
                                    --, 2000

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the Delaware General Corporations Law ("Delaware Law") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, or for any transaction from which the director derived an improper personal benefit.

     Section 145 of the Delaware Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. A corporation may purchase indemnity insurance.

     The Company's Amended and Restated Certificate of Incorporation provides in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

ITEM 21.  EXHIBITS

EXHIBIT
  NO.                               DOCUMENT
-------                             --------
  1.1     Registration Rights Agreement dated as of November 2, 1999 among The LTV Corporation, the Subsidiary Guarantors and the
          Placement Agents
  4.1*    Indenture, dated as of November 5, 1999 between LTV and U.S.
          Bank Trust National Association, as trustee
  4.2*    Form of 11 3/4% Senior Note due 2009 of LTV (included in
          Exhibit 4.1)
  4.3*    Form of 11 3/4% Senior Exchange Note due 2009 of LTV
          (included in Exhibit 4.1)

EXHIBIT
  NO.                               DOCUMENT
-------                             --------
  5.1     Opinion of Davis Polk & Wardwell regarding the validity of the New Notes being registered
 12.1     Statement Re: Computation of Ratio of Earnings to Fixed
          Charges
 23.1     Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1 above)
 23.2     Consent of Ernst & Young LLP
 24.1     Power of Attorney for LTV (included on the signature page of this registration statement)
 25.1     Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of U.S. Bank Trust National
          Association, as trustee
 99.1     Form of Letter of Transmittal
 99.2     Form of Notice of Guaranteed Delivery
 99.3     Form of Letter to Nominees
 99.4     Form of Letter to Clients
 99.5     Form of Instructions to Registered Holder and/or Book-Entry
          Transfer Participant from Owner

-------------------------

* Previously filed.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, Ohio, on the eighteenth day of December, 1999.

                                          THE LTV CORPORATION

                                          By:      /s/ GLENN J. MORAN
                                            ------------------------------------
                                              Glenn J. Moran
                                              Senior Vice President, General
                                              Counsel
                                              and Secretary

     The registrant and each person whose signature appears below constitutes and appoints Glenn Moran, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and file (i) a registration statement, and any and all amendments, thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (ii) any and all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                     SIGNATURE                                  TITLE                     DATE
                     ---------                                  -----                     ----

/s/ PETER KELLY                                      Chairman of the Board of       December 18, 1999
---------------------------------------------------  Directors and Chief
                    Peter Kelly                      Executive Officer

/s/ GLENN J. MORAN                                   Senior Vice President,         December 18, 1999
---------------------------------------------------  General Counsel and
                  Glenn J. Moran                     Secretary

/s/ ERIC W. EVANS                                    Vice President and             December 18, 1999
---------------------------------------------------  Controller
                   Eric W. Evans

/s/ GEORGE T. HENNING                                Vice President and Chief       December 18, 1999
---------------------------------------------------  Financial Officer
                 George T. Henning

                     SIGNATURE                                  TITLE                     DATE
                     ---------                                  -----                     ----

/s/ COLIN C. BLAYDON                                 Director                       December 18, 1999
---------------------------------------------------
                 Colin C. Blaydon

/s/ WILLIAM H. BRICKER                               Director                       December 18, 1999
---------------------------------------------------
                William H. Bricker

/s/ JOHN E. JACOB                                    Director                       December 18, 1999
---------------------------------------------------
                   John E. Jacob

/s/ EDWARD C. JOULLIAN III                           Director                       December 18, 1999
---------------------------------------------------
              Edward C. Joullian III

/s/ M. THOMAS MOORE                                  Director                       December 18, 1999
---------------------------------------------------
                  M. Thomas Moore

/s/ VINCENT A. SARNI                                 Director                       December 18, 1999
---------------------------------------------------
                 Vincent A. Sarni

/s/ SAMUEL K. SKINNER                                Director                       December 18, 1999
---------------------------------------------------
                 Samuel K. Skinner

/s/ STEPHEN B. TIMBERS                               Director                       December 18, 1999
---------------------------------------------------
                Stephen B. Timbers

/s/ FARAH M. WALTERS                                 Director                       December 18, 1999
---------------------------------------------------
                 Farah M. Walters

                                 EXHIBIT INDEX

EXHIBIT
  NO.                               DOCUMENT
-------                             --------
  1.1     Registration Rights Agreement dated as of November 2, 1999 among The LTV Corporation, the Subsidiary Guarantors and the
          Placement Agents
  4.1*    Indenture, dated as of November 5, 1999 between LTV and U.S.
          Bank Trust National Association, as trustee
  4.2*    Form of 11 3/4% Senior Note due 2009 of LTV (included in
          Exhibit 4.1)
  4.3*    Form of 11 3/4% Senior Exchange Note due 2009 of LTV
          (included in Exhibit 4.1)
  5.1     Opinion of Davis Polk & Wardwell regarding the validity of the New Notes being registered
 12.1     Statement Re: Computation of Ratio of Earnings to Fixed
          Charges
 23.1     Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1 above)
 23.2     Consent of Ernst & Young LLP
 24.1     Power of Attorney for LTV (included on the signature page of this registration statement)
 25.1     Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of U.S. Bank Trust National
          Association, as trustee
 99.1     Form of Letter of Transmittal
 99.2     Form of Notice of Guaranteed Delivery
 99.3     Form of Letter to Nominees
 99.4     Form of Letter to Clients
 99.5     Form of Instructions to Registered Holder and/or Book-Entry
          Transfer Participant from Owner

---------------
* Previously filed.

                                       E-1